Exhibit 10.2

EXECUTION VERSION

SECOND LIEN CREDIT AGREEMENT

dated as of August 22, 2017

among

KC HOLDCO, LLC,

as Holdco,

KC SUB, INC.

and

KUEHG CORP.,

collectively, as the Borrower,

The Lenders Party Hereto,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA), LLC,

and

BARCLAYS BANK PLC,

as Joint Lead Arrangers and Joint Lead Bookrunners

SCHEDULES:

Schedule 1.02(b)	Excluded Subsidiaries
Schedule 1.05	Unrestricted Subsidiaries
Schedule 2.01(b)	Term Commitments
Schedule 3.06	Disclosed Matters
Schedule 3.13	Subsidiaries
Schedule 5.17	Post-Closing Covenants
Schedule 6.01(a)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(c)	Existing Investments
Schedule 6.09	Transactions with Affiliates
Schedule 9.01	Addresses for Notices

EXHIBITS:

Exhibit A	Form of Borrowing Request
Exhibit B	Form of Interest Election Request
Exhibit C	Form of Solvency Certificate
Exhibit D	Form of Security Agreement
Exhibit E-1	Form of Holdco Guaranty
Exhibit E-2	Form of Subsidiary Guaranty
Exhibit F	Form of Term Note
Exhibit G	Form of Assignment and Assumption Agreement
Exhibit H	Form of Affiliated Lender Assignment and Assumption Agreement
Exhibit I-1	Form of U.S. Tax Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-2	Form of U.S. Tax Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-3	Form of U.S. Tax Certificate (For Foreign Participants That Are Not U.S. Persons or Partnerships For U.S. Federal Income Tax Purposes)

Exhibit I-4	Form of U.S. Tax Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J	Form of Compliance Certificate
Exhibit K-1	Terms of Intercreditor Agreement (Pari passu)
Exhibit K-2	Form of Intercreditor Agreement

v

SECOND LIEN CREDIT AGREEMENT dated as of August 22, 2017 (this “Agreement”), among KC HOLDCO LLC, a Delaware limited liability company (“Holdco”), as Holdco Guarantor, KC SUB, INC., a Delaware corporation (“KC Sub”), and KUEHG CORP., a Delaware corporation (f/k/a KC Mergersub, Inc.) (“KUEHG Corp.” and, together with KC Sub, collectively, the “Borrower”), the LENDERS party hereto and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and Collateral Agent.

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Article I;

WHEREAS, the Borrower has requested from the Lenders a credit extension in the form of Term Loans denominated in Dollars in an aggregate principal of $210,000,000, the proceeds of which shall be utilized as set forth in Section 5.10;

WHEREAS, substantially concurrently with the funding of the Term Loans on the Closing Date, KC Sub intends to incur additional First Lien Term Loans in an aggregate principal amount of $100,000,000 (the “Amendment No. 6 First Lien Term Loans”) pursuant to that certain Amendment No. 6, dated as of the date hereof, by and among the Borrower, Holdco, the lenders party thereto and the First Lien Administrative Agent (“Amendment No. 6”);

WHEREAS, it is understood that KC Sub will directly borrow and be indebted for all amounts owing under the Term Loans incurred on the Closing Date and the Amendment No. 6 First Lien Term Loans for all relevant purposes. Each of KC Sub and KUEHG Corp. intend and expect (i) that KC Sub will repay the full amount of principal and interest on the Loans made (and funded) to KC Sub and (ii) that KUEHG Corp. will repay the full amount of principal and interest on the Loans made (and funded) to KUEHG Corp;

WHEREAS, substantially concurrently with the funding of the Term Loans on the Closing Date pursuant to this Agreement and the funding of the Amendment No. 6 First Lien Term Loans pursuant to Amendment No. 6, all or a portion of the proceeds of such Term Loans, together with all or a portion of the proceeds of such Amendment No. 6 First Lien Term Loans, will be used by KC Sub (i) to fund the 2017 Distribution (as defined below) within 30 days of the Closing Date and (ii) to pay all or a portion of any premiums, fees, costs and expenses (including, without limitation, any prepayment premiums, original issue discount, upfront fees and legal fees) incurred or payable by or on behalf of Holdco, the Borrower or any Restricted Subsidiary in connection therewith or in connection with the borrowing of such Loans or the negotiation, execution, delivery and performance of this Agreement, Amendment No. 6 and the transactions contemplated hereby and thereby (collectively, the “2017 Distribution Transactions”).

NOW THEREFORE, in consideration of the premises, provisions, covenants and mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Lenders are willing to extend such credit to the Borrower on the terms and express conditions set forth herein, and accordingly the parties hereto agree as follows.

ARTICLE I

Definitions

Section 1.01     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2015 Acquisition” means the Acquisition by KC Sub of 100% of the outstanding Equity Interests of KUEHG Corp. (prior to the 2015 Merger) consummated pursuant to the 2015 Purchase Agreement.

“2015 Merger” means the merger of KUEHG Corp. with and into KC Mergersub, Inc., with KC Mergersub, Inc. as the surviving entity and renamed as KUEHG Corp..

“2015 Purchase Agreement” means that certain Stock Purchase Agreement, dated as of July 8, 2015 (together with all exhibits, annexes and schedules thereto), by and among, KUE U.S. LLC, KC Parent, LLC and KUEHG Corp., as the same may be amended, restated, supplemented or otherwise modified from time to time.

“2015 Transactions” means (a) the 2015 Acquisition and 2015 Merger and (b) the payment of the 2015 Transaction Costs.

“2015 Transaction Costs” means all premiums, fees, costs and expenses incurred or payable by or on behalf of Holdco, the Borrower or any Restricted Subsidiary in connection with the 2015 Transactions (including, without limitation, any prepayment premiums, bonuses and any loan forgiveness and associated tax gross up payments and fees, costs and expenses associated with settling any claims or actions arising from a dissenting stockholder exercising its appraisal rights in respect of the 2015 Acquisition) or in connection with the negotiation, execution, delivery and performance of the loan documents and the transactions contemplated thereby, including to fund any original issue discount, upfront fees or legal fees and to grant and perfect any security interests.

“2017 Distribution” means a dividend or other distribution to Holdco in an aggregate amount not to exceed $301,000,000.

“2017 Distribution Transactions” has the meaning assigned to such term in the recitals to this Agreement.

“2017 Transaction Costs” means all premiums, fees, costs and expenses incurred or payable by or on behalf of Holdco, the Borrower or any Restricted Subsidiary in connection with the 2017 Distribution Transactions or in connection with the negotiation, execution, delivery and performance of this Agreement or Amendment No. 6 or the transactions contemplated hereby or thereby, including to fund any original issue discount, upfront fees or legal fees and to grant and perfect any security interests.

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accounting Change” has the meaning assigned to such term in Section 1.04.

“Acquisition” means any acquisition by the Borrower or any Restricted Subsidiary, whether by purchase, merger, consolidation, contribution or otherwise, of (x) at least a majority of the assets or property and/or liabilities (or any other substantial part for which financial statements or other financial information is available), or a business line, product line, unit or division of, any other Person, (y) Equity Interests of any other Person such that such other Person becomes a Restricted Subsidiary and (z) additional Equity Interests of any Restricted Subsidiary not then held by the Borrower or any Restricted Subsidiary.

“Additional Lender” has the meaning assigned to such term in Section 2.20(d).

“Additional Mortgaged Property” has the meaning set forth in Section 5.11(f).

“Additional Refinancing Lender” has the meaning assigned to such term in Section 2.21.

“Additional Term Notes” means second priority senior secured notes and/or junior lien secured notes and/or unsecured notes, in each case issued pursuant to an indenture, note purchase agreement or other agreement and in lieu of the incurrence of a portion of the Incremental Term Facility; provided that (a) such Additional Term Notes rank pari passu or junior in right of payment and (if secured) of security with the Term Loans hereunder, (b) the Additional Term Notes have a final maturity date that is on or after the then existing Latest Maturity Date with respect to the Term Loans and have a Weighted Average Life to Maturity equal to or longer than the remaining Weighted Average Life to Maturity of the then existing Term Loans (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Term Loans), (c) the obligations in respect thereof shall not be secured by liens on the assets of Holdco, the Borrower and its Restricted Subsidiaries, other than assets constituting Collateral, (d) no Restricted Subsidiary is a borrower or a guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Loan Party which shall have previously or substantially concurrently guaranteed or borrowed, as applicable, the Obligations, (e) if such Additional Term Notes are secured, all security therefor shall be granted pursuant to documentation that is not more restrictive than the Security Documents taken as a whole in any material respect (as determined by the Borrower) and (1) if such Additional Term Notes are secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, the representative for such Additional Term Notes shall enter into intercreditor arrangements substantially consistent with the provisions of the Intercreditor Agreement (but with Liens securing Obligations being senior Liens thereunder) and otherwise reasonably satisfactory to the Administrative Agent and the Borrower and (2) if such Additional Term Notes are secured by a Lien on the Collateral that is pari passu with the Liens securing the Obligations, the representative for such Additional Term Notes shall enter into (1) the Intercreditor Agreement and (2) a customary intercreditor agreement with the Administrative Agent’s and/or Collateral Agent’s substantially consistent with the terms set forth on Exhibit K-1 annexed hereto together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than ten (10) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within ten (10) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations), (f) such Additional Term Notes shall have other terms (excluding pricing, fees, rate floors and optional prepayment or redemption terms) substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders or holders providing such Additional Term Notes than, those set forth in the Loan Documents (except to the extent (x) such terms are conformed (or added) in this Agreement for the benefit of the Lenders hereunder pursuant to an amendment hereto subject solely to the reasonable satisfaction of the Administrative Agent or (y) applicable solely to periods after the Latest Maturity Date of the Term Loans existing at the time of such incurrence) or such terms and conditions as are current market terms for such type of indebtedness and (g) immediately after giving effect to the incurrence of such Additional Term Notes on a Pro Forma Basis, (x) with respect to any such Additional Term Notes secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations, the Senior Secured Net Leverage Ratio shall not be greater than 5.70:1.00 as of the Applicable Date of Determination; (y) with respect to any such Additional Term Notes secured by a Lien on the Collateral that is junior to the Lien securing the Obligations or unsecured, the Total Net Leverage Ratio shall not be greater than 5.90:1.00 as of the Applicable Date of Determination; and (z) if such Additional Term Notes are incurred in connection with a Permitted Acquisition or other permitted investment, (A) the Senior Secured Net Leverage Ratio or Total Net Leverage Ratio, as applicable, shall not be greater than the relevant ratio immediately prior to such incurrence of Additional Term Notes (assuming, solely for purposes of this definition at the time of incurrence and not for any other provision hereunder, that all Additional Term Notes, Incremental Facilities and Ratio Debt, in each case established on or prior to such date are fully drawn, other than any Unrestricted Additional Term Notes and Incremental Facilities incurred in reliance on the Incremental Base Amount, and that the proceeds of such Additional Term Notes are not included as unrestricted cash and Cash Equivalents in clause (i) of the definition of “Senior Secured Net Leverage Ratio” or “Total Net Leverage Ratio,” as applicable; provided that, to the extent the proceeds of such Additional Term Notes are to be used to prepay Indebtedness, the use of such proceeds for the prepayment of such Indebtedness may be given pro forma effect)).

“Adjusted Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Borrowing or an ABR Borrowing determined pursuant to clause (c) of the definition of “Alternate Base Rate,” a rate per annum determined by the Administrative Agent pursuant to the following formula:

Adjusted Eurocurrency	Eurocurrency Rate
Rate =	1.00 – Eurocurrency Reserve Percentage

provided that, notwithstanding the foregoing, as applied solely to the Initial Term Loans, the Adjusted Eurocurrency Rate shall at no time be less than 1.00% per annum.

“Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Institutional Lender” means an Affiliated Lender that is (a) engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course or (b) a bona fide debt fund that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors in such fund or investment vehicle independent of or in addition to their duties to any Sponsor, in each case of clauses (a) and (b) with respect to which the persons making investment decisions for such applicable Affiliate are not primarily engaged in the making, acquiring or holding of equity investments in Holdco or any of its Subsidiaries.

“Affiliated Lender” means a Lender that is any Sponsor or an Affiliate of any Sponsor, including any Affiliated Institutional Lender.

“Affiliated Lender Assignment and Assumption Agreement” means an assignment and assumption entered into by a Lender with an Affiliated Lender (other than an Affiliated Institutional Lender), and accepted by the Administrative Agent pursuant to the terms hereof, in the form of Exhibit H or any other form or changes thereto approved by the Administrative Agent and the Borrower.

“Agent” means any of the Administrative Agent or the Collateral Agent.

“Agent-Related Distress Event” means, with respect to the Administrative Agent or any Person that directly or indirectly Controls the Administrative Agent (each, a “Distressed Agent-Related Person”), a voluntary or involuntary case with respect to such Distressed Agent-Related Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Agent-Related Person or any substantial part of such Distressed Agent-Related Person’s assets, or such Distressed Agent-Related Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Agent-Related Person to be, insolvent or bankrupt, or such Distressed Agent-Related Person becomes the subject of a Bail-in Action; provided that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in the Administrative Agent or any Person that directly or indirectly Controls the Administrative Agent by a Governmental Authority or an instrumentality thereof.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.17.

“AHYDO Catch-Up Payment” means any payment with respect to any obligations of the Borrower or any Restricted Subsidiary, in each case to avoid the application of Code Section 163(e)(5) thereto.

“ALTA” means the American Land Title Association.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Eurocurrency Rate for an Interest Period of 1 month determined on such day (or if such day is not a Business Day, the immediately preceding Business Day) (without giving effect to the proviso of the definition thereof) plus 1.00%; provided that, notwithstanding the foregoing, as applied solely to Initial Term Loans, the Alternate Base Rate shall at no time be less than 2.00% per annum; provided that for the purpose of clause (c), the Adjusted Eurocurrency Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate respectively.

“Amendment No. 6 First Lien Term Loans” has the meaning assigned to such term in the recitals to this Agreement.

“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Loan Parties, their Subsidiaries or their Unrestricted Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage; including the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, and all applicable national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Terrorism Laws” means Laws relating to terrorism or money laundering, including Executive Order No. 13224, the Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, any Sanctions Laws and the Laws administered by OFAC.

“Applicable Date of Determination” means the last day of the most recently ended fiscal quarter for which financial statements are available pursuant to Section 5.01(a) or (b), as applicable, or, if such date occurs prior to the date on which financial statements are available pursuant to Section 5.01(a) or (b), as applicable, the last day of the most recently ended fiscal quarter for which financial statements were delivered under Section 4.01.

“Applicable Margin” means, for any day with respect to (I) any Initial Term Loan, (A) for Eurocurrency Loans, 8.25% and (B) for ABR Loans, 7.25%, and (II) with respect to Incremental Facilities, Other Term Loans or Extended Term Loans, the rate per annum specified in the amendment establishing such Incremental Facilities, Other Term Loans or Extended Term Loans.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent pursuant to the terms hereof to the extent the Administrative Agent’s consent is required herein, substantially in the form of Exhibit G or any other form or changes thereto approved by the Administrative Agent and the Borrower.

“Auction Amount” has the meaning assigned to such term in the definition “Dutch Auction.”

“Auction Expiration Time” has the meaning assigned to such term in the definition “Dutch Auction.”

“Auction Notice” has the meaning assigned to such term in the definition “Dutch Auction.”

“Auction Party” or “Auction Parties” has the meaning assigned to such term in the definition of “Dutch Auction” or as specified in Section 2.11(i), as the context may require.

“Available Amount” means, on any date of determination (the “Reference Date”), an amount determined on a cumulative basis equal to the sum of (without duplication):

(a)     $36,000,000; plus

(b)     an amount (which shall not be less than zero) equal to Retained Excess Cash Flow Amount; plus

(c)     the cumulative amount of (A) any capital contributions made in cash by any Person other than the Borrower or a Restricted Subsidiary to, from the Original Closing Date until the Closing Date, KUEHG Corp., and after the Closing Date, KC Sub (to the extent Not

Otherwise Applied) and (B) any Net Proceeds of any issuance of Qualified Equity Interests of Holdco or any Parent Entity (to the extent Not Otherwise Applied) to any person other than the Borrower or a Restricted Subsidiary, in each case, to the extent contributed to the Qualified Equity Interests of, from the Original Closing Date until the Closing Date, KUEHG Corp., and after the Closing Date, KC Sub (including upon exercise of warrants or options); plus

(d)     100% of the aggregate net cash proceeds (to the extent Not Otherwise Applied) and the fair market value (as determined in good faith by the Borrower) of marketable securities or other property contributed to the Qualified Equity Interests of, from the Original Closing Date until the Closing Date, KUEHG Corp., and after the Closing Date, KC Sub, by any Person other than, from the Original Closing Date until the Closing Date, KUEHG Corp., and after the Closing Date, KC Sub or a Restricted Subsidiary; plus

(e)     the aggregate amount received by, from the Original Closing Date until the Closing Date, KUEHG Corp., and after the Closing Date, KC Sub or any Restricted Subsidiary after the Original Closing Date from cash (or Cash Equivalents) dividends and distributions made by any Unrestricted Subsidiary or any Joint Venture and returns of principal, cash repayments, interest and similar payments made by any Unrestricted Subsidiary or Joint Venture in respect of Investments made by, from the Original Closing Date until the Closing Date, KUEHG Corp., and after the Closing Date, KC Sub, or any Restricted Subsidiary to any Unrestricted Subsidiary or Joint Venture, and the Net Proceeds in connection with the sale, transfer or other disposition of assets or the Equity Interests of any Unrestricted Subsidiary or Joint Venture of, from the Original Closing Date until the Closing Date, KUEHG Corp., and after the Closing Date, KC Sub, to any Person other than, from the Original Closing Date until the Closing Date, KUEHG Corp., and after the Closing Date, KC Sub, or a Restricted Subsidiary after the Original Closing Date, in each case, to the extent not already reflected as a Return with respect to such Investment credited to any basket amount under Section 6.04; plus

(f)     in the event that the Borrower redesignates any Unrestricted Subsidiary as a Restricted Subsidiary after the Original Closing Date (which, for purposes hereof, shall be deemed to also include (A) the merger, consolidation, liquidation or similar amalgamation of any Unrestricted Subsidiary into, from the Original Closing Date until the Closing Date, KUEHG Corp., and after the Closing Date, KC Sub or any Restricted Subsidiary, so long as such Borrower or such Restricted Subsidiary is the surviving Person, and (B) the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to, from the Original Closing Date until the Closing Date, KUEHG Corp., and after the Closing Date, KC Sub, or any Restricted Subsidiary), the fair market value (as determined in good faith by the Borrower) of the Investment in such Unrestricted Subsidiary at the time of such redesignation so long as such Investments were originally made using the Available Amount; plus

(g)     the aggregate amount of Retained Declined Proceeds; plus

(h)     the fair market value of all Qualified Equity Interests of, from the Original Closing Date until the Closing Date, KUEHG Corp., and after the Closing Date, KC Sub, issued upon conversion or exchange of Indebtedness or Disqualified Equity Interests of, from the Original Closing Date until the Closing Date, KUEHG Corp., and after the Closing Date, KC Sub or any of its Restricted Subsidiaries incurred after the Original Closing Date; plus

(i)     to the extent not otherwise included, the aggregate amount of cash Returns, from the Original Closing Date until the Closing Date, KUEHG Corp., and after the Closing Date, KC Sub, or any Restricted Subsidiary in respect of Investments made pursuant to Section 6.04(z); minus

(j)     the aggregate amount of (i) Restricted Payments made using the Available Amount pursuant to Section 6.08(a)(xx), (ii) Investments made using the Available Amount pursuant to Section 6.04(z) and (iii) prepayments, redemptions, acquisitions, retirements, cancellations, terminations and repurchases of Indebtedness made using the Available Amount pursuant to Section 6.08(b)(vi), in each case during the period from and including the Business Day immediately following the Original Closing Date (determined as if such provisions were operative from and after the Original Closing Date) through and including the Reference Date (without taking account of the intended usage of the Available Amount on such Reference Date).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Laws; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (e) a Person that is named on the most current OFAC lists or a Person owned or controlled by a Person or Persons on the current OFAC lists of designated persons under Anti-Terrorism Laws and Sanctions Laws.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement. For the avoidance of doubt, the use of the term, “Borrower” to include both KC Sub, and KUEHG Corp. is for the ease of reference hereunder.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 substantially in the form of Exhibit A hereto.

“British Pounds” or “£” means lawful money of the United Kingdom.

“Business Day” means (a) for all purposes other than as covered by clauses (b) and (d) below, any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, (b) if such day relates to any fundings, disbursements, settlements or payments in connection with a Loan denominated in Dollars, any day described in clause (a) that is also a day for trading by and between banks in Dollar deposits in the London interbank currency markets, (c) [Reserved], and (d) if such day relates to any fundings, disbursements, settlements or payments in connection with a Loan denominated in a currency other than Dollars, means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment of the Borrower and its Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries for such period prepared in accordance with GAAP, but excluding in each case any such expenditure (i) made to restore, replace, rebuild, develop, maintain, improve or upgrade property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation or similar awards (or payments in lieu thereof) or damage recovery proceeds or other settlements relating to any damage, loss, destruction or condemnation of such property, (ii) constituting reinvestment of the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event,” (iii) made by the Borrower or any Restricted Subsidiary as payment of the consideration for any Acquisition (including any property, plant and equipment obtained as a part thereof), (iv) made by the Borrower or any Restricted Subsidiary to effect leasehold improvements to any property leased by the Borrower or such Restricted Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord, (v) actually paid for by a third party (excluding the Borrower or any Restricted Subsidiary) and for which none of the Borrower or any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period), (vi) made with the Net Proceeds from any issuance of Qualified Equity Interests of Holdco and (vii) the purchase price of equipment that is purchased simultaneously with the trade in or sale of existing equipment.

“Capital Lease Obligations” of any Person means, subject to Section 1.04, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means:

(a)     (i) Dollars, Euro, British Pounds or any national currency of any member state of the European Union; or (ii) any other foreign currency held by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(b)     securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(c)     certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by (x) any Lender or Affiliate thereof or (y) by any bank or trust company (i) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (ii) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100 million;

(d)     repurchase obligations for underlying securities of the types described in clauses (b) and (c) entered into with any Person referenced in clause (c) above;

(e)     securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Person referenced in clause (c);

(f)     commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(g)     readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America, any province of Canada, any member of the European Union, any other foreign government or any political subdivision or taxing authority thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(h)     Indebtedness or preferred stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(i)     bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(j)     interests in any investment company, money market or enhanced high yield fund which invests at least 90% of its assets in instruments of the type specified in clauses (a) through (i) above;

(k)     instruments and investments of the type and maturity described in clause (a) through (j) denominated in any foreign currency or of foreign obligors, which investments or obligors are, in the reasonable judgment of the Borrower, comparable in investment quality to those referred to above;

(l)     the marketable securities portfolio owned by the Borrower and its Subsidiaries on the Original Closing Date; and

(m)     solely with respect to any Restricted Subsidiary that is a Foreign Subsidiary, investments of comparable tenor and credit quality to those described in the foregoing clauses (b) through (l) customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than set forth in clause (a) above; provided that such amounts are converted into currencies listed in clause (a) within ten (10) Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement to provide Cash Management Services.

“Cash Management Obligations” means, as to Borrower or any Restricted Subsidiary, any and all obligations of Borrower or such Restricted Subsidiary, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any Cash Management Agreement.

“Cash Management Services” means any one or more of the following types of services or facilities, including without limitation (a) ACH transactions, (b) cash management services, including controlled disbursement services, treasury, depository, overdraft, credit or debit card, stored value card, electronic funds transfer services, and (c) foreign exchange facilities or other cash management arrangements in the ordinary course of business. For the avoidance of doubt, Cash Management Services do not include Swap Agreements.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” means any Domestic Subsidiary (other than the Borrower) that owns no material assets other than stock (including, for this purpose, any debt or other instrument treated as stock for U.S. federal income tax purposes) in one or more (a) Subsidiaries that are CFCs and/or (b) CFC Holding Companies.

“Change in Control” means the occurrence of any of the following events after the Closing Date: (a) the earliest to occur of (i) at any time prior to the consummation of an IPO, the Sponsor and its controlled affiliates shall cease to own, directly or indirectly in the aggregate, beneficially (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) more than 50% of the voting interests (for the election of directors) in the outstanding voting securities having ordinary voting power for the election of directors of Holdco, (ii) at any time prior to the consummation of an IPO, the Permitted Holders ceasing to own, directly or indirectly, in the aggregate, beneficially, Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding equity interests of Holdco, or (iii) at any time after the consummation of an IPO, and for any reason whatsoever, (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), but excluding the Permitted Holders, any employee benefit plan of such Person and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any employee benefit plan of such person and any underwriters in connection with such IPO, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 40% of the outstanding voting securities having ordinary voting power for the election of directors of the Public Company and (B) such “person” or “group” shall own a greater percentage of the outstanding voting securities having ordinary voting power for the election of directors of the Public Company than the Permitted Holders; unless, in the case of either clause (a)(ii) or (a)(iii) above, the Sponsor and its controlled affiliates has, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdco, (b) a “change of control” (or similar event) shall occur in any document pertaining to the First Lien Loans, First Lien Credit Agreement Refinancing Indebtedness, First Lien Additional Term Notes, First Lien Term Loan Exchange Notes, First Lien Unrestricted Additional Term Notes, First Lien Refinancing Notes, Credit Agreement Refinancing Indebtedness, Additional Term Notes, Term Loan Exchange Notes, Unrestricted Additional Term Notes, Refinancing Notes, or any Permitted Refinancing thereof; provided that, in the case of any such Indebtedness which is unsecured or secured by a lien on the Collateral which is junior to the lien securing the Obligations, such Indebtedness shall be limited to Material Indebtedness; or (c) Holdco shall cease to own, directly or indirectly through wholly owned Subsidiaries, of record and beneficially, 100% of each class of outstanding Equity Interests of the Borrower free and clear of all Liens (except Liens permitted under the Loan Documents).

“Change in Law” means (a) the adoption of any law, rule, treaty or regulation after the Closing Date, (b) any change in any law, rule, treaty or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any

successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 9.13.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Incremental Term Loans, Other Term Loans or Extended Term Loans; when used in reference to any Commitment, refers to whether such Commitment is a Term Commitment, Incremental Term Commitment or Other Term Commitment; and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class. Incremental Term Loans, Extended Term Loans and Other Term Loans (together with the respective Commitments in respect thereof) shall, at the election of the Borrower, be construed to be in different Classes.

“CLO” has the meaning assigned to such term in Section 9.04(b).

“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 shall have been satisfied or waived, which date is August 22, 2017.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all “Collateral” (or any term of similar meaning), as defined in any applicable Security Document, and any and all property of whatever kind or nature subject to or purported to be subject to a Lien under any Security Document.

“Collateral Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent for the Secured Parties, and its successors in such capacity as provided in Article VIII.

“Commitment” means with respect to any Person, such Person’s Term Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.15.

“Competitor” means any Person (a) that is an operating company directly and primarily engaged in substantially similar business operations as the Borrower and (b) any of such Person’s subsidiaries in each case identified in writing to the Administrative Agent from time to time.

“Competitor Controller” means any (a) direct or indirect parent company of a Competitor and (b) Person that is a controlled affiliate of such Competitor in each case identified in writing to the Administrative Agent, excluding in each case of (a) and (b) any Person that is a financial institution, a debt fund or an investment vehicle that is engaged in the business of making, purchasing, holding or otherwise investing in loans, notes, bonds and similar extensions of credit or securities in the ordinary course of business to or of unaffiliated third parties.

“Compliance Certificate” means a certificate substantially in the form of Exhibit J annexed hereto.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including amortization or write-off of (i) intangibles and non-cash organization costs, (ii) deferred financing fees or costs, debt issuance costs, commissions, fees and expenses and (iii) costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs and amortization of favorable or unfavorable lease assets or liabilities, conversion costs and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” for any period means the Consolidated Net Income for such period:

(1)     increased (without duplication) by:

(a)     provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, local, foreign, unitary, excise, property, franchise and similar taxes and foreign withholding and similar taxes (including any penalties and interest) of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b)     Consolidated Interest Expense of such Person for such period (including (x) net losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities), to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, together with items excluded from the definition of Consolidated Interest Expense; plus

(c)     Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)     (x) Transaction Costs and (y) any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated issuance or registration (actual or proposed) of Equity Interests, or an IPO (including any one time expense relating to enhanced accounting functions or other transactions costs associated with becoming a public company) or any Investment, acquisition, disposition, dividend, recapitalization, Restricted Payment or the incurrence or registration (actual or proposed) of Indebtedness (including a refinancing thereof) (in each case, whether or not consummated or successful), including (i) such fees, expenses or charges related to any First Lien Loans and the Loans hereunder, the offering of Additional Term Notes, Refinancing Notes or any Permitted Refinancing and this Agreement and any Securitization Fees, and (ii) any amendment, waiver or other modification of First Lien Loans and the Loans hereunder, Additional Term Notes, Refinancing Notes, Receivables Facilities, Securitization Facilities, or any Permitted Refinancing, any Loan Document, any Securitization Fees, any other Indebtedness or any Equity Interests, in each case, whether or not consummated, deducted (and not added back) in computing Consolidated Net Income; plus

(e)     the amount of any restructuring or similar charge, reserve, integration cost or other business optimization expense or cost (including charges directly related to implementation of cost-savings initiatives), that is deducted (and not added back) in such period in computing Consolidated Net Income including, without limitation, those related to severance, retention, completion, signing bonuses, relocation, recruiting, transition and other employee related costs, future lease commitments, facilities opening, costs related to the closure or consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), including, without limitation, any one time expense relating to enhanced accounting function or other transaction costs; plus

(f)     any other non-cash charges, write-downs, expenses, losses or items deducted (and not added back) in such period in computing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting; plus

(g)     the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Sponsor or any other Permitted Holder or any of their Affiliates to the extent permitted under Section 6.09, deducted (and not added back) in computing Consolidated Net Income; plus

(h)     (x) pro forma “run rate” cost savings, operating expense reductions and synergies related to the 2015 Transactions that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or are expected to be taken or with respect to which substantial steps have been taken (in the good faith determination of the Borrower within 18 months after the Original Closing Date (including, without limitation, any savings of public filing fees); and (y) pro forma “run rate” cost savings, operating expense reductions and synergies related to acquisitions, dispositions and other Specified Transactions (including, for the avoidance of doubt, acquisitions occurring prior to the Original Closing Date), restructurings, cost savings initiatives and other initiatives that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower within 18 months after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative or other initiative); provided, that the aggregate amount that may be added back pursuant to this clause (h) in such period shall not exceed 25% of Consolidated EBITDA for such period (after giving effect to such addbacks); plus

(i)     the amount of loss on sale of Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Financing, deducted (and not added back) in computing Consolidated Net Income; plus

(j)     any costs or expense incurred by the Borrower or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the

Borrower or net cash proceeds of an issuance of Qualified Equity Interests of the Borrower to the extent contributed to the Qualified Equity Interests of the Borrower (in each case, to the extent Not Otherwise Applied) to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(k)     cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(l)     any net loss due to the application of Financial Accounting Standards No. 160 “Non-controlling Interests in Consolidated Financial Statements” (“FAS 160”) (Accounting Standards Codification Topic 810) to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(m)     realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(n)     closed center costs for such period; plus

(o)     the amount of any non-controlling or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted in calculating Consolidated Net Income (and not added back in such period to Consolidated Net Income); plus

(p)     costs related to the implementation of operational and reporting systems and technology initiatives to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(q)     costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith or other enhanced accounting functions and Public Company Costs to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(r)     proceeds from any business interruption insurance to the extent not already included in Consolidated Net Income.

(2)     decreased (without duplication) by: (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries; plus (c) [reserved]; plus (d) any net income included in the consolidated financial statements due to the application of FAS 160 (Accounting Standards Codification Topic 810); plus (e) all cash payments made during such period to the extent made on account of non-cash reserves and other non-cash charges added back to Consolidated Net Income pursuant to clause (f) above in a previous period (it being understood that this clause (2)(e) shall not be utilized in reversing any non-cash reserve or charge added to Consolidated Net Income); plus (f) the amount of any non-controlling or minority interest income consisting of Subsidiary loss attributable to minority equity interests of third parties in any non-wholly owned Subsidiary added to Consolidated Net Income (and not deducted in such period from Consolidated Net Income); plus

(3)     increased or decreased (without duplication) by, as applicable, any adjustments resulting for the application of Accounting Standards Codification Topic 460 or any comparable regulation.

For purposes of determining compliance with any financial test or ratio hereunder (including any incurrence test), (x) Consolidated EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary of the Borrower during such period and of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary shall be included in determining Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for any period, (y) Consolidated EBITDA of any Restricted Subsidiary or any operating entity for which historical financial statements are available that is Disposed of during such period or any Restricted Subsidiary that is converted into a Unrestricted Subsidiary during such period shall be excluded in determining Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for any period, and (z) Consolidated EBITDA shall be calculated on a Pro Forma Basis. Unless otherwise provided herein, Consolidated EBITDA shall be calculated with respect to the Borrower and its Restricted Subsidiaries.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)     consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances or any similar facilities or financing and hedging agreements, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Swap Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capital Lease Obligations and (e) net payments, if any, pursuant to interest rate Swap Obligations with respect to Indebtedness, and excluding (s) one-time cash costs associated with breakage in respect of Swap Agreements, (t) any “additional interest” or “liquidated damages” with respect to securities for failure to comply with registration rights obligations, (u) penalties and interest relating to taxes, (v) accretion or accrual of discounted liabilities other than Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees (including annual agency fees paid to any administrative agent or collateral agent under any credit facilities or the debt instruments or documents) and (z) interest with respect to Indebtedness of any parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP); plus

(2)     consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)     all scheduled cash dividends or other recurring distributions paid (excluding items eliminated in consolidation) on any series of preferred stock of any Subsidiary of such Person during such period; plus

(4)     all scheduled cash dividends or other recurring distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during this period; less

(5)     interest income for such period.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(a)     subject to the limitations contained in clause (iv) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that any equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that (as reasonably determined by a Responsible Officer of the Borrower) could have been distributed by such Person during such period to the Borrower or any Restricted Subsidiary as a dividend or other distribution or as a return on investment;

(b)     any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Borrower or any Restricted Subsidiaries (including pursuant to any Sale Leaseback) which is not sold or otherwise disposed of in the ordinary course of business;

(c)     any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense, or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;

(d)     the cumulative effect of a change in accounting principles;

(e)     any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-valuation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts;

(f)     all deferred financing costs written off or amortized and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(g)     any unrealized gains or losses in respect of Swap Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Swap Obligations;

(h)     any unrealized foreign currency transaction gains or losses and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(i)     any recapitalization or purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(j)     any goodwill or other asset impairment charge or write-off or write-down;

(k)     any after-tax effect of income (loss) from the early retirement, extinguishment or cancellation of Indebtedness or Swap Obligations or other derivative instruments;

(l)     accruals and reserves that are established within twelve months after the Original Closing Date that are so required to be established as a result of the 2015 Transactions in accordance with GAAP;

(m)     any net unrealized gains and losses resulting from Swap Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements;

(n)     the amount of any expense to the extent a corresponding amount is received in cash by the Borrower and the Restricted Subsidiaries from a Person other than the Borrower or any Restricted Subsidiaries, provided such payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods); and

(o)     cash and non-cash charges, paid or accrued, and gains resulting from the application of Financial Accounting Standards No. 141R (Accounting Standards Codification Topic 805) (including with respect to earn-outs incurred by the Borrower or any of its Restricted Subsidiaries).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall exclude (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions, or so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be indemnified or reimbursed (and such amount is in fact reimbursed within 365 days of the date of such charge or payment (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days)), in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, (ii) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption, (iii) any expenses and charges to the extent paid for, or so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by (and such amount is in fact reimbursed within 365 days of the date of such payment (with a deduction for any amount so added back to the extent not so reimbursed within 365 days)), any third party other than such Person or any of its Restricted Subsidiaries and (iv) solely for the purpose of determining the Available Amount, any net income (loss) of any Restricted Subsidiary (other than the Loan Parties) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to any Loan Party by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to this Agreement, Term Loan Exchange Notes, Incremental Loans, Additional Term Notes, the First Lien Loans or Credit Agreement Refinancing Indebtedness and (c) restrictions arising pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Loan Documents (as determined by the Borrower in good faith), except that the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause).

“Consolidated Total Assets” means, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date or, for the period prior to the time any such statements are so delivered, the pro forma financial statements of the Borrower giving effect to the Transactions.

“Consolidated Working Capital” means, at any date, the excess (which may be a negative number) of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date excluding the current portion of current and deferred income taxes, deferred financing fees and assets held for sale over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any long term debt and all revolving loans and derivative financial instruments, (ii) all Indebtedness consisting of Loans and LC Exposure (pursuant to and as defined in the First Lien Credit Agreement) and Capital Lease Obligations to the extent otherwise included therein, (iii) the current portion of interest payable, (iv) the current portion of current and deferred income taxes, (v) accruals of any costs or expenses related to cash restructuring reserves or severance to the extent paid in cash, (vi) liabilities in respect of unpaid earn-outs and (vii) amounts related to derivative financial instruments; provided that Consolidated Working Capital shall be calculated without giving effect to (w) the depreciation of the Dollar relative to other foreign currencies, (x) purchase accounting, (y) as a result of the reclassification of items from short-term to long-term and vice versa or (z) changes to Consolidated Working Capital resulting from non-cash charges and credits to consolidated current assets and consolidated current liabilities (including, without limitation, derivatives and deferred income tax).

“Contract Consideration” has the meaning provided in the definition of “Excess Cash Flow.”

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Entity” means, as to any Person, any other Person that is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Credit Agreement Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Credit Agreement Refinancing Indebtedness” means (a) Permitted Pari Passu Priority Replacement Debt, (b) Permitted Junior Priority Replacement Debt, (c) Permitted Unsecured Replacement Debt, and/or (d) Other Term Loans obtained pursuant to a Refinancing Amendment, in each case, issued, incurred or obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, restructure or refinance, in whole or in part, any or all Classes of then existing Term Loans (in each case including any successive Credit Agreement Refinancing Indebtedness) (the “Credit Agreement Refinanced Debt”); provided that (v) such Credit Agreement Refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of the Credit Agreement Refinanced Debt plus any Term Loans plus other Indebtedness that could otherwise be (A) incurred hereunder (subject to a dollar for dollar usage of any basket (other than any basket that provides for Credit Agreement Refinancing Indebtedness) set forth in Section 6.01)

and (B) if such Indebtedness is secured, subject to a dollar for dollar usage of any basket (other than any basket that provides for Liens on Credit Agreement Refinancing Indebtedness) set forth in Section 6.02, plus premiums and accrued and unpaid interest, fees and expenses in respect thereof plus other reasonable costs, fees and expenses (including upfront fees and original issue discount) incurred in connection with such Credit Agreement Refinancing Indebtedness, (w) such Credit Agreement Refinancing Indebtedness does not mature prior to the maturity date of and has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity at such time of the corresponding Class of Credit Agreement Refinanced Debt (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Credit Agreement Refinanced Debt), (x) such Credit Agreement Refinancing Indebtedness shall not be incurred or Guaranteed by any Restricted Subsidiary that did not incur or guarantee such Credit Agreement Refinanced Debt, (y) such Credit Agreement Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued and unpaid interest, fees then due and premiums (if any) in connection therewith shall be paid substantially contemporaneously with, and to the extent of the incurrence of the Credit Agreement Refinancing Indebtedness, and (z) such Credit Agreement Refinancing Indebtedness shall have other terms and conditions (excluding pricing, fees, rate floors and optional prepayment or redemption terms) substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders or holders providing such Credit Agreement Refinancing Indebtedness than, those applicable to the Credit Agreement Refinanced Debt (except to the extent (x) such terms are conformed (or added) in this Agreement for the benefit of the Lenders hereunder pursuant to an amendment hereto subject solely to the reasonable satisfaction of the Administrative Agent or (y) applicable solely to periods after the Latest Maturity Date. For the avoidance of doubt, Credit Agreement Refinancing Indebtedness consisting of Other Term Loans shall be subject to the requirements set forth in Section 2.21.

“Credit Event” has the meaning assigned to such term in Section 4.02.

“Cure Amount” has the meaning assigned to such term in the First Lien Credit Agreement.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(g).

“Default” means any event or condition specified in Article VII that after notice, lapse of applicable grace periods or both would, unless cured or waived hereunder, constitute an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under the Bankruptcy Code or any similar Laws in other applicable jurisdictions, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination made in good faith by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 6.05.

“Disclosed Matters” means the actions, suits and proceedings disclosed on Schedule 3.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease (as lessor) or other disposition (including any Sale Leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any Equity Interests owned by such Person, or any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall be deemed not to include any issuance or sale by such Person of its Equity Interests or other securities to another Person.

“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable) (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is ninety-one (91) days after the then Latest Maturity Date at such time of then outstanding Loans (other than (i) upon payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been made) or (ii) upon a “change in control” or (iii) asset sale or similar event) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness other than Indebtedness otherwise permitted under Section 6.01; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdco (or any Parent Entity), the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lender” means any Person identified in writing to the Administrative Agent on or prior to the Closing Date and any known or reasonably identifiable Affiliate thereof on the basis of such Affiliate’s name.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in Euros or any other alternative currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.06 using the exchange rate with respect to Euros or such alternative currency at the time in effect under the provisions of such Section (except as otherwise expressly provided herein).

“Dollars” or “$” refers to the lawful money of the United States of America.

“Domestic Restricted Subsidiary” means any Domestic Subsidiary that is a Restricted Subsidiary.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia, whether or not disregarded as separate from its owner for U.S. federal income tax purposes.

“Dutch Auction” means an auction (an “Auction”) conducted by Holdco or one or more of its Subsidiaries (in such capacity, as applicable, the “Auction Party”) in their sole discretion in order to purchase Term Loans in accordance with the following procedures:

(A)     Notice Procedures. In connection with an Auction, the Auction Party will provide notification to the auction manager (for distribution to the Term Lenders of the relevant Class of Term Loans that are the subject of the Auction (the “Eligible Auction Lenders”) and the Administrative Agent) of the Class and principal amount of Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall contain (i) the Class of Term Loans that will be the subject of the Auction, (ii) the total cash value of the bid (the “Auction Amount”), in a minimum amount of $1,000,000 with minimum increments of $500,000, (iii) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans (i.e., a 5% to 10% Discount Range would represent $50,000 to $100,000 per $1,000,000 principal amount of Term Loans, with a 10% discount being deemed a “higher” discount than 5% for purposes of an Auction) at issue that represents the discounts applied to calculate the range of purchase prices that could be paid in the Auction; provided that the Discount Range may, at the option of the Auction Party, be a single percentage, (iv) the date on which the Auction will conclude, on which date Return Bids will be due at the time provided in the Auction Notice (such time, the “Auction Expiration Time”), as such date and time may be extended upon notice by the Auction Party to the auction manager before any prior Auction Expiration Time, and (v) the identity of the auction manager, and shall indicate if such auction manager is an Affiliate of Holdco. Each offer to purchase Term Loans in an Auction shall be offered on a pro rata basis to all the Eligible Auction Lenders.

(B)     Reply Procedures. In connection with any Auction, each Eligible Auction Lender may, in its sole discretion, participate in such Auction and, if it elects to do so (any such participating Eligible Auction Lender, a “Participating Lender”), shall provide, prior to the Auction Expiration Time, the auction manager with a notice of participation (the “Return Bid”) which shall be in a form and substance prepared by the Borrower and shall specify (i) a discount to par that must be expressed as a percentage of par principal amount of Term Loans of the relevant Class expressed in percentages (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of Term Loans of the relevant Class, which must be in increments of $500,000, that such Eligible Auction Lender is willing to offer for sale at its Reply Discount (the “Reply Amount”). An Eligible Auction Lender may avoid the minimum increment amount condition solely when submitting a Reply Amount equal to such Eligible Auction Lender’s entire remaining amount of such Term Loans. Eligible Auction Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three bids, only one of which can result in a Qualifying Bid (as defined below). In addition to the Return Bid, each Participating Lender must execute and deliver, to be irrevocable during the pendency of the Auction and held in escrow by the auction manager, an assignment agreement pursuant to which such Participating Lender shall make the representations and agreements substantially consistent with the terms of Section 2.11(i)(C). Any Eligible Auction Lender that fails to submit a Return Bid at or prior to the Auction Expiration Time shall be deemed to have declined to participate in the Auction.

(C)     Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the auction manager, the auction manager, with the consent of the Auction Party, will, within ten (10) Business Days of the Auction Notice (or such other time agreed by the Borrower), determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the highest Reply Discount at which the Auction Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Auction Party to complete a purchase of the entire Auction Amount, the Auction Party shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction as set forth below. Unless withdrawn, the Auction Party shall notify the Participating Lenders of the Applicable Discount no later than one (1) Business Day after it is determined (the “Applicable Discount

Notice”). The Auction Party shall, within three (3) Business Days of the Applicable Discount Notice, purchase Term Loans from each Participating Lender with a Reply Discount that is equal to or higher than the Applicable Discount (“Qualifying Bids”) at a discount to par equal to the Reply Discount of such Participating Lender, with the applicable Term Loans of the Participating Lender(s) with the highest Reply Discount being purchased first and then in descending order from such highest Reply Discount to and including the applicable Term Loans of the Participating Lenders with a Reply Discount equal to the Applicable Discount (the “Applicable Order of Purchase”); provided that if the aggregate proceeds required to purchase all Term Loans of the relevant Class subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Auction Party shall purchase such Term Loans of the Participating Lenders in the Applicable Order of Purchase, but with the Term Loans of Participating Lenders with Reply Discounts equal to the Applicable Discount being purchased pro rata until the Auction Amount has been so expended on such purchases. If a Participating Lender has submitted a Return Bid containing multiple bids at different Reply Discounts, only the bid with the highest Reply Discount that is equal to or more than the Applicable Discount will be deemed the Qualifying Bid of such Participating Lender. In no event shall any purchase of Term Loans in an Auction be made at a Reply Discount lower than the Applicable Discount for such Auction.

(D)     Additional Procedures. Once initiated by an Auction Notice, the Auction Party may withdraw or modify an Auction only prior to the delivery of the Applicable Discount Notice (and if any Auction is withdrawn or modified, notice thereof shall be delivered to the Administrative Agent and the Eligible Auction Lenders no later than the first Business Day after such withdrawal). Furthermore, in connection with any Auction, upon submission by a Participating Lender of the relevant Class of a Qualifying Bid, such Term Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount.

(E)     Any failure by such Loan Party or such Subsidiary to make any prepayment to a Lender, pursuant to this definition shall not constitute a Default or Event of Default under Section 7.01 or otherwise.

“ECF Due Date” has the meaning assigned to such term in Section 2.11(d).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electing Guarantor” means any Excluded Subsidiary that, at the option, and in the sole discretion, of the Borrower has been designated a Subsidiary Loan Party.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender, (ii) (A) any commercial bank organized under the laws of the United States or any state thereof, (B) any savings and loan association or savings bank organized under the laws of the United States or any state thereof, (C) any commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country and (D) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds, lease financing companies, (iii) any Affiliated Lender (including any Affiliated Institutional Lender) and any Person who would be an Affiliated Lender upon completion of the relevant assignment, and (iv) Holdco, the Borrower and any Subsidiary subject to Section 9.04 or Section 2.11(i) (so long as the Loans and Commitments obtained by Holdco, the Borrower or any Restricted Subsidiary are immediately cancelled); provided that, in any event, Eligible Assignees shall not include (x) any natural person, (y) any Competitor, Competitor Controller, Disqualified Lender or Excluded Affiliate unless, in each case, consented to in writing by the Borrower (such consent shall be required regardless of whether a Default or Event of Default shall be continuing), or (z) any Defaulting Lender or any Affiliate thereof.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means ambient air, surface water, groundwater, drinking water, land surface, sediments, subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Law” means all binding and applicable treaties, laws, rules having the force and effect of law, regulations, codes, ordinances, orders, decrees, judgments or agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the protection of the Environment, the preservation or reclamation of natural resources, or the generation, management, Release or threatened Release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of Holdco or any Restricted Subsidiary resulting from or based upon (a) any violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock or other share capital, partnership interests, membership interests in a limited liability or exempted company, beneficial interests in a trust or other equity ownership interests in a Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Investors” means, collectively, (a) the Sponsor, (b) any co-investors (other than the Sponsor or any person in clause (c) below) who become holders of more than 10% of the Equity Interests of Holdco (or any of the direct or indirect parent companies of Holdco) on the Original Closing Date in connection with the 2015 Acquisition and their respective controlled investment affiliates, and that have been disclosed in writing prior to the Closing Date to the Joint Lead Arrangers, (c) the officers, directors, other members of senior management and their respective affiliates of Holdco or any of its Restricted Subsidiaries, who as of the Original Closing Date beneficially owned or had the right to acquire, directly or indirectly, Equity Interests of Holdco and (d) a person, if any, that acquired, within sixty (60) days of the Original Closing Date, more than 10% of the equity interests of Holdco (or any of the direct or indirect parent companies of Holdco) as of the Original Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with any Loan Party under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 (m) and (o) of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 (c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) with respect to any Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or Plans or the appointment of a trustee by the PBGC to administer any Plan, (f) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro,” “EUR” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Borrowing” means a Loan that bears interest at a rate based on the Adjusted Eurocurrency Rate.

“Eurocurrency Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period denominated in Dollars, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in relevant currency with a term comparable to such Interest Period that appears on the applicable Reuters screen (or any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or any successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate)) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided that if the Reuters screen shall not be available for such Interest Period (an “Impacted Interest Period”) then the Eurocurrency Rate shall be the Interpolated Rate (as defined below); provided, however, that (i) if no comparable term for an Interest Period is available, the Eurocurrency Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist an applicable Reuters screen, “Eurocurrency Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurocurrency Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is able to borrow in the relevant currency at approximately 11:00 a.m., London, England time, two (2) Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurocurrency Borrowing to be outstanding during such Interest Period. Notwithstanding the foregoing, for purposes of clause (c) of the definition of Alternate Base Rate, the rates referred to above shall be the rates as of 11:00 a.m., London, England time, on the date of determination (rather than the second London Business Day preceding the date of determination). “Interpolated Rate” means the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Reuters screen for the longest period for which the applicable Reuters is available that is shorter than the Impacted Interest Period; and (b) the applicable Reuters screen for the shortest period (for which the applicable Reuters screen is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Borrowing shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, an amount (to the extent positive) equal to the excess of

(a)     the sum, without duplication, of

(i)     Consolidated Net Income for such period,

(ii)     an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,

(iii)     decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions (outside of the ordinary course of business) or asset sales (other than in the ordinary course of business) by the Borrower and the Restricted Subsidiaries completed during such period); and

(iv)     cash receipts, income and gains to the extent deducted or not included in arriving at such Consolidated Net Income.

over (b) the sum, without duplication, of

(i)     an amount equal to the amount of all non-cash gains, credits (including, to the extent constituting non-cash credits, without limitation, amortization of deferred revenue acquired as a result of the Acquisition or any Permitted Acquisition or other consummated acquisition permitted hereunder) included in arriving at such Consolidated Net Income during such period,

(ii)     without duplication of amounts deducted pursuant to clause (xi) below in prior years, the amount of Capital Expenditures or acquisitions of Intellectual Property and other expenses that are capitalized in accordance with GAAP made in cash during such period from Internally Generated Cash,

(iii)     the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries during such period made from Internally Generated Cash but excluding (w) all prepayments of Term Loans (other than prepayments pursuant to Section 2.11(c), but solely to the extent that the Disposition in question increased Consolidated Net Income, and not in excess of such increase), (x) all prepayments of First Lien Term Loans (other than prepayments pursuant to Section 2.11(c) of the First Lien Credit Agreement, but

solely to the extent that the disposition in question increased Consolidated Net Income, and not in excess of such increase), (y) all prepayments of First Lien Revolving Loans made during such period and (z) any other revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder,

(iv)     an amount equal to the aggregate net gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)     increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from (outside of the ordinary course of business) or asset sales (other than in the ordinary course of business) by the Borrower and the Restricted Subsidiaries completed during such period),

(vi)     payments by the Borrower and the Restricted Subsidiaries during such period in cash in respect of (x) long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income or (y) non-cash charges incurred in a prior period,

(vii)     without duplication of amounts deducted pursuant to clause (xi) below or this clause (vii) in prior fiscal years, the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) from Internally Generated Cash in connection with Investments (including acquisitions and earnout payments to the extent paid during such period or to the extent accrued and payable in the four-quarter period succeeding such period; provided that to the extent the aggregate amount used to finance such earnout payments during such four-quarter period is less than the amount accrued, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters) pursuant to Section 6.04 (other than Investments pursuant to clauses (a) and (z) of Section 6.04) that are not made in the Borrower or a wholly owned Restricted Subsidiary made during such period (to the extent permitted to be made hereunder),

(viii)     without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the aggregate amount of Restricted Payments from Internally Generated Cash paid to any Person other than the Borrower or any Restricted Subsidiary during such period pursuant to Section 6.08 (other than clauses (i), (ii), (ix), (xv) and (xx) of Section 6.08(a)),

(ix)     the aggregate amount of expenditures, fees, costs, charges and expenses actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not deducted in calculating Consolidated Net Income,

(x)     the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

(xi)     without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be made from Internally Generated Cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (or binding commitments) (the “Contract Consideration”) entered into prior to or during such period (including acquisitions), Capital Expenditures, Restricted Payments pursuant to Section 6.08 (other than clauses (i), (ii), (ix) and (xv) of Section 6.08(a)), retention, recruiting, relocation and severance payments, signing bonuses and related expenses, or acquisitions of Intellectual Property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount utilized to finance such acquisitions, Capital Expenditures, Restricted Payments pursuant to Section 6.08 (other than clauses (i), (ii), (ix) and (xv) of Section 6.08(a)), retention, recruiting, relocation and severance payments, signing bonuses and related expenses, or acquisitions of Intellectual Property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii)     the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable in each case in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(xiii)     the aggregate amount paid by the Borrower and the Restricted Subsidiaries during such period in respect of the Transaction Costs to the extent that such payments are not deducted in calculating Consolidated Net Income,

“Excess Cash Flow Period” means (a) the fiscal year of the Borrower ended December 31, 2016 and (b) each fiscal year of the Borrower ended thereafter.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means (A) payroll and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow accounts and (D) fiduciary or trust accounts, provided that the accounts described in clauses (A) through (D) above shall be used solely for the purposes described in such clauses.

“Excluded Affiliate” means any Affiliates of the Joint Lead Arrangers or Joint Bookrunners that are engaged as principals primarily in private equity, mezzanine financing or venture capital or are engaged in the sale of the Company and its subsidiaries (prior to the 2015 Merger), including through the provision of advisory services other than, in each case, such Persons engaged by the Equity Investors or any of their Affiliates in connection with the 2015 Acquisition.

“Excluded Information” has the meaning assigned to such term in Section 2.11(i)(C).

“Excluded Property” means (i) any lease, lease in respect of a Capital Lease Obligation, license, contract, charter, authorization, permit, instrument, security or franchise agreement to which such Loan Party is a party or any property subject to a purchase money security interest permitted hereunder, or any property governed by any such lease in respect of a Capital Lease Obligation permitted hereunder to which such Loan Party is a party and any of its rights or interest thereunder, to the extent, but only to the extent, that a grant of a security interest therein in favor of the Collateral Agent would, under the terms of such lease, lease in respect of a Capital

Lease Obligation, license, contract, charter, authorization, permit, instrument, security or franchise agreement or purchase money arrangement, be prohibited by or result in a violation of law, rule or regulation (including any requirement thereunder to obtain the consent of any governmental or regulatory authority to the extent not obtained) or a breach of the terms or a condition of, or constitute a default or forfeiture under, or create a right of termination in favor of or require a consent (other than the consent of any Loan Party and any such consent which has been obtained (it being understood and agreed that no Loan Party or Restricted Subsidiary shall be required to seek any such consent)) of any other party to, such lease, lease in respect of a Capital Lease Obligation, license, contract, permit, instrument, security or franchise agreement or purchase money arrangement (except in the case of a lease in respect of a Capital Lease Obligation or property subject to a Lien permitted pursuant to Section 6.02(c) (to the extent liens are of the type described in clause (e) of Section 6.02), (d) or (e), other than to the extent that any such law, rule, regulation, term, prohibition, restriction or condition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity, and, in each case, other than receivables and proceeds of any of the foregoing the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such law, rule, regulation, term prohibition or condition); provided that immediately upon the ineffectiveness, lapse or termination of any such law, rule, regulation, term, prohibition, restriction or condition the Collateral shall include, and such Person shall be deemed to have granted a security interest in, all such rights and interests as if such law, rule, regulation, term, prohibition, restriction or condition had never been in effect; (ii) any of the outstanding voting stock issued by a Subsidiary of Holdco that is a CFC or a CFC Holding Company in excess of 65% of the outstanding voting stock (including, for this purpose, any debt or other instrument treated as voting stock for U.S. federal income tax purposes) of any such Subsidiary; (iii) any Equity Interests or assets of a Person to the extent that, and for so long as (x) such Equity Interests constitute less than 100% of all Equity Interests of such Person, and the Person or Persons holding the remainder of such Equity Interests are not Subsidiaries of Holdco or the Borrower and (y) the granting of a security interest in such Equity Interests in favor of the Collateral Agent are not permitted by the terms of such issuing Person’s organizational or joint venture documents or otherwise require the consent of a Person or Persons who are not Subsidiaries of Holdco or the Borrower; (iv) (a) any Equity Interests in an Unrestricted Subsidiary and (b) any direct or indirect assets of an Unrestricted Subsidiary or an Excluded Subsidiary; (v) (a) any motor vehicles, aircraft and other assets subject to certificates of title (except to the extent a security interest therein can be perfected by the filing of UCC financing statements), (b) letter of credit rights to the extent not constituting Supporting Obligations (as defined in the Security Agreement) and with a value of less than $5,000,000 individually (except to the extent a security interest therein can be perfected by the filing of UCC financing statements), and (c) commercial tort claims with a claim value of less than $5,000,000 individually; (vi) any “intent-to-use” trademark applications for which a statement of use or an amendment to allege use has not been filed (but only until such statement or amendment is filed), and solely to the extent, and solely during the period in which the grant of a security interest therein would impair the validity or enforceability of, or void, any registration that issues from such intent-to-use application under U.S. law; (vii) [reserved]; (viii) those assets as to which the Administrative Agent and Borrower reasonably determine, in writing, that the cost (including, without limitation, the cost of title insurance, surveys or flood insurance, if necessary) and/or any material adverse tax consequences of obtaining a security interest in or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby (it being understood that a determination by the First Lien Administrative Agent under the corresponding provision of the First Lien Credit Agreement shall be deemed to be accepted by the Administrative Agent for purposes of this clause (viii)); (ix) all Excluded Accounts and all funds and other property held in or maintained in such Excluded Accounts; (x) any real property leasehold interests (including any requirement to obtain any landlord waivers, estoppels, collateral access letters or similar third-party agreements or consents); (xi) [reserved]; (xii) [reserved]; (xiii) all owned real property not constituting Material Real Property; (xiv) Margin Stock; and (xv) governmental licenses or state or local franchises, charters and authorizations and any other property and assets to the extent that the Administrative Agent may not validly possess a security interest therein under applicable laws (including, without limitation, rules and regulations of any governmental authority or agency) or the pledge or creation of a security interest in which would require governmental or other third party consent pursuant to permitted contractual provisions binding on such property or asset at the time of the acquisition thereof and not incurred in contemplation of such acquisition, approval, license or authorization, other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition. Notwithstanding anything to the contrary, “Excluded Property” shall not include any Proceeds, substitutions or replacements of any “Excluded Property” referred to in clauses (i) through (xv) (unless such Proceeds, substitutions or replacements would constitute “Excluded Property” referred to in any of clauses (i) through (xv)). Each category of Collateral set forth above shall have the meaning set forth in the UCC (to the extent such term is defined in the UCC).

“Excluded Subsidiary” means any Subsidiary of the Borrower that is: (a) listed on Schedule 1.02(b) as of the Closing Date; (b) a CFC, a CFC Holding Company; (c) a subsidiary of a Subsidiary described in clause (b); (d) a Joint Venture or a Subsidiary that is not otherwise a wholly owned Restricted Subsidiary (other than with respect to directors’ qualifying or nominee shares); (e) an Immaterial Subsidiary; (f) an Unrestricted Subsidiary; (g) a captive insurance subsidiary; (h) not-for-profit Subsidiary; (i) prohibited by applicable Requirement of Law or contractual obligation from guaranteeing or granting Liens to secure any of the Secured Obligations or with respect to which any consent, approval, license or authorization from any Governmental Authority would be required for the provision of any such guaranty (but in the case of such guaranty being prohibited due to a contractual obligation, such contractual obligation shall have been in place at the Closing Date or at the time such Subsidiary became a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary); provided that each such Domestic Restricted Subsidiary shall cease to be an Excluded Subsidiary solely pursuant to this clause (i) if such consent, approval, license or authorization has been obtained; (j) special purpose entities reasonably satisfactory to the Administrative Agent; (k) with respect to which the Borrower and the Administrative Agent agree that the cost of obtaining a guaranty of the Secured Obligations would be excessive in light of the practical benefit to the Lenders afforded thereby (it being understood that a determination by the First Lien Administrative Agent under the corresponding provision of the First Lien Credit Agreement shall be deemed to be accepted by the Administrative Agent for purposes of this clause (k)); (l) a Domestic Restricted Subsidiary acquired pursuant to an Acquisition financed with secured Indebtedness permitted to be incurred under Section 6.01 and each Domestic Restricted Subsidiary that is a Subsidiary thereof to the extent such secured

Indebtedness prohibits such Domestic Restricted Subsidiary from becoming a Guarantor; provided that each such Domestic Restricted Subsidiary shall cease to be an Excluded Subsidiary solely pursuant to this clause (l) if such secured Indebtedness is repaid or becomes unsecured, if such Domestic Restricted Subsidiary ceases to Guarantee such secured Indebtedness or such prohibition no longer exists, as applicable; (m) a direct or indirect Subsidiary of an Excluded Subsidiary; (n) a Securitization Subsidiary; (o) an investment company under the Investment Company Act of 1940 (or would be such an investment company if it were to provide or maintain a guarantee); or (p) a Subsidiary that does not have the legal capacity to provide a guarantee of the Secured Obligations (provided that the lack of such legal capacity does not arise from any action or omission of Borrower or any other Loan Party), in each case, other than any Electing Guarantor for so long as such entity is an Electing Guarantor.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest pursuant to the Security Documents to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient:

(a)     any Taxes imposed on or measured by such Recipient’s net income (however denominated) or profits, and franchise Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office, or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Taxes imposed as a result of a present or former connection between the Recipient and the jurisdiction of the Governmental Authority imposing such Tax (other than any such connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, and/or engaged in any other transaction pursuant to, any Loan Document), including (for the avoidance of doubt) any backup withholding in respect of such a Tax pursuant to Section 3406 of the Code;

(b)     any branch profits Taxes imposed under Section 884(a) of the Code, or any similar branch profits Tax, imposed by any jurisdiction described in clause (a);

(c)     in the case of a Lender, any United States federal withholding Taxes that are imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect at the time such Lender (i) acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, on the date such Lender acquires its interest in such Loan (other than an assignee pursuant to an assignment request by the Borrower under Section 2.19) or (ii) designates a new lending office, except in each case to the extent that, pursuant to Section 2.17 of this Agreement, amounts with respect to such withholding Tax were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it designated a new lending office;

(d)     any Taxes attributable to such Recipient’s failure to comply with Section 2.17(e) or Section 2.17(g), as applicable; and

(e)     any Taxes imposed under FATCA.

“Extended Term Loans” has the meaning set forth in Section 2.24(a)(ii).

“Extending Lenders” has the meaning set forth in Section 2.24(a)(ii).

“Extending Term Lender” has the meaning set forth in Section 2.24(a)(ii).

“Extension” has the meaning set forth in Section 2.24(a).

“Extension Amendment” means an amendment to this Agreement in form reasonably satisfactory to the Borrower and Holdco executed by each of (a) Holdco and the Borrower and (b) each Extending Term Lender in connection with any Extension.

“Extension Offer” has the meaning set forth in Section 2.24(a).

“FATCA” means Sections 1471 through 1474 of the Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future Treasury regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreement (and any related laws, regulations or official administrative practices) implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means, collectively, (x) that certain Engagement Letter dated August 2, 2017, among KUEHG Corp., Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch, and Barclays Bank PLC and (y) that certain Administrative Agent Fee Letter dated August 2, 2017, among KUEHG Corp. and Credit Suisse Securities (USA) LLC.

“Financial Officer” of any Person means the president, the chief financial officer, vice president of finance, principal accounting officer, corporate controller or treasurer of such Person (or, in the case of any Person that is a Foreign Subsidiary, a director of such Person).

“First Lien Additional Term Notes” has the meaning assigned to the term “Additional Term Notes” in the First Lien Credit Agreement.

“First Lien Administrative Agent” means Credit Suisse AG, Cayman Islands Brand, in its capacity as administrative agent and collateral agent under the First Lien Loan Documents, or any successor administrative agent and collateral agent under the First Lien Loan Documents.

“First Lien Credit Agreement” means the First Lien Credit Agreement dated as of August 13, 2015 by and among Holdco, the Borrower, the lenders party thereto in their capacities as lenders thereunder, the First Lien Administrative Agent, as agent and the other agents party thereto, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, guarantors, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent not prohibited by this Agreement and the Intercreditor Agreement.

“First Lien Credit Agreement Refinancing Indebtedness” has the meaning assigned to the term “Credit Agreement Refinancing Indebtedness” in the First Lien Credit Agreement.

“First Lien Incremental Facility” has the meaning assigned to the term “Incremental Facility” in the First Lien Credit Agreement.

“First Lien Loan Documents” has the meaning assigned to the term “Loan Documents” in the First Lien Credit Agreement.

“First Lien Loans” has the meaning assigned to the term “Loans” in the First Lien Credit Agreement.

“First Lien Net Leverage Ratio” means the ratio, as of the last day of any fiscal quarter, of (i) Priority Lien Indebtedness as of such day (net of unrestricted cash and Cash Equivalents as of such day of KC Sub and its Restricted Subsidiaries as of such day) to (ii) Consolidated EBITDA of KC Sub and its Restricted Subsidiaries for the period of four consecutive fiscal quarters as of the Applicable Date of Determination.

“First Lien Obligations” has the meaning assigned to the term “Obligations” in the First Lien Credit Agreement.

“First Lien Refinancing Notes” has the meaning assigned to the term “Refinancing Notes” in the First Lien Credit Agreement.

“First Lien Revolving Loans” has the meaning assigned to the term “Revolving Loans” in the First Lien Credit Agreement.

“First Lien Term Loan Exchange Notes” has the meaning assigned to the term “Term Loan Exchange Notes” in the First Lien Credit Agreement.

“First Lien Term Loans” has the meaning assigned to the term “Term Loans” in the First Lien Credit Agreement.

“First Lien Unrestricted Additional Term Notes” has the meaning assigned to the term “Unrestricted Additional Term Notes” in the First Lien Credit Agreement.

“Flood Hazard Property” means an Additional Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Disposition” has the meaning set forth in Section 2.11(f).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Prepayment Event” has the meaning set forth in Section 2.11(f).

“Foreign Subsidiary” means any Subsidiary that is organized or incorporated under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“GAAP” means, subject to the limitations set forth in Section 1.04, generally accepted accounting principles in the United States of America as in effect from time to time. Notwithstanding the foregoing, at any time after adoption of IFRS by the Borrower for its financial statements and reports for all financial reporting purposes, the Borrower may elect to apply IFRS for all purposes of this Agreement and the other Loan Documents, in lieu of United States GAAP, and, upon any such election, references herein or in any other Loan Document to GAAP shall be construed to mean IFRS as in effect from time to time; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of IFRS and (3) from and after such election, all ratios, computations and other determinations (A) based on GAAP contained in this Agreement shall be computed in conformity with IFRS and (B) in this Agreement that require the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided further that in the event of any such election by the Borrower, any financial ratio calculations or thresholds (including any financial covenant) in this Agreement may be recalibrated to reflect the election to implement IFRS so long as (1) such recalibration is limited to changes in the calculation of such thresholds or covenant levels due to the effect of differences between GAAP and IFRS, (2) the recalibrated ratios and calculations shall be mutually agreed between the Administrative Agent and the Borrower, unless the Required Lenders have given notice of their objection to such recalibration within five (5) Business Days of receiving notice thereof, and (3) any such recalibration shall be done in a manner such that after giving effect to such recalibration, the recalibrated thresholds and covenant levels shall be consistent with the intention of the respective thresholds and covenant levels calculated under GAAP prior to such election. The Borrower shall give notice of any election to the Administrative Agent with ten (10) days of such election. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, company, partnership, trust, limited liability company, association, Joint Venture or other business entity.

“Governmental Authority” means the government of the United States of America or any other nation or, in each case, any political subdivision thereof, whether state, county, provincial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) standard contractual indemnities or product warranties provided in the ordinary course of business; and provided further that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guaranteed” has a meaning correlative thereto.

“Guarantors” means Holdco and the Subsidiary Loan Parties.

“Guaranty” means, collectively, the Holdco Guaranty and the Subsidiary Guaranty.

“Hazardous Materials” means all explosive or radioactive substances, materials or wastes; petroleum or petroleum distillates; asbestos or asbestos containing materials; polychlorinated biphenyls; radon gas; infectious or medical wastes; and all other substances, materials or wastes of any nature regulated pursuant to or which can give rise to liability under any Environmental Law.

“Historical Financial Statements” means the (a) audited consolidated balance sheets and related statements of operations, member’s equity and cash flows of the Borrower for the fiscal years ended December 31, 2015 and 2016 and (b) unaudited consolidated balance sheets and related consolidated statements of operations and cash flows of the Borrower for the fiscal quarters ending March 31, 2017 and June 30, 2017.

“Holdco” has the meaning assigned to such term in the preamble to this Agreement.

“Holdco Guaranty” means the Holdco Guaranty executed and delivered by Holdco on the Closing Date, substantially in the form of Exhibit E-1.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Immaterial Subsidiary” means, at any date of determination, any Domestic Restricted Subsidiary of the Borrower (other than KUEHG Corp.) that has been designated by the Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement; provided that (a) for purposes of this Agreement, at no time shall (i) the consolidated total assets of all Immaterial Subsidiaries as of the last day of the then most recent fiscal year of the Borrower for which financial statements have been delivered equal or exceed 5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date, determined on a Pro Forma Basis or (ii) the consolidated revenues (other than revenues generated from the sale or license of property between any of the Borrower and its Restricted Subsidiaries) of all Immaterial Subsidiaries for the then most recent fiscal year of the Borrower for which financial statements have been delivered equal or exceed 5% of the consolidated revenues (other than revenues generated from the sale or license of property between any of the Borrower and its Restricted Subsidiaries) of the Borrower and the Restricted Subsidiaries for such period, determined on a Pro Forma Basis, (b) at any time and from time to time, the Borrower may designate any Restricted Subsidiary as a new Immaterial Subsidiary so long as, after giving effect to such designation, the consolidated assets and consolidated revenues of all Immaterial Subsidiaries do not exceed the limits set forth in clause (a) above at such time of designation and (c) if, as of the date the financial statements for any fiscal year of the Borrower are delivered or required to be delivered pursuant to Section 5.01(a), the consolidated assets or revenues of all Restricted Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” shall have, as of the last day of such fiscal year, exceeded the limits set forth in clause (a) above, then within ten (10) Business Days (or such later date as agreed by the Administrative Agent in its reasonable discretion) after the date such financial statements are so delivered (or so required to be delivered), the Borrower shall redesignate one or more Immaterial Subsidiaries, in each case in a written notice to the Administrative Agent, such that, as a result thereof, the consolidated assets and revenues of all Restricted Subsidiaries that are still designated as “Immaterial Subsidiaries” do not exceed such limits. Upon any such Restricted Subsidiary ceasing to be an Immaterial Subsidiary pursuant to the preceding sentence, such Restricted Subsidiary, to the extent not otherwise qualifying as an Excluded Subsidiary, shall comply with Section 5.11, to the extent applicable.

“Incremental Base Amount” has the meaning assigned to such term in Section 2.20(a).

“Incremental Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(d).

“Incremental Loans” means the Incremental Term Loans.

“Incremental Ratio Debt” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Incremental Term Loan under any Incremental Facility Amendment with respect thereto, expressed as an amount representing the maximum principal amount of the Incremental Term Loans to be made by such Lender under such Incremental Facility Amendment, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Incremental Term Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loan” means a Loan made under an Incremental Term Facility.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all obligations of the type described in clauses (a), (b), (c), (d), (f), (g), (h), (i), (j) or (k) of this definition of “Indebtedness” of others secured by (or for which the holder of such Indebtedness has an existing unconditional right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (f) all Guarantees by such Person of obligations of the type described in clauses (a), (b), (c), (d), (e), (g), (h), (i), (j) or (k) of this definition of “Indebtedness” of others, (g) the principal component of Capital Lease Obligations of such Person, (h) all reimbursement obligations of such Person as an account party in respect of letters of credit and letters of guaranty (except to the extent such letters of credit, or letters of guaranty relate to trade payables and such outstanding amounts are satisfied within thirty (30) days of incurrence), (i) all reimbursement obligations, of such Person in respect of bankers’ acceptances (except to the extent such bankers’ acceptances relate to trade payables and such outstanding amounts are satisfied within thirty (30) days of incurrence), (j) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Equity Interests of such Person to the extent that such purchase, redemption, retirement or other acquisition is required to occur on or prior to the Latest Maturity Date in effect at the time of issuance of such Equity Interests (other than as a result of a Change in Control, IPO, asset sale or similar event), and (k) to the extent not otherwise included in this definition, net obligations of such Person under Swap Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement; provided, however, that

(A) intercompany Indebtedness and (B) obligations constituting non-recourse Indebtedness shall only constitute “Indebtedness” for purposes of Section 6.01 and not for any other purpose hereunder). The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, in no event shall the following constitute Indebtedness: (u) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (v) amounts owed to dissenting stockholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to the 2015 Transactions, (w) trade accounts payable, deferred revenues, liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing and accruals for payroll and other operating expenses accrued in the ordinary course of business), in each case incurred in the ordinary course of business, (x) operating leases, (y) customary obligations under employment agreements and deferred compensation and (z) prepaid or deferred revenue and deferred tax liabilities. Notwithstanding the foregoing, the term “Indebtedness” shall not include contingent post-closing purchase price adjustments, non-compete or consulting obligations or earn-outs to which the seller in an Acquisition or Investment may become entitled. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning assigned to such term in Section 9.03(b).

“Indemnified Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Initial Term Loans” means the Term Loans made on the Closing Date pursuant to Section 2.01.

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Intercreditor Agreement” means that certain Intercreditor Agreement, substantially in the form of Exhibit K-2 hereto, dated as of the Closing Date, among Holdco, the Borrower, the Subsidiaries of the Borrower party thereto, the Collateral Agent and the First Lien Administrative Agent (as defined therein), as amended, restated, supplemented or otherwise modified from time to time.

“Interest Election Request” means a request by the Borrower to convert or continue a Term Loan Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or twelve months thereafter or any duration shorter than one month thereafter if, at the time of the relevant Borrowing or conversion or continuation thereof, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect, or, if the Administrative Agent and the Borrower agree, such other period whose end would coincide with a payment due date on the Term Loans pursuant to Section 2.10 or the payment under Swap Obligations; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Cash” means cash generated by the Borrower and the Restricted Subsidiaries and not constituting (x) proceeds of the issuance of (or contributions in respect of) Equity Interests, (y) proceeds of Dispositions (other than in the ordinary course of business) and casualty events or (z) proceeds of the incurrence of Indebtedness (other than draws on any revolving line of credit).

“Investment” means (i) any purchase or other acquisition by the Borrower or any of the Restricted Subsidiaries of, or of a beneficial interest in, any Equity Interests or Indebtedness of any other Person (including any Subsidiary) and (ii) any loan (including guarantees) or advance constituting Indebtedness of such other Person (other than accounts receivable, credit card and debit card receivables, trade credit, advances to customers, advances to officers, directors, members of management and employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures, in each case, in the ordinary course of business) or capital contribution by the Borrower or any of the Restricted Subsidiaries to any other Person (including any Subsidiary); provided that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through any other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 6.04. The amount of any Investment outstanding as of any time shall be the original cost of such Investment (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on the Borrower’s good faith estimate of the fair market value of such asset or property at the time such Investment is made) plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, less all Returns received by the Borrower or any Restricted Subsidiary in respect thereof.

“IPO” means any transaction whereby, or upon the consummation of which, Holdco’s or the Public Company’s common Equity Interests are, or may thereafter be, offered or sold (whether through an initial primary underwritten public offering or otherwise) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act, or to the equivalent registration documents filed with the equivalent authority in the applicable foreign jurisdiction.

“IRS” means the United States Internal Revenue Service.

“Joint Bookrunners” means Credit Suisse AG, Cayman Islands Branch and Barclays Bank PLC, each in its capacity as joint bookrunner in respect of the credit facilities provided herein.

“Joint Lead Arrangers” means Credit Suisse Securities (USA), LLC and Barclays Bank PLC, each in its capacity as a joint lead arranger in respect of the credit facilities provided herein. The Joint Lead Arrangers are sometimes also referred to herein as the “Arrangers.”

“Joint Venture” means a joint venture, partnership or similar arrangement, whether in corporate, partnership or other legal form.

“Judgment Currency” has the meaning assigned to such term in Section 9.17.

“Latest Maturity Date” means, at any date of determination, the latest maturity date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Incremental Term Loan, Extended Term Loan, Other Term Loan, or Other Term Commitment, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCA Election” has the meaning assigned to such term in Section 1.05.

“LCA Test Date” has the meaning assigned to such term in Section 1.05.

“Lender Counterparty” means any counterparty to a Secured Swap Agreement or Secured Cash Management Agreement, as applicable.

“Lenders” means the Persons who are “Lenders” under this Agreement on the Closing Date, any Additional Lenders, any Additional Refinancing Lenders and any other Person that shall have become a party hereto as a Lender pursuant to Section 9.04, other than any such Person that ceases to be a party hereto pursuant to Section 9.04.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, charge, assignment by way of security, hypothecation, security interest or similar encumbrance given in the nature of a security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Transaction” means any acquisition or investment by one or more of the Borrower and its Restricted Subsidiaries of or in any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” means this Agreement, each Incremental Facility Amendment, each Refinancing Amendment, the Holdco Guaranty, the Subsidiary Guaranty, and the Security Documents.

“Loan Parties” means Holdco, the Borrower and the Subsidiary Loan Parties.

“Loans” means the Term Loans and any other loans made by any Lenders to the Borrower pursuant to this Agreement, any Incremental Facility Amendment, Extension Amendment or any Refinancing Amendment.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Board.

“Material Adverse Effect” means a material and adverse effect on (i) the business, assets, results of operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole or (ii) the remedies available to the Administrative Agent and the Lenders under the Loan Documents, except as a result of (x) the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents) or (y) the Collateral Agent’s failure to take any action required to maintain or perfect a security interest in any other Collateral (solely to the extent that the Borrowers provide the Collateral Agent written notice thereof in accordance with the Loan Documents, and the Collateral Agent and the Borrowers have agreed in writing that the Collateral Agent will be responsible for taking such action).

“Material Indebtedness” means any Indebtedness (other than the Loans) of the Borrower or any Restricted Subsidiary an outstanding principal amount exceeding $30,000,000 at such time.

“Material Real Property” means any parcel of real property and improvements thereto owned in fee simple by a Loan Party and which has a fair market value (estimated in good faith by the Borrower or such other Loan Party) in excess of $5,000,000 as of the time such property is acquired (or, if such property is owned by a Person at the time it becomes a Loan Party pursuant to Section 5.11, as of such date); provided, however, the term “Material Real Property” shall not include any Excluded Property.

“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Borrower that is not an Immaterial Subsidiary.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Merger” has the meaning assigned to such term in the recitals to this Agreement.

“MFN Protection” has the meaning assigned to such term in Section 2.20(a).

“Minimum Extension Condition” has the meaning set forth in Section 2.24(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, or other security document granting a Lien on any Mortgaged Property to secure the U.S. Secured Obligations. Each Mortgage shall be in form and substance approved by Administrative Agent in its reasonable discretion, or at Administrative Agent’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to the Administrative Agent in its reasonable discretion, adding such Additional Mortgaged Property to the real property encumbered by such existing Mortgage.

“Mortgage Policy” has the meaning assigned to such term in Section 5.11(f)(iii).

“Mortgaged Property” means, each parcel of Material Real Property owned by a Loan Party respect to which a Mortgage is granted pursuant to Section 5.11 or Section 5.12.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party makes or is obligated to make contributions, or otherwise has any actual or contingent liability (including any liability on account of any ERISA Affiliate).

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the results of operations of the Borrower and its Restricted Subsidiaries in the form prepared for presentation to senior management thereof for the applicable fiscal quarter or fiscal year and for the period from the beginning of the then current fiscal year to the end of such period to which such financial statements relate and which includes the Consolidated EBITDA for the four-fiscal quarter period ending on the applicable date of determination.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (x) in the case of a Disposition of an asset (including pursuant to a Sale Leaseback transaction or a casualty or a condemnation or similar proceeding), any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any reasonable interest payments), but only as and when received, (y) in the case of a casualty, cash insurance proceeds, and (z) in the case of a condemnation or similar event, cash condemnation awards and similar payments received in connection therewith, minus (b) the sum of (i) all reasonable fees and expenses (including commissions, discounts, transfer taxes and legal, accounting and other professional and transactional fees) paid or payable by the Borrower and the Restricted Subsidiaries to third parties in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a Sale Leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of payments made or required to be made in respect of Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment (other than under this Agreement) as a result of such event, or which by applicable law be repaid out of the proceeds of such Disposition, casualty, condemnation or similar proceeding, (iii) the amount of all Taxes (or Restricted Payments in respect of such taxes) paid (or reasonably estimated to be payable or accrued as a liability under GAAP) by the Borrower and the Restricted Subsidiaries as a result of such event (including, for the avoidance of doubt, income, withholding or other Taxes payable as a result of the distribution of such proceeds to the Borrower), (iv) the amount of any reserves established by the Borrower or the applicable Restricted Subsidiaries to fund liabilities estimated to be payable as a result of such event (as determined in good faith by the applicable Responsible Officer of the Borrower or such Restricted Subsidiary), (v) in the case of any Disposition or casualty or condemnation or similar proceeding by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, (vi) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition and (vii) the repayment by the Borrower or any of its Restricted Subsidiaries of customer deposits required upon any Disposition.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Not Otherwise Applied” means, with reference to any amount of proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.11, and (b) was not previously (and is not concurrently being) applied in determining the permissibility of any other transaction under the Loan Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.

“Note” means a Term Note.

“Obligations” means all obligations of every nature of each Loan Party, including obligations from time to time owed to the Administrative Agent, the Collateral Agent, any other Agent, any Joint Lead Arranger, any Joint Bookrunner, the Lenders or any of them, arising under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), prepayment premiums, fees (including fees which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such fees in the related bankruptcy proceeding), expenses (including expenses which, but for the filing of a petition in bankruptcy solely with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such expenses in the related bankruptcy proceeding), indemnification or otherwise; provided that for the avoidance of doubt, the “Obligations” shall not include any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Organizational Documents” of any Person means the charter, memorandum and articles of association, articles or certificate of organization or incorporation and bylaws or other organizational or governing or constitutive documents of such Person.

“Original Closing Date” means August 13, 2015.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(c).

“Other Taxes” means all present or future recording, stamp, court, documentary, intangible, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Taxes described in subclause (ii) of clause (a) of the definition of “Excluded Taxes.”

“Other Term Commitments” means, with respect to each Additional Refinancing Lender, the commitment, if any, of such Additional Refinancing Lender to make one or more Classes of Other Term Loans under any Refinancing Amendment, expressed as an amount representing the maximum principal amount of the Other Term Loans to be made by such Lender under such Refinancing Amendment, as such commitment may be (a) reduced pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Other Term Loans” means one or more Classes of Term Loans made pursuant to or that result from a Refinancing Amendment.

“Parent Entity” means any Person of which Holdco at any time is or becomes a subsidiary on or after the Closing Date and any holding companies established by any Permitted Holder for purposes of holding its investment in any Parent Entity.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning specified in Section 9.04(c).

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a perfection certificate, dated on the Closing Date, delivered by the Loan Parties to the Lenders in form and substance reasonably satisfactory to the Collateral Agent.

“Permitted Acquisition” means any Acquisition by the Borrower or any Restricted Subsidiary if (a) (i) immediately prior to and immediately after the time of execution of a binding agreement in respect of such Acquisition, no Specified Event of Default has occurred and is continuing or would result therefrom, and (ii) immediately prior to the consummation of such Acquisition, no Specified Event of Default has occurred and is continuing or would result therefrom, (b) all actions required to be taken with respect to such acquired or newly formed Restricted Subsidiary (other than any Excluded Subsidiary) or such acquired assets (other than Excluded Property) under Section 5.11 and Section 5.12 will be taken in accordance therewith (to the extent required) and (c) immediately after giving effect to such Acquisition, the Borrower and its Restricted Subsidiaries are in compliance with Section 5.14.

“Permitted Debt Exchange” has the meaning specified in Section 2.25(a).

“Permitted Debt Exchange Offer” has the meaning specified in Section 2.25(a).

“Permitted Encumbrances” means:

(a)     Liens imposed by law for Taxes, assessments or other governmental charges or levies that are not yet due or delinquent, are not more than sixty (60) days overdue, are not required to be paid pursuant to Section 5.05 or are being contested in compliance with Section 5.05;

(b)     carriers’, warehousemen’s, supplier’s, construction contractor’s, workmen’s, mechanic’s, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law or contract, arising in the ordinary course of business and securing obligations (i) that are not yet due or (ii) (x) that are not overdue by more than sixty (60) days, (y) are not required to be paid pursuant to Section 5.05 or (z) are being contested in compliance with Section 5.05;

(c)     Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)     (i) Liens, pledges and deposits to secure the performance of bids, government contracts, trade contracts (other than for borrowed money), leases, statutory obligations, deductibles, co-payment, co-insurance, retentions, premiums, reimbursement obligations or similar obligations to providers of insurance, self-insurance or reinsurance obligations, surety, stay, customs and appeal or similar bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) and other similar obligations and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (i) of this clause (d);

(e)     attachment or judgment liens in respect of judgments or decrees that do not constitute an Event of Default under Section 7.01(j);

(f)     easements, zoning restrictions, rights-of-way, encroachments, minor defects or irregularities in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business and that either (i) individually or in the aggregate do not materially interfere with the ordinary conduct of business of the Borrower and its Restricted Subsidiaries, taken as a whole or (ii) are described in a mortgage policy of title insurance or survey with respect to any real property;

(g)     [reserved];

(h)     customary rights of first refusal and tag, drag and similar rights in Joint Venture agreements;

(i)     Liens arising from Cash Equivalents described in clause (d) of the definition of the term “Cash Equivalents”; and

(j)     with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirement of Law.

“Permitted Holders” means the Equity Investors.

“Permitted Investment” means any Investment permitted under Section 6.04.

“Permitted Junior Priority Replacement Debt” means any secured Indebtedness

(including any Registered Equivalent Notes) incurred by the Borrower and/or the other Loan Parties in the form of one or more series of junior lien secured notes or junior lien secured loans (or revolving commitments in respect thereof, with the revolving commitments deemed to be loans in the full amount of such commitments); provided that (i) such Indebtedness may only be secured by assets consisting of Collateral on a junior lien basis vis-à-vis the Initial Term Loans to the extent secured by such Collateral, (ii) such Indebtedness satisfies the requirements set forth in clauses (w) through (z) of the definition of “Credit Agreement Refinancing Indebtedness,” (iii) either the security agreements relating to such Indebtedness are substantially the same as the applicable Security Documents (with such differences as are reasonably satisfactory to the Borrower and the Administrative Agent) or all security therefor shall be granted pursuant to documentation that is not more restrictive than the Security Documents in any material respect, in each case taken as a whole (as determined by the Borrower), (iv) such Indebtedness does not require any scheduled payment of principal or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales, changes in control or similar events and AHYDO Catch-Up Payments) prior to the Latest Maturity Date in effect as of the time such secured notes are incurred and (v) a Senior Representative acting on behalf of the holders of such Indebtedness shall have entered into intercreditor arrangements substantially consistent with the provisions of the Intercreditor Agreement (but with Liens securing Obligations being senior Liens thereunder) and otherwise reasonably satisfactory to the Administrative Agent and the Borrower.

“Permitted Pari Passu Priority Replacement Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower and/or the other Loan Parties in the form of one or more series of senior secured notes or senior secured loans (or revolving commitments in respect thereof, with the revolving commitments deemed to be loans in the full amount of such commitments); provided that (i) such Indebtedness may only be secured by assets consisting of Collateral on a pari passu basis (but without regard to the control of remedies) with the Initial Term Loans to the extent secured by such Collateral, (ii) such Indebtedness satisfies the requirements set forth in clauses (v) through (z) of the definition of “Credit Agreement Refinancing Indebtedness,” (iii) either the security agreements relating to such Indebtedness are substantially the same as the applicable Security Documents (with such differences as are reasonably satisfactory to the Borrower and the Administrative Agent) or all security therefor shall be granted pursuant to documentation that is not more restrictive than the Security Documents in any material respect, in each case taken as a whole (as determined by the Borrower), (iv) such secured notes do not require any scheduled payment of principal or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales (which may be offered to prepay such notes or loans in accordance with Section 2.11(c)), changes in control or similar events (which may be offered to prepay such notes or loans in accordance with Section 2.11(c)) and AHYDO Catch-Up Payments) prior to the Latest Maturity Date in effect as of the time such secured notes are incurred and (v) the secured parties thereunder, or a trustee or collateral agent or other Senior Representative on their behalf, shall have become a party to (1) the Intercreditor Agreement and (2) a customary intercreditor agreement with the Administrative Agent and/or Collateral Agent substantially consistent with the terms set forth on Exhibit K-1 annexed hereto together with any (A) immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than ten (10) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within ten (10) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations), which shall be entered into or shall be amended prior to or concurrently with the first issuance of Permitted Pari Passu Priority Replacement Debt in accordance with the terms thereof to provide for the sharing of the Collateral on a pari passu basis among the holders of the Secured Obligations and the holders of such Permitted Pari Passu Priority Replacement Debt.

“Permitted Refinancing” means modifications, replacements, restructurings, refinancings, refundings, renewals, amendments, restatements or extensions of all or any portion of Indebtedness (including any type of debt facility or debt security); provided that (a) the amount of such Indebtedness is not increased (unless the additional amount is permitted pursuant to another provision of Section 6.01) at the time of such refinancing, refunding, renewal or extension except by an amount equal to the existing unutilized commitments thereunder, accrued but unpaid interest thereon and a reasonable premium paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, restructuring, renewal or extension (including any fees and original issue discount incurred in respect of such resulting Indebtedness), (b) the direct and contingent obligors of such Indebtedness shall not be expanded as a result of or in connection with such refinancing, refunding, restructuring, renewal or extension (other than to the extent (i) any such additional obligors are or will become a Loan Party, (ii) none of such obligors on the Indebtedness being modified, replaced, refinanced refunded, restructured, renewed or extended are Loan Parties or (iii) as otherwise permitted by Section 6.01), (c) to the extent such Indebtedness being so refinanced, refunded, renewed or extended is subordinated in right of payment and/or in right of Lien to any of the Obligations, such refinancing, refunding, renewal or extension is subordinated in right of payment and/or in right of Lien (or, in the case of Lien subordination, not secured) to such Obligations on terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended (as determined in good faith by the Borrower) or otherwise reasonably acceptable to the Administrative Agent, (d) other than with respect to Indebtedness under Section 6.01(a)(iv) or (v), such refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, the Indebtedness being refinanced, refunded, renewed or extended and (e) other than with respect to Indebtedness under Section 6.01(a)(iv) or (v), at the time of such refinancing, refunding, renewal or extension of such Indebtedness, no Event of Default shall have occurred and be continuing or result therefrom.

“Permitted Sale Leaseback” means any Sale Leaseback with respect to the sale, transfer or Disposition of real property or other property consummated by the Borrower or any of its Restricted Subsidiaries after the Closing Date; provided that any such Sale Leaseback (a) is not between (i) a Loan Party and another Loan Party or (ii) a Restricted Subsidiary that is not a Loan Party and another Restricted Subsidiary that is not a Loan Party and (b) must be, in each case, consummated for fair value as determined at the time of consummation in good faith by the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Unsecured Replacement Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower and/or the other Loan Parties in the form of one or more series of unsecured notes or loans (or revolving commitments in respect thereof, with the revolving commitments deemed to be loans in the full amount of such commitments); provided that (i) such Indebtedness satisfies the requirements set forth in clauses (v) through (z) of the definition of “Credit Agreement Refinancing Indebtedness,” (ii) such Indebtedness (including any guarantee thereof) is not secured by any Lien on any property or assets of Holdco, the Borrower or any Restricted Subsidiary, and (iii) such Indebtedness does not require any scheduled payment of principal or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales, changes in control or similar events on the date of issuance and AHYDO Catch-Up Payments) prior to the Latest Maturity Date in effect as of the time such notes are incurred.

“Person” means any natural person, corporation, company, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and is sponsored or maintained by any Loan Party or to which any Loan Party has any liability or contingent liability (including any liability on account of any ERISA Affiliate).

“Platform” has the meaning assigned to such term in Section 5.01.

“Prepayment Event” means:

(a)     any Disposition (including pursuant to a Sale Leaseback transaction and by way of merger or consolidation but excluding any Dispositions of Investments to the extent made pursuant to Section 6.04(z)) of any property or asset of the Borrower or any Restricted Subsidiary permitted pursuant to clauses (j), (k), (t), (v) and (z) of Section 6.05 to the extent resulting in aggregate Net Proceeds exceeding $12,000,000 for all such transactions during any fiscal year of the Borrower;

(b)     any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary with a fair market value immediately prior to such event equal to or greater than $7,800,000; or

(c)     the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01 or otherwise permitted by the Required Lenders (other than Credit Agreement Refinancing Indebtedness and Refinancing Notes).

“Prepayment Premium” means a premium equal to: (a) two percent (2.0%) of the principal amount so prepaid, amended or assigned at any time after the Closing Date and prior to the twelve month anniversary of the Closing Date, (b) one percent (1.0%) of the principal amount so prepaid, amended or assigned at any time on or after the twelve month anniversary of the Closing Date and prior to the twenty-four month anniversary of the Closing Date, and (c) zero percent (0.0%) of the principal amount so prepaid, amended or assigned at any time on or after the twenty-four month anniversary of the Closing Date.

“Prepayment Trigger” has the meaning assigned to such term in Section 2.11(c).

“Prime Rate” means the rate of interest per annum announced from time to time by Credit Suisse AG, Cayman Islands Branch (or any successor to Credit Suisse in its capacity as First Lien Administrative Agent) as its prime commercial lending rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

“Priority Lien Indebtedness” means Total Secured Indebtedness that is not subordinated in right of payment to the Initial Term Loans and is secured by a Lien, except by a Lien that is pari passu or junior to the Lien securing the Obligations. For the avoidance of doubt, Priority Lien Indebtedness includes, without limitation, any First Lien Senior Secured Notes (as defined in the First Lien Credit Agreement) and First Lien Loans.

“Pro Forma Basis” means, with respect to the calculation of the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio, the amount of Consolidated EBITDA or Consolidated Total Assets or any other financial test or ratio hereunder, for purposes of determining the permissibility of asset sales, prepayments required pursuant to Section 2.11(c) and Section 2.11(d), and for any other specified purpose hereunder, in each case as of any date, that such calculation shall give pro forma effect to the Transactions and all Specified Transactions (with any such incurrence of Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) (and the application of the proceeds from any such asset sale or debt incurrence) that have occurred during the relevant testing period for which such financial test or ratio is being calculated and, except as set forth in the proviso below, during the period immediately following the Applicable Date of Determination therefor and prior to or simultaneously with the event for which the calculation of any such ratio on such date of determination is made, including pro forma adjustments arising out of events which are attributable to the Transactions or the proposed Specified Transaction, including giving effect to those specified in accordance with the definition of “Consolidated EBITDA,” in each case as certified on behalf of the Borrower by a Financial Officer of the Borrower, using, for purposes of determining such compliance with a financial test or ratio (including any incurrence test), the historical financial statements of all entities, divisions or lines or assets so acquired or sold and the consolidated financial statements of the Borrower and/or any of its Restricted Subsidiaries, calculated as if the Transactions or such Specified Transaction, and all other Specified Transactions that have been consummated during the relevant period, and any Indebtedness incurred or repaid in connection therewith, had been consummated (and the change in Consolidated EBITDA resulting therefrom) and incurred or repaid at the beginning of such period and Consolidated Total Assets shall be calculated after giving effect thereto; provided that, notwithstanding anything in this definition to the contrary, when calculating the Senior Secured Net Leverage Ratio for purposes of the definition of “Required Percentage,” the events described in this definition that occurred after the Applicable Date of Determination shall not be given pro forma effect.

Whenever pro forma effect is to be given to the Transactions or a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrower (including adjustments for costs and charges arising out of the Transactions or the proposed Specified Transaction and the “run-rate” cost savings and synergies resulting from the Transactions or such Specified Transaction that have been or are reasonably anticipated to be realizable (“run-rate” means the full recurring benefit for a test period that is associated with any action taken or expected to be taken or for which a plan for realization has been established (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such test period from such actions), and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent test periods in which the effects thereof are expected to be realizable); provided that (i) such amounts are projected by the Borrower in good faith to result from actions either taken or expected to be taken or a plan for realization shall have been established within 18 months after the end of the test period in which the Transactions or the

Specified Transaction occurred and, in each case, certified by a Financial Officer of the Borrower, (ii) any increase to Consolidated EBITDA as a result of cost savings and synergies pursuant to this definition of “Pro Forma Basis” shall be subject to the limitations set forth in the proviso of clause (h) of the definition of “Consolidated EBITDA” and (iii) no amounts shall be added pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA for such test period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation is made had been the applicable rate for the entire test period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or the applicable Restricted Subsidiary may designate.

“Projections” has the meaning assigned to such term in Section 5.01(d).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Company” means, after the completion of an IPO, the Person whose Equity Interests are subject to an effective registration statement filed with the SEC or the equivalent registration documents filed with the equivalent authority in the applicable foreign jurisdiction, as applicable (such Person being only either Holdco or a corporation or other legal entity which then owns, directly or indirectly, 100% of the outstanding Equity Interests of Holdco).

“Public Company Costs” means costs relating to compliance with the provisions of the Sarbanes-Oxley Act of 2002, the Securities Act of 1933 and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other expenses arising out of or incidental to an entity’s status as a reporting company.

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Equity Interests.

“Qualified Securitization Financing” means any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) the Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and its Restricted Subsidiaries; (ii) all sales of Securitization Assets and related assets by the Borrower or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Borrower); (iii) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings; and (iv) the obligations under such Securitization Facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Securitization Subsidiary).

“Ratio Debt” means an amount of Indebtedness so long as, after effect to the incurrence of such Indebtedness computed on a Pro Forma Basis as of the Applicable Date of Determination and assuming all Additional Term Notes, Incremental Facilities and Ratio Debt, in each case established on or prior to such date are fully drawn established (but excluding the proceeds of such Ratio Debt from netting in the calculation of First Lien Net Leverage Ratio, Senior Secured Net Leverage Ratio or Total Net Leverage Ratio, as applicable) (A) if such Indebtedness is Priority Lien Indebtedness, the First Lien Net Leverage Ratio would not exceed 4.75:1.00 or, to the extent the proceeds of such Ratio Debt are being used to finance a Permitted Acquisition or other Permitted Investment, would not be greater than the First Lien Net Leverage Ratio immediately prior to such incurrence, (B) if such Indebtedness is secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations, the Senior Secured Net Leverage Ratio would not exceed 5.70:1.00 or, to the extent the proceeds of such Ratio Debt are being used to finance a Permitted Acquisition or other Permitted Investment, would not be greater than the Senior Secured Net Leverage Ratio immediately prior to such incurrence or (C) if such Indebtedness is secured by a lien that is junior to the Lien securing the Second Lien Obligations or is unsecured, the Total Net Leverage Ratio would not exceed 5.90:1.00 or, to the extent the proceeds of any such Ratio Debt are being used to finance a Permitted Acquisition or other Permitted Investment, would not be greater than the Total Net Leverage Ratio immediately prior to such incurrence.

“Receivables Assets” means (a) any accounts receivable owed to the Borrower or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged by the Borrower to a commercial bank or an Affiliate thereof in connection with a Receivables Facility.

“Receivables Facility” means an arrangement between the Borrower or a Restricted Subsidiary and a commercial bank or an Affiliate thereof pursuant to which (a) the Borrower or such Restricted Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank (or such Affiliate) accounts receivable owing by customers, together with Receivables Assets related thereto, (b) the obligations of the Borrower or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Borrower and such Restricted Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangement.

“Recipient” means, as applicable, (a) the Administrative Agent or (b) any Lender.

“Reconciliation Report” has the meaning assigned to such term in Section 5.01(f).

“Redemption Notice” has the meaning assigned to such term in Section 6.08(b)(viii).

“Refinanced Term Loans” has the meaning assigned to such term in Section 9.02(d).

“Refinancing” has the meaning assigned to such term in Section 4.01(j).

“Refinancing Amendment” means an amendment to this Agreement in form reasonably satisfactory to the Borrower and Holdco executed by each of (a) Holdco and the Borrower (and to the extent it directly adversely affects the rights or increases the obligations of the Administrative Agent, the Administrative Agent) and (b) each Additional Refinancing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21.

“Refinancing Notes” means Permitted Pari Passu Priority Replacement Debt, Permitted Junior Priority Replacement Debt and Permitted Unsecured Replacement Debt, in each case, issued to refinance, in whole or in part, any Credit Agreement Refinanced Debt.

“Register” has the meaning assigned to such term in Section 9.04(b)(iii).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Indemnified Party” means (1) any controlling person or controlled affiliate of such Indemnitee, (2) the respective directors, officers or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (3) the respective agents or representatives of such Indemnitee or any of its controlling persons or controlled affiliates acting on behalf of or at the instructions of such Indemnitee, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate, director, officer or employee in this definition pertains to a controlled affiliate, director, officer or employee involved in the negotiation of this Agreement or the syndication of any Loan or Commitment hereunder. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, limited and general partners, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

“Related Taxes” means:

(1)     any franchise or similar Taxes required to maintain the corporate existence of Holdco or a Parent Entity; or

(2)     if and for so long as the Borrower is a member of a group filing a consolidated, combined or unitary tax return with Holdco or any Parent Entity or is a “disregarded entity” owned by Holdco or any Parent Entity, any consolidated, combined or unitary Taxes measured by income, and any Taxes imposed in lieu of Taxes measured by income, for which Holdco or such Parent Entity is liable that are attributable to the Borrower and/or its Restricted Subsidiaries up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Borrower and/or such Restricted Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Borrower and/or such Restricted Subsidiaries had paid Tax on a consolidated, combined or unitary basis on behalf of an affiliated group consisting only of the Borrower (deemed to be a parent corporation solely for this purpose) and/or such Restricted Subsidiaries.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, migration or leaching into the Environment.

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(d).

“Repricing Amendment” means any amendment to this Agreement which reduces the

Yield applicable to the Term Loans (in each case, with the comparative determinations to give effect to (i) applicable margin, (ii) LIBOR floors and (iii) upfront fees or “original issue discount” paid with respect to such indebtedness, but in all cases, excluding arrangement, structuring, syndication or other fees not paid or payable to all affected Lenders in connection therewith).

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Term Loans and unused Commitments representing more than 50% of the aggregate outstanding Term Loans at such time; provided, that for any Required Lenders’ vote, (x) Term Loans held by Affiliated Lenders (other than Affiliated Institutional Lenders) shall be treated in accordance with Section 9.02(i), (y) Term Loans held by Affiliated Institutional Lenders may not account for more than 49.9% of the amounts included in determining whether the Required Lenders have consented to any amendment or waiver and (z) no Defaulting Lender shall be included in the calculation of Required Lenders.

“Required Percentage” means, with respect to any fiscal year of the Borrower, (a) 50%, if the First Lien Net Leverage Ratio at the end of such fiscal year is greater than or equal to 4:00:1.00, (b) 25%, if the First Lien Net Leverage Ratio at the end of such fiscal year is less than 4:00:1.00 but greater than or equal to 3:50:1.00 and (c) 0%, if the First Lien Net Leverage Ratio at the end of such fiscal year is less than 3.50:1.00.

“Requirement of Law” means, with respect to any Person, any statute, law, treaty, rule, regulation, order, executive order, ordinance, decree, official administrative pronouncement, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person means the chief executive officer, president, vice president, or any Financial Officer of such Person, and any other officer (or, in the case of any such Person that is a Foreign Subsidiary, director or managing partner or similar official) of such Person with responsibility for the administration of the obligations of such Person under this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary, or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary, other than the payment of compensation in the ordinary course of business to holders of any such Equity Interests who are employees of the Borrower or any Restricted Subsidiary and other than payments of intercompany indebtedness permitted under this Agreement.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary. Unless otherwise specified, all references herein to a “Restricted Subsidiary” or to “Restricted Subsidiaries” shall refer to a Restricted Subsidiary or Restricted Subsidiaries of the Borrower. For the avoidance of doubt, the Borrower shall always constitute a Restricted Subsidiary.

“Retained Declined Proceeds” has the meaning set forth in Section 2.11(g).

“Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero, determined on a cumulative basis equal to the amount of Excess Cash Flow for all completed Excess Cash Flow Periods that was not required to be applied to prepay the Loans in accordance with Section 2.11(d).

“Return” means, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a disposition or otherwise) and any other amount received or realized in respect thereof.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC Business.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any sanctions (at the time of this Agreement, the Crimean region of the Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions Laws” has the meaning set forth in Section 3.19(a).

“SDN List” has the meaning set forth in Section 3.19(d).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement permitted under this Agreement that (a) is in effect on the Closing Date between the Borrower and/or any Restricted Subsidiary and a counterparty that is any Agent or a Lender or an Affiliate of any Agent or a Lender as of the Closing Date or (b) is entered into after the Closing Date by the Borrower and/or any Restricted Subsidiary with any counterparty that is any Agent or a Lender or an Affiliate of any Agent or a Lender at the time such arrangement is entered into, and in the case of each of clauses (a) and (b) hereof, the Borrower designates in writing to the Administrative Agent that such Cash Management Agreement shall be a Secured Cash Management Agreement; provided that any Cash Management Agreement constituting a “Secured Cash Management Agreement” under the First Lien Credit Agreement shall not constitute a Secured Cash Management Agreement hereunder.

“Secured Cash Management Obligations” means all Cash Management Obligations under any Secured Cash Management Agreement.

“Secured Obligations” means (a) the Obligations, (b) the Secured Swap Obligations and (c) the Secured Cash Management Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders and the Lender Counterparties.

“Secured Swap Agreement” means any Swap Agreement permitted under this Agreement that (a) is in effect on the Closing Date between the Borrower and/or any Restricted Subsidiary and a counterparty that is an Agent or a Lender or an Affiliate of an Agent or a Lender as of the Closing Date or (b) is entered into after the Closing Date by the Borrower and/or any Restricted Subsidiary with any counterparty that is an Agent or a Lender or an Affiliate of an Agent or a Lender at the time such Swap Agreement is entered into, and the case of each of clauses (a) and (b) hereof, the Borrower designates in writing to the Administrative Agent that such Swap Agreement shall be a Secured Swap Agreement; provided that the “Secured Swap Obligations” shall exclude any Excluded Swap Obligations; provided, further, that any Swap Agreement constituting a ‘Secured Swap Agreement” under the First Lien Credit Agreement shall not constitute a Secured Swap Agreement hereunder.

“Secured Swap Obligations” means all Swap Obligations under any Secured Swap Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means (a) any accounts receivable or related assets and the proceeds thereof, in each case subject to a Securitization Facility and (b) all collateral securing such receivable or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in a securitization financing and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged by the Borrower in connection with a Qualified Securitization Financing.

“Securitization Facility” means any transaction or series of securitization financings that may be entered into by the Borrower or any of its Restricted Subsidiaries pursuant to which the Borrower or any of its Restricted Subsidiaries may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing or a Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller (or any guaranty of such obligation) of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary the Borrower in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets and related assets.

“Security Agreement” means the Security Agreement dated as of the Closing Date, among Holdco, the Borrower, the other Guarantors party thereto from time to time and the Collateral Agent, substantially in the form of Exhibit D.

“Security Documents” means the Security Agreement, the Intercreditor Agreement and any other intercreditor agreement entered into in connection with this Agreement, the Mortgages (if any) and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.11, Section 5.12 or any other Security Document to secure the Secured Obligations.

“Senior Representative” means, with respect to any series of Permitted Pari Passu Priority Replacement Debt or Permitted Junior Priority Replacement Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Net Leverage Ratio” means, on any date of determination, the ratio of (i) Total Secured Indebtedness as of such date, less the aggregate amount of unrestricted cash and Cash Equivalents of KC Sub and its Restricted Subsidiaries as of such date to (ii) Consolidated EBITDA of KC Sub and its Restricted Subsidiaries for the period of four consecutive fiscal quarters most recently ended as of the Applicable Date of Determination.

“Services Agreement” means the Services Agreement, dated as of the Original Closing Date, by and among Knowledge Universe Education LLC and Partners Group (Guernsey) Limited, a Guernsey limited company.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and all documentation including user manuals and other training documentation related to any of the foregoing.

“Solvency Certificate” means the solvency certificate executed and delivered by a Financial Officer of the Borrower on the Closing Date, substantially in the form of Exhibit C.

“Solvent” means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, that as of the date of determination: (a) the fair value of the assets (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business contemplated as of the date hereof for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified Event of Default” means any Event of Default pursuant to Section 7.01(a), (b), (h) and (i).

“Specified Transaction” means any (a) disposition of all or substantially all the assets of or all the Equity Interests of any Restricted Subsidiary of the Borrower or of any product line, business unit, line of business or division of the Borrower or any of the Restricted Subsidiaries of the Borrower, (b) Permitted Acquisitions, (c) Investment that results in a Person becoming a Restricted Subsidiary of the Borrower or any other Permitted Investment, (d) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary or (e) the proposed incurrence of Indebtedness or making of a Restricted Payment or payment in respect of Indebtedness in respect of which compliance with any financial ratio is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Sponsor” means Partners Group AG (USA) Inc. and its controlled investment affiliates.

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Securitization Facility, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Subordinated Indebtedness” means Indebtedness incurred by a Loan Party that is contractually subordinated in right of payment to the prior payment of all Obligations of such Loan Party under the Loan Documents.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, company, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of the members of the governing body or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned or controlled by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means unless otherwise expressly provided, a subsidiary of the Borrower.

“Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by the Subsidiary Loan Parties on the Closing Date substantially in the form of Exhibit E-2, together with each supplement to the Subsidiary Guaranty in respect of the Secured Obligations delivered pursuant to Section 5.11.

“Subsidiary Loan Party” means any Domestic Restricted Subsidiary (other than the Borrower) that has Guaranteed the Obligations pursuant to the Subsidiary Guaranty.

“Successor Company” has the meaning set forth in Section 6.03(a).

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Secured Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Secured Swap Agreements, (a) for any date on or after the date such Secured Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Secured Swap Agreements, as determined by the Lender Counterparty and the Borrower in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Lender Counterparty and the Borrower.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is designed to permit the lessee (a) to treat such lease as an operating lease, or not to reflect the leased property on the lessee’s balance sheet, under GAAP and (b) to claim depreciation on such property for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Synthetic Lease, and the amount of such obligations shall be equal to the sum (without duplication) of (a) the capitalized amount thereof that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations and (b) the amount payable by such Person as the purchase price for the property subject to such lease assuming the lessee exercises the option to purchase such property at the end of the term of such lease.

“Target Person” has the meaning assigned to such term in Section 6.04.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, assessments, fees, other charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, a Tranche B Term Commitment, Incremental Term Commitment or an Other Term Commitment.

“Term Lender” means a Lender with an outstanding Term Commitment or an outstanding Term Loan.

“Term Loan Closing Fee” has the meaning assigned to such term in Section 2.12(f).

“Term Loan Exchange Effective Date” has the meaning set forth in Section 2.25(a).

“Term Loan Exchange Notes” has the meaning set forth in Section 2.25(a).

“Term Loan Maturity Date” means, with respect (a) to the Initial Term Loans, the eighth anniversary of the Closing Date (or if such anniversary is not a Business Day, the next preceding Business Day) and (b) with respect to any Incremental Term Loan, Other Term Loan or Extended Term Loan, as provided in the respective documentation therefor, but, as to any specific Term Loan, as the maturity of such Term Loan shall have been extended by the holder thereof in accordance with the terms hereof.

“Term Loans” means, collectively, the Term Loans and, unless the context otherwise requires, any Incremental Term Loans, any Other Term Loans and any Extended Term Loans.

“Term Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit F hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Term Loans made by such Lender.

“Termination Date” means the date upon which all of the principal of and interest on each Loan and all fees and other Obligations payable hereunder and the other Loan Documents shall have been paid in full in cash (other than contingent indemnification obligations not yet due and payable).

“Title Company” means one or more title insurance companies reasonably satisfactory to the Administrative Agent.

“Total Indebtedness” means, as of any date, the aggregate outstanding principal amount of funded Indebtedness of KC Sub and its Restricted Subsidiaries, on a consolidated basis, for borrowed money, Capital Lease Obligations and purchase money Indebtedness (other than any intercompany indebtedness). Total Indebtedness shall be calculated subject to Section 1.06, and shall exclude, for the avoidance of doubt, Indebtedness in respect of any Receivables Facility or Cash Management Services.

“Total Net Leverage Ratio” means, on any date of determination, the ratio of (i) Total Indebtedness as of such date, less the aggregate amount of unrestricted cash and Cash Equivalents of KC Sub and its Restricted Subsidiaries as of such date to (ii) Consolidated EBITDA of KC Sub and it Restricted Subsidiaries for the period of four consecutive fiscal quarters of most recently ended as of the Applicable Date of Determination.

“Total Secured Indebtedness” means, as of any date, the aggregate outstanding principal amount of funded Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by a Lien, on a consolidated basis, for borrowed money, Capital Lease Obligations and purchase money Indebtedness (other than any intercompany indebtedness). Total Secured Indebtedness shall be calculated subject to Section 1.06, and shall exclude, for the avoidance of doubt, Indebtedness in respect of any Receivables Facility or Cash Management Services.

“Tranche B Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make a Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Term Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to Section 9.04. The initial amount of each Term Lender’s Tranche B Term Commitment is set forth on Schedule 2.01(b). The aggregate principal amount of the Tranche B Term Commitments is $210,000,000.

“Transaction Costs” means, collectively, (a) the 2015 Transaction Costs and (b) the 2017 Transaction Costs.

“Transactions” means, collectively, (a) the 2015 Transactions and (b) the 2017 Distribution Transactions.

“Transformative Acquisition” means shall mean any Acquisition by the Borrower that (i) is not permitted by the terms of this Agreement immediately prior to the consummation of such Acquisition or (ii) if permitted by the terms of this Agreement immediately prior to the consummation of such Acquisition, would not provide the Borrower and the Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Unrestricted Additional Term Notes” means second priority senior secured notes and/or junior lien secured notes and/or unsecured notes, in each case issued pursuant to an indenture, note purchase agreement or other agreement and in lieu of the incurrence of Unrestricted Incremental Second Lien Indebtedness; provided that (a) such Unrestricted Additional Term Notes rank pari passu or junior in right of payment and (if secured) of security with the corresponding Class of Term Loans of the Borrower and Commitments hereunder, (b) the Unrestricted Additional Term Notes have a final maturity date that is on or after the then existing Latest Maturity Date with respect to the Term Loans of the corresponding Class and a Weighted Average Life to Maturity (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Term Loans) equal to or longer than the remaining Weighted Average Life to Maturity of the corresponding Class of the then existing Term Loans (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Term Loans), (c) such Unrestricted Additional Term Notes shall have other terms (excluding pricing, fees, rate floors and optional prepayment or redemption terms) substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders or holders providing such Unrestricted Additional Term Notes than, those set forth in this Agreement (except to the extent (x) such terms are conformed (or added) in this Agreement for the benefit of the Lenders hereunder pursuant to an amendment hereto subject solely to the reasonable satisfaction of the Administrative Agent or (y) applicable solely to periods after the Latest Maturity Date of the Term Loans existing at the time of such incurrence) or such terms and conditions as are current market terms for such type of indebtedness, (d) no Restricted Subsidiary is a borrower or a guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Loan Party which shall have previously or substantially concurrently guaranteed or borrowed, as applicable, the Obligations, (e) if such Unrestricted Additional Term Notes are secured, (i) the obligations in respect thereof shall not be secured by liens on the assets of Holdco, the Borrower and the Restricted Subsidiaries, other than assets constituting Collateral, (ii) all security therefor shall be granted pursuant to documentation that is not more restrictive than the Security Documents in any material respect or, if the Liens are pari passu with the Obligations, pursuant to amendments to the Security Documents reasonably acceptable to the Administrative Agent, in each case taken as a whole (as determined by the Borrower) and (iii) (1) if such Unrestricted Additional Term Notes are secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, the representative for such Unrestricted Additional Term Notes shall enter into intercreditor agreements substantially consistent with the provisions of the Intercreditor Agreement (but with Liens securing Obligations being senior Liens thereunder) and otherwise reasonably satisfactory to the Administrative Agent and the Borrower and (2) if such Unrestricted Additional Term Notes are secured by a Lien on the Collateral that is pari passu with the Liens securing the Obligations, a representative for such Unrestricted Additional Term Notes shall enter into (1) the Intercreditor Agreement and (2) a customary intercreditor agreement with the Administrative Agent and/or Collateral Agent substantially consistent with the terms set forth on Exhibit K-1 annexed hereto together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than ten (10) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within ten (10) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations) and (f) any Unrestricted Additional Term Notes issued shall reduce or be counted against, on a dollar-for-dollar basis, the amount available to be drawn as Unrestricted Incremental Second Lien Indebtedness.

“Unrestricted Incremental Second Lien Indebtedness” has the meaning assigned to such term in Section 2.20(a).

“Unrestricted Subsidiary” means (a) a Subsidiary of the Borrower (other than KUEHG Corp.) designated as an “Unrestricted Subsidiary” on Schedule 1.05 and any Subsidiary designated as an “Unrestricted Subsidiary” from time to time pursuant to Section 5.13 and (b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(e)(ii)(D).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly owned Subsidiary” or “wholly owned subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (x) directors’ qualifying shares or (y) shares issued to foreign nationals to the extent required by applicable law) are, as of such date, owned, controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person. For the avoidance of doubt, “wholly owned Restricted Subsidiary” means a wholly owned Subsidiary that is a Restricted Subsidiary.

“Withdrawal Liability” means the liability owed to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield” means, with respect to any Loan, on any date of determination as calculated by the Administrative Agent, (a) any interest rate margin, (b) increases in interest rate floors (but only to the extent that an increase in the interest rate floor with respect to Initial Term Loans would cause an increase in the interest rate then in effect at the time of determination hereunder, and, in such case, then the interest rate floor (but not the interest rate margin solely for determinations under this clause (b)) applicable to such Initial Term Loans shall be increased to the extent of such differential between interest rate floors), (c) original issue discount and (d) upfront fees paid generally to all Persons providing such Loan (with original issue discount and upfront fees being equated to interest based on the shorter of (x) the Weighted Average Life to Maturity of such Loans and (y) four years), but exclusive of any arrangement, structuring, underwriting or similar fee paid to any Person in connection therewith that are not shared generally with all Persons providing such Loan.

Section 1.02     Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Term Loan Borrowing”).

Section 1.03     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (including pursuant to any permitted refinancing, extension, renewal, replacement, restructuring or increase (in each case, whether pursuant to one or more agreements or with different lenders or different agents), but subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) any reference to any Requirement of Law shall, unless otherwise specified, refer to such Requirement of Law as amended, modified or supplemented from time to time and shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law, (g) the phrase “for the term of this Agreement” and any similar phrases shall mean the period beginning on the Closing Date and ending on the Latest Maturity Date, the term “manifest error” shall be deemed to include any clearly demonstrable error whether or not obvious on the face of the document containing such error and (h) all references to “knowledge” or “awareness” of any Loan Party or a Restricted Subsidiary thereof means the actual knowledge of a Responsible Officer of a Loan Party or such Restricted Subsidiary. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.04     Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Holdco, the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s and the Subsidiaries’ consolidated financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by Holdco, the Borrower, the Administrative Agent and the Required Lenders, all financial ratios, covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

Notwithstanding anything in this Agreement to the contrary, any change in GAAP or the application or interpretation thereof that would require operating leases to be treated similarly as a capital lease shall not be given effect in the definitions of Indebtedness or Liens or any related definitions or in the computation of any financial ratio or requirement.

Section 1.05     Pro Forma Calculations. With respect to any period during which the Transactions or any Specified Transaction occurs, for purposes of determining the prepayments required pursuant to Section 2.11(d) Consolidated EBITDA, Consolidated Total Assets, Total Net Leverage Ratio and Senior Secured Net Leverage Ratio or for any other purpose hereunder (or determination of whether a Default or Event of Default has occurred and is continuing), with respect to such period shall be made on a Pro Forma Basis; provided that, in connection with any Specified Transaction that is a Limited Condition Transaction, for purposes of determining compliance with any test or covenant contained in this Agreement during any period which requires the calculation of any of the foregoing ratios or any baskets that is measured as a percentage of Consolidated EBITDA or determination of whether a Default or Event of Default has occurred and is continuing, and, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”) the date of determination for calculation of any such ratios or baskets or determination of whether a Default or Event of Default has occurred and is continuing shall be deemed to be the date the definitive agreements for such Specified Transaction that is a Limited Condition Transaction are entered into (the “LCA Test Date”) and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Applicable Date of Determination ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated and tested on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Section 1.06     Currency Translation. For purposes of determining compliance as of any date after the Closing Date with Section 5.14, Section 6.01, Section 6.02, Section 6.03, Section 6.04, Section 6.05, Section 6.06, Section 6.08 or Section 6.09, or for purposes of making any determination under Section 7.01(f), (g), (j), or (l), or for any other specified purpose hereunder, amounts incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the exchange rates in effect on the last Business Day of the fiscal quarter immediately preceding the fiscal quarter in which such determination occurs or in respect of which such determination is being made, as such exchange rates shall be determined in good faith by the Borrower by reference to customary indices; provided that for purposes of determining compliance with the First Lien Net Leverage Ratio, Total Net Leverage Ratio or Senior Secured Net Leverage Ratio on any date of determination, amounts denominated in a currency other than Dollars will be translated into Dollars (i) with respect to income statement items, at the currency exchange rates used in calculating Consolidated Net Income in the Borrower’s latest financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) with respect to balance sheet items, at the currency exchange rates used in calculating balance sheet items in the Borrower’s latest financial statements delivered pursuant to Section 5.01(a) or (b) and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent of such Indebtedness. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Section 5.14, Section 6.01, Section 6.02, Section 6.03, Section 6.04, Section 6.05, Section 6.06, Section 6.08, Section 6.09, or Section 7.01(f), (g), (j), or (l), being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the fiscal quarter immediately preceding the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

Section 1.07     Rounding. Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this

Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up for five). For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.125, the ratio will be rounded up to 5.13.

Section 1.08     Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.09     [Reserved].

Section 1.10     Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

Section 1.11     Compliance with Article VI. In the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Restricted Payment, Affiliate transaction, restrictive agreement or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause of such Sections in Article VI, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.

ARTICLE II

The Credits

Section 2.01     Commitments. Subject to the terms and express conditions set forth herein, each applicable Lender severally agrees to make a Term Loan to KC Sub on the Closing Date in Dollars in an aggregate principal amount equal to its Tranche B Term Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. The Tranche B Term Commitments will terminate in full upon the making of the Loans referred to in this Section 2.01.

Section 2.02     Loans and Borrowings.

(a)     Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made to the Borrower by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)     Subject to Section 2.14, each Term Loan Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)     At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time, provided that there shall not at any time be more than a total of 6 Eurocurrency Borrowings outstanding plus up to an additional 3 Interest Periods in respect of each (i) Incremental Facility, (ii) Extended Term Loans, and (iii) Other Term Loans.

(d)     Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Term Loan Maturity Date applicable to such Borrowing, as the case may be.

(e)     [Reserved].

Section 2.03     Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (a) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any notice of a Borrowing to be made on the Closing Date (whether a Eurocurrency Borrowing or ABR Borrowing) may be given not later than 11:00 a.m. New York City time (or such later time as the Administrative Agent may reasonably agree), one (1) Business Day prior to the date of the proposed Borrowing, which notice may be subject to the effectiveness of the Credit Agreement. Each such written Borrowing Request shall be confirmed promptly by hand delivery, electronic communication (including Adobe pdf file) or facsimile to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such written Borrowing Request shall specify the following information:

(i)       the name of the Borrower;

(ii)      the Class of such Borrowing;

(iii)     the currency and aggregate amount of such Borrowing;

(iv)     the date of such Borrowing, which shall be a Business Day;

(v)      whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(vi)      in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii)     the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06, and whether the funds shall be disbursed to KUEHG Corp. or KC Sub.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04     [Reserved].

Section 2.05     [Reserved].

Section 2.06     Funding of Borrowings.

(a)     Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (i) 11:00 a.m., New York City time, in the case of a Eurocurrency Borrowing denominated in Dollars or an ABR Borrowing for which notice has been provided one (1) Business Day prior to the date of the proposed Borrowing, or (ii) 12:00 p.m., New York City time, in the case of an ABR Borrowing (other than as provided in clause (i)), in each case to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by wire transfer of the amounts so received, in immediately available funds, to an account of the Borrower, in each case designated by the Borrower in the applicable Borrowing Request.

(b)     Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent, within five (5) Business Days of written notice, such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower, to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07     Interest Elections.

(a)     Each Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section, provided that the Borrower may not change the currency of any Borrowing. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)     To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing (a) in the case of a conversion to a Eurocurrency Borrowing, not later than 1:00 p.m., New York City time, three (3) Business Days before the effective date of the proposed election, or (b) in the case of a conversion to an ABR Borrowing, not later than 10:00 a.m., New York City time, on the effective date of the proposed election. Each such written Interest Election Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit B and signed by the Borrower.

(c)     Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)       the name of the Borrower;

(ii)      the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iv) and (v) below shall be specified for each resulting Borrowing);

(iii)     the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iv)     whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(v)      if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default under Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i) has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing, no outstanding Borrowing may be continued for an Interest Period of more than one month’s duration.

Section 2.08    Termination and Reduction of Commitments.

(a)    [Reserved].

(b)    [Reserved].

(c)    [Reserved].

(d)    The Borrower, in its sole discretion, shall have the right, but not the obligation, at any time so long as no Specified Event of Default has occurred and is continuing, upon at least one (1) Business Day’s notice to a Defaulting Lender (with a copy to the Administrative Agent), to terminate in whole such Defaulting Lender’s Commitment. Such termination shall be effective with respect to such Defaulting Lender’s unused portion of its Commitment on the date set forth in such notice. No termination of the Commitment of a Defaulting Lender shall be deemed a waiver or release of any claim the Borrower, the Administrative Agent or any Lender may have against the Defaulting Lender.

Section 2.09    Repayment of Loans; Evidence of Debt.

(a)    The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender to the Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder to the Borrower, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower for the account of the Lenders and each Lender’s share thereof.

(d)     The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.

(e)     Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and substantially in the form of the applicable Exhibit F, provided that, except as set forth in Section 4.01(a)(ii)(C), the delivery of any such note shall not be a condition precedent to the Closing Date or any Acquisition or Investment. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to such payee and its registered assigns (and ownership shall at all times be recorded in the Register).

Section 2.10     Repayment of Term Loans.

(a)     To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.

(b)     [Reserved].

(c)     [Reserved].

(d)     [Reserved].

(e)     Prior to any repayment of any Term Loan Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent in writing of such election not later than 1:00 p.m., New York City time, on the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Loan Borrowings shall be accompanied by accrued interest on the amount repaid.

Section 2.11     Prepayment of Loans.

(a)     The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, as selected and designated by the Borrower, subject to the requirements of this Section 2.11 and Section 2.16. Notwithstanding the foregoing, (i) each voluntary prepayment of any Loan pursuant to this Section 2.11(a), (ii) each mandatory prepayment pursuant to Section 2.11(e), (iii) each Repricing Amendment, or (iv) each assignment by a Non-Consenting Lender pursuant to Section 9.02(c) shall be subject to payment of the Prepayment Premium unless, in each case, the voluntary or mandatory prepayment, repricing transaction or assignment, as the case may be, is made in connection with an IPO (in which case, for the avoidance of doubt, such voluntary or mandatory prepayment, repricing transaction or assignment, as the case may be, shall not be subject to the Prepayment Premium). Any such voluntary prepayment shall be applied as specified in Section 2.10(d). Notwithstanding anything to the contrary in this Agreement, after any Extension, the Borrower may prepay any Borrowing of any Class of non-extended Term Loans pursuant to which the related Extension Offer was made without any obligation to prepay the corresponding Extended Term Loans.

(b)     [Reserved].

(c)     Subject to paragraphs (f) and (m) of this Section, and unless the Required Lenders otherwise agree, in the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Restricted Subsidiary in respect of any Prepayment Event, the Borrower shall, within five (5) Business Days after such Net Proceeds are received, prepay Term Loans on a pro rata basis (except, as to Term Loans made pursuant to an Incremental Facility Amendment or a Refinancing Amendment, as otherwise set forth in such Incremental Facility Amendment or a Refinancing Amendment, or as to a Replacement Term Loan), in each case in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that in the case of any such event described in clause (a) or (b) of the definition of the term “Prepayment Event,” if the Borrower or any Restricted Subsidiary applies (or commits pursuant to a binding contractual arrangement (including pursuant to a letter of intent) to apply) the Net Proceeds from such event (or a portion thereof) within twelve (12) months after receipt of such Net Proceeds to reinvest such proceeds in assets of the general type used or useful in the business of the Borrower and its Restricted Subsidiaries (including in connection with an acquisition), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of the twelve-month (or, if committed to be so applied within twelve (12) months of the receipt of such Net Proceeds, eighteen-month) period following receipt of such Net Proceeds, at the end of which period a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied; provided, further, that with respect to any Prepayment Event referenced in paragraph (a) or (b) of the definition thereof, (i) the Borrower shall only be obligated to make any prepayment otherwise required by this paragraph (c) to the extent the aggregate amount of Net Proceeds from all such Prepayment Events, after giving effect to the reinvestment rights set forth herein, exceeds $7,800,000 (the “Prepayment Trigger”) in any fiscal year of the Borrower, but then from all such Net Proceeds and (ii) the Borrower may use a portion of such Net Proceeds to prepay or repurchase Second Lien Senior Secured Notes or any other Indebtedness secured by the Collateral on a pari passu basis with the Liens securing the Obligations (the “Other Applicable Indebtedness”) to the extent required pursuant to the terms of the documentation governing such Other Applicable Indebtedness, in which case, the amount of prepayment required to be made with respect to such Net Proceeds pursuant to this Section 2.11(c) shall be deemed to be the amount equal to the product of (x) the amount of such Net Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of Term Loans that would otherwise be required to be prepaid pursuant to this paragraph (c) and the denominator of which is the sum of the outstanding principal amount of such Other Applicable Indebtedness required to be prepaid pursuant to the terms of the documents governing such Other Applicable Indebtedness and the outstanding principal amount of Term Loans required to be prepaid pursuant to this paragraph.

(d)     Subject to paragraphs (f) and (m) of this Section 2.11 and unless the Required Lenders otherwise agree, following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2016, the Borrower shall prepay, Term Loan Borrowings in an aggregate amount equal to the Required Percentage of Excess Cash Flow for such fiscal year; provided that such amount shall be reduced by (1) the aggregate principal amount of permitted loan buybacks (limited to the amount of cash actually paid in respect of such purchase), (2) voluntary prepayments made with Internally Generated Cash (other than prepayments pursuant to Section 2.11(c), (d) or (e)) of Term Loans and other applicable Indebtedness and (3) voluntary prepayments made with Internally Generated Cash (other than prepayments pursuant to Section 2.11(c), (d) or (e)) (in each case of the First Lien Credit Agreement of the First Lien Term Loans, Other Applicable Indebtedness (as defined in the First Lien Credit Agreement) and First Lien Revolving Loans (to the extent of, in the case of First Lien Revolving Loans, a corresponding Revolving Commitment (as defined in the First Lien Credit Agreement) reduction) made during such fiscal year or the period following the end of such fiscal year and prior to the ECF Due Date; provided further that such amount shall only be required to be paid to the extent it exceeds $5,000,000. Each prepayment pursuant to this paragraph shall be made not later than ten (10) Business Days after the financial statements referred to in Section 5.01(a) for the fiscal year with respect to which such prepayment is made are required to be delivered (such earlier date, the “ECF Due Date”). All prepayments made pursuant to this Section 2.11(d) shall be applied solely to the outstanding Initial Term Loans (and any Incremental Term Loans, Extended Term Loans or Other Term Loans to the extent provided for in the applicable Incremental Facility Amendment, Extension Amendment or Refinancing Amendment; provided that the Initial Term Loans receive not less than the pro rata portion of such prepayment).

(e)     Subject to paragraphs (f) and (m) of this Section 2.11 and unless the Required Lenders otherwise agree, if the Borrower incurs or issues any (i) Credit Agreement Refinancing Indebtedness or Refinancing Notes permitted to be incurred or issued hereunder (other than a Permitted Refinancing thereof) or (ii) any other Indebtedness not permitted under Section 6.01, the Borrower shall, within five (5) Business Days, prepay the principal amount of the corresponding Credit Agreement Refinanced Debt (in the case of clause (i)) or each Class of Term Loans on a pro rata basis (in the case of clause (ii)), in each case in accordance with Section 2.11(g) and in an aggregate amount the Dollar Equivalent of which is equal to 100% of the Net Proceeds of such issuance or incurrence (provided such Net Proceeds shall be deemed reduced by an amount equal to the, accrued and unpaid interest, premiums and fees and expenses associated with such principal amount prepaid); provided that, unless such incurrence or issuance, as applicable, and prepayment are in connection with an IPO, such prepayment shall be subject to payment of the Prepayment Premium.

(f)     Notwithstanding any other provisions of this Section 2.11, (i) to the extent that any of or all the Net Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.11(c) (a “Foreign Disposition”), the Net Proceeds of any Prepayment Event from a Foreign Subsidiary (a “Foreign Prepayment Event”) or Excess Cash Flow of a Foreign Subsidiary would (x) give rise to a risk of liability for the directors of such Foreign Subsidiary, (y) be prohibited or delayed by applicable local law (including financial assistance, corporate benefit, restrictions on upstreaming cash intra-group and the fiduciary and statutory duties of directors of the relevant subsidiaries or (z) be restricted by applicable

Organizational Documents of any Restricted Subsidiary that is not a wholly owned Subsidiary from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(d), or the Borrower shall not be required to make a prepayment at the time provided in Section 2.11(c), as the case may be, and instead, such amounts may be retained by the applicable Foreign Subsidiary (the Borrower hereby agreeing to use commercially reasonable efforts (as determined in the Borrower’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law, or applicable Organizational Document impediment to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law or applicable Organizational Document impediment, such repatriation will be promptly effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than five (5) Business Days after such repatriation could be made) applied (net of additional taxes, costs and expenses payable or reserved against as a result thereof) (whether or not repatriation actually occurs) to the repayment of the Term Loans pursuant to this Section 2.11 to the extent provided herein and (ii) to the extent that the Borrower has determined in consultation with the Administrative Agent that repatriation of any of or all the Net Proceeds of any Foreign Disposition, any Foreign Prepayment Event or Excess Cash Flow of a Foreign Subsidiary would have a material adverse tax consequence with respect to such Net Proceeds or Excess Cash Flow (which for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so the Borrower, any Restricted Subsidiary or any of their respective affiliates and/or equity partners would incur a tax liability, including a tax dividend, deemed dividend pursuant to Code Section 956 or a withholding tax), the Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(g)    In connection with (i) any optional prepayment of Borrowings hereunder or (ii) any mandatory prepayment of Borrowings hereunder, the Borrower shall, in each case, subject to the provisions of this paragraph and paragraph (l) of this Section, select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (h) of this Section. The Administrative Agent will promptly notify each Lender holding the applicable Class of Term Loans of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment. Each such Term Loan Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clause (c) or (d) of this Section 2.11 by providing notice to the Administrative Agent at or prior to the time of such prepayment; provided that for the avoidance of doubt, no Lender may reject any prepayment made with the proceeds of Credit Agreement Refinancing Indebtedness. Any Declined Proceeds remaining thereafter shall be retained by the Borrower (“Retained Declined Proceeds”).

(h)    The Borrower shall notify the Administrative Agent in writing of any prepayment hereunder (a) in the case of a Eurocurrency Borrowing, not later than 1:00 p.m.,

New York City time, three (3) Business Days before the date of the proposed prepayment or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, provided that a notice of optional prepayment may state that such notice is conditional upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of any other specified event, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Except as otherwise provided herein, each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any prepayment fees required by Section 2.11(a), to the extent applicable.

(i)     Notwithstanding anything to the contrary contained in this Agreement, so long as no Event of Default has occurred and is continuing or would result therefrom, Holdco, the Borrower or any Restricted Subsidiary (in such case, the foregoing being herein referred to as the “Auction Parties” and each, an “Auction Party”) may repurchase outstanding Term Loans on the following basis:

(A)     Such Auction Party may repurchase all or any portion of any Class of Term Loan pursuant to a Dutch Auction (or such other modified Dutch Auction conducted pursuant to similar procedures as the Borrower and Administrative Agent may otherwise agree); provided that no proceeds of First Lien Revolving Loans shall be used by any Auction Party to repurchase Term Loans pursuant to such Auction;

(B)     Following repurchase by any Auction Party pursuant to this Section 2.11(i), the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by any Auction Party), for all purposes of this Agreement and the principal amount of the Loans so repurchased shall be applied on a pro rata basis to reduce the scheduled remaining installments of principal on such Class of Term Loans. In connection with any Term Loans repurchased and cancelled pursuant to this Section 2.11(i), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation. Any payment made by any Auction Party in connection with a repurchase permitted by this Section 2.11(i) shall not be subject to any of the pro rata payment or sharing requirements of this Agreement. Notwithstanding anything in this Agreement or any other Loan Documents to the contrary, failure by an Auction Party to make any payment to a Lender required by an agreement permitted by this Section 2.11(i) shall not constitute a Default or an Event of Default;

(C)    Each Lender that sells its Term Loans pursuant to this Section 2.11(i) acknowledges and agrees that (i) the Auction Parties may come into possession of additional information regarding the Loans or the Loan Parties at any time after a repurchase has been consummated pursuant to an Auction hereunder that was not known to such Lender or the Auction Parties at the time such repurchase was consummated and that, when taken together with information that was known to the Auction Parties at the time such repurchase was consummated, may be information that would have been material to such Lender’s decision to enter into an assignment of such Term Loans hereunder (“Excluded Information”), (ii) such Lender will independently make its own analysis and determination to enter into an assignment of its Loans and to consummate the transactions contemplated by an Auction notwithstanding such Lender’s lack of knowledge of Excluded Information and (iii) none of the Auction Parties, the Sponsor or any of their respective Affiliates, or any other Person shall have any liability to such Lender with respect to the nondisclosure of the Excluded Information. Each Lender that tenders Loans pursuant to an Auction agrees to the foregoing provisions of this clause (C). The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.11(i) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment requirements) (it being understood and acknowledged that purchases of the Loans by an Auction Party contemplated by this Section 2.11(i) shall not constitute Investments by such Auction Party) or any other Loan Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.11(i).

(j)    Notwithstanding any of the other provisions of this Section 2.11, if any prepayment of Eurocurrency Loans is required to be made under this Section 2.11, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.11 in respect of any such Eurocurrency Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit with the Administrative Agent in the currency in which such Loan is denominated the amount of any such prepayment otherwise required to be made hereunder until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.11. Such deposit shall constitute cash collateral for the Eurocurrency Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 2.11.

(k)    [Reserved].

(l)    Application of Prepayment by Type of Term Loans. In connection with any voluntary prepayments by the Borrower pursuant to Section 2.11(a), any voluntary prepayment thereof shall be applied first to ABR Loans to the full extent thereof before application to Eurocurrency Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16. In connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to Section 2.11, such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurocurrency

Rate Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.11(g), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Eurocurrency Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16.

(m)     Notwithstanding anything in this Section 2.11 to the contrary, no prepayment required or permitted pursuant to Section 2.11(c), (d) or (e)(ii) shall be required until the Discharge of First Priority Debt Obligations (as defined in the Intercreditor Agreement) shall have occurred, except “Declined Proceeds” pursuant to Section 2.11(g) of the First Lien Credit Agreement shall be applied as prepayments hereunder pursuant to Section 2.12(c) or (d), as applicable provided, however, that notwithstanding anything to the contrary contained therein, (x) such payment of Declined Proceeds shall be due promptly after the Borrower’s receipt of notice from the First Lien Administrative Agent that the applicable First Lien Lender has rejected the corresponding mandatory prepayment under the First Lien Credit Agreement and (y) the Borrower shall promptly, and in any event within five (5) Business Days of receipt of such notice from the First Lien Administrative Agent, deliver notice of such prepayment pursuant to paragraph (h) of this Section).

Section 2.12     Fees.

(a)     [Reserved].

(b)     [Reserved].

(c)     [Reserved].

(d)     The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e)     All fees payable hereunder shall be paid by the Borrower on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

(f)     The Borrower agrees to pay on the Closing Date to each Lender of an Initial Term Loan party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Initial Term Loan, a closing fee, which shall be structured as original issue discount (the “Term Loan Closing Fee”) in an amount equal to 1.00% of the stated principal amount of such Lender’s Initial Term Loan funded on the Closing Date. Such Term Loan Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter and shall be netted against the Initial Term Loans made by such Lender to the Borrower.

Section 2.13     Interest.

(a)     The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)     The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)     Notwithstanding the foregoing, following the occurrence and during the continuance of a Specified Event of Default, if any principal of or interest on any Loan or any fee payable by the Borrower hereunder is not paid when due (after the expiration of any applicable grace period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section (including the Applicable Margin) or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided that no default rate shall accrue on the Loans of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d)     Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on written demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)     All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14     Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a)     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for such Interest Period; or

(b)     the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing denominated in such currency to, or continuation of any Borrowing denominated in such currency as, a Eurocurrency Borrowing in such currency shall be ineffective, and any Eurocurrency Borrowing denominated in such currency that is requested to be continued shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.15     Increased Costs.

(a)     If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate);

(ii)     impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender; or

(iii)     subject any Lender to any additional Taxes of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of such Lender in respect thereof (except, in each case, for Indemnified Taxes or Other Taxes indemnifiable under Section 2.17 and any Excluded Taxes);

and the result of any of the foregoing shall be to materially increase the cost to such Lender of making, converting to, continuing or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) of the Borrower or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)     If any Lender determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of materially reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to the Borrower to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital and liquidity adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)     A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company and the basis for requesting such compensation, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)     Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor, and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16     Break Funding Payments. In the event of (a) the payment by the Borrower of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto, (b) the conversion by the Borrower of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure by the Borrower to borrow, convert into, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(h) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (other than loss of profit). In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurocurrency Rate that would have been applicable to such Loan (excluding the impact of the proviso of the “Adjusted Eurocurrency Rate” definition), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits or Euro deposits, as applicable, of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any costs incurred more than 120 days prior to the date of the event giving rise to such costs.

Section 2.17     Taxes.

(a)     Each payment by or on account of any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any Requirement of Law. If any applicable withholding agent is so required to withhold

Taxes, then such withholding agent shall so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with any applicable law. To the extent such Taxes are Indemnified Taxes or Other Taxes, then the amount payable by the applicable Loan Party shall be increased as necessary so that, net of such withholding (including any such withholding applicable to additional amounts payable under this Section 2.17), the applicable Lender (or, in the case of any amount payable to the Administrative Agent for its own account, the Administrative Agent) receives the amount it would have received had no such withholding been made.

(b)     In addition, each Loan Party (i) shall pay any Other Taxes imposed on them to the relevant Governmental Authority in accordance with applicable law and (ii) shall indemnify each Recipient for any Other Taxes imposed on it in accordance with Section 2.17(d).

(c)     As promptly as possible after any payment of any Taxes pursuant to this Section 2.17 by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment.

(d)     The Loan Parties shall, jointly and severally, indemnify each Recipient for the full amount of any Indemnified Taxes or Other Taxes that are paid or payable by such Recipient (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted; provided, however, that if a Recipient does not notify the Loan Parties of any indemnification claim under this Section 2.17(d) within 120 days after such Recipient has received written notice of the claim of a taxing authority giving rise to such indemnification claim, the Loan Parties shall not be required to indemnify such Recipient for any incremental interest or penalties resulting from such Recipient’s failure to notify the Loan Parties within such 120-day period. The indemnity under this paragraph (d) shall be paid within 30 days after the Recipient (or the Administrative Agent, on behalf of such Recipient) delivers to the applicable Loan Party a certificate stating the amount of Indemnified Taxes or Other Taxes so payable by such Recipient and the basis for requesting such reimbursement. Such certificate shall be conclusive of the amount so payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)     (i)Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit any such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to U.S. federal backup withholding or information reporting requirements, or any other U.S. or non-U.S. withholding requirements. Upon the reasonable request of the Borrower Representative or the

Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(e). If any form or certification previously delivered pursuant to this Section 2.17(e) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Borrower Representative and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so. Notwithstanding anything to the contrary in this Section 2.17(e)(i), the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A)-(E) or (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided to the Administrative Agent by such Lender pursuant to this Section 2.17(e).

(ii)     Without limiting the generality of the foregoing, any Lender shall, if it is legally eligible to do so, deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a party hereto, two duly completed and executed copies of whichever of the following is applicable:

(A)     in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(B)     in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or W-8BEN-E (or any successor form);

(C)     in the case of a Foreign Lender for whom any payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI (or any successor form);

(D)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code both (1) IRS Form W-8BEN or W-8BEN-E (or any successor form) and (2) a certificate substantially in the form of the applicable Exhibit I (a “U.S. Tax Certificate”);

(E)     in the case of a Foreign Lender that is not the beneficial owner of payments made under any Loan Document (for example, where the Foreign Lender is a partnership or a participating Lender), (1) an IRS Form W-8IMY (or any successor form) on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (e)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership (and not a participating Lender) for U.S. federal income tax purposes and one or more of its partners are claiming the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)     any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)     If a payment made to any Lender would be subject to U.S. federal withholding Tax imposed under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Borrower Representative and Administrative Agent requested by the Administrative Agent and the Borrower Representative as may be necessary for the Administrative Agent and the Borrower to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments after the date of this Agreement.

(iv)     Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(f)     If any Recipient determines, in its sole discretion (in good faith), that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid by any Loan Party pursuant to this Section 2.17), it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Recipient, shall repay to such Recipient the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Recipient is required to repay such refund to such Governmental Authority. This Section 2.17(f) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g)     On or before the date it becomes a party to this Agreement, any Administrative Agent that is a U.S. Person shall deliver to the Borrower Representative two duly completed copies of IRS Form W-9, or any subsequent versions or successors to such form, certifying that such Administrative Agent is exempt from U.S. federal backup withholding. Any

Administrative Agent, and any successor or supplemental Administrative Agent, that is not a U.S. Person, shall deliver to the Borrower Representative, (i) with respect to amounts payable to the Administrative Agent on behalf of any Lender, two duly completed copies of IRS Form W-8IMY certifying that it is a “U.S. branch” and that the payments are not effectively connected with the conduct of a trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments as contemplated by Treasury Regulation Section 1.1441-1(b)(2)(iv)(A)), and (ii) with respect to amounts payable to the Administrative Agent for its own account, two duly completed copies of IRS Form W-8ECI. Notwithstanding anything to the contrary, nothing in this Section 2.17(g) shall require the Administrative Agent to deliver any documentation that it is not legally eligible to deliver as a result of any Change in Law after the date hereof.

(h)    [Reserved].

(i)    Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of other obligations under any Loan Document.

Section 2.18    Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)    The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.15, Section 2.16, Section 2.17 or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time) on the date when due, in immediately available funds, without setoff or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in same day funds not later than 2:00 p.m. on the date specified herein. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s Office, except that payments pursuant to Section 2.11(i), Section 2.12(d), Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)    If, other than as provided elsewhere herein, any Lender shall, by exercising any right of setoff or counterclaim, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans of the applicable Class, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (v) any payment or prepayment made by or on behalf of the Borrower or any other Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (w) [Reserved], (x) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant or the termination of any Lender’s commitment and non-pro rata repayment of Liens pursuant to Section 2.19(b), (y) transactions in connection with an open market purchase or a Dutch Auction, or (z) in connection with a transaction pursuant to an Extension Offer, Refinancing Amendment or Incremental Facility Amendment or amendment in connection with Refinanced Term Loans. For the avoidance of doubt, this Section shall not limit the ability of Holdco, the Borrower or any Restricted Subsidiary to (i) purchase and retire Term Loans pursuant to an open market purchase or a Dutch Auction or (ii) pay principal, fees, premiums and interest with respect to Other Term Loans, Refinanced Term Loans or Incremental Term Loans following the effectiveness of any Refinancing Amendment, any Extension Offer or Incremental Facility Amendment, as applicable, on a basis different from the Loans of such Class that will continue to be held by Lenders that were not Extending Lenders or Lenders pursuant to such Incremental Facility Amendment, as applicable. For purposes of subclause (c) of the definition of Excluded Taxes, a Lender that acquires a participation pursuant to this Section 2.18(c) shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.

(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)     If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(a) or (b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19     Mitigation Obligations; Replacement of Lenders.

(a)     If any Lender requests compensation under Section 2.15 or Section 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)     If any Lender requests compensation under Section 2.15 or Section 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender ceases to make Eurocurrency Loans as a result of any of the conditions in Section 2.14 or Section 2.15, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (1) terminate the unused Commitment of such Lender and repay the Loans on a non-pro rata basis, or (2) require such Lender (and such Lender shall be obligated) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, other than in the case of a Defaulting Lender, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.

(c)     Any Lender being replaced pursuant to Section 2.19(b) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans (provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register) and (ii) deliver Notes, if any, evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitments and outstanding Loans, (B) all obligations of the Loan Parties owing to the assigning Lender relating to the Loan Documents and participations so assigned shall be paid in full by the assignee Lender or the Loan Parties (as applicable) to such assigning Lender concurrently with such assignment and assumption, any amounts owing to the assigning Lender (other than a Defaulting Lender) under Section 2.16 as a consequence of such assignment and (C) upon such payment and, if so requested by the assignee Lender, the assignor Lender shall deliver to the assignee Lender the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

Section 2.20     Incremental Loans.

(a)     At any time and from time to time prior to the Latest Maturity Date, subject to the terms and express conditions set forth herein, the Borrower may by no less than three (3) Business Days’ prior notice to the Administrative Agent (or such lesser number of days reasonably acceptable to the Administrative Agent), request to add one or more new credit facilities denominated in Dollars and consisting of one or more additional tranches of term loans or an increase to an existing Class of Term Loans (each, an “Incremental Term Facility” or an “Incremental Facility”) (with the Loans and Commitments thereunder made (and funded) to KUEHG Corp. or KC Sub in the sole discretion of KUEHG Corp. and KC Sub); provided that (i) (A) immediately before and after giving effect to each Incremental Facility Amendment and the applicable Incremental Facility, no Event of Default exists at the time of such request or immediately after giving effect thereto; provided that to the extent the proceeds of any Incremental Loans are being used to finance a Permitted Acquisition or other Permitted Investment, immediately before and after giving effect to each Incremental Facility Amendment and the applicable Incremental Facility, no Specified Event of Default exists at the time of such request or immediately after giving effect thereto, (B) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of the date of effectiveness (or true and correct in all material respects as of a specified date, if earlier), subject to customary “SunGard” limitations to the extent the proceeds of any Incremental Loans are being used to finance a Permitted Acquisition or other Permitted Investment, (ii) (A) subject to the provisos to this sentence, immediately after giving effect to each Incremental Facility Amendment and the applicable Incremental Facility, if such Incremental Facility is secured by a Lien on the Collateral, the Senior Secured Net Leverage Ratio computed on a Pro Forma Basis shall not be greater than 5.70:1.00 or, to the extent the proceeds of such Incremental Facility are being used to finance a Permitted Acquisition or other Permitted Investment, would not be greater than the Secured Net Leverage Ratio immediately prior to such incurrence, and (C) subject to the provisos to this sentence, immediately after giving effect to each Incremental Facility Amendment and the applicable Incremental Facility, if such Incremental Facility is unsecured, the Total Net Leverage Ratio computed on a Pro Forma Basis shall not be greater than 5.90:1.00 or, to the extent the proceeds of such Incremental Facility are being used to finance a Permitted Acquisition or other Permitted Investment, would not be greater than the Total Net Leverage Ratio immediately prior to such incurrence (assuming, in each case, solely for purposes of this Section 2.20 at the time of incurrence and not for any other provision hereunder, that (I) all Incremental Facilities, Additional Term Notes and Ratio Debt in each case established on or prior to such date are fully drawn other than any Unrestricted Additional Term Note and Incremental Facilities incurred in reliance on the Incremental Base Amount and (II) the proceeds of such Incremental Loans are not included as unrestricted cash and Cash Equivalents in clause (i) of the definition of “Senior Secured Net Leverage Ratio” and “Total Net Leverage Ratio,” as applicable) (such Indebtedness, the “Incremental Ratio Debt”); provided that to the extent the proceeds of such Incremental Loans are to be used to prepay Indebtedness, the use of such proceeds for the prepayment of such Indebtedness may be given pro forma effect; provided, further, that the financial incurrence test set forth in clause (ii) of this paragraph (a) shall not apply to (1) the incurrence of an aggregate principal amount of Indebtedness under Incremental Facilities and Unrestricted Additional Term Notes after the Closing Date not to exceed an amount the Dollar Equivalent (calculated using the Exchange Rate on the date of effectiveness of such Incremental Facility Amendment and Incremental Facility) of which equals the greater of (x) $80,000,000 and (y) 50% of Borrower’s Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements are available, calculated on a Pro Forma Basis (such amount the “Incremental Base Amount”) (minus (x) the aggregate principal amount of any Unrestricted Additional Term Notes and (y) the aggregate principal amount of any First Lien Incremental Facilities and First Lien Unrestricted Additional Term Notes incurred in reliance on the Incremental Base Amount (as defined in the First Lien Credit Agreement)) plus (2) the amount of any voluntary prepayments of any tranche of the Term Loans effected after the Closing Date that are not financed with the incurrence of long-term Indebtedness (including purchases of the Loans (and, in the case of the First Lien Revolving Loans, voluntary termination of the corresponding Revolving Commitments) by the Loan Parties at or below par, including, for the avoidance of doubt, pursuant to Section 2.11(i); provided that in the case of any prepayments or repurchases below par, such credit shall be limited to the actual amount of cash paid to the lenders in connection with such prepayment or repurchase) (such Indebtedness, the “Unrestricted Incremental Second Lien Indebtedness”) (it being understood and agreed that the Borrower shall designate any such Indebtedness as Unrestricted Incremental Second Lien Indebtedness or Unrestricted Additional Term Notes on or prior to the date of such incurrence by notice to the Administrative Agent and (iii) in the event that the Yield for any Incremental Term Facility that is pari passu in right of payment and with respect to the Collateral with the Term Loans is higher than the Yield for the Initial Term Loans by more than 50 basis points, then the Applicable Margin for the Initial Term Loans shall be increased to the extent necessary so that the Yield for the Initial Term Loans is equal to the Yield for such Incremental Term Facility minus 50 basis points (the provision in this clause, the “MFN Protection”). For the avoidance of doubt, (i) the Borrower shall be deemed to have used amounts under clause (2) of the immediately preceding proviso prior to utilization of amounts under clause (1) of the immediately preceding proviso or any Incremental Ratio Debt, and the Borrower shall be deemed to have used any Incremental Ratio Debt (to the extent compliant therewith) prior to utilization of amounts under clause (1), and (ii)

Loans may be incurred under both clause (1) of the immediately preceding proviso and the Incremental Ratio Debt basket, and proceeds from any such incurrence may be utilized in a single transaction by first calculating the incurrence under the Incremental Ratio Debt basket above and then calculating the incurrence under clause (1) of the immediately preceding proviso. Each Incremental Facilities shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $10,000,000, provided that such amount may be less than $10,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Facilities set forth above.

(b)     Each Incremental Term Facility (i) if made a part of the existing tranche of Initial Term Loans, shall have terms identical to those applicable to such Initial Term Loans or (ii) if consisting of an additional tranche of term loans shall have such terms as determined by the Borrower and the lenders providing such Incremental Term Facility; provided that (A) such Incremental Term Facility shall rank pari passu or junior in respect of the Collateral with the Initial Term Loans and shall rank junior in respect of the Collateral with the First Lien Loans or be unsecured, (B) no Restricted Subsidiary is a borrower or a guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Loan Party which shall have previously or substantially concurrently guaranteed or borrowed the Obligations, (C) no Incremental Term Facility shall have a final maturity date earlier than the then existing Latest Maturity Date with respect to Term Loans, (D) no Incremental Term Facility shall have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the then-remaining Initial Term Loans (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Initial Term Loans), (E) for purposes of prepayments, shall be treated no more favorably than the Initial Term Loans of the Borrower except those that only apply after the then existing Latest Maturity Date with respect to Term Loans, and (F) the covenants, events of default and guarantees (other than maturity fees, discounts, upfront fees, interest rate, redemption terms and redemption premiums) of such Incremental Term Loans shall be substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders or holders providing such Incremental Term Loans than, those set forth in the Loan Documents (except to the extent (x) such terms are conformed (or added) in this Agreement for the benefit of the Lenders hereunder pursuant to an amendment hereto subject solely to the reasonable satisfaction of the Administrative Agent or (y) applicable solely to periods after the Latest Maturity Date of the Term Loans existing at the time of such incurrence).

(c)     [Reserved].

(d)     Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Facility. Any additional bank, financial institution, existing Lender or other Person that elects to provide Commitments under an Incremental Facility shall be reasonably satisfactory to the Borrower (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdco, the Borrower, such Additional Lender (in the case of this Agreement and, as appropriate, any other Loan Document, as applicable) and, to the extent it directly adversely amends or modifies the rights or duties of the Administrative Agent and/or the

Collateral Agent, the Administrative Agent and/or the Collateral Agent. No Lender shall be obligated to provide any Commitments under an Incremental Facility, unless it so agrees. Commitments in respect of any Incremental Facilities shall become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary, advisable or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section (including to provide for voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)). The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Additional Lenders, be subject to the satisfaction (or waiver) on the date thereof of the express conditions in respect of such Incremental Facility Amendment to be mutually agreed upon by the Additional Lenders and the Borrower customary for transactions of the type in respect of which the applicable Incremental Facility relates. The proceeds of any Loans under an Incremental Facility will be used, directly or indirectly, for working capital and/or general corporate purposes and/or any other purposes not prohibited hereunder (including, without limitation, Restricted Payments, Acquisitions and other Investments). This Section 2.20 shall supersede any provisions in Section 2.11, Section 2.18 and Section 9.02 to the contrary.

Section 2.21     Refinancing Amendments. At any time after the Closing Date, the Borrower may obtain from any existing Lender or any other Person reasonably satisfactory to the Borrower (any such existing Lender or other Person being called an “Additional Refinancing Lender”) Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans then outstanding under this Agreement (which will be deemed to include any then outstanding Other Term Loans constituting Term Loans) in the form of Other Term Loans or Other Term Commitments, in each case pursuant to a Refinancing Amendment; provided that (i) such Credit Agreement Refinancing Indebtedness shall rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder, (ii) such Credit Agreement Refinancing Indebtedness shall have such pricing, interest, fees, premiums and optional prepayment and redemption terms as may be agreed by Holdco, the Borrower and the Additional Refinancing Lenders thereof, (iii) such Credit Agreement Refinancing Indebtedness shall only be secured by assets consisting of Collateral, (iv) the covenants, events of default and guarantees of such Credit Agreement Refinancing Indebtedness (other than pricing, interest, fees, premiums and optional prepayment), if not consistent with the terms of the Term Loans, shall not be materially more restrictive to the Loan Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Term Loans unless (x) the Lenders of the Term Loans receive the benefit of such more restrictive terms or (y) any such provisions apply after the Term Loan Maturity Date and (v) if such Credit Agreement Refinancing Indebtedness is secured on a junior basis to the Initial Term Loans, the Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Intercreditor Agreement. The effectiveness of any Refinancing Amendment shall be subject to such express conditions as are mutually agreed with the participating Additional Refinancing Lenders. Each Class of Credit Agreement Refinancing Indebtedness (other than in connection with an extension of the maturity of Term Loans) incurred under this Section 2.21 shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $10,000,000, provided that such amount may be less than $10,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Credit Agreement Refinancing Indebtedness set forth above. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary or reasonably advisable to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, or reasonably advisable or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. This Section 2.21 shall supersede any provisions in Section 2.18 and Section 9.02 to the contrary.

Section 2.22     [Reserved].

Section 2.23     [Reserved].

Section 2.24     Extensions of Term Loans.

(a)     Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans of the applicable Class with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans with a like maturity date) and offered on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate, premiums or fees payable in respect of such Term Loans (and related outstandings) and/or modifying the amortization schedule, optional prepayment terms, required prepayment dates and participation in prepayments in respect of such Lender’s Term Loans) (each, an “Extension,” and each group of Term Loans, in each case as so extended, as well as the Initial Term Loans (in each case not so extended), being a separate Class; any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted, so long as the following terms are satisfied (or waived):

(i)     [Reserved],

(ii)     except as to interest rates, fees, premiums, amortization, prepayments, AHYDO Catch-Up Payments and final maturity (which shall, subject to the immediately succeeding clauses (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender” or “Extending Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have covenants, events of default and guarantees, if not consistent with the terms of the Term Loans, shall not be materially more restrictive to the Loan Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Term Loans unless (x) the Lenders of the Term Loans receive the benefit of such more restrictive terms or (y) any such provisions apply after the Term Loan Maturity Date,

(iii)     the final maturity date of any Extended Term Loans shall be no earlier than the Term Loan Maturity Date of the Class of Term Loans for which such Extension Offer was made and at no time shall the Term Loans (including Extended Term Loans) have more than six different maturity dates,

(iv)     the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Term Loans),

(v)     if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Term Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Term Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders have accepted such Extension Offer,

(vi)     all documentation in respect of such Extension shall be consistent with the foregoing, and

(vii)     any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b)     With respect to all Extensions consummated by the Borrower pursuant to this Section 2.24, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.24 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Loan Document that may otherwise prohibit or restrict any such Extension or any other transaction contemplated by this Section 2.24.

(c)     No consent of any Lender or any Agent shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans (or a portion thereof) and (ii) to the extent directly adversely amending or modifying the rights or duties of the Administrative Agent beyond those of the type already required to perform under the Loan Documents, the Administrative Agent, which consent shall not be unreasonably withheld or delayed; provided that the Borrower will promptly notify the Administrative Agent of any such Extensions. All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral may be on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent and, to the extent applicable, the Collateral Agent, to enter into amendments to this Agreement and the other Loan Documents with the Borrower and other Loan Parties as may be necessary or advisable in order to establish new Classes in respect of Term Loans so extended and such technical amendments as may be necessary, advisable or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.24. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the latest termination date of any Extended Term Loans so that such maturity date is extended to the latest termination date of any Extended Term Loans (or such later date as may be advised by local counsel to the Administrative Agent). No Lender shall be required to participate in any Extension.

(d)     In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.24.

Section 2.25     Term Loan Exchange Notes.

(a)     The Borrower may by written notice to the Administrative Agent elect to offer (each a “Permitted Debt Exchange Offer”) to issue to Lenders holding Term Loans under this Agreement second priority senior secured notes and/or junior lien secured notes and/or unsecured notes (the “Term Loan Exchange Notes”) in exchange for the Term Loans (each such exchange, a “Permitted Debt Exchange”); provided that such Term Loan Exchange Notes may not be in an aggregate principal amount greater than the Term Loans being exchanged plus unpaid accrued interest and premium (if any) thereon and underwriting discounts, fees, commissions and expenses in connection with the issuance of the Term Loan Exchange Notes. Each such notice shall specify the date (each, a “Term Loan Exchange Effective Date”) on which the Borrower proposes that the Term Loan Exchange Notes shall be issued, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent); provided that: (w) the Weighted Average Life to Maturity of such Term Loan Exchange Notes shall not be shorter than the then remaining Weighted Average Life to Maturity of the Term Loans being exchanged (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Term Loans) and the Term Loan Exchange Notes shall not have a final maturity before the Term Loan Maturity Date then in effect for the Class or Classes of Term Loans being exchanged (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Term Loan Exchange Notes upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof); (x) if secured, such Term Loan Exchange Notes shall rank pari passu or junior in right of payment and of security with the Loans and Commitments being exchanged hereunder; (y) all other terms and conditions (other than maturity, interest rates, pricing, amortization, AHYDO Catch-Up Payments, optional prepayment terms, and fees) applicable to such Term Loan Exchange Notes, if not consistent with the terms of the Term Loans, shall not be materially more restrictive to the Loan Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Term Loans unless (x) the Lenders of the Term Loans receive the benefit of such more restrictive terms or (y) any such provisions apply after the Term Loan Maturity Date; and (z) the obligations in respect of the Term Loan Exchange Notes (A) shall not be secured by Liens on any asset of Holdco, the Borrower and the Restricted Subsidiaries other than assets constituting Collateral, (B) if such Term Loan Exchange Notes are secured, all security therefor shall be granted pursuant to documentation that is not more restrictive than the Security Documents in any material respect taken as a whole (as determined by the Borrower) and (1) if such Term Loan Exchange Notes are secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, the representative for such Term Loan Exchange Notes shall enter into intercreditor arrangements substantially consistent with the provisions of the Intercreditor Agreement (but with liens securing Obligations being senior Liens thereunder) and otherwise reasonably satisfactory to the Administrative Agent and the Borrower and (2) if such Term Loan Exchange Notes are secured by a Lien on the Collateral that is pari passu with the Liens securing the Obligations, a representative for such Term Loan Exchange Notes shall enter into (1) the Intercreditor Agreement and (2) a customary intercreditor agreement with the Administrative Agent’s and/or Collateral Agent’s substantially consistent with the terms set forth on Exhibit K-1 annexed hereto together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than ten (10) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within ten (10) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations), or (C) shall not be incurred or Guaranteed by any Restricted Subsidiary unless such Restricted Subsidiary is a Loan Party which shall have previously or substantially concurrently Guaranteed or borrowed such Term Loans being exchanged.

(b)     The Borrower shall offer to issue Term Loan Exchange Notes in exchange for the Class of Term Loans to all Lenders holding such Class of Term Loans (other than any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act) on a pro rata basis, and such Lenders may choose to accept or decline to receive such Term Loan Exchange Notes in their sole discretion. Any such Term Loans exchanged for Term Loan Exchange Notes shall be automatically and immediately, without further action by any Person, cancelled on the Term Loan Exchange Effective Date for all purposes of this Agreement (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), and accrued and unpaid interest on such Term Loans shall be paid to the exchanging Lenders on the Term Loan Exchange Effective Date, or, if agreed to by the Borrower and the Administrative Agent, the next scheduled Interest Payment Date with respect to such Term Loans (with such interest accruing until the date of consummation of such Permitted Debt Exchange).

(c)     If the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or, if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered.

(d)     With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.25, unless waived by the Borrower, such Permitted Debt Exchange Offer shall be made for not less than $10,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing the Borrower may at its election specify (A) as a condition to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered and/or (B) as a condition to consummating any such Permitted Debt Exchange that no more than a maximum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes will be accepted for exchange. The Administrative Agent and the Lenders hereby acknowledge and agree that this Section 2.25 shall supersede any provisions of Section 2.11, Section 2.18 and Section 9.02 to the contrary, waive the requirements of any other provision of this Agreement or any other Loan Document that may otherwise prohibit the incurrence of any Indebtedness expressly provided for by this Section 2.25 and hereby agree not to assert any Default or Event of Default in connection with the implementation of any such Permitted Debt Exchange or any other transaction contemplated by this Section 2.25.

(e)     In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.25; provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made. The Borrower shall provide the final results of such Permitted Debt Exchange to the Administrative Agent no later than one (1) Business Day prior to the proposed date of effectiveness for such Permitted Debt Exchange and the Administrative Agent shall be entitled to conclusively rely on such results.

(f)     The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.

Section 2.26     Co-Borrowers and Appointment of the Borrower Representative.

(a)     Joint and Several Liability. All Obligations of KC Sub and KUEHG Corp. under this Agreement and the other Loan Documents shall be joint and several Obligations of each Borrower, including following the joinder of any additional party as a “Borrower” hereunder. Anything contained in this Agreement and the other Loan Documents to the contrary notwithstanding, the Obligations of KC Sub and KUEHG Corp. hereunder, solely to the extent that KC Sub or KUEHG Corp., as the case may be, did not receive proceeds of Term Loans from any borrowing hereunder, shall be limited to a maximum aggregate amount equal to the largest amount that would not render its Obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, 11 U.S.C. §548, or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of KC Sub and KUEHG Corp., as the case may be, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of KC Sub and KUEHG Corp., as the case may be, in respect of intercompany Indebtedness to any other Loan Party or Affiliates of any other Loan Party to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Loan Party hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Borrower pursuant to (i) applicable law or (ii) any agreement providing for an equitable allocation among KC Sub and KUEHG Corp., as the case may be, and other Affiliates of any Loan Party of Obligations arising under guarantees by such parties.

(b)     Subrogation. Until the Obligations shall have been paid in full in cash, KC Sub and KUEHG Corp. shall withhold exercise of any right of subrogation, contribution or any other right to enforce any remedy which it now has or may hereafter have against the other Borrower or any other Guarantor of the Obligations. Each of KC Sub and KUEHG Corp. further agrees that, to the extent the waiver of its rights of subrogation, contribution and remedies as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any such rights KC Sub and KUEHG Corp. may have against KUEHG Corp. and KC Sub, respectively, any collateral or security or any such other Guarantor, shall be junior and subordinate to any rights Collateral Agent may have against KUEHG Corp. and KC Sub, any such collateral or security, and any such other Guarantor. KC Sub and KUEHG Corp. together desire to allocate among themselves, in a fair and equitable manner, their Obligations arising under this Agreement and the other Loan Documents. Accordingly, in the event any payment or distribution is made on any date by any Borrower under this Agreement and the other Loan Documents (a “Funding Borrower”) that exceeds its Obligation Fair Share (as defined below) as of such date, that Funding Borrower shall be entitled to a contribution from the other Borrower in the amount of such other Borrower’s Obligation Fair Share Shortfall (as defined below) as of such date, with the result that all such contributions will cause each Borrower’s Obligation Aggregate Payments (as defined below) to equal its Obligation Fair Share as of such date. “Obligation Fair Share” means, with respect to a Borrower as of any date of determination, an amount equal to (i) the ratio of (x) the Obligation Fair Share Contribution Amount (as defined below) with respect to such Borrower to (y) the aggregate of the Obligation Fair Share Contribution Amounts with respect to KC Sub and KUEHG Corp., multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Borrowers under this Agreement and the other Loan Documents in respect of the Obligations guaranteed. “Obligation Fair Share Shortfall” means, with respect to a Borrower as of any date of determination, the excess, if any, of the Obligation Fair Share of such Borrower over the Obligation Aggregate Payments of such Borrower. “Obligation Fair Share Contribution Amount” means, with respect to a Borrower as of any date of determination, the maximum aggregate amount of the Obligations of such Borrower under this Agreement and the other Loan Documents that would not render its Obligations thereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Bankruptcy Code, 11 U.S.C. §548, or any comparable applicable provisions of state law; provided that, solely for purposes of calculating the Obligation Fair Share Contribution Amount with respect to any Borrower for purposes of this Section 2.26, any assets or liabilities of such Loan Party arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or Obligations of contribution hereunder shall not be considered as assets or liabilities of such Borrower. “Obligation Aggregate Payments” means, with respect to a Borrower as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Borrower in respect of this Agreement and the other Loan Documents (including in respect of this Section 2.26) minus (ii) the aggregate amount of all payments received on or before such date by such Borrower from the other Borrower as contributions under this Section 2.26. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Borrower. The allocation among KC Sub and KUEHG Corp. of their Obligations as set forth in this Section 2.26 shall not be construed in any way to limit the liability of either Borrower hereunder or under any Loan Document.

(c)     Obligations Absolute. Each of KC Sub and KUEHG Corp. hereby waives, for the benefit of beneficiaries: (a) any right to require any Secured Party, as a condition of payment or performance by KC Sub or KUEHG Corp., to (i) proceed against KUEHG Corp. and KC Sub, respectively, any Guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from KUEHG Corp. and KC Sub, respectively, any Guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Secured Party in favor of KUEHG Corp. and KC Sub, respectively, or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any other Borrower or any Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of KUEHG Corp. and KC Sub, respectively, or any Guarantor from any cause other than payment in full of the Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations, except behavior which amounts to bad faith; (e)(i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of its obligations under the Credit Agreement, (ii) the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, and notices of any extension of credit; and (g) any defenses or benefits that may be derived from or afforded by law which limit the ability of or exonerate Guarantors or sureties, or which may conflict with the terms hereof.

(d)     In order to efficiently fund and operate their respective businesses and minimize the number of borrowings which they will make under this Agreement and thereby reduce the administrative costs and record keeping required in connection therewith, including the necessity to enter into and maintain separately identified and monitored borrowing facilities, KC Sub hereby designates KUEHG Corp. as its representative and agent on its behalf for the purposes of giving and receiving all notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents (in such capacity, the “Borrower Representative”). KUEHG Corp. as the Borrower Representative hereby accepts such appointment. Notwithstanding anything to the contrary contained in this Agreement, no Borrower other than the Borrower Representative shall be entitled to take any of the foregoing actions.

(e)     Each of KC Sub and KUEHG Corp. hereby acknowledges that it will be receiving substantial direct and indirect benefit from the Loans made pursuant to this Agreement since the successful operation of each of KC Sub and KUEHG Corp. will be facilitated by the efficiencies achieved by the integrated financial management contemplated hereunder. The administration by the Administrative Agent and Lenders of the Loans under this Agreement as a co-borrowing facility or co-borrowing facilities in the manner set forth herein is solely as an accommodation to KC Sub and KUEHG Corp. and at their request, and none of the Arrangers, the Administrative Agent or the Lenders shall incur any liability to either of KC Sub and KUEHG Corp. as a result thereof.

(f)     For any and all purposes related to giving and receiving notices and communications between KC Sub and/or KUEHG Corp. and the Administrative Agent or any Lender under any Loan Document, including, without limitation, under Section 9.01, each of KC Sub and KUEHG Corp. hereby irrevocably appoints the Borrower Representative (and each Authorized Officer thereof) as its agent to whom the Administrative Agent and each Lender may give and from whom the Administrative Agent and each Lender may receive all such notices and communications, and the Administrative Agent and each Lender is entitled to rely upon (and treat as being properly authorized by KC Sub and KUEHG Corp.) any verbal or written notices or communications purportedly received from (or that the Administrative Agent or such Lender believes in good faith to be received from) such Authorized Officer. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from KC Sub and KUEHG Corp. Each of KC Sub and KUEHG Corp. hereby agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by KC Sub or KUEHG Corp., as the case may be, and shall be binding upon and enforceable against KC Sub or KUEHG Corp., as the case may be, to the same extent as if the same had been made directly by KC Sub or KUEHG Corp., as the case may be. Without limiting the generality of the foregoing in any manner, all representations and warranties of KC Sub and KUEHG Corp. contained herein are made jointly and severally. For purposes of the agreements, representations, warranties and covenants contained in this Agreement and in the other Loan Documents, the knowledge of KC Sub or KUEHG Corp. shall be imputed to the other and any consent by KC Sub or KUEHG Corp. (including the Borrower Representative) shall constitute the consent of and shall bind both KC Sub and KUEHG Corp..

ARTICLE III

Representations and Warranties

The Borrower and, solely with respect to the representations and warranties applicable to it, Holdco, represents and warrants to the Lenders that:

Section 3.01     Organization; Powers. Each of Holdco, the Borrower and the Restricted Subsidiaries is (a) duly organized or incorporated, validly existing and, to the extent such concept is applicable in the corresponding jurisdiction, in good standing under the laws of the jurisdiction of its organization or incorporation and (b) has all requisite organizational or constitutional power and authority to (i) carry on its business as now conducted and as proposed to be conducted and (ii) to execute, deliver and perform its obligations under each Loan Document to which it is a party, except in the case of clauses (a) (other than with respect to the Borrower) and (b), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02     Authorization; Enforceability. This Agreement (and the lending transactions contemplated hereby to occur on the Closing Date) have been duly authorized by all necessary corporate, shareholder or other organizational action by each of Holdco and the Borrower and constitutes, and each other Loan Document to which any Loan Party is a party has been duly authorized by all necessary corporate, shareholder or other organizational action by such Loan Party, and each Loan Document constitutes, or when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdco, the Borrower or such other Loan Party (as the case may be), enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties.

Section 3.03     Governmental Approvals; No Conflicts. The execution, delivery and performance by the Loan Parties (other than Holdco, except with respect to clause (b) hereof) of the Loan Documents to which such Loan Parties are a party, the incurrence of Indebtedness hereunder and the granting of the Guarantees and security interests in respect thereof (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, in each case as of the Closing Date, (ii) filings and registrations of charges necessary to perfect Liens created under the Loan Documents and to release existing Liens (if any), (iii) stamping of any relevant Loan Documents, and (iv) those consents, approvals, registrations, filings or other actions, the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Organizational Document of the Borrower or any other Loan Party, (c) will not violate any Requirement of Law applicable to the Borrower or any Restricted Subsidiary, (d) will not violate or result in a default under any indenture, agreement or other instrument in each case constituting Material Indebtedness binding upon the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Restricted Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, in each case as of the Closing Date, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents and Liens permitted under Section 6.02, except in the cases of clauses (a), (c) and (d) above where such violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.04     Financial Condition; No Material Adverse Change.

(a)     The Borrower has heretofore furnished to the Administrative Agent the Historical Financial Statements. Such financial statements present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and consolidated cash flows of the Borrower and its subsidiaries as of such dates and for such periods in accordance in all material respects with GAAP (except, in the case of the unaudited financial statements, as permitted by the Securities and Exchange Commission), subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and to any other adjustments described therein (including the notes thereto), the absence of footnotes and the inclusion of explanatory notes.

(b)     Since the Closing Date, no event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

(c)     Each Lender and the Administrative Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation thereof, and that such restatements will not result in a Default or an Event of Default under the Loan Documents.

Section 3.05     Properties.

(a)     The Borrower and the Restricted Subsidiaries has good title to, valid leasehold interests in, or rights to use, all its real and personal property material to its business, except for Liens permitted under Section 6.02 and minor defects in title and except where the failure to have such interest would not reasonably be expected to have a Material Adverse Effect.

(b)     The Borrower and the Restricted Subsidiaries owns or has the right to use all Intellectual Property that is necessary for the operation of their respective businesses as currently conducted, except where the failure of the foregoing would not reasonably be expected to have a Material Adverse Effect. The operation of their respective businesses by the Borrower and the Restricted Subsidiaries does not infringe upon or otherwise violate the proprietary rights of any third party, except where any such infringement or violation would not reasonably be expected to have a Material Adverse Effect.

Section 3.06     Litigation and Environmental Matters.

(a)     There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Restricted Subsidiary as to which there is a reasonable possibility of an adverse determination and that, if adversely determined would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters).

(b)     Except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or knows of any basis for which it would reasonably be expected for Holdco or any Restricted Subsidiary to become subject to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability.

Section 3.07     Compliance with Laws.

The Borrower and the Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.08     Investment Company Status. None of Holdco, the Borrower or any other Loan Party is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.09     Taxes. Except for failures that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Borrower and each of the Restricted Subsidiaries have timely (taking into account valid extensions) filed or caused to be filed all Tax returns and reports required to have been filed by them and have paid or caused to be paid all Taxes required to have been paid by it (including in its capacity as a withholding agent), except any Taxes that are being contested in good faith by appropriate proceedings for which adequate reserves have been provided in accordance with GAAP or applicable foreign accounting principles.

Section 3.10     ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11     Disclosure. The representations and warranties of the Borrower contained in any Loan Document or in any other documents, certificates or written statements furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agent in connection with the transactions contemplated hereby (other than projections, budgets, forecasts, pro forma financial information and other forward-looking information and information of a general economic or general industry nature and other general market data), when taken as a whole, do not, as of the date furnished, contain any untrue statement of a material fact or omit to state any material fact (known to the Borrower, in the case of any document not furnished by any of them) necessary to make the statements therein not materially misleading in the light of the circumstances under which they were made (after giving effect to all supplements thereto from time to time). Any projections and pro forma financial information contained in such materials (including any Projections) are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being understood by the Agents and the Lenders that such projections as to future events (i) are not to be viewed as facts, (ii)(A) are subject to significant uncertainties and contingencies, which may be beyond the control of the Loan Parties, (B) no assurance is given by the Loan Parties that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material and (iii) are not a guarantee of performance and that actual results during the period or periods covered by any such projections may vary significantly from the projected results and such differences may be material.

Section 3.12     Labor Matters. There are no strikes, work stoppages or labor disputes against the Borrower or any Restricted Subsidiary pending or, to the actual knowledge of the Borrower, threatened in writing, in each case, that would reasonably be expected to have a Material Adverse Effect.

Section 3.13     Subsidiaries. As of the Closing Date, Schedule 3.13 sets forth, the name of and the ownership by Holdco and its Subsidiaries in, each Subsidiary (other than Foreign Subsidiaries which are inactive, dormant or have only de minimis assets) and identifies each Subsidiary that is a Loan Party as of the Closing Date; provided that inaccuracies in the name and ownership of any Foreign Subsidiary that is not a Material Subsidiary shall be deemed not material for all purposes under this Agreement and the other Loan Documents.

Section 3.14     Solvency. As of the Closing Date, after giving effect to the consummation of the Transactions, the Borrower and its Subsidiaries, when taken as a whole, are Solvent.

Section 3.15     Federal Reserve Regulations.

(a)     None of Holdco, the Borrower or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)     Taking into account all of the Transactions, no part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 3.16     [Reserved].

Section 3.17     Use of Proceeds. The proceeds of the Term Loans will be used in accordance with Section 5.10; provided that the proceeds of any Incremental Facility may be used for any purpose agreed to by the lenders thereof.

Section 3.18     Security Documents. The Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties legal, valid and enforceable (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) second priority Liens on, and security interests in, the Collateral and, (i) when all appropriate filings, notices or recordings are made in the appropriate offices, corporate records or with the appropriate Persons as may be required under applicable laws and/or any Security Document (which filings, notices or recordings shall be made to the extent required by any Security Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected second priority Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, subject to the Liens permitted under Section 6.02.

Section 3.19     OFAC; FCPA; Patriot Act.

(a)     Sanctions Laws. No part of the proceeds of any Loan will be used (A) to fund or finance any unlawful activities or business of or with any Person or Person owned or controlled by such Person or Persons or in any country or territory that at such time is the subject of any sanctions or economic embargoes administered or enforced by the U.S. Department of

State or the U.S. Department of Treasury (including OFAC) or any other applicable sanctions authority with jurisdiction over United States persons and those administered by the United Nations Security Council, the European Union and Her Majesty’s Treasury of the United Kingdom (the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”) or (B) for any unlawful payments to any Government Official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Sanctions Laws or Anti-Corruption Laws.

(b)     Anti-Terrorism Laws, Etc. Without limiting the foregoing, no Loan Party nor any of its Controlled Entities is (i) in violation of any Anti-Terrorism Laws, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Laws, or (iii) is a Blocked Person. No Loan Party nor any of its Controlled Entities unlawfully (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Laws.

(c)     Anti-Corruption Laws, Etc. At any time on or after the date that is 12 months prior to the Closing Date, there has been no action taken by any Loan Party or any of its Controlled Entities or, to the extent acting on behalf of any Loan Party, any officer, director, or employee, or any agent, representative, or sales intermediary, in violation of any applicable Anti-Corruption Law. To the knowledge of any Responsible Officer of the Borrower, none of the Loan Parties or any of their Controlled Entities has been convicted of violating any Anti-Corruption Laws or have been made aware of any investigation by a Governmental Entity for violation of any applicable Anti-Corruption Laws. To the knowledge of any Responsible Officer of the Borrower, there is no material suit, litigation, arbitration, claim, audit, action, proceeding or investigation pending or threatened against the Loan Parties or any of their Controlled Entities related to any applicable Anti-Corruption Laws. To the knowledge of any Responsible Officer of the Borrower, none of the Loan Parties or any of their respective Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law. At any time on or after the date that is three (3) years prior to the Closing Date, none of the Loan Parties nor any of their respective Subsidiaries or Unrestricted Subsidiaries has received any written notice, request or citation for any actual or potential noncompliance with any of the foregoing.

(d)     Foreign Assets Control Regulations and Anti-Money Laundering. Each Loan Party has implemented and maintains in effect policies and procedures directed to Holdco, its Subsidiaries and their respective directors, officers, employees and agents and intended to promote compliance with Anti-Corruption Laws and applicable Sanctions Laws. Each Loan Party and its Controlled Entities is and will remain in compliance in all material respects with all Sanctions Laws, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Loan Party and no Controlled Entity of a Loan Party and no officer, director or employee of the foregoing and to Holdco’s knowledge no agent or subsidiary that will act in any capacity with or benefit from the credit facility, (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a Person cannot deal or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of any Sanctions Laws, (iii) is owned or controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person or entity on the SDN List or a foreign government that is the target of Sanctions Laws such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under applicable law or (iv) is organized, resident or operating in any country or territory that is itself the target of any Sanctions Laws.

ARTICLE IV

Conditions

Section 4.01     Closing Date. The Agreement and the obligations of the Lenders to make the extensions of credit to be made hereunder on the Closing Date shall not become effective until the date on which each of the following express conditions is satisfied (or waived by the Joint Lead Arrangers):

(a)     The Administrative Agent (or its counsel) shall have received: (A) from Holdco and the Borrower either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission (including Adobe pdf file) of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, together with all Schedules hereto, (B) from the Loan Parties executed counterparts of the Holdco Guaranty, the Subsidiary Guarantee and the Security Agreement to be entered into on the Closing Date and prior to the funding of the Initial Term Loans, (C) from the Borrower, a Note executed by the Borrower for each Lender that requests such a Note at least five (5) Business Days in advance of the Closing Date, (D) with respect to each Loan Party, UCC-1 financing statements in a form appropriate for filing in the state of organization of such Loan Party, (E) executed intellectual property security agreements as required pursuant to the Security Agreement, (F) delivery of stock certificates for certificated Equity Interests of the Borrower and each Restricted Subsidiary that constitutes Collateral, together with appropriate instruments of transfer endorsed in blank, (G) all promissory notes evidencing the Collateral accompanied by instruments of transfer endorsed in blank, (H) an executed Perfection Certificate, (I) the results of a search of the UCC filings with respect to each Loan Party and (J) insurance certificates satisfying the requirements of Section 5.07.

(b)     The Administrative Agent shall have received a customary written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Goodwin Procter LLP, New York counsel for the Loan Parties.

(c)     The Administrative Agent shall have received: (i) a copy of each Organizational Document of the Borrower and the Guarantors and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party as of the Closing Date and prior to the funding of the Initial Term Loans; (iii)

resolutions of the board of directors or similar governing body of the Borrower and the Guarantors approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is a party as of the Closing Date and prior to the funding of the Initial Term Loans, certified as of the Closing Date by such Loan Party as being in full force and effect without modification or amendment; and (iv) a good standing certificate (to the extent such concept is known in the relevant jurisdiction) from the applicable Governmental Authority of the Borrower’s and the Guarantors’ respective jurisdiction of incorporation, organization or formation dated a recent date prior to the Closing Date.

(d)     The Administrative Agent shall have received a Borrowing Request relating to the Borrowing of the Initial Term Loans on the Closing Date.

(e)     The Administrative Agent shall have received all fees and other amounts due and payable by any Loan Party on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower under any Loan Document, provided that any such fees and other amounts to be paid must be invoiced at least three (3) Business Days prior to the Closing Date and may be offset against the proceeds of the Initial Term Loans.

(f)     The Joint Lead Arrangers shall have received copies of the Historical Financial Statements.

(g)     [Reserved].

(h)     [Reserved].

(i)     [Reserved].

(j)     [Reserved].

(k)     The Administrative Agent shall have received a Solvency Certificate.

(l)     The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date such “know your customer” anti-money laundering rules and Patriot Act information about the Borrower and the Guarantors as they shall have reasonably requested in writing at least ten (10) Business Days prior to the Closing Date.

(m)     The Administrative Agent shall have received a certificate of a Responsible Officer of Holdco certifying that the conditions specified in clauses (a) and (b) of Section 4.02 has been satisfied.

For purposes of determining whether the conditions set forth in this Section 4.01 have been satisfied, by releasing its signature page hereto or to an Assignment and Assumption, the Administrative Agent and each Lender party hereto shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required hereunder to be consented to or approved by, or acceptable or satisfactory to, the Administrative Agent or such Lender, as the case may be.

Section 4.02     Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including on the Closing Date) (a “Credit Event”), is subject to receipt of the request therefor in accordance herewith and to the satisfaction (or waiver) of the following express conditions:

(a)     The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of the date of such Credit Event (or true and correct in all material respects as of a specified date, if earlier).

(b)     At the time of and immediately after giving effect to such Credit Event, no Default or Event of Default shall have occurred and be continuing.

(c)     The Administrative Agent shall have received a Borrowing Request meeting the requirements of Section 2.03.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) (other than any Borrowing on the Closing Date) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

From and after the Closing Date and until the Termination Date, each of Holdco and the Borrower covenants and agrees with the Lenders that:

Section 5.01     Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent which will furnish to the Lenders:

(a)     within 90 days after the end of each fiscal year of KUEHG Corp., the audited consolidated balance sheet and audited consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such year for KUEHG Corp. and its Subsidiaries (or, after an IPO, Public Company and its Subsidiaries), and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP, independent public accountants of recognized national standing or other independent public accountants reasonably acceptable to the Administrative Agent, with an unmodified report by such independent public accountants without an emphasis of matter paragraph related to going concern as defined by Statement on Accounting Standards AU-C Section 570 “The Auditor’s Consideration of an Entity’s Ability to Continue as a Going Concern” (or any similar statement under any amended or successor rule as may be adopted by the Auditing Standards Board from time to time) (except to the extent such emphasis paragraph results solely from (i) any actual or potential inability to satisfy any financial maintenance covenant for any period or (ii) an upcoming maturity date of any series of Indebtedness within one year from the time such opinion is delivered) and, for avoidance of doubt, without modification as to the scope of such audit, to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of KUEHG Corp. and its Subsidiaries (or, after an IPO, Public Company and its Subsidiaries) on a consolidated basis in accordance in all material respects with GAAP (except as otherwise disclosed in such financial statements) and a Narrative Report for such period;

(b)     within forty-five (45) days) after the end of each of the first three fiscal quarters of each fiscal year of KUEHG Corp., the unaudited consolidated balance sheet and unaudited consolidated statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year for KUEHG Corp. and its Subsidiaries (or, after an IPO, Public Company and its Subsidiaries), setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its Financial Officer as presenting fairly in all material respects the financial condition and results of operations of KUEHG Corp. and its Subsidiaries (or, after an IPO, Public Company and its Subsidiaries) on a consolidated basis in accordance in all material respects with GAAP (except as otherwise disclosed in such financial statements), subject to normal year-end audit adjustments and the absence of footnotes, and a Narrative Report for such period;

(c)     concurrently with the delivery of any financial statements under paragraphs (a) and (b) above, a Compliance Certificate (i) certifying as to whether a Default exists and, if a Default exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations of, in the case of financial statements delivered under paragraph (a) above, Excess Cash Flow for such fiscal year and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the then most recently delivered audited financial statements that would affect the compliance or non-compliance with any financial ratio or requirement in this Agreement and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)     not later than ninety (90) days after the last day of each fiscal year of KUEHG Corp., a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of KUEHG Corp. for its internal use consistent in scope with the financial statements provided pursuant to Section 5.01(a) setting forth the principal assumptions upon which such budget is based (collectively, the “Projections”), it being understood and agreed that any financial or business projections furnished by any Loan Party (i)(A) are subject to significant uncertainties and contingencies, which may be beyond the control of the Loan Parties, (B) no assurance is given by the Loan Parties that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material and (ii) are not a guarantee of performance;

(e)     promptly after the same become publicly available, copies of all material periodic and other reports, proxy statements and other materials filed by Holdco, the Borrower or any Restricted Subsidiary with the SEC or with any national securities exchange;

(f)     simultaneously with the delivery of each set of consolidated financial statements referred to in Section 5.01(a) or (b) above, (A) (i) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements and (ii) if different, the Borrower shall provide a reconciliation report describing any material differences between such financial statements and the corresponding financial information applicable to KC Sub and its Subsidiaries on a consolidated basis (an “Unrestricted Subsidiary Reconciliation Report”) and (B) the Borrower shall provide a reconciliation report describing any material differences between the financial statements referred to in Section 5.01(a) or (b) above and the corresponding financial information applicable to KC Sub and its Subsidiaries on a consolidated basis (a “KC Sub Reconciliation Report”); provided that for the avoidance of doubt, it is acknowledged that no Unrestricted Subsidiary Reconciliation Report and no KC Sub Reconciliation Report shall be required to be audited; and

(g)     promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of Holdco or any Restricted Subsidiary as the Administrative Agent may reasonably request, including information requested on behalf of any Lender to comply with Section 9.14; provided that none of Holdco, the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or contractors) is prohibited by law, fiduciary duty or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of KUEHG Corp. and its Subsidiaries by furnishing (A) the applicable consolidated financial statements of any direct or indirect parent of KUEHG Corp. that, directly or indirectly, holds all of the Equity Interests of KUEHG Corp., (B) KUEHG Corp.’s (or any direct or indirect parent thereof, as applicable) (or, after an IPO, Public Company’s) Form 10-K or 10-Q, as applicable, filed with the SEC or (C) following an election by KUEHG Corp. pursuant to the definition of “GAAP,” the applicable financial statements determined in accordance with IFRS; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of KC Sub, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent of KC Sub, on the one hand, and the information relating to KUEHG Corp. and its Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of Deloitte & Touche LLP, an independent registered public accounting firm of nationally recognized standing or other Person reasonably acceptable to the Administrative Agent, with an unmodified report by such independent public accountants without an emphasis of matter paragraph related to going concern as defined by Statement on Accounting Standards AU-C Section 570 “The Auditor’s Consideration of an Entity’s Ability to Continue as a Going Concern” (or any similar statement under any amended or successor rule as may be adopted by the Auditing Standards Board from time to time) (except to the extent such emphasis paragraph results solely from (i) any actual or potential inability to satisfy any financial maintenance covenant for any period or (ii) an upcoming maturity date of any series of Indebtedness within one year from the time such opinion is delivered) and, for avoidance of doubt, without modification as to the scope of such audit, to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of KUEHG Corp. and its Subsidiaries (or, after an IPO, Public Company and its Subsidiaries) on a consolidated basis in accordance in all material respects with GAAP (except as otherwise disclosed in such financial statements).

Any financial statement or other document, reports, proxy statements or other materials (to the extent any such financial statement or document, reports, proxy statements or other materials included in materials otherwise filed with the SEC) required to be delivered pursuant to this Section 5.01 may be satisfied with respect to such financial statements or other documents, reports, proxy statements or other materials by the filing of the KUEHG Corp.’s (or, after an IPO, Public Company’s) Form 8-K, 10-K or 10-Q, as applicable, with the SEC. All financial statements and other documents, reports, proxy statements or other materials required to be delivered pursuant to this Section 5.01 or Section 5.02 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) such financial statements and/or other documents are posted on the SEC’s website on the Internet at www.sec.gov, (ii) on which the Borrower posts such documents, or provide a link thereto, on the Borrower’s website or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent and each Lender has access (whether a commercial third-party website or a website sponsored by the Administrative Agent), provided that (A) the Borrower shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission (including Adobe pdf copy)) of such documents to the Administrative Agent and (B) the Borrower shall notify (which notification may be by facsimile or electronic transmission (including Adobe pdf copy)) the Administrative Agent of the posting of any such documents on any website. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower represents and warrants that it, its controlling Person and any Subsidiary, in each case, if any, either (i) has no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Borrower hereby (x) authorizes the Administrative Agent to make (I) the financial statements to be provided under Section 5.01(a) and (b) above, (II) with the Loan Documents and (III) notification of changes in the terms of the Loans, to the extent the Borrower has had a reasonable opportunity to review, available to Public Lenders and (y) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Borrower will not request that any other material be posted to Public Lenders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrower has no outstanding publicly traded securities, including 144A securities. In no event shall the Administrative Agent post compliance or budgets to Public Lenders.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders

(each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Holdco, the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that are to be made available to Public Lenders; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arranger and the Lenders to treat the Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall remain subject to the provisions of Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information” (it being understood that the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”). Notwithstanding the foregoing, to the extent the Borrower has had a reasonable opportunity to review, the following Borrower Materials shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents, (2) notification of changes in the terms of the Loans, (3) the financial statements delivered under Section 5.01(a) and (b) above and (4) Compliance Certificates delivered under Section 5.01(c) above.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

Section 5.02     Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of a Responsible Officer of the Borrower’s obtaining knowledge of any of the following:

(a)     the occurrence of any Default or Event of Default, in each case, except to the extent the Administrative Agent shall have furnished the Borrower written notice thereof;

(b)     the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Loan Party thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c)     any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(d)     the occurrence of any loss or damage to, or any taking or condemnation of, property that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Documents required to be delivered pursuant to this Section 5.02 may be delivered electronically in accordance with Section 5.01.

Section 5.03     [Reserved].

Section 5.04     Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to obtain, preserve, renew and keep in full force and effect (a) its legal existence (except as otherwise permitted hereunder) and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names necessary to conduct its business, except, in the case of clauses (a) (other than with respect to the Borrower) and (b), to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, provided that the foregoing shall not prohibit any transaction otherwise permitted hereunder.

Section 5.05     Payment of Taxes. The Borrower will, and will cause each Restricted Subsidiary to, pay all Tax liabilities (including in their capacity as a withholding agent), before any penalty accrues thereon, except where (a)(i) any such payment is being contested in good faith by appropriate proceedings and (ii) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves or other appropriate provision with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.06     Maintenance of Properties. Except if the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business (other than any property referenced in Section 5.04) in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, provided that the foregoing shall not prohibit any transaction otherwise permitted hereunder.

Section 5.07     Insurance. The Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts (after giving effect to any self-insurance reasonable and customary for similarly-situated Persons engaged in the same or similar business) and against such risks as is (i) customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations as reasonably determined by management of the Borrower and (ii) considered adequate by the Borrower. The Borrower will furnish to the Administrative Agent, promptly following written request, information in reasonable detail as to the insurance so maintained; provided that so long as no Event of Default has occurred and is continuing, the Borrower shall only be required to provide such information one time in any fiscal year of the Borrower. Without limiting the generality of the foregoing, the Borrower will, or will cause each Loan Party to, maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance in all material respects with any applicable regulations of the Board. No later than ninety (90) days (as such period may be extended in the reasonable discretion of the Administrative Agent) after the Closing Date (or the date any such insurance is obtained, renewed or extended in the case of insurance obtained, renewed or extended after the Closing Date), the Borrower will cause all property and casualty insurance policies with respect to Collateral to be endorsed or otherwise amended to include a lender’s loss payable, mortgagee or additional insured, as applicable, endorsement, or otherwise reasonably satisfactory to the Administrative Agent.

Section 5.08     Books and Records; Inspection and Audit Rights. The Borrower will, and it will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries (in all material respects) are made of all material financial transactions in relation to its business and activities. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested, provided that only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any fiscal year absent the existence of an Event of Default and, in any event, only one such time shall be at the Borrower’s expense, and provided, further, that when an Event of Default has occurred and is continuing the Administrative Agent (or any of its designated representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall provide the Borrower the opportunity to participate in any discussions with any such independent accountants. Notwithstanding anything to the contrary in this Section 5.08, neither the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or contractors) is prohibited by law, fiduciary duty or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 5.09     Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law with respect to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures intended to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with the Anti-Corruption Laws and applicable Sanctions Laws.

Section 5.10     Use of Proceeds.

(a)     The proceeds of the Initial Term Loans will be used, directly or indirectly, by the Borrower, together with proceeds of the Amendment No. 6 First Lien Term Loans and cash on hand to (i) consummate the 2017 Distribution Transactions and (ii) pay all or a portion of the 2017 Transaction Costs associated therewith.

(b)     The proceeds of any other Loans borrowed after the Closing Date will be used for working capital, capital expenditures, general corporate purposes and any other purpose of Holdco and its Subsidiaries not otherwise prohibited under this Agreement (including, without limitation, Restricted Payments, Investments, Acquisitions and to fund Transaction Costs).

(c)     No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

(d)     The Borrower will not request any Borrowing and the Borrower will not use, and shall procure that its Subsidiaries and its or their respective, directors, officers, employees and agents shall not use the proceeds of the Loans or otherwise knowingly make available such proceeds to any Person, in each case for the purpose of unlawfully funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or in any manner that would result in the violation of any Sanctions Laws.

(e)     The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

Section 5.11     Execution of Subsidiary Guaranty and Security Documents after the Closing Date.

(a)     Subject to Section 5.12(b), (c) and (d), in the event that any Person becomes a Domestic Restricted Subsidiary (including any Unrestricted Subsidiary that becomes a Domestic Restricted Subsidiary) after the date hereof (other than any Domestic Restricted Subsidiary for so long as it is an Excluded Subsidiary) or any Domestic Restricted Subsidiary (including any Electing Guarantor) ceases to be an Excluded Subsidiary, the Borrower or other applicable Loan Parties will promptly (and in no event later than sixty (60) days thereafter or such later date as the Administrative Agent may agree in its reasonable discretion) notify Administrative Agent of that fact and cause such Domestic Restricted Subsidiary to execute and deliver to the Administrative Agent counterparts of the Subsidiary Guaranty and Security Agreement and each other Security Document and to take all such further actions and execute all such further documents and instruments as required by the Security Agreement and each other Security Document to guaranty and secure the Secured Obligations for the benefit of the Secured Parties (including all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent). In addition, as and to the extent provided in the Security Agreement (subject to all applicable exceptions and limitations therein and herein and subject to the terms of the Intercreditor Agreement), the applicable Loan Party shall deliver to the Collateral Agent all certificates, if any, representing Equity Interests of such Domestic Restricted Subsidiary (accompanied by undated stock powers, duly endorsed in blank) as required thereunder. Under no circumstance will any Loan Party be required to execute any Security Documents governed by the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

(b)     Subject to Section 5.12(b), (c) and (d), in the event that any Person becomes a Domestic Restricted Subsidiary after the date hereof (other than any Domestic Restricted Subsidiary for so long as it is an Excluded Subsidiary), concurrently with the execution and delivery of counterparts to the Subsidiary Guaranty and Security Agreement pursuant to Section 5.11(a), such Domestic Restricted Subsidiary shall deliver to the Administrative Agent, (i) certified copies of such Domestic Restricted Subsidiary’s Organizational Documents or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Domestic Restricted Subsidiary, and (ii) a certificate executed on behalf of such Domestic Restricted Subsidiary by the secretary or similar officer of such Domestic Restricted Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Domestic Restricted Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Domestic Restricted Subsidiary executing such Loan Documents.

(c)     [Reserved].

(d)     [Reserved].

(e)     If, at any time, (i) a Restricted Subsidiary is designated as an Unrestricted Subsidiary or an Immaterial Subsidiary in accordance with this Agreement or (ii) an Electing Guarantor has been re-designated (at the option, and in the sole discretion, of the Borrower in accordance with Section 5.13(b)) as an Excluded Subsidiary, the Collateral Agent shall release such Subsidiary from any Subsidiary Guaranty and all Security Documents to which it may be a party and to the extent such Subsidiary’s Equity Interests were pledged (or otherwise secured) as Collateral, such pledge (or other security) shall be released and, upon the request of any Loan Party, any certificates in respect thereof shall be promptly returned to the applicable Loan Party. Notwithstanding the foregoing, in no event shall Equity Interests of any Unrestricted Subsidiary or any of such Unrestricted Subsidiary’s assets constitute Collateral, and the Administrative Agent and Collateral Agent shall take all actions required hereunder and under the other Loan Documents to effect the foregoing.

(f)     Subject to Section 5.12(b), (c) and (d), from and after the Closing Date, in the event that (i) any Loan Party acquires fee simple interest in any Material Real Property (except to the extent subject to a Lien permitted under Section 6.02) or (ii) at the time any Person becomes a Subsidiary Loan Party, such Person owns any Material Real Property (excluding any such Material Real Property subject to a Lien permitted under Section 6.02), such Loan Party shall deliver to the Collateral Agent, within 120 days (or such later date as the Administrative Agent may agree in its reasonable discretion) after such Person acquires such Material Real Property or becomes a Subsidiary Loan Party, as the case may be, the following with respect to each such parcel of Material Real Property (each, an “Additional Mortgaged Property”):

(i)     A fully executed and notarized Mortgage, in proper form for recording in the applicable jurisdictions required by law to establish and perfect the Mortgage in favor of the Collateral Agent, encumbering the interest of such Loan Party in such Additional Mortgaged Property;

(ii)     An opinion of counsel in the state in which such Additional Mortgaged Property is located with respect to the enforceability of the form of such Mortgage to be recorded in such state and such other customary matters as the Administrative Agent may reasonably request;

(iii)     (A) ALTA mortgagee title insurance policy or unconditional commitments therefor (the “Mortgage Policy”) issued by a Title Company with respect to such Additional Mortgaged Property, in an amount to be mutually agreed between the Borrower, the Administrative Agent and Collateral Agent, insuring title to such Additional Mortgaged Property vested in such Loan Party, which such Mortgage Policy shall, to the extent available under applicable state law, include an endorsement for mechanics’ liens, for future advances under this Agreement; and (B) evidence reasonably satisfactory to the Administrative Agent that such Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Mortgage Policy and (ii) paid (or made provision for payment) to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company in connection with the issuance of such Mortgage Policy and all taxes and fees, including stamp taxes, mortgage recording taxes and fees and intangible taxes, payable in connection with recording the Mortgage in the appropriate real estate records;

(iv)     A title report issued by the Title Company with respect thereto;

(v)     An ALTA survey of the Additional Mortgaged Property to the extent already prepared and available;

(vi)     To the extent available, copies of all recorded documents listed as exceptions to title or otherwise referred to in the Mortgage Policy or in the title reports delivered pursuant to clause (iv) above; and

(A)     Evidence, which may be in the form of a letter or other written document from an insurance broker or a municipal engineer or other Person reasonably acceptable to the Administrative Agent, as to whether (1) such Additional Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (B) if such Additional Mortgaged Property is a Flood Hazard Property, such Loan Party’s written acknowledgement of receipt of written notification from Administrative Agent (1) that such Additional Mortgaged Property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (C) in the event such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that the applicable Loan Party has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board.

(g)     Notwithstanding the foregoing provisions of this Section 5.11 or anything in this Agreement or any other Loan Document to the contrary, prior to the Discharge of First Priority Debt Obligations (as defined in the Intercreditor Agreement) any requirements hereunder or in any other Loan Document to deliver any certificates representing Equity Interests or any other possessory Collateral to the Administrative Agent or the Collateral Agent shall be deemed satisfied by the delivery of such Collateral to the applicable Controlling Representative (as defined in the Intercreditor Agreement), as subagent and gratuitous bailee for the Collateral Agent pursuant to Section 5.05 of the Intercreditor Agreement.

Section 5.12     Further Assurances.

(a)     Subject to Section 5.11 and Section 5.12(b), (c) and (d) and the terms, conditions and provisions of the Security Documents applicable to such Loan Party, the Borrower shall, and shall cause the other Loan Parties to, promptly upon reasonable request by the Administrative Agent or the Collateral Agent (i) correct any jointly identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time, and in order to carry out more effectively the purposes thereof, in each case, to the extent required by this Agreement and the Security Documents.

(b)     Notwithstanding anything in this Agreement or any Security Document to the contrary, and subject to the terms of the Intercreditor Agreement: (i) neither the

Administrative Agent nor the Collateral Agent shall take, and the Loan Parties shall not be required to grant, a security interest in any Excluded Property; (ii) any security interest required to be granted or any action required to be taken, including to perfect such security interest, shall be subject to the same exceptions and limitations as those set forth in the Security Documents; (iii) no Loan Party shall be required, nor shall the Administrative Agent or Collateral Agent be authorized, to perfect any pledges, charges, assignments, security interests and mortgages in any Collateral by any means other than (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant State(s) and filings in the applicable real estate records with respect to mortgaged properties or any fixtures relating to Material Real Property, (B) filings in United States government offices with respect to United States Intellectual Property as expressly required by the Loan Documents, (C) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of intercompany notes in an amount individually in excess of $5,000,000, stock certificates of the Borrower and its Restricted Subsidiaries and other instruments issued to any Loan Party in an amount individually in excess of $5,000,000, (D) mortgages in respect of Material Real Property and (E) necessary perfection steps with respect to commercial tort claims and letter of credit rights over, in each case, $5,000,000 individually, and no Loan Party or Domestic Restricted Subsidiary shall be required to take any action outside the United States to perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States of America, any State thereof or the District of Columbia); (v) no Loan Party shall have any obligation under any Loan Document to enter into any landlord, bailee or warehousemen waiver, estoppel or consent or any other document of similar effect; and (vi) in no event shall any Loan Party be required to take any action to perfect the security interest granted under the Security Documents in Collateral consisting of (A) cash or Cash Equivalents, (B) entering into any deposit account control agreement or securities account control agreement with respect to any deposit account or securities account (including securities entitlements and related assets credited thereto) or (C) other assets requiring perfection through the implementation of control agreements or perfection by “control” (other than (I) possession by the Collateral Agent to the extent expressly required under the Security Documents and (II) Equity Interests) in each case under this clause (vi), except, in each case, to the extent such perfection may be achieved by the filing of a Uniform Commercial Code financing statement.

(c)     Neither the Administrative Agent nor the Collateral Agent shall obtain or perfect a security interest in any assets of any Loan Party as to which the Administrative Agent shall determine, in its reasonable discretion, that the burden or cost of obtaining or perfecting such security interest and/or any material adverse tax consequences (as reasonably determined by the Borrower in consultation with the Administrative Agent) of providing such security interest is excessive in relation to the benefit to the Lenders of the security afforded thereby (such comparison to be determined in a manner consistent with any such determination made in connection with the Closing Date) or would otherwise violate applicable law.

(d)     Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Section 5.11 and Section 5.12 in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of Holdco and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.

Section 5.13     Designation of Subsidiaries.

(a)     The Borrower may designate (or re-designate) any Restricted Subsidiary (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation or re-designation, no Event of Default shall have occurred and be continuing and (ii) the Borrower could incur $1.00 of Ratio Debt or the Total Net Leverage Ratio would be not less than the Total Net Leverage Ratio immediately prior to such redesignation computed, in each case, on a Pro Forma Basis immediately after giving effect to such re-designation as of the Applicable Date of Determination of any Unrestricted Subsidiary as a Restricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date in accordance with this Section 5.13(a) shall constitute an Investment by the Borrower or the relevant Restricted Subsidiary, as applicable, therein at the date of designation in an amount equal to the fair market value (as determined in good faith by the Borrower) of the Investments held by the Borrower and/or the applicable Restricted Subsidiaries in such Unrestricted Subsidiary immediately prior to such designation. Upon any such designation (but without duplication of any amount reducing such Investment in such Unrestricted Subsidiary pursuant to the definition of “Investment”), the Borrower and/or the applicable Restricted Subsidiaries shall receive a credit against the applicable clause in Section 6.04 that was utilized for the Investment in such Unrestricted Subsidiary for all Returns in respect of such Investment. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary in accordance with this Section 5.13 shall constitute the incurrence by such Restricted Subsidiary at the time of designation of any Indebtedness or Liens of such Restricted Subsidiary outstanding at such time (to the extent assumed).

(b)     The Borrower may designate (or re-designate) any Restricted Subsidiary that is an Excluded Subsidiary as an Electing Guarantor. The Borrower may designate (or re-designate) any Electing Guarantor as an Excluded Subsidiary; provided that (i) after giving effect to such release, such Restricted Subsidiary shall not be a guarantor of the First Lien Loans, any Credit Agreement Refinancing Indebtedness, any Additional Term Notes, any Unrestricted Additional Term Notes or any Term Loan Exchange Notes, (ii) such redesignation shall constitute an Investment by the Borrower or the relevant Restricted Subsidiary, as applicable, therein at the date of designation in an amount equal to the fair market value (as determined in good faith by the Borrower) of the Investments held by the Borrower and/or the applicable Restricted Subsidiaries in such Electing Guarantor immediately prior to such re-designation and such Investments shall otherwise be permitted hereunder and (iii) any Indebtedness or Liens of such Restricted Subsidiary (after giving effect to such release) shall be deemed to be incurred at the time of such release by such Electing Guarantor and such incurrence shall otherwise be permitted hereunder.

Section 5.14     Conduct of Business. From and after the Closing Date, the Borrower and its Restricted Subsidiaries will engage only in lines of business of the type engaged in by the Borrower and its Restricted Subsidiaries on the Closing Date and similar, ancillary, supportive, complementary, synergetic or related businesses or reasonable extensions thereof (and non-core incidental businesses acquired in connection with any Acquisition or permitted Investment or other immaterial businesses).

Section 5.15     Maintenance of Ratings. The Borrower will use commercially reasonable efforts to maintain a public corporate credit rating (but not obtain or maintain a specific rating) from S&P and a public corporate family rating from Moody’s, in respect of the Borrower, and a public rating of the Loans and the First Lien Loans by each of S&P and Moody’s.

Section 5.16     Annual Lender Meeting and Calls. During normal business hours, the Borrower will participate in a meeting of the Lenders once during each fiscal year, to be held via teleconference at a time selected by the Administrative Agent and reasonably acceptable to the Borrower within sixty (60) days following the date required for delivery of the audited financial statements pursuant to Section 5.01(a). The purpose of this meeting shall be to review the consolidated financial results of operations and financial condition of the Borrower and its Restricted Subsidiaries and answer questions from Lenders in connection therewith.

Section 5.17     Post-Closing Covenants. The Borrower agrees to deliver, or cause to be delivered, to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.17 hereof on or before the dates specified with respect to such items, or such later dates as may be agreed to by the Administrative Agent in its reasonable discretion.

Section 5.18     Compliance with Environmental Laws. Holdco will, and will cause each Restricted Subsidiary to: (a) comply and to take commercially reasonable steps to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all Environmental Laws, including obtaining and complying with any permit, license or other approval required thereunder; and (b) conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action required under Environmental Laws to address Hazardous Materials at, on, under or emanating from any properties currently or formerly owned, leased or operated by it; provided, however, that neither Holdco nor any Restricted Subsidiary shall be required to undertake any of the obligations above to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP, or where the failure to undertake such obligation would not reasonably be expect to result in a Material Adverse Effect.

ARTICLE VI

Negative Covenants

From and after the Closing Date and until the Termination Date, the Borrower (and, solely with respect to the covenant contained in Section 6.06, Holdco) covenants and agrees with the Lenders that:

Section 6.01     Indebtedness; Certain Equity Securities.

(a)     The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)     Indebtedness created under the Loan Documents;

(ii)     Indebtedness of the Borrower or any other Restricted Subsidiary to the Borrower or any other Restricted Subsidiary, provided that (A) Indebtedness of any Restricted Subsidiary that is not a Loan Party to any Loan Party shall be permitted by Section 6.04 (other than due to Section 6.04(aa)) and (B) Indebtedness of any Loan Party to a Restricted Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms which prohibit the repayment thereof after the acceleration of the Loans or bankruptcy of such Loan Party;

(iii)     Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary, provided that (A) the Indebtedness so Guaranteed is otherwise permitted by this Section, (B) Guarantees by any Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall, in each case, be permitted by Section 6.04 (other than due to Section 6.04(aa)), (C) if Indebtedness being guaranteed is subordinated in right of payment to the Obligations under the Loan Documents, such Guarantees permitted under this clause (iii) shall be subordinated to the applicable Loan Party’s Obligations to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations and (D) none of the First Lien Loans shall be Guaranteed by any Restricted Subsidiary of the Borrower unless such Restricted Subsidiary is or, prior to, or substantially concurrent with, issuing such Guarantee, becomes a Loan Party;

(iv)     (A) Indebtedness incurred to finance the acquisition, development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement of any fixed or capital assets, including Capital Lease Obligations, Synthetic Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement, and (B) extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such extended, renewed or replaced Indebtedness) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith), provided that the aggregate principal amount of Indebtedness permitted by this clause (iv) at any time shall not exceed the greater of $24,000,000 and 16% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements are available;

(v)     (a) Indebtedness of (1) any Person acquired or assumed in connection with an Acquisition or permitted Investment or any assets acquired in connection therewith and (2) any Unrestricted Subsidiary that is redesignated as a

Restricted Subsidiary (it being acknowledged that (x) a Person that becomes a direct or indirect Restricted Subsidiary of the Borrower as a result of an Acquisition or permitted Investment may remain liable with respect to Indebtedness existing on the date of such acquisition and (y) an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary may remain liable with respect to Indebtedness existing on the date of such redesignation); provided that (A) such Indebtedness is not created in anticipation of such acquisition or redesignation, (B) immediately after giving effect to such Acquisition, permitted Investment or redesignation, as the case may be, and the assumption of such Indebtedness, the Borrower would be permitted to incur at least $1.00 of additional Ratio Debt, and (C) the aggregate principal amount of such Indebtedness incurred under this clause (v) by any Restricted Subsidiary that is not a Loan Party does not exceed the greater of $60,000,000 and 41% of Consolidated EBITDA at any time outstanding, and (b) any Permitted Refinancing thereof;

(vi)     other Indebtedness in an aggregate principal amount outstanding at any time not exceeding the greater of (x) $48,000,000 and (y) 33% of Consolidated EBITDA computed on a Pro Forma Basis as of the Applicable Date of Determination;

(vii)     Indebtedness owed to any Person (including obligations in respect of letters of credit, bankers’ acceptances or similar instruments issued for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty, liability insurance, self-insurance, including pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business or consistent with past practice;

(viii)     Indebtedness in respect of or guarantee of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, workers’ compensation claims, letters of credit, bank guarantees and banker’s acceptances, warehouse receipts or similar instruments and similar obligations (other than in respect of other Indebtedness for borrowed money) including, without limitation, those incurred to secure health, safety and environmental obligations, in each case provided in the ordinary course of business or consistent with past practice;

(ix)     Indebtedness in respect of Swap Agreements not entered into for speculative purposes;

(x)     [Reserved];

(xi)     Indebtedness of any Restricted Subsidiary that is not a Loan Party; provided that the aggregate amount of Indebtedness outstanding at any time pursuant to this clause (xi) shall not exceed the greater of $36,000,000 and 25% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements are available;

(xii)     Indebtedness with respect to financial accommodations of the nature described in the definition of “Cash Management Obligations,” and other Indebtedness in respect of treasury, depositary, cash management and netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and similar arrangements or otherwise in connection with securities accounts and deposit accounts, in each case, in the ordinary course of business;

(xiii)     Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice;

(xiv)     Indebtedness arising from agreements providing for indemnification, working capital and other purchase price adjustments (including earn-outs) or similar obligations, in each case incurred or assumed in connection with the acquisition or disposition of any business or assets permitted under this Agreement;

(xv)     Indebtedness to the seller of any business or assets permitted to be acquired by the Borrower or any Restricted Subsidiary under this Agreement; provided that the aggregate principal amount of Indebtedness permitted under this clause (xv) shall not exceed the greater of $30,000,000 and 21% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements are available outstanding at any time;

(xvi)     [Reserved];

(xvii)     [Reserved];

(xviii)     (A) Credit Agreement Refinancing Indebtedness issued, incurred or otherwise obtained in exchange for or to refinance Term Loans and Commitments so long as the requirements of Section 2.11(e) are complied with and (B) any Permitted Refinancing of any thereof;

(xix)     (a) Indebtedness described on Schedule 6.01(a) annexed hereto, including any unused commitment and (b) any Permitted Refinancing of any of the foregoing;

(xx)     endorsement of instruments or other payment items for deposit in the ordinary course of business;

(xxi)     Indebtedness consisting of management fees to any Sponsor and other management fees to any Sponsor not permitted to be paid (but permitted to accrue) pursuant to Section 6.09;

(xxii)     Indebtedness incurred in connection with the repurchase of Equity Interests pursuant to Section 6.08(a)(viii); provided that the original principal amount of any such Indebtedness incurred pursuant this clause (xxii) shall not exceed the amount of such Equity Interests so repurchased with such Indebtedness (or with the proceeds thereof);

(xxiii)     (a) Indebtedness incurred pursuant to the First Lien Credit Agreement in an aggregate principal amount not to exceed (x) $1,062,133,997 plus (y)

the amount of any Indebtedness that may be incurred pursuant to Sections 2.20 and 6.01(a)(xxx) of the First Lien Credit Agreement; provided that if the First Lien Credit Agreement is amended, modified, waived or supplemented or replaced following the Closing Date, this clause (y) shall in no event allow on any date of determination an aggregate principal amount of Indebtedness to be incurred pursuant to this clause (y) that is in excess of the aggregate principal amount that could have been incurred on such date pursuant to the provisions of Sections 2.20 and 6.01(a)(xxx) in the First Lien Credit Agreement as in effect on the Closing Date and (b) any Permitted Refinancing thereof;

(xxiv)     to the extent constituting Indebtedness, Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(xxv)     performance Guarantees of the Borrower and its Restricted Subsidiaries primarily guaranteeing performance of contractual obligations of the Borrower or its Restricted Subsidiaries to a third party and not primarily for the purpose of guaranteeing payment of Indebtedness;

(xxvi)     Indebtedness (other than Indebtedness for borrowed money) supported by any Letter of Credit (as defined in the First Lien Credit Agreement), in each case, in an amount not to exceed the face amount of such Letter of Credit (as defined in the First Lien Credit Agreement);

(xxvii)     obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(xxviii)     Indebtedness incurred in connection with Permitted Sale Leaseback transactions in an aggregate principal amount not to exceed the greater of $36,000,000 and 25% of Consolidated EBITDA;

(xxix)     Indebtedness of (a) any Securitization Subsidiary arising under any Securitization Facility or (b) the Borrower or any Restricted Subsidiary arising under any Receivables Facility;

(xxx)     (a) Additional Term Notes, Unrestricted Additional Term Notes, Refinancing Notes and Term Loan Exchange Notes and (b) Permitted Refinancings of any of the foregoing;

(xxxi)     [Reserved];

(xxxii)     any Ratio Debt issued or incurred by the Borrower or any of the Restricted Subsidiaries after the Closing Date so long as (A) both immediately before and after giving effect to each such incurrence and the application of the proceeds therefrom, no Event of Default has occurred and is continuing or would result therefrom; provided that to the extent the proceeds of any such Ratio Debt is being used to finance a Permitted Acquisition or other Permitted Investment, immediately before and after giving effect to the incurrence of such Ratio Debt, no Specified Event of Default exists at the time of such request or immediately after giving effect thereto, (B) no Ratio Debt shall have a final maturity date earlier than the then existing Latest Maturity Date with respect to Term Loans, (C) no Ratio Debt shall have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the then-remaining Initial Term Loans (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Initial Term Loans), and (D) such Ratio Debt shall have other terms (excluding pricing, fees, rate floors and optional prepayment or redemption terms) substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the lenders or holders providing such Ratio Debt than, those set forth in the Loan Documents (except to the extent (x) such terms are conformed (or added) in this Agreement for the benefit of the Lenders hereunder pursuant to an amendment hereto, subject solely to the reasonable satisfaction of the Administrative Agent or (y) applicable solely to periods after the Latest Maturity Date of the Term Loans existing at the time of such Additional Debt); provided that the maximum aggregate principal amount of such Ratio Debt that may be incurred pursuant to this clause (xxxii) by a Restricted Subsidiary that is not a Loan Party shall not exceed the greater of $24,000,000 and 16% of Consolidated EBITDA;

(xxxiii)     Indebtedness in an amount equal to 100% of the aggregate Net Proceeds received by Holdco after the Closing Date from the issue or sale of Qualified Equity Interests plus cash contributed to Holdco and to the extent such Net Proceeds or cash have been contributed as common equity to the Borrower and is Not Otherwise Applied; and

(xxxiv)     Subordinated Indebtedness pursuant to Section 9.04(b)(vii)(E)(2).

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) at any time meets the criteria of more than one of the categories described above in this paragraph (a) or is entitled to be incurred pursuant to clauses (iv), (v), (vi), (xi), (xv), (xviii), (xix), (xxviii), (xxix), (xxxi), (xxxii) and (xxxiii) of this paragraph (a), the Borrower, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such item of Indebtedness (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness in one of the above clauses; provided that (i) all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (i) of this Section 6.01(a) and (ii) the First Lien Obligations will be deemed to have been incurred in reliance only on the exception in clause (xxiii) of this Section 6.01. Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest, premium, fees or expenses, in the form of additional Indebtedness or preferred stock shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the amount of any premium paid, and fees and expenses incurred, in connection with such extension, replacement, refunding refinancing, renewal or defeasance (including any fees and original issue discount incurred in respect of such resulting Indebtedness).

(b)     The Borrower will not, and will not permit any Restricted Subsidiary to, issue any Disqualified Equity Interests.

Section 6.02     Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)     Liens pursuant to any Loan Document;

(b)     Permitted Encumbrances;

(c)     any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Closing Date and set forth on Schedule 6.02(c); provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary (other than any replacements of such property or assets and additions and accessions thereto, after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition, or asset of the Borrower or any Restricted Subsidiary and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender) and (ii) such Lien shall secure only those obligations and unused commitment that it secures on the date hereof and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such extended, renewed or replaced Indebtedness) and premium payable by the terms of such obligations thereon and reasonable fees and expenses associated therewith);

(d)     any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that became or becomes a Restricted Subsidiary (including as a result of any Unrestricted Subsidiary being redesignated as a Restricted Subsidiary) after the Closing Date prior to the time such Person became or becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary as the case may be, (ii) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary (other than any replacements of such property or assets and additions and accessions thereto, after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender) and (iii) such Lien shall secure only those obligations and unused commitments (and to the extent such obligations and commitments constitute Indebtedness, such Indebtedness is permitted hereunder) that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such extended, renewed or replaced Indebtedness) and premium payable by the terms of such obligations thereon and fees and expenses associated therewith);

(e)     Liens on fixed or capital assets acquired, developed, constructed, restored, replaced, rebuilt, maintained, upgraded or improved (including any such assets made the subject of a Capital Lease Obligation or Synthetic Lease Obligation incurred) by the Borrower or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness incurred to finance such acquisition, development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement and that is permitted by Section 6.01(a)(iv), or to extend, renew or replace such Indebtedness and that is permitted by Section 6.01(a)(v), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement and (iii) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than any replacements of such property or assets and additions and accessions thereto and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender);

(f)     Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon, (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(g)     Liens representing (i) any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement, (ii) any Lien or restriction that the interest or title of such lessor, licensor, sublessor or sublicensor may be subject to, or (iii) the interest of a licensee, lessee, sublicensee or sublessee arising by virtue of being granted a license or lease permitted by this Agreement;

(h)     Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods;

(i)     the filing of Uniform Commercial Code (or equivalent) financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(j)     Liens not otherwise permitted by this Section to the extent that the aggregate outstanding amount (or in the case of Indebtedness, the principal amount) of the obligations secured thereby at any time does not exceed the greater of (i) $36,000,000 and (ii) 25% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements are available, computed on a Pro Forma Basis;

(k)     Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Loan Party in respect of Indebtedness or other obligations owed by such Restricted Subsidiary to such Loan Party;

(l)     Liens (i) attaching solely to cash advances and cash earnest money deposits in connection with Investments permitted under Section 6.04 or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted hereunder;

(m)     Liens on Collateral securing Indebtedness permitted pursuant to Section 6.01(a)(xxiii); provided that the representative for any such Indebtedness shall have entered into the Intercreditor Agreement;

(n)     Liens consisting of customary rights of set-off or banker’s liens on amounts on deposit, to the extent arising by operation of law and incurred in the ordinary course of business;

(o)     Liens securing reimbursement obligations permitted by Section 6.01 in respect of documentary letters of credit or bankers’ acceptances; provided that such Liens attach only to the documents, goods covered thereby and proceeds thereto;

(p)     Liens on insurance policies and the proceeds thereof granted to secure the financing of insurance premiums with respect thereto;

(q)     Liens encumbering deposits made to secure obligations arising from contractual or warranty requirements;

(r)     Liens on Collateral securing obligations of any of the Loan Parties in respect of Indebtedness and related obligations permitted by Section 6.01(a)(xviii), and/or Section 6.01(a)(xxx);

(s)     Liens granted pursuant to a security agreement between the Borrower or any Restricted Subsidiary and a licensee of Intellectual Property to secure the damages, if any, of such licensee resulting from the rejection of the licensee of such licensee in a bankruptcy, reorganization or similar proceeding with respect to the Borrower or such Restricted Subsidiary;

(t)     Liens securing obligations referred to in Section 6.01(a)(xii) or on assets subject of any Permitted Sale Leaseback under Section 6.01(a)(xxviii);

(u)     Liens on (i) the Securitization Assets arising in connection with a Qualified Securitization Financing or (ii) the Receivables Assets arising in connection with a Receivables Facility;

(v)     licenses or sublicenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties not interfering in any material respect with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(w)     Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods;

(x)     Liens of bailees in the ordinary course of business;

(y)     Liens securing obligations (other than obligations representing

Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(z)     utility and similar deposits in the ordinary course of business;

(aa)     purchase options, call and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Borrower or any Restricted Subsidiary in Joint Ventures;

(bb)     Liens disclosed as exceptions to coverage in the final title policies and endorsements issued to the Collateral Agent with respect to any Mortgaged Properties;

(cc)     Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness for borrowed money, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(dd)     the modification, replacement, renewal or extension of any Lien permitted by Section 6.02(c), (d), (e) and (j); provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is not prohibited by Section 6.01;

(ee)     [Reserved];

(ff)     Liens securing any Swap Agreement so long as the fair market value of the Collateral securing such Swap Agreement does not exceed $10,800,000 at any time;

(gg)     Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(hh)     Liens arising in connection with rights of dissenting stockholders pursuant to applicable law in respect of the 2015 Acquisition;

(ii)     Liens on assets and Equity Interests that do not constitute Collateral of any Restricted Subsidiary that is not a Loan Party to the extent such Liens secure Indebtedness of such Restricted Subsidiary permitted by Section 6.01(a)(xi);

(jj)     Liens securing Ratio Debt incurred pursuant to Section 6.01(a)(xxxii) (and subject to the applicable ratio tests set forth in the definition of “Ratio Debt”); provided that (i) no Restricted Subsidiary is a borrower or a guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Loan Party that shall have previously or substantially concurrently guaranteed or borrowed, as applicable, the Obligations, (ii) if the Liens are secured by Collateral, (x) the obligations in respect thereof shall not be secured by Liens on the assets of the Borrower and the Restricted Subsidiaries, other than assets constituting Collateral, (y) all security therefor shall be granted pursuant to documentation that is not more restrictive than the Security Documents in any material respect or, if the Liens are pari passu with the Obligations, pursuant to amendments to the Security Documents reasonably acceptable to the Administrative Agent, in each case taken as a whole (as determined by the Borrower) and (z) (1) if such Ratio Debt is secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, the representative for such Ratio Debt shall enter into the intercreditor arrangements substantially consistent with the provisions of the Intercreditor Agreement (but with Liens securing Obligations being senior Liens thereunder) and otherwise reasonably satisfactory to the Administrative Agent and the Borrower and (2) if such Ratio Debt is secured by a Lien on the Collateral that is pari passu with the Liens securing the Obligations, a representative for such Ratio Debt shall enter into (1) the Intercreditor Agreement and (2) a customary intercreditor agreement with the Administrative Agent and/or Collateral Agent substantially consistent with the terms set forth on Exhibit K-1 annexed hereto together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than ten (10) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within ten (10) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof, in each case, in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations) and (iii) if such Indebtedness is in the form of a credit facility that could have been incurred as an Incremental

Term Loan and is incurred or guaranteed on a secured basis pari passu with the Obligations, then the MFN Protection shall apply as if such Indebtedness was considered an Incremental Term Loan;

(kk)     Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose; and

(ll)     Liens on cash or deposits to Cash Collateralize (as defined in the First Lien Credit Agreement) any Letters of Credit (as defined in the First Lien Credit Agreement) as contemplated under the First Lien Credit Agreement.

For purposes of determining compliance with this Section 6.02, in the event that an item of Liens (or any portion thereof) at any time meets the criteria of more than one of the categories described above or is entitled to be incurred pursuant to this Section 6.02, the Borrower, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such Lien (or any portion thereof) and shall only be required to include the amount and type of such Lien in one of the above clauses.

For purposes of determining compliance with any restriction on the incurrence or creation of Liens, the principal amount of Indebtedness securing such Liens denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Lien was incurred or created, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Lien is incurred or created to extend, replace, refund, refinance, renew or defease other Lien denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Lien does not exceed the principal amount of such Lien being extended, replaced, refunded, refinanced, renewed or defeased, plus the amount of any premium paid, and fees and expenses incurred, in connection with such extension, replacement, refunding refinancing, renewal or defeasance (including any fees and original issue discount incurred in respect of such resulting Lien).

Section 6.03     Fundamental Changes.

(a)     The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, except that so long as no Specified Event of Default would result therefrom:

(i)     any Domestic Subsidiary (other than the Borrower) may merge into or consolidate or amalgamate with the Borrower as long as the Borrower is the surviving entity or such surviving Person shall assume the obligations of the Borrower hereunder (and if such Domestic Subsidiary is an Unrestricted Subsidiary, any Indebtedness of or Lien granted on the assets of such Domestic Subsidiary is permitted by Section 6.01 or 6.02),

(ii)     [reserved],

(iii)     any Domestic Subsidiary (other than the Borrower) may merge into or consolidate or amalgamate with any Subsidiary Guarantor (as long as (A) such Subsidiary Guarantor is the surviving entity, (B) such surviving entity becomes a Subsidiary Guarantor substantially concurrently with the consummation of such transaction and complies with Section 5.11 and Section 5.12 or (C) the disposition of such Subsidiary Guarantor would otherwise be permitted under Section 6.05 (other than Section 6.05(l)) or such Loan Party would otherwise be permitted to be redesignated as an Excluded Subsidiary immediately prior to such transaction (and shall be deemed to be so disposed or redesignated),

(iv)     [reserved],

(v)     any Restricted Subsidiary that is not a Loan Party may merge into or consolidate or amalgamate with (A) any other Restricted Subsidiary that is not a Loan Party or (B) any Loan Party,

(vi)     the Borrower or any Restricted Subsidiary may consummate any Investment permitted by Section 6.04 (other than Section 6.04(aa)) (whether through a merger, consolidation, amalgamation or otherwise), provided that (A) the surviving entity shall be subject to the requirements of Section 5.11 and Section 5.12 (to the extent applicable) and (B), if the Borrower is a party to such transaction, the Borrower shall be the surviving entity or such surviving Person shall assume the obligations of the Borrower hereunder, and

(vii)     any Restricted Subsidiary (other than the Borrower) may consummate any sale, transfer or other disposition permitted pursuant to Section 6.05 (other than Section 6.05(l)) (whether through a merger, consolidation, amalgamation or otherwise), provided that the surviving entity shall be subject to the requirements of Section 5.11 and Section 5.12 (to the extent applicable).

In each of the preceding clauses (i), (ii) or (vi) of this Section 6.03(a), in the case of any merger, consolidation or amalgamation involving the Borrower, if the Person surviving such merger, consolidation or amalgamation is not the Borrower (any such Person, the “Successor Company”), (A) in the case of a merger, consolidation or amalgamation involving the Borrower, the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) [reserved], (C) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party, (D) each Guarantor of the Obligations of the Borrower, unless it is the other party to such merger, consolidation or amalgamation, shall have confirmed that its Guarantee shall apply to the Successor Company’s obligations under the Loan Documents, (E) each Guarantor of the Obligations of the Borrower, unless it is the other party to such merger, consolidation or amalgamation, shall have by a supplement to applicable Security Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (F) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (D) and (G) the Successor Company shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplements preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents; provided that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement.

(b)     The Borrower will not, and will not permit any Restricted Subsidiary to, liquidate or dissolve or transfer, convey, sell, lease, assign or otherwise dispose of all or substantially all of its assets, except that (i) any Subsidiary (other than the Borrower) may transfer, convey, sell, lease, assign or otherwise dispose of all or any portion of its assets (upon liquidation, dissolution, winding-up or any similar transaction) to the Borrower or any Subsidiary Guarantor, (ii) any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (iii) any Restricted Subsidiary that is not a Loan Party may transfer, convey, sell, lease, assign or otherwise dispose of all or any portion of its assets (upon liquidation, dissolution, winding-up or any similar transaction) to the Borrower or any other Restricted Subsidiary, (iv) any Loan Party (other than the Borrower) may transfer all or any portion of its assets (upon liquidation, dissolution, winding-up or any similar transaction) to the Borrower or any other Subsidiary Guarantor, (v) [reserved], (vi) the Borrower or any Restricted Subsidiary may change its legal form, (vii) any merger the purpose and only substantive effect of which is to reincorporate or reorganize the Borrower or any Subsidiary in another jurisdiction in the United States, any state thereof or the District of Columbia shall be permitted and (viii) any Restricted Subsidiary (other than the Borrower) may transfer all or any portion of its assets (upon liquidation, dissolution, winding-up or any similar transaction) to any Person in order to effect an Investment permitted pursuant to Section 6.04 (other than Section 6.04(aa)) or a sale, transfer or other disposition permitted pursuant to Section 6.05 (other than Section 6.05(l)).

Section 6.04     Investments. The Borrower will not, and will not permit any Restricted Subsidiary to, make any Investments, except:

(a)     Investments in cash and Cash Equivalents and assets that were Cash Equivalents when such Investment was made;

(b)     (i) the 2015 Transactions or Investments otherwise made in accordance with and as contemplated by the 2015 Purchase Agreement and (ii) Permitted Acquisitions and any Investments in any Restricted Subsidiary to permit the consummation of Permitted Acquisitions;

(c)     (i) Investments existing on the Closing Date, (ii) Investments contemplated on the Closing Date and set forth on Schedule 6.04(c), and (iii) Investments consisting of any modification, replacement, renewal, reinvestment or extension of any such Investment; provided that the amount of any Investment permitted pursuant to this Section 6.04(c) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment (including in respect of any unused commitment), plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such modified, extended, renewed or replaced Investment) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Closing Date or as otherwise permitted by this Section 6.04;

(d)     (i) Investments between and among the Borrower and any of the Subsidiary Loan Parties; (ii) [reserved]; (iii) [reserved]; and (iv) Investments by the Borrower and any Subsidiary Loan Party to any Restricted Subsidiary that is not a Loan Party; provided that such Investments made after the Closing Date pursuant to clause (d)(iv) shall not exceed the greater of (A) $30,000,000 and (B) 21% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements are available after giving effect on a Pro Forma Basis to each proposed Investment pursuant to this clause (d)(iv) (it being understood that for purposes of calculating amounts outstanding pursuant to this clause (d)(iv), such amount shall be calculated on a net basis (without duplication of the reduction of the amount of any such Investment in respect of Returns on such Investment pursuant to the definition of “Investment”) giving effect to all Investments in the Borrower and the Subsidiary Loan Parties by and Returns to the Borrower and the Subsidiary Loan Parties from Restricted Subsidiaries that are not Loan Parties and in the Borrower and the Subsidiary Loan Parties by Joint Ventures and Unrestricted Subsidiaries); provided, further, that to the extent that any such Investments under this clause (d) constitute loans or advances made to any Loan Party, such loans or advances shall be subordinated in right of payment to the Obligations upon the occurrence of an Event of Default pursuant to Section 7.01(h) or (i) or upon the acceleration of the Obligations pursuant to Section 7.01 after the occurrence of any other Event of Default.

(e)     Investments made by the Borrower or any Restricted Subsidiary in any Joint Venture or any Unrestricted Subsidiary in an aggregate amount of such Investments made after the Closing Date pursuant to this clause (e) not to exceed the greater of (A) $42,000,000 and (B) 29% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements are available after giving effect on a Pro Forma Basis to each proposed Investment (it being understood that for purposes of calculating amounts outstanding pursuant to this clause (e), such amount shall be calculated on a net basis (without duplication of the reduction of the amount of any such Investment in respect of Returns on such Investment pursuant to the definition of “Investment”) giving effect to all Investments in the Borrower and the Subsidiary Loan Parties by and Returns to the Borrower and the Subsidiary Loan Parties from Restricted Subsidiaries that are not Loan Parties and in the Borrower and the Subsidiary Loan Parties by Joint Ventures and Unrestricted Subsidiaries);

(f)     Investments made by any Restricted Subsidiary that is not a Loan Party in the Borrower or any Restricted Subsidiary; provided that to the extent that any such Investments constitute loans or advances made to any Loan Party, such loans or advances shall be subordinated in right of payment to the Obligations upon the occurrence of an Event of Default pursuant to Section 7.01(h) or (i) or upon the acceleration of the Obligations pursuant to Section 7.01 after the occurrence of any other Event of Default;

(g)     (A) non-cash loans or advances to employees, partners, officers and directors of Holdco, the Borrower or any Subsidiary in connection with such Person’s purchase of Equity Interests of Holdco or any Parent Entity (or Public Company after the consummation of an IPO) and (B) promissory notes received from stockholders of the Borrower, Holdco, any Parent Entity or any Subsidiary in connection with the exercise of stock options in respect of the Equity Interests of the Borrower, Holdco, any Parent Entity and the Subsidiaries;

(h)     Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment or received as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(i)     Investments in respect of Swap Agreements, Cash Management Agreements and Cash Management Services not entered into for speculative purposes;

(j)     Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates, amalgamates or merges with the Borrower or any Restricted Subsidiary (including in connection with an Acquisition or other Investment permitted hereunder); provided that such Investment was not made in contemplation of such Person becoming a Restricted Subsidiary or such consolidation or merger;

(k)     Investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrances”;

(l)     Investments received in connection with the disposition of any asset in accordance with and to the extent permitted by Section 6.05 (other than Section 6.05(d));

(m)     receivables or other trade payables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as the Borrower or such Restricted Subsidiary deems reasonable under the circumstances;

(n)     Investments resulting from Liens permitted under Section 6.02;

(o)     Investments in deposit accounts and securities accounts opened in the ordinary course of business;

(p)     [Reserved];

(q)     other Investments (including those of the type otherwise described herein) made after the Closing Date in an aggregate amount at any time outstanding not to exceed the greater of (x) $42,000,000 and (y) 29% of Consolidated EBITDA as of the Applicable Date of Determination after giving effect on a Pro Forma Basis to each such proposed Investment pursuant to this clause (q);

(r)     Investments consisting of cash earnest money deposits in connection with a Permitted Acquisition or other Investment permitted hereunder;

(s)     Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 6.04;

(t)     the acquisition of additional Equity Interests of Restricted Subsidiaries from minority shareholders (it being understood that to the extent that any Restricted Subsidiary that is not a Loan Party is acquiring Equity Interests from minority shareholders then this clause (t) shall not in and of itself create, or increase the capacity under, any basket for Investments by Loan Parties in any Restricted Subsidiary that is not a Loan Party);

(u)     Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(v)     (a) Investments in any Receivables Facility or any Securitization Subsidiary in order to effectuate a Qualified Securitization Financing, including the ownership of Equity Interests in such Securitization Subsidiary and (b) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing or a Receivables Facility;

(w)     Investments in Equity Interests in any Subsidiary resulting from any sale, transfer or other disposition by the Borrower or any Subsidiary permitted by Section 6.05, including as a result of any contribution from any parent or distribution to any Subsidiary of such Equity Interests;

(x)     contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Issuer;

(y)     loans or advances to officers, partners, directors, consultants and employees of Holdco, the Borrower or any Restricted Subsidiary for (A) relocation, entertainment, travel expenses, drawing accounts and similar expenditures and (B) for other purposes in the aggregate amount not to exceed $6,000,000 at any time outstanding;

(z)     other Investments (including those of the type otherwise referred to herein) in an aggregate amount not to exceed the Available Amount so long as no Specified Event of Default has occurred and is continuing or would result from the making of such Investment;

(aa)     Investments consisting of or resulting from Indebtedness, Liens, Restricted Payments, fundamental changes and dispositions permitted under Section 6.01 (other than Section 6.01(a)(ii) and (a)(iii)), Section 6.02, Section 6.03 (other than Section 6.03(a)(vi) and (b)(viii)), Section 6.05 (other than Section 6.05(b)) and Section 6.08 (other than Section 6.08(a)(xi)), respectively;

(bb)     Loans repurchased by the Borrower or a Restricted Subsidiary pursuant to and in accordance with Section 2.11(i) or Section 9.04, so long as such Loans are immediately cancelled;

(cc)     cash or property distributed from any Restricted Subsidiary that is not a Loan Party (i) may be contributed to other Restricted Subsidiaries that are not Loan Parties, and (ii) may pass through the Borrower and/or any intermediate Restricted Subsidiaries, so long as all part of a series of related transactions and such transaction steps are not unreasonably delayed and are otherwise permitted hereunder;

(dd)     Investments to the extent that payment for such Investments is made solely with Equity Interests (other than any Disqualified Equity Interests) of the Borrower, Holdco or any Parent Entity (or, if after an IPO, Public Company) or proceeds of an equity contribution initially made to Holdco (and Not Otherwise Applied) in each case to the extent contributed to the Qualified Equity Interests of the Borrower;

(ee)     Guarantee obligations of the Borrower or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(ff)     (i) loans and advances to Holdco or any Parent Entity (or Public Company after the consummation of an IPO) in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made in accordance with Section 6.08 (other than Section 6.08(a)(xi)) or (ii) other Investments in lieu of and not in excess of the amount of (after giving effect to any other such Investments or payments, redemptions, repurchases, retirements, terminations or cancellations of Indebtedness pursuant to Section 6.08(b)(ix)), Restricted Payments to the extent permitted to be made in accordance with Section 6.08(a)(xiv);

(gg)     [reserved];

(hh)     purchases and acquisitions (including purchases of inventory, equipment, supplies and materials and of services) and the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(ii)     Guarantees by the Borrower or any Restricted Subsidiary of leases (other than capital leases), contracts, or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(jj)     additional Investments; provided that as of the Applicable Date of Determination after giving effect on a Pro Forma Basis to each such proposed Investment pursuant to this clause (jj), (i) the Total Net Leverage Ratio shall be no greater than 4.50:1.00 and (ii) no Event of Default shall have occurred and be continuing; and

(kk)     Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business.

For the avoidance of doubt, if an Investment would be permitted under any provision of this Section 6.04 (other than Section 6.04(b)) and as a Permitted Acquisition, such Investment need not satisfy the requirements otherwise applicable to Permitted Acquisitions unless such Investments are consummated in reliance on Section 6.04(b). In addition, to the extent an Investment is permitted to be made by a Restricted Subsidiary directly in any Restricted Subsidiary or any other Person who is not a Loan Party (each such person, a “Target Person”) under any provision of this Section 6.04, such Investment may be made by advance, contribution or distribution directly or indirectly to the Borrower and further advanced or contributed by the Borrower to a Subsidiary Loan Party or other Restricted Subsidiary for purposes of ultimately making the relevant Investment in the Target Person without constituting an Investment for purposes of Section 6.04 (it being understood that such Investment must satisfy the requirements of, and shall count toward any thresholds or baskets in, the applicable clause under Section 6.04 as if made by the applicable Restricted Subsidiary directly to the Target Person).

Section 6.05     Asset Sales. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interests owned by it, nor will the Borrower permit any Restricted Subsidiary to issue any additional Equity Interests in such Restricted Subsidiary (other than (i) any Restricted Subsidiary issuing directors’ qualifying shares and (ii) any Restricted Subsidiary issuing Equity Interests to the Borrower or another Restricted Subsidiary or ratably to its holders of its Equity Interests), except:

(a)     sales, transfers, leases and other dispositions of (i) inventory, goods or services or immaterial assets in the ordinary course of business, (ii) obsolete, worn-out, uneconomic, damaged or surplus property or property that is no longer economically practical or commercially desirable to maintain or used or useful in its business, whether now or hereafter owned or leased or acquired in connection with an Acquisition, (iii) cash, Cash Equivalents and other investment securities in the ordinary course of business, (iv) accounts in the ordinary course of business for purposes of collection, and (v) assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $7,800,000 or less and the aggregate value of such assets sold during any fiscal year of the Borrower is equal to $15,600,000 or less;

(b)     sales, transfers, leases and other dispositions to the Borrower or any Subsidiary (including by contribution, disposition, dividend or otherwise); provided that if the transferor of such property is a Loan Party, then (x) the transferee thereof must be a Loan Party or (y) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition (1) is in the ordinary course of business, (2) for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 (other than Section 6.04(l) and (aa)), or (3) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 (other than Section 6.04(l) and (aa));

(c)     sales, transfers and other dispositions of accounts receivable (including write-offs, discounts and compromises) in connection with the compromise, settlement or collection thereof;

(d)     sales, transfers, leases and other dispositions of property to the extent that such property constitutes an Investment permitted by Section 6.04 (other than Section 6.04(l) and (aa)) hereunder or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Restricted Subsidiary, unless all Equity Interests in such Restricted Subsidiary are sold);

(e)     leases or licenses or subleases or sublicenses entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of Holdco and the Restricted Subsidiaries taken as a whole;

(f)     conveyances, sales, transfers, licenses, including, for the avoidance of doubt, any licensing of curriculums, or sublicenses or other dispositions of Software or other rights in Intellectual Property in the ordinary course of business or pursuant to a research or development agreement in which the counterparty to such agreement receives a license to Software or other Intellectual Property that result from such agreement;

(g)     dispositions resulting from any casualty or insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary;

(h)     the abandonment, lapse, expiration or other disposition of Intellectual Property, whether now or hereafter owned or leased or acquired in connection with an Acquisition or other permitted Investment that is, in the reasonable good faith judgment of the Borrower, no longer economically practicable or commercially desirable to maintain or used or useful in the business of the Borrower and the Restricted Subsidiaries;

(i)     [Reserved];

(j)     dispositions from and after the Closing Date of non-core or obsolete assets acquired in connection with any Acquisition or other permitted Investments;

(k)     sales, transfers and other dispositions by the Borrower or any Restricted Subsidiary of assets since the Closing Date so long as (A) such disposition is for fair market value (as determined in good faith by the Borrower or such Restricted Subsidiary), (B) if at the time of execution of a binding agreement in respect of such sale, transfer or other disposition, no Event of Default has occurred and is continuing or would result therefrom, (C) at least 75% of the consideration (other than (A) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Borrower or any of its Restricted Subsidiaries and the valid release of the Borrower or such Restricted Subsidiary, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such Disposition, (B) securities, notes or other obligations received by the Borrower or any of its Restricted Subsidiaries from the transferee that are converted by the Borrower or any of its Restricted Subsidiaries into cash or Cash Equivalents within 180 days following the closing of such Disposition, (C) [Reserved], (D) consideration consisting of Indebtedness of the Borrower (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not the Borrower or any Restricted Subsidiary and (E) in connection with an asset swap, all of which shall be deemed “cash”) received is cash or Cash Equivalents or Designated Non-Cash Consideration to the extent that all Designated Non-Cash Consideration at such time does not exceed the greater of (x) $56,400,000 and (y) 39% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements are available (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and all of the consideration received is at least equal to the fair market value of the assets sold, transferred or otherwise disposed of and (D) the Net Proceeds thereof shall be subject to Section 2.11(c);

(l)     sales, transfers and other dispositions permitted by Section 6.03 (other than Section 6.03(a)(vii) or (b)(viii));

(m)     the sale or exchange of specific items of property, so long as the purpose of each such sale or exchange is to acquire (and results within 365 days of such sale or exchange in the acquisition of) replacement items of property that are the functional equivalent of the item of property so sold or exchanged;

(n)     the incurrence of Liens permitted hereunder;

(o)     [Reserved];

(p)     sales, transfers and other dispositions made in order to effect the 2015 Transactions;

(q)     sales or dispositions of Equity Interests of any Subsidiary (other than the Borrower) in order to qualify members of the Governing Body of such Subsidiary if required by applicable law;

(r)     samples, including time-limited evaluation software, provided to customers or prospective customers;

(s)     de minimis amounts of equipment provided to employees;

(t)     sales, transfers and other dispositions of any Equity Interests in Unrestricted Subsidiaries or their assets;

(u)     Restricted Payments made pursuant to Section 6.08;

(v)     Permitted Sale Leasebacks in an aggregate principal amount not to exceed the greater of $36,000,000 and 25% of Consolidated EBITDA;

(w)     the unwinding of any Cash Management Agreement or Swap Agreement pursuant to its terms;

(x)     sales, transfers or other dispositions of Investments in Joint Ventures or any Subsidiary that is not a wholly owned Restricted Subsidiary to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties set forth in Joint Venture arrangements and similar binding agreements;

(y)     the Borrower and any Restricted Subsidiary may (i) terminate or otherwise collapse its cost sharing agreements with the Borrower or any Subsidiary and settle any crossing payments in connection therewith, (ii) convert any intercompany Indebtedness to Equity Interests, (iii) transfer any intercompany Indebtedness to the Borrower or any Restricted Subsidiary, (iv) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by the Borrower or any Restricted Subsidiary, (v) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, directors, officers or employees of any Parent Entity, Holdco, the Borrower or any Subsidiary or any of their successors or assigns or (vi) surrender or waive contractual rights and settle or waive contractual or litigation claims;

(z)     any Disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility, or the Disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(aa)     [Reserved];

(bb)     other Dispositions (including those of the type otherwise described herein) made after the Closing Date in an aggregate amount not to exceed the greater of (x) $7,800,000 and (y) the Consolidated EBITDA generated by or attributable to all such property Disposed of shall not exceed 4% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements are available; and

(cc)     any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater fair market value of usefulness to the business of Holdco and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower.

Section 6.06     Permitted Activities of Holdco. Holdco (i) shall not engage in any material business or material activity other than (1) the ownership of all the outstanding Equity Interests in the Borrower (or, indirectly through the Borrower, other Equity Interests in accordance with clause (ii) below) and activities incidental thereto, (2) [Reserved], (3) corporate maintenance activities (including the payment and incurrence of taxes and similar administrative expenses associated with being a holding company), (4) repurchases of Indebtedness through open market purchases or Dutch Auctions pursuant to Section 2.11(i) and (5) activities otherwise permitted pursuant to this Section 6.06, (ii) shall not own or acquire any material assets (other than Equity Interests of the Borrower or any other direct or indirect Subsidiary of the Borrower, Indebtedness through open market purchases or Dutch Auctions pursuant to Section 2.11(i) and cash and Cash Equivalents), (iii) shall not create, incur, assume or permit to exist any Lien on the Equity Interests of the Borrower owned by it, other than Liens under the Loan Documents, Liens permitted by Section 6.02(r) and Section 6.02(jj) or non-consensual Liens of the type permitted under Section 6.02, (iv) may make any public offering of its common stock or any other issuance of its Equity Interests, (v) may engage in financing activities, including the issuance of equity securities, incurrence of unsecured holding company debt (provided that (1) neither the Borrower nor Restricted Subsidiary is a borrower or a guarantor with respect to such debt and (2) such debt shall have a final maturity date that is after the then existing Latest Maturity Date), payment of Restricted Payments, contribute to the capital of the Borrower and the Subsidiaries described in clause (ii) above and guarantee the obligations of the Borrower and the Subsidiaries described in clause (ii) above, (vi) may participate in tax, accounting and other administrative matters as a member of the consolidated group of Holdco and the Borrower, (vii) may provide indemnification and other benefits to officers, directors and employees, (viii) the performance of its obligations with respect to the Loan Documents, the First Lien Loan Documents and any other Indebtedness permitted to be incurred hereunder, (ix) may receive any state subsidies (which amounts shall be excluded from the calculation of Consolidated Net Income, Consolidated EBITDA and Excess Cash Flow to the extent not contributed to the common equity of the Borrower), (x) may engage in activities incidental or reasonably related to the foregoing and (xi) may engage in any transaction with the Borrower or any Restricted Subsidiary to the extent that the Borrower or such Restricted Subsidiary is expressly permitted to enter into or consummate such transaction with Holdco under this Article VI.

Section 6.07     Permitted Activities of KC Sub.KC Sub (i) shall not engage in any material business or material activity other than (1) the ownership of all the outstanding Equity Interests in KUEHG Corp. (or, indirectly through KUEHG Corp., other Equity Interests in accordance with clause (ii) below) and activities incidental thereto, (2) [Reserved], (3) corporate maintenance activities (including the payment and incurrence of taxes and similar administrative expenses associated with being a holding company), (4) repurchases of Indebtedness through open market purchases or Dutch Auctions pursuant to Section 2.11(i) and (5) activities otherwise permitted pursuant to this Section 6.07, (ii) shall not own or acquire any material assets (other than (w) Equity Interests of KUEHG Corp. or any other direct or indirect Subsidiary of KUEHG Corp., (x) Indebtedness through open market purchases or Dutch Auctions pursuant to Section 2.11(i), (y) [reserved] and (z) and cash and Cash Equivalents), (iii) shall not create, incur, assume or permit to exist any Lien on the Equity Interests of KUEHG Corp. owned by it, other than Liens under the Loan Documents, Liens permitted by Section 6.02(r) and Section 6.02(jj) or non-consensual Liens of the type permitted under Section 6.02, (iv) [Reserved], (v) may engage in financing activities, including the issuance of equity securities to Holdco, incurrence of debt permitted by Section 6.02 (including, without limitation, the Initial Term Loans) and payment of Restricted Payments permitted by Section 6.08, and guarantee the obligations of KUEHG Corp. and the Subsidiaries described in clause (ii) above, (vi) may participate in tax, accounting and other administrative matters as a member of the consolidated group of Holdco and the Borrower, (vii) may provide indemnification and other benefits to officers, directors and employees, (viii) the performance of its obligations with respect to the Loan Documents, the First Lien Loan Documents and any other Indebtedness permitted to be incurred hereunder, (ix) may receive any state subsidies, (x) may engage in activities incidental or reasonably related to the foregoing and (xi) subject to clause (ii) above may engage in any transaction with KUEHG Corp. or any Restricted Subsidiary to the extent that KUEHG Corp. or such Restricted Subsidiary is expressly permitted to enter into or consummate such transaction with KC Sub under this Article VI.

Section 6.08     Restricted Payments; Certain Payments of Indebtedness.

(a)     The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make any Restricted Payment, except that:

(i)     (A) the Restricted Subsidiaries may declare and make Restricted Payments ratably with respect to their Equity Interests and (B) any Restricted Subsidiary may make a Restricted Payment to the Borrower or any other Restricted Subsidiary (so long as, in the case of this clause (B), if the Restricted Subsidiary making the Restricted Payment is not wholly owned (directly or indirectly) by the Borrower, such Restricted Payment is made ratably among the holders of its Equity Interests);

(ii)     the Borrower and the Restricted Subsidiaries may declare and make Restricted Payments with respect to their Equity Interests payable solely in shares of Qualified Equity Interests (so long as, in the case of this clause (ii), if the Restricted Subsidiary making the Restricted Payment is not wholly owned (directly or indirectly) by the Borrower, such Restricted Payment is made ratably among the holders of its Equity Interests);

(iii)     the Borrower and the Restricted Subsidiaries may make Restricted Payments at such times and in such amounts as shall be necessary to permit any Parent Entity (or, after an IPO, the Public Company) and Holdco to discharge their respective general corporate and overhead or other expenses (including administrative, legal, accounting and similar expenses provided by third parties, customary salary, commissions, bonus and other benefits payable to officers and employees of Holdco or any Parent Entity and directors fees and director and officer indemnification obligations) incurred in the ordinary course;

(iv)     the Borrower and the Restricted Subsidiaries may make Restricted Payments to Holdco to enable Holdco to make payments to any Parent Entity (or, after an IPO, the Public Company) at such times and in such amounts as are necessary to make payments of or on account of (1) monitoring or management or similar fees or transaction fees and (2) reimbursement of out-of-pocket costs, expenses and indemnities, in each case to any Equity Investor or any of its Affiliates, in each case to the extent permitted by Section 6.09;

(v)     payments made or expected to be made by Holdco, the Borrower or any Restricted Subsidiary in respect of withholding or similar Taxes payable upon exercise of Equity Interests by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) and repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(vi)     the Restricted Subsidiaries may make a Restricted Payment in connection with the acquisition of additional Equity Interests in any Restricted Subsidiary from minority shareholders;

(vii)     the Borrower or any Restricted Subsidiary may make repurchases of Equity Interests in Holdco, the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants or the settlement or vesting of other equity-based awards if such Equity Interests represent a portion of the exercise price of, or tax withholdings with respect to, such options, warrants or other equity-based awards;

(viii)     the Borrower and the Restricted Subsidiaries may make Restricted Payments to allow any Parent Entity (or, after an IPO, the Public Company), Holdco, the Borrower or any Restricted Subsidiary to purchase Holdco’s, such Parent Entity’s (or, after an IPO, the Public Company’s) preferred stock, common stock, restricted stock or common stock options from present or former consultants, directors, manager, officers or employees of any Parent Entity (or, after an IPO, the Public Company), Holdco, the Borrower or any Subsidiary, or their estates, descendants, family, spouses or former spouses, upon the death, disability or termination of employment of such consultant, director, officer or employee or pursuant to any employee, management, director or manager equity plan, employee, management, director or manager stock option plan or any other employee, management, director or manager benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, manager, officer or consultant of Parent Entity (or, after an IPO, the Public Company), Holdco, the Borrower or any Subsidiary (including, for the avoidance of doubt, distributions to allow Holdco or any direct or indirect parent of Holdco to pay principal or interest on promissory notes that were issued to any future, present or former employee, officer, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) of such Restricted Subsidiary (or the Borrower or any other direct or indirect parent thereof) in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests or equity-based awards held by such Persons; provided that the aggregate amount of payments under this clause (viii) subsequent to the Closing Date (net of proceeds received by any Parent Entity or Holdco (or, after an IPO, the Public Company) subsequent to the date hereof in connection with resales of any stock or common stock options so purchased (which to the extent that such cash proceeds from the issuance of any such stock are utilized to make payments pursuant to this clause in excess of the amounts otherwise permitted hereunder then such equity proceeds so utilized are Not Otherwise Applied)) shall not exceed $7,800,000 (with unused amounts in any fiscal year being carried over to the next succeeding fiscal year subject to a maximum of $15,600,000 in any fiscal year) per fiscal year, plus the amount of any key-man life insurance policies; provided that the cancellation of Indebtedness owing to Holdco (or any Parent Entity), the Borrower or any of its Subsidiaries in connection with a repurchase of any such Equity Interests and the redemption or cancellation of such Equity Interests without cash payment will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(ix)     [Reserved];

(x)     Restricted Payments made (i) to consummate the 2015 Transactions (ii) in respect of working capital adjustments or purchase price adjustments pursuant to the 2015 Purchase Agreement, any Permitted Acquisition or other permitted Investments (other than pursuant to Section 6.08(a)), (iii) to satisfy indemnity and other similar obligations under the 2015 Purchase Agreement, Permitted Acquisitions or other permitted Investments, (iv) to holders of restricted stock, restricted stock units, unit appreciation rights, or similar equity awards under any equity plan and phantom stock awards as contemplated by and in accordance with the 2015 Purchase Agreement, or to Sponsors on behalf of such holders, and (v) to dissenting stockholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), in each case of this clause (v), with respect to the 2015 Transactions;

(xi)     Restricted Payments necessary to consummate transactions permitted pursuant to Section 6.03 and to make Investments permitted pursuant to Section 6.04 (other than pursuant to Section 6.08(a));

(xii)     the Borrower and the Restricted Subsidiaries may forgive or cancel any Indebtedness owed to the Borrower or any Restricted Subsidiary issued for repurchases of Holdco’s (or, after an IPO, Public Company’s) or any Parent Entity’s Equity Interests;

(xiii)     [Reserved];

(xiv)     the Borrower or any Restricted Subsidiary may make additional Restricted Payments in an amount that shall not exceed the greater of (A) $18,000,000 and (B) 12% of Consolidated EBITDA for the most recently ended four fiscal quarter period for which financial statements are available (less the aggregate amount of Investments made in reliance on Section 6.04(ff)(ii) and payments, redemptions, repurchases, retirements, terminations or cancellations of Indebtedness made in reliance on Section 6.08(b)(ix));

(xv)     the Borrower or any Restricted Subsidiary may make additional Restricted Payments to the extent that such Restricted Payments are made with net proceeds received by Holdco or any Parent Entity after the Closing Date from the issuance or sale of Qualified Equity Interests of Holdco or any Parent Entity (or, if after an IPO, Public Company) or proceeds of an equity contribution initially made to Holdco, in each case to the extent such proceeds have been contributed to the common equity of the Borrower (which such equity proceeds so utilized are Not Otherwise Applied);

(xvi)     distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligations, in each case in connection with a Qualified Securitization Financing or a Receivables Facility;

(xvii)     the Borrower and the Restricted Subsidiaries may make Restricted Payments the proceeds of which shall be used to pay customary costs, fees and expenses related to any unsuccessful equity or debt offering permitted by this Agreement, so long as the proceeds of such offering were intended to be contributed to the Borrower or any Restricted Subsidiary or such offering was otherwise related to the business of the Borrower and the Restricted Subsidiaries;

(xviii)     the Borrower and the Restricted Subsidiaries may make Restricted Payments to Holdco to enable Holdco to make payments to any Parent Entity to (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Acquisition, Investment or other transaction otherwise permitted hereunder and (b) honor any conversion request by a holder of convertible Indebtedness (to the extent such conversion request is paid solely in shares of Qualified Equity Interests of Holdco (or any Parent Entity)) and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(xix)     after an IPO, Public Company may (and the Borrower and the Restricted Subsidiaries may make any Restricted Payment by the Public Company or any other direct or indirect parent of the Public Company to pay listing fees and other costs and expenses attributable to being a publicly traded company which are reasonable and customary and (ii) additional Restricted Payments so that Public Company may) declare and pay regular quarterly dividends on its common stock (or similar Equity Interests of Public Company) in an amount not to exceed 6% per year of the aggregate net cash proceeds of such IPO that were actually received by or contributed to the Qualified Equity Interests of the Borrower in or from all such public offerings;

(xx)     the Borrower and the Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed the Available Amount; provided, however, that at the time of making such Restricted Payment (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) as of the Applicable Date of Determination immediately after giving effect on a Pro Forma Basis to each such proposed Restricted Payment pursuant to this clause (xx), the Total Net Leverage Ratio shall be no greater than 5.70:1.00;

(xxi)     the Borrower may make Restricted Payments consisting of Equity Interests in any Unrestricted Subsidiary, whether pursuant to a distribution, dividend or any other transaction not prohibited hereunder;

(xxii)     within thirty (30) days following the Closing Date, KC Sub may make Restricted Payments to consummate the 2017 Distribution;

(xxiii)     the making of any Restricted Payment within sixty (60) days after the date of declaration thereof, if at the date of such declaration such Restricted Payment would have complied with another provision of this Section 6.08(a); provided that the making of such Restricted Payment will reduce capacity for Restricted Payments pursuant to such other provision when the declaration is so made; and

(xxiv)     additional Restricted Payments; provided that as of the Applicable Date of Determination immediately after giving effect on a Pro Forma Basis to each such proposed Restricted Payment pursuant to this clause (xxiv), (i) the Total Net Leverage Ratio shall be no greater than 4.25:1.00 and (ii) no Event of Default shall have occurred and be continuing.

(b)     The Borrower will not, and will not permit any Restricted Subsidiary to make any voluntary payment or other distribution (whether in cash, securities or other property), of or in respect of principal or interest, or such payment by way of the purchase, redemption, retirement, acquisition, cancellation or termination, in each case prior to the final scheduled maturity thereof, of any Material Indebtedness that is (x) unsecured, (y) contractually subordinated in right of payment to any of the Obligations (it being understood that Indebtedness shall not be deemed to be subordinated in right of payment to the Obligations merely because such Indebtedness is secured by a Lien that is junior to the Liens securing the applicable portion of the Obligations) or (z) Indebtedness that has a Lien on the Collateral that is junior to the Lien on the Collateral securing the Obligations, except:

(i)     payment of regularly scheduled interest and principal payments (and fees, indemnities and expenses payable) as, and when due in respect of any such Indebtedness to the extent permitted by any subordination or intercreditor provisions in respect thereof;

(ii)     refinancings, replacements, substitutions, extensions, restructurings, exchanges and renewals of any such Indebtedness to the extent such refinancing, replacement, exchange or renewed Indebtedness is permitted by Section 6.01 and any fees and expenses in connection therewith;

(iii)     payments of intercompany Indebtedness permitted under Section 6.01 to the extent permitted by any subordination provisions in respect thereof;

(iv)     convert, exchange, redeem, repay or prepay such Indebtedness into or for Equity Interests of Holdco or any Parent Entity (other than Disqualified Equity Interests of Holdco or such Parent Entity, except to the extent permitted under Section 6.01(a)(xxxiii));

(v)     AHYDO Catch-Up Payments relating to Indebtedness of the Borrower and its Restricted Subsidiaries so long as no Event of Default under Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i) has occurred and is continuing;

(vi)     any such payments or other distributions in an amount not to exceed the Available Amount; provided, however, that (i) at the time of such payments or distributions, no Event of Default has occurred and is continuing or would result therefrom and (ii) as of the Applicable Date of Determination immediately after giving effect on a Pro Forma Basis to each such proposed Restricted Payment pursuant to this clause (vi), the Total Net Leverage Ratio shall be no greater than 5.70:1.00;

(vii)     payments or distributions made with net proceeds received by Holdco or any Parent Entity after the Closing Date from the issuance or sale of Qualified Equity Interests of Holdco or any Parent Entity (or, if after an IPO, Public Company) or proceeds of an equity contribution initially made to Holdco to the extent such proceeds have been contributed to the Qualified Equity Interests of the Borrower (which such equity proceeds so utilized are Not Otherwise Applied);

(viii)     the payment, redemption, repurchase, retirement, termination or cancellation of Indebtedness within sixty (60) days of the date of the Redemption Notice if, at the date of any payment, redemption, repurchase, retirement, termination or cancellation notice in respect thereof (the “Redemption Notice”), such payment, redemption, repurchase, retirement termination or cancellation would have complied with another provision of this Section 6.08(b); provided that such payment, redemption, repurchase, retirement termination or cancellation shall reduce capacity under such other provision;

(ix)     other payments, redemptions, repurchases, retirements, terminations or cancellations of Indebtedness in lieu of and not in excess of the amount of (after giving effect to any other such payments, redemptions, repurchases, retirements, terminations or cancellations of Indebtedness or Investments pursuant to Section 6.04(ff)(ii)), Restricted Payments to the extent permitted to be made in accordance with Section 6.08(a)(xiv); and

(x)     other payments, redemptions, repurchases, retirements, terminations or cancellations of Indebtedness; provided that as of the Applicable Date of Determination immediately after giving effect on a Pro Forma Basis to each such payment, redemption, repurchase, retirement, termination or cancellation of Indebtedness pursuant to this clause (x), (i) the Total Net Leverage Ratio shall be no greater than 4.25:1.00 and (ii) no Event of Default shall have occurred and be continuing.

Section 6.09     Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, with a fair market value in excess of $6,000,000 except:

(a)     transactions at prices and on terms and conditions (taken as a whole) not materially less favorable to the Borrower or such Restricted Subsidiary than could reasonably be expected to be obtained on an arm’s-length basis from unrelated third parties (as determined in good faith by the Borrower);

(b)     transactions between or among the Borrower and the Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction) not involving any other Affiliate;

(c)     loans or advances to employees, officers and directors permitted under Section 6.04;

(d)     payroll, travel and similar advances to cover matters permitted under Section 6.04;

(e)     the payment of reasonable fees and reimbursement of out-of-pocket expenses to directors of Holdco, the Borrower or any Restricted Subsidiary;

(f)     compensation (including bonuses) and employee benefit arrangements paid to, indemnities provided for the benefit of, and employment and severance arrangements entered into with, directors, officers, managers, consultants or employees of Holdco, the Borrower or the Subsidiaries in the ordinary course of business, including in connection with the 2015 Transactions and any other transaction permitted hereunder;

(g)     any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans;

(h)     any payments to any (x) Sponsor or its Affiliates of or on account of monitoring, management, consulting, advisory or similar fees (including termination and transaction fees) payable pursuant to and in accordance with the Services Agreement (which fees payable in any fiscal year pursuant to this subclause (x) shall not exceed the amount permitted to be paid pursuant to the Services Agreement as in effect on the Original Closing Date); provided that, upon the occurrence and during the continuance of a Specified Event of Default such amounts may accrue, but not be payable in cash during such period, but all such accrued amounts (plus accrued interest, if any, with respect thereto) may be payable in cash upon the cure or waiver of such Event of Default and (y) Equity Investor or its Affiliates for reimbursement of out-of-pocket costs and expenses and indemnities in connection therewith;

(i)     payment of fees and expenses pursuant to the 2015 Transactions, and other customary transaction fees payable to any Sponsor or its Affiliates by the Borrower and any Restricted Subsidiaries for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by a majority of the disinterested members of the board of directors of Holdco in good faith;

(j)     any Restricted Payment and payments on Indebtedness not prohibited by Section 6.08;

(k)     any transaction among Holdco and its Parent Entities, the Borrower and its Subsidiaries for the sharing of liabilities for taxes so long as the payments made pursuant to such transaction are made by and among the members of Holdco’s or the Borrower’s “affiliated group” (as defined in the Code); provided that any payments by the Borrower and its Subsidiaries to Holdco and/or the Parent Entities shall be permitted only to the extent permitted under Section 6.08(a)(iii);

(l)     transactions between and among the Borrower and its Subsidiaries which are in the ordinary course of business and transactions between the Borrower, Holdco and its direct or indirect shareholders in the ordinary course of business with respect to the Equity Interests in Holdco or any Parent Entity, such as shareholder agreements, registration agreements and including providing expense reimbursement and indemnities in respect thereof;

(m)     the 2015 Transactions;

(n)     the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary;

(o)     Affiliate repurchases of the Loans or Commitments to the extent permitted hereunder and the holding of such Loans or Commitments and the payments and other transactions contemplated herein in respect thereof;

(p)     transactions set forth on Schedule 6.09, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not more disadvantageous to the Secured Parties in any material respect (taken as a whole);

(q)     any customary transaction with a Receivables Facility or a Securitization Subsidiary effected as part of a Qualified Securitization Financing;

(r)     [Reserved];

(s)     payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the Borrower and the Restricted Subsidiaries in such joint venture) in the ordinary course of business;

(t)     loans and other transactions by and among the Borrower and its Restricted Subsidiaries to the extent not prohibited Section 6.06 (other than Section 6.06(x));

(u)     transactions by the Borrower and its Restricted Subsidiaries with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to Borrower and the Restricted Subsidiaries, as determined in good faith by the board of directors or the senior management of the relevant Person, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(v)     any transaction between or among the Borrower or any Restricted Subsidiary and any Affiliate of the Borrower or a Joint Venture or similar entity that would constitute an Affiliate transaction solely because the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate, Joint Venture or similar entity;

(w)     transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an independent financial advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of this Section 6.09;

(x)     (i) investments by Permitted Holders in securities of the Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the investment is being offered by the Borrower or such Restricted Subsidiary generally to other investors on the same or more favorable terms, and (ii) payments to Permitted Holders in respect of securities or loans of the Borrower or any Restricted Subsidiary contemplated in the foregoing clause (i) or that were acquired from Persons other than the Borrower and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans; provided that with respect to securities of the Borrower or any Restricted Subsidiary contemplated in clause (i) above, such investment constitutes less than 10% of the proposed or outstanding issue amount of such class of securities; and

(y)     the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to shareholders of Holdco or any direct or indirect parent thereof pursuant to the equityholders agreement, limited liability company agreement or the registration rights agreement entered into on or after the Closing Date.

Section 6.10     Restrictive Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any agreement, instrument, deed or lease that prohibits, restricts or imposes any condition upon:

(a)     the ability of the Borrower or any other Loan Party to create, incur or permit to exist any Lien in favor of the Secured Parties (excluding Lender Counterparties) upon any of its Collateral; or

(b)     the ability of any Restricted Subsidiary to make Restricted Payments or to make or repay loans or advances to the Borrower or any Restricted Subsidiary,

provided that the foregoing clauses (a) and (b) shall not apply to:

(i)     restrictions and conditions imposed by (A) any law or any applicable rule, regulation or order, or any request of any Governmental Authority having regulatory authority over the Borrower or any of its Subsidiaries, (B) any Loan Document, any agreements evidencing secured Indebtedness permitted by this Agreement or any documents governing the Term Loan Exchange Notes, the Additional Term Notes, the Unrestricted Additional Term Notes, the Credit Agreement Refinancing Indebtedness, the Refinancing Notes, the First Lien Loans, the First Lien Incremental Facility, the First Lien Credit Agreement Refinancing Indebtedness, the First Lien Additional Term Notes, the First Lien Unrestricted Additional Term Notes, the First Lien Refinancing Notes and the First Lien Term Loan Exchange Notes (and Guarantees thereof by the Guarantors) and any documentation providing for any Permitted Refinancing thereof or (C) other agreements evidencing Indebtedness permitted by Section 6.01, provided that in each case under this clause (i) such restrictions or conditions (x) apply solely to a Restricted Subsidiary that is not a Loan Party, (y) are no more restrictive than the restrictions or conditions set forth in the Loan Documents, or (z) do not materially impair the Borrower’s ability to pay its obligations under the Loan Documents as and when due (as determined in good faith by the Borrower);

(ii)     restrictions and conditions existing on the Closing Date or to any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement materially expands the scope of any such restriction or condition (as determined in good faith by the Borrower);

(iii)     restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(iv)     the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment, subletting or transfer thereof or other assets subject thereto;

(v)     (A) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the sale, transfer or other disposition of all or substantially all of the Equity Interests or assets of such Subsidiary or (B) restrictions on transfers of assets subject to Liens permitted by Section 6.02 (but, with respect to any such Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Lien);

(vi)     restrictions created in connection with any Qualified Securitization Financing;

(vii)     restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary, provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Restricted Subsidiary;

(viii)     customary provisions in shareholders agreements, joint venture agreements, organizational or constitutive documents or similar binding agreements relating to any Joint Venture or non-wholly owned Restricted Subsidiary and other similar agreements applicable to Joint Ventures and non-wholly owned Restricted Subsidiaries and applicable solely to such Joint Venture or non-wholly owned Restricted Subsidiary and the Equity Interests issued thereby;

(ix)     any restrictions on cash or other deposits imposed by agreements entered into in the ordinary course of business;

(x)     any restrictions regarding licensing or sublicensing by the Borrower and its Restricted Subsidiaries of Intellectual Property in the ordinary course of business;

(xi)     arise in connection with cash or other deposits permitted under Section 6.02 and Section 6.04;

(xii)     are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(xiii)     comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Original Closing Date and permitted under Section 6.01 if the restrictions contained in any such agreement taken as a whole (a) are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Loan Documents (as determined by the Borrower) or (b) either (I) the Borrower determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Borrower’s ability to make principal or interest payments required hereunder or (II) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument.

Section 6.11     Amendment of Material Documents. The Borrower will not, and will not permit any Restricted Subsidiary to amend or otherwise modify (a) any of its Organizational Documents in a manner that would reasonably be expected to cause a Material Adverse Effect or (b) any term or condition of any Material Indebtedness (other than any permitted intercompany Indebtedness owing to the Borrower or any Restricted Subsidiary) that is (i) unsecured, (ii) contractually subordinated in right of payment to any of the Obligations or (iii) Indebtedness that has a Lien on the Collateral that is junior to the Lien on the Collateral securing the Obligations, except (x) in accordance with the terms of the Intercreditor Agreement or other applicable intercreditor agreement to the extent such amendment or modification would not be materially adverse to the Lenders or (y) as permitted pursuant to or reasonably necessary to effect a Permitted Refinancing thereof.

Section 6.12     [Reserved].

Section 6.13     Changes in Fiscal Year. The Borrower will not change its fiscal year for financial reporting purposes from the Saturday occurring closest to December 31 of each calendar year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change such fiscal year (and the year of the Restricted Subsidiaries) to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement and to the covenants contained herein that are reasonably necessary in order to reflect such change.

ARTICLE VII

Events of Default

Section 7.01     Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a)     the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable;

(b)     the Borrower shall fail to pay (x) any interest on any Loan, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days or (y) or any fee payable hereunder or any other amount due under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)     any representation, warranty or certification, when taken as a whole, made or deemed made by any Loan Party in any Loan Document shall be false or incorrect in any material respect as of the date made or deemed made;

(d)     either the Borrower or Holdco shall default in the performance or compliance of Section 5.02(a), Section 5.04 (solely with respect to the existence of either Borrower in its jurisdiction of organization or incorporation, if applicable), Section 5.10, Section 5.17 or in Article VI;

(e)     any Loan Party shall default in the performance or compliance of any term contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section 7.01), and default shall continue unremedied and unwaived for a period of thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent or the Required Lenders;

(f)     the Borrower or any Restricted Subsidiary shall fail to make any payment beyond all applicable grace periods (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace periods provided in the applicable instrument or agreement under which such Material Indebtedness was created, provided that this paragraph (f) shall not apply to any such failure that (x) is remedied by the Borrower or applicable Restricted Subsidiary or (y) waived (including in the form of amendment) by the requisite holders of the applicable item of Material Indebtedness, in either case, prior to the acceleration of all the Loans pursuant to this Section 7.01; provided, further, that with respect to the First Lien Loans, any First Lien Incremental Facility, any First Lien Credit Agreement Refinancing Indebtedness, First Lien Additional Term Notes and First Lien Unrestricted Additional Term Notes, in each case, that is secured by a Lien on the Collateral on a senior basis to the Obligations, any such default under this Section 7.01(f) shall constitute a Default or an Event of Default hereunder only if (I) such failure results from the failure to pay at scheduled maturity of any such Indebtedness or (II) the holders of such Indebtedness have caused the same to become due and payable prior to the scheduled maturity thereof;

(g)     (i) any breach or default (after all applicable grace periods having expired and all required notices having been given) by the Borrower or any Restricted Subsidiary of any Material Indebtedness if the effect of such breach or default is to cause such Material Indebtedness to become due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired and all required notices having been given) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (A) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (B) Indebtedness which is convertible into Equity Interest and converts to Equity Interests in accordance with its terms or (C) any breach or default that (x) is remedied by the Borrower or the applicable Restricted Subsidiary or (y) waived (including in the form of amendment) by the requisite holders of the applicable item of Material Indebtedness, in either case, prior to the acceleration of all the Loans pursuant to this Section 7.01 or (ii) if there is an involuntary “early termination event” or other similar event (which event shall extend beyond any applicable cure periods or grace periods) shall have occurred in respect of obligations owing under any Swap Agreement of the Borrower or any Restricted Subsidiary, and the amount of such obligations, either individually or in the aggregate for all such Swap Agreements at such time, is in excess of $30,000,000; provided that, in respect of obligations owing under any such Swap Agreement owed to the applicable counterparty at such time, the amount for purposes of this Section 7.01(g)(ii) shall be the amount payable on a net basis by the Borrower or such Restricted Subsidiary to such counterparty (after giving effect to all netting arrangements) if such Swap Agreement were terminated at such time); provided that this paragraph (g)(ii) shall not apply to any such event that (x) is remedied by the Borrower or the applicable Restricted Subsidiary or (y) waived (including in the form of amendment) by the applicable counterparty, in either case, prior to the acceleration of all the Loans pursuant to this Section 7.01;

(h)     subject to Section 7.02, (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking liquidation, reorganization or other relief in respect of Holdco, the Borrower or any other Restricted Subsidiary, or of all or a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdco, the Borrower or any other Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding shall continue undismissed and unstayed for sixty (60) consecutive days without having been dismissed, bonded or discharged or an order of relief is entered in any such proceeding;

(i)     subject to Section 7.02, Holdco, the Borrower or any other Restricted Subsidiary shall (i) voluntarily commence any proceeding seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in paragraph (h) of this Section 7.01, (iii) consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdco, the Borrower or any other Restricted Subsidiary or for all or a substantial part of its assets or (iv) make a general assignment for the benefit of creditors;

(j)     any unsatisfied, final, non-appealable judgment(s) for the payment of money in an aggregate amount in excess of $30,000,000 (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied coverage) shall be rendered against the Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged, unvacated, unbounded and unstayed for a period of sixty (60) consecutive days;

(k)     an ERISA Event shall have occurred that would reasonably be expected to result in a Material Adverse Effect;

(l)     any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be (other than in an informational notice to the Administrative Agent), a valid and perfected (if and to the extent required to be perfected under the applicable Security Document) Lien on any Collateral with a fair market value in excess of $15,000,000 at any time, with the priority required by the applicable Security Document (subject to Liens permitted under Section 6.02), except (i) as a result of the release of a Loan Party or the sale, transfer or other disposition to a Person that is not a Loan Party of the applicable Collateral (including as a result of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary) in a transaction permitted under the Loan Documents or the occurrence of the Termination Date, (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents) or (iii) as a result of the Collateral Agent’s failure to take any action required to maintain or perfect a security interest in any other Collateral (solely to the extent that the Borrowers provide the Collateral Agent written notice thereof in accordance with the Loan Documents, and the Collateral Agent and the Borrowers have agreed in writing that the Collateral Agent will be responsible for taking such action);

(m)     at any time after the execution and delivery thereof, any material portion of the Guarantee of the Obligations under the Guarantees shall for any reason other than the occurrence of the Termination Date or as expressly permitted hereunder or thereunder (including or as a result of a transaction permitted hereunder) cease to be in full force and effect, or any Loan Party shall contest the validity or enforceability in writing or repudiate, rescind or deny in writing that it has any further liability or obligation under any Loan Document other than as a result of the occurrence of the Termination Date, the sale or transfer of such Loan Party (including the designation as an Unrestricted Subsidiary) or as a result of a transaction permitted hereunder or thereunder; or

(n)     a Change in Control shall have occurred;

then, and in every such event (I) (other than (x) an event described in paragraph (d) of this Section 7.01 in respect of a default of performance or (y) an event with respect to the Borrower described in paragraph (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately; and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter, during the continuance of such event, be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and (II) [reserved]; and in the case of any event with respect to the Borrower described in paragraph (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable by the Borrower, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 7.02     Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether a Default or an Event of Default has occurred under paragraph (h) or (i) of Section 7.01, any reference in any such paragraph to any Restricted Subsidiary shall be deemed not to include any Restricted Subsidiary affected by any event or circumstance referred to in such paragraph that did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value equal to or greater than 5.0% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries as of such date, based on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date, provided that if it is necessary to exclude more than one Restricted Subsidiary from paragraph (h) or (i) of Section 7.01 pursuant to this paragraph in order to avoid a Default or an Event of Default, the aggregate value of the assets of all such excluded Restricted Subsidiaries as of such last day may not exceed 10.0% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries as of such date, based on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date.

Section 7.03     [Reserved].

Section 7.04     Application of Proceeds.

(a)     Upon the occurrence and during the continuation of an Event of Default, if requested by the Required Lenders, or upon acceleration of all the Obligations pursuant to Section 7.01, all proceeds received by the Administrative Agent or the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Loan Document shall be applied by the Administrative Agent as follows:

(i)     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to each Agent in its capacity as such;

(ii)     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

(iii)     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(iv)     Fourth, to payment of that portion of the Obligations constituting unpaid principal or face amounts of the Loans, and Secured Swap Agreements and Secured Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

(v)     Fifth, to the payment of all other Secured Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

(vi)     Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrower or as otherwise required by law.

Notwithstanding the foregoing, (a) amounts received from any Guarantor that is not an “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to the obligations that are Excluded Swap Obligations, (b) Secured Cash Management Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender Counterparty and (c) [reserved]. Each Lender Counterparty not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE VIII

The Administrative Agent

Section 8.01     Appointment of Agents. Each of the Lenders hereby irrevocably appoints Credit Suisse AG, Cayman Islands Branch, to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Unless otherwise specifically set forth herein, the Collateral Agent shall have all the rights and benefits of the Administrative Agent set forth in this Article.

The Collateral Agent shall act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a Lender Counterparty or potential Lender Counterparty) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties pursuant to the Security Documents to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Section 9.03 (as though such co-agents, subagents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. The Lenders acknowledge and agree (and each Lender Counterparty shall be deemed to hereby acknowledge and agree) that Collateral Agent may also act as the collateral agent for lenders under the Other Term Loans, the Term Loan Exchange Notes, the Additional Term Notes, the Unrestricted Additional Term Notes, Credit Agreement Refinancing Indebtedness and the Refinancing Notes.

Section 8.02     Rights of Lender. The bank serving as the Administrative Agent and Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and Collateral Agent, and with respect to any of its Loans or Commitments hereunder, the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent and Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdco or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent and Collateral Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03     Exculpatory Provisions. The Administrative Agent and Collateral Agent shall not have any duties or obligations except those expressly set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing the Administrative Agent and Collateral Agent, (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law and (c) shall not except as expressly set forth herein or in the other Loan Documents, have any duty to disclose, and shall not be liable to the Lenders for the failure to disclose, any information relating to Holdco, the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent, Collateral Agent or any of their respective Affiliates in any capacity. The Administrative Agent and Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or as the Administrative Agent shall believe in good faith shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent and Collateral Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdco, or the Borrower or a Lender, and the Administrative Agent and Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or express conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents or that the Liens granted to the Collateral Agent pursuant to any Security Document have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent. The Administrative Agent shall have no obligation to monitor whether any amendment or waiver to any Loan Document has properly become effective or is permitted hereunder or thereunder except to the extent expressly agreed to by the Administrative Agent in such amendment or waiver.

Section 8.04     Reliance by Administrative Agent and Collateral Agent. Each of the Administrative Agent and Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it in good faith to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. Each of the Administrative Agent and Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to be made by the proper Person, and shall not incur any liability to the Lenders for relying thereon. Each of the Administrative Agent and Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.

Section 8.05     Delegation of Duties. Each of the Administrative Agent and Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub-agents appointed by the Administrative Agent. Each of the Administrative Agent and Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent.

Section 8.06     Resignation or Removal of Agents; Successor, Administrative Agent and Collateral Agent. The Administrative Agent and Collateral Agent may at any time resign by giving ten (10) days’ prior written notice of its resignation to the Lenders and the Borrower. If (x) the Administrative Agent is subject to an Agent-Related Distress Event; (y) the Administrative Agent, the Collateral Agent or any Affiliate thereof, in each case in its capacity as a Lender, is a Non-Consenting Lender and the Borrower has either (i) replaced or is concurrently replacing the Administrative Agent and its Affiliates or the Collateral Agent and its Affiliates, as the case may be, in its capacity as Lender in accordance with Section 9.02(c)(i) or (ii) terminated or is concurrently terminating the Commitments of and repaid or is concurrently repaying all Obligations owing to the Administrative Agent and its Affiliates or the Collateral

Agent and its Affiliates, as the case may be, in its capacity as Lender in accordance with Section 9.02(c)(ii); or (z) the Administrative Agent, the Collateral Agent or any Affiliate thereof, in each case in its capacity as a Lender, is a Lender that requests compensation under Section 2.15 or Section 2.17 and the Borrower has either replaced or is concurrently replacing the Administrative Agent and its Affiliates or the Collateral Agent and its Affiliates, as the case may be, in its capacity as Lender in accordance with Section 2.19(b)(2) or terminated or is concurrently terminating the Commitments of and repaid or is concurrently repaying all Obligations owing to the Administrative Agent and its Affiliates or the Collateral Agent and its Affiliates, as the case may be, in its capacity as Lender in accordance with Section 2.19(b)(1), then, in either case, either the Required Lenders or the Borrower may upon ten (10) days’ prior notice remove the Administrative Agent or Collateral Agent, as the case may be. Upon receipt of any such notice of resignation or delivery of such removal notice, the Required Lenders shall have the right, with the consent of the Borrower (such consent shall not be unreasonably withheld if such successor is a commercial bank with a combined capital and surplus of at least $5 billion and otherwise may be withheld in the Borrower’s sole discretion; provided that such consent shall not be required at any time that an Event of Default under Section 7.01(a), (h) or (i) shall have occurred and be continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation or the delivery of such removal notice, then (a) in the case of a retirement, the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above (including the consent of the Borrower) or (b) in the case of a removal, the Borrower may, after consulting with the Required Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that (x) in the case of a retirement, if such Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Required Lenders notify the Borrower that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent, as applicable, on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall continue to hold such collateral security, as bailee, until such time as a successor Administrative Agent or Collateral Agent, as applicable, is appointed), (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly (and each Lender will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent, as provided for above in this Section 8.06 and (iii) the Borrower and the Lenders agree that in no event shall the retiring Administrative Agent and Collateral Agent or any of their respective Affiliates or any of their respective officers, directors, employees, agents advisors or representatives have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the failure of a successor Administrative Agent or Collateral Agent to be appointed and to accept such appointment. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Article). The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent.

Section 8.07     Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document or any related agreement or any document furnished thereunder.

Section 8.08     No Other Duties. Notwithstanding anything herein to the contrary, none of the Agents, Joint Lead Arrangers or Joint Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under any Loan Document, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent or a Lender hereunder.

Section 8.09     Collateral and Guaranty Matters. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Each of the Lenders and the Lender Counterparties irrevocably authorize each of the Administrative Agent and the Collateral Agent,

(a)     to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent (or any sub-agent thereof) under any Loan Document (i) upon the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder or under any other Loan Document to a Person that is not a Loan Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (iii) that constitutes Excluded Property,

(iv) if the property subject to such Lien is owned by a Loan Party, upon the release of such Loan Party from its Guaranty otherwise in accordance with the Loan Documents, (v) as to the extent, if any, provided in the Security Documents or (vi) if approved, authorized or ratified in writing in accordance with Section 9.02;

(b)     to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary) as a result of a transaction or designation permitted hereunder;

(c)     to subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted under Section 6.02(d) and Section 6.02(e); and

(d)     enter into the Intercreditor Agreement and other subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, in each case to the extent such agreements are substantially consistent with the terms set forth on (i) Exhibit K-1 annexed hereto together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than ten (10) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within ten (10) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations); and

(e)     to enter into and sign for and on behalf of the Lenders as Secured Parties the Security Documents for the benefit of the Lenders and the other Secured Parties.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02(b)(v) or (vi)) will confirm in writing the Administrative Agent’s or the Collateral Agent’s, as the case may be, authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Guaranty pursuant to this Section 8.09. In each case as specified in this Section 8.09, the Administrative Agent and the Collateral Agent will (and each Lender hereby authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Loan Party from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 8.09.

Section 8.10     Secured Swap Agents and Secured Cash Management Agents. No Lender Counterparty that obtains the benefits of Section 16 of the Security Agreement, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, neither the Administrative Agent nor the Collateral Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Swap Obligations or Secured Cash Management Obligations arising under Secured Swap Agreements or Secured Cash Management Agreements with Lender Counterparties unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender Counterparty.

Section 8.11     Withholding Tax. To the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority of any jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lenders shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so) fully for, and shall make payable in respect thereof within ten (10) days after demand therefor, all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 8.12     Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand each Agent and their respective Related Parties (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligations of any Loan Party to do so) on a pro rata basis (determined as of the time that the applicable payment is sought based on each Lender’s ratable share at such time) and hold harmless each Agent and their respective Related Parties against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for payment to any Agent and their respective Related Parties of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment of a court of competent jurisdiction to have resulted from such Agent and their respective Related Parties’ own gross negligence or willful misconduct (and no action taken in accordance with the directions of the Required Lender shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such costs or expenses by or on behalf of the Borrower.

Section 8.13     Administrative Agent and Collateral Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment or composition under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent and Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or Collateral Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)     to file and prove a claim for the amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations, in each case, that are owing and unpaid by such Loan Party and to file such other documents as may be necessary or advisable in order to have such claims of the Lenders, the Administrative Agent and Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and Collateral Agent and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent and Collateral Agent under Section 2.12 and Section 9.03 which are payable by such Loan Party) allowed in such judicial proceeding;

(b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)     any custodian, receiver, assignee, trustee, liquidator, sequestrator, examiner or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent, to the making of such payments directly to the Lenders, to pay to the Administrative Agent (and Lenders, as applicable) any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.12 and Section 9.03 in each case reimbursable or payable by such Loan Party.

Nothing contained herein shall be deemed to authorize the Administrative Agent or Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent and Collateral Agent to vote in respect of the claim of any Lender or in any such proceeding, in each case subject to Section 14(d) of the Security Agreement.

ARTICLE IX

Miscellaneous

Section 9.01     Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a)     if to Holdco, to it at 650 NE Holladay Street, Suite 1400 Portland, Oregon 97232 Attention: Paul Thompson, Chief Financial Officer (Facsimile: (503) 872-1351); Email: pthompson@kc-education.com), with a copy to (i) Lane Powell, P.C., 601 SW Second Avenue, Suite 2100 Portland, Oregon 97204 Attention: Katie Gallagher (Facsimile: (503) 778-2200; Email: gallagherk@lanepowell.com) and (ii) Goodwin Procter LLP, 100 Northern Ave., Boston, MA 02110, Attention of Milena E. Tantcheva (Facsimile No.: (617) 801-8860); Email: mtantcheva@goodwinlaw.com;

(b)     if to the Administrative Agent or the Collateral Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(c)     if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. Subject to Section 9.15, notices and other communications to the Lenders hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02     Waivers; Amendments.

(a)     No failure or delay by the Administrative Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time. No notice or demand on Holdco or the Borrower in any case shall entitle Holdco or the Borrower to any other or further notice or demand in similar or other circumstances.

(b)     Except as provided in Section 2.20 with respect to any Incremental Facility Amendment, in Section 2.21, with respect to any Refinancing Amendment, in Section 2.24 with respect to an Extension Offer, in connection with the Term Loan Exchange Notes, in Section 9.02(d) with respect to any amendment in respect of Replacement Term Loans and in Section 9.02(h), in Section 9.16 or as otherwise specifically provided below or otherwise provided herein or in a Loan Document, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdco, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto (except as otherwise expressly provided therein), in each case with the consent of the Required Lenders (other than with respect to any amendment, modification or waiver contemplated in clauses (i) through (iv) below, which shall only require the consent of the Lenders expressly set forth therein and not Required Lenders), provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent in Section 4.01 or Section 4.02 of this Agreement or the waiver of any covenant, Default, Event of Default or mandatory prepayment or reductions shall not constitute an increase of any Commitment of a Lender), (ii) reduce or forgive the principal amount of any Loan owed to a Lender or reduce the rate of interest thereon owed to such Lender, or reduce any fees or premiums payable hereunder owed to such Lender, without the written consent of such Lender directly and adversely affected thereby, provided that any waiver or deferral of Default or Event of Default or default interest, waiver or deferral of the MFN Protection, waiver of a mandatory prepayment or any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof or any other covenant in this Agreement shall not constitute a reduction or forgiveness in the interest rates or the fees or premiums for purposes of this clause (ii), (iii) except as otherwise provided hereunder, including without limitation pursuant to Refinancing Amendments or Section 2.24, postpone the scheduled maturity of any Loan, or the date of any scheduled repayment (but not prepayment) of the principal amount of any Term Loan under Section 2.10(a) or the applicable Incremental Facility Amendment, or any date for the payment of any interest, fees or premiums payable hereunder, or reduce or forgive the amount of, waive or excuse any such repayment (but not prepayment), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (it being understood that no amendment, modification or waiver of, deferral of, or consent to departure from, any condition precedent, covenant, Default, Event of Default, waiver of default interest, waiver or deferral of the MFN Protection, mandatory prepayment or mandatory reduction of the Commitments shall constitute a postponement of any date scheduled for the payment of principal or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment), (iv) change any of the provisions of Section 2.18 without the written consent of each Lender directly and adversely affected thereby, (v) change any of the provisions of this Section 9.02(b) or reduce the percentage set forth in the definition of the term “Required Lenders” or reduce the percentage in any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) (it being understood that, other than as specifically provided in this Agreement, including pursuant to (v) the Term Loan Exchange Notes, (w) Section 9.02(d) with respect to Replacement Term Loans, (x) any Incremental Facility Amendment (the consent requirements for which are set forth in Section 2.20), (y) a Refinancing Amendment (the consent requirements for which are set forth in Section 2.21) and (z) an Extension Offer pursuant to Section 2.24, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders or a particular Class of Lenders on substantially the same basis as the Term Loans on the Closing Date), (vi) release all or substantially all of the value of the Guarantee under the Guarantees (except as provided herein or in the applicable Loan Document), without the written consent of each Lender, (vii) release all or substantially all the Collateral from the Liens of the Security Documents (except as provided herein or in the applicable Loan Document), without the written consent of each Lender (it being understood that any subordination of a lien permitted hereunder shall not constitute a release of a lien under this Section and the granting of any pari passu liens in connection with the incurrence of debt or the granting of liens otherwise permitted hereunder from time to time (including pursuant to amendments) shall not constitute a release of liens), (viii) modify the provisions of Section 9.04(e) in a manner that adversely affects the protections afforded to an SPV pursuant to the provisions of Section 9.04(e), without the written consent of each Granting Lender all or any part of whose Loans are being funded by an SPV at the time of such amendment, modification or waiver, (ix) [reserved], (x) decrease the amount of any mandatory prepayment to be received by the Initial Term Loan Lenders hereunder in a manner disproportionately adverse to the interests of such Class in relation to the Lenders of any other Class of Term Loans, in each case without the written consent of Lenders holding more than 50% of the Initial Term Loans, (xi) change any provision of Section 7.04 (or any other applicable “waterfall” provision contained in any Loan Document) without the written consent of each Lender, (xii) [reserved] and (xiii) in connection with an amendment that addresses solely a re-pricing transaction in which any Class of Term Loans is refinanced with a replacement Class of term loans bearing (or is modified in such a manner such that the resulting term loans bear) a lower Yield, only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans; provided, further, that no such agreement shall directly adversely amend or modify the rights or duties of the Administrative Agent or the Collateral Agent without the prior written consent of the

Administrative Agent or the Collateral Agent, as the case may be. In the event an amendment to this Agreement or any other Loan Document is effected without the consent of the Administrative Agent or Collateral Agent (to the extent permitted hereunder) and to which the Administrative Agent or Collateral Agent is not a party, the Borrower shall furnish a copy of such amendment to the Administrative Agent. Notwithstanding the foregoing, no Lender consent is required to effect any amendment, modification or supplement to any intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, including any Incremental Term Loan, any Other Term Loan, Extended Term Loans, or any Additional Term Notes, Unrestricted Additional Term Notes, Refinancing Notes, Term Loan Exchange Notes and Permitted Pari Passu Priority Replacement Debt or Permitted Junior Priority Replacement Debt, for the purpose of adding the holders of such Indebtedness (or their senior representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto, in each case as contemplated by the terms of such intercreditor agreement or arrangement permitted under this Agreement, as applicable, together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations).

(c)     In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (iv), (ix), (x) or (xi) of paragraph (b) of this Section 9.02, the consent of a majority in interest of the outstanding Loans and unused Commitments of such Class) (or, in the case of a consent, waiver or amendment involving directly and adversely affected Lenders, at least 50.1% of such directly and adversely affected Lenders) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), then, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, (i) require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (a) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), plus, if the Non-Consenting Lender is a

Lender with Term Loans being required to assign Term Loans under this Section 9.02(c) due solely to its failure to waive, postpone or reduce the prepayment premium set forth in Section 2.11(a), the payment by the assignee of such prepayment premium, (b) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in clause (b)(ii) of this Section 9.02 and (c) such assignee shall have consented to the Proposed Change or (ii) terminate the Commitment of such Lender and repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders and terminated Lenders after giving effect hereto) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents.

(d)     Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) solely with the written consent of the Administrative Agent, Holdco, the Borrower and the Lenders providing the relevant Replacement Term Loans (as such term is defined below) to permit the refinancing of all or any portion of any Class of Term Loans outstanding as of the applicable date of determination (the “Refinanced Term Loans”) with a replacement term loan tranche hereunder (the “Replacement Term Loans”), provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans plus premiums, accrued interest, fees and expenses in connection therewith, (ii) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, unless any such higher Applicable Margin applies after the Term Loan Maturity Date, (iii) the Weighted Average Life to Maturity and final maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity and final maturity of such Refinanced Term Loans at the time of such refinancing (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Refinanced Term Loans), (iv) the mandatory prepayment and optional prepayment provisions of the Replacement Term Loans shall not require more than pro rata payments and may permit optional prepayments and mandatory prepayments to be paid in respect of the Term Loans not constituting Refinanced Term Loans, and (v) the covenants, events of default and guarantees shall be not materially more restrictive (taken as a whole) (as determined in good faith by the Borrower) to the Lenders providing such Replacement Term Loans than the covenants, events of default and guarantees applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants, events of default and guarantees applicable to any period after the maturity date in respect of the Refinanced Term Loans in effect immediately prior to such refinancing.

(e)     The Lenders and all other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall, at the sole cost and expense of the Borrower, be automatically released (i) upon the occurrence of the Termination Date of this Agreement, (ii) upon the sale or other disposition of such Collateral (as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, to the extent such sale or other disposition is made in compliance with the terms of this Agreement, (iii) to the extent such Collateral is comprised of property leased to a Loan Party, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 9.02), (v) to the extent such property constitutes Excluded Property, (vi) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guaranty (in accordance with the following sentence) to the extent such release of a Guarantor is made in compliance with the terms of this Agreement and (vii) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Loan Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent comprised of Excluded Property or otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders and all other Secured Parties, hereby irrevocably agree that each Subsidiary Loan Party shall be released from the Guarantees upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary. The Lenders and all other Secured Parties, hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Loan Party’s Guaranty or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender or other Secured Party.

(f)     No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders pursuant to Sections 9.02(b)(v) or 9.02(b)(vi) or each directly and adversely affected Lender pursuant to Sections 9.02(b)(ii), 9.02(b)(iii) or 9.02(b)(vi) that, by its terms, adversely affects any Defaulting Lender disproportionately in relation to other affected Lenders shall require the consent of such Defaulting Lender.

(g)     This Agreement may be amended (or amended and restated) solely with the written consent of the Required Lenders and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(h)     Notwithstanding the foregoing, (i) this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to correct or cure (x) errors, omissions, defects, (y) to effect administrative changes of a technical or immaterial nature or (z) incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document, in each case and the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof and (ii) [reserved]. Guarantees, collateral documents, security documents, intercreditor agreements, and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent or Collateral Agent, as applicable, and may be amended, modified, terminated or waived, and consent to any departure therefrom may be given, without the consent of any Lender if such amendment, modification, waiver or consent is given in order to (x) comply with local law or advice of counsel or (y) cause such guarantee, collateral document, security document or related document to be consistent with this Agreement and the other Loan Documents. The Borrower and the Administrative Agent may, without the consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Sections 2.20, 2.21, 2.24 and 2.25.

(i)     Subject to the provisos of this paragraph, for purposes of any amendment, modification, waiver or consent (other than pursuant to Sections 9.02(b)(i), (ii), (iii), (iv) or any amendment, modification, waiver or consent that directly and adversely affects any Affiliated Lender in its capacity as a Lender disproportionately in relation to other affected Lenders) under any Loan Document, any Loans held by an Affiliated Lender (other than any Affiliated Institutional Lender) shall be automatically deemed to be voted in the same proportion as all other Lenders who are not Affiliated Lenders; provided that (a) in the event that any proceeding under the Bankruptcy Code shall be instituted by or against the Borrower, each Affiliated Lender (other than any Affiliated Institutional Lender) shall acknowledge and agree that they are each “insiders” under Section 101(31) of the Bankruptcy Code and, as such, the claims associated with the Loans and Commitments owned by it shall not be included in determining whether the applicable class of creditors holding such claims has voted to accept a proposed plan for purposes of Section 1129(a)(10) of the Bankruptcy Code, or, alternatively, to the extent that the foregoing designation is deemed unenforceable for any reason, each Affiliated Lender (other than any Affiliated Institutional Lender) shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, except to the extent that any plan of reorganization proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Lenders; and (c) for purposes of this paragraph, for the avoidance of doubt, Affiliated Lenders shall be deemed to not include Affiliated Institutional Lenders (and the foregoing limitations shall not apply in respect of Affiliated Institutional Lenders).

(j)     Notwithstanding anything to the contrary herein, in connection with any amendment, modification, waiver or consent hereunder, in no event shall Affiliated Institutional Lenders exclusively constitute Required Lenders in and of themselves.

Section 9.03     Expenses; Indemnity; Damage Waiver.

(a)     The Borrower shall pay within thirty (30) days after receipt of reasonably detailed documentation therefor, (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent, including the reasonable and documented fees, charges and disbursements of a single counsel for the Agents (in addition to one local counsel in each relevant jurisdiction shared with the Borrower to the extent acceptable to such counsel and the Borrower), in connection with due diligence performed in connection with the arrangement of the credit facilities provided for herein, the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and not paid on the Closing Date or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby shall be consummated), (ii) [reserved] and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent, including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent, the Collateral Agent, the Lenders, and other Secured Parties (in addition to a single local counsel in each relevant jurisdiction, and in the event a conflict of interest arises, one additional primary counsel for the conflicted parties (taken as a whole)) in connection with the enforcement of any rights under this Agreement or any other Loan Documents, including rights under this Section, or in connection with the Loans made hereunder; provided, the Borrower shall not be obligated to pay for any third party advisor or consultants (in addition to those set forth in the immediately preceding clause (iii)), except following an Event of Default with respect to which the Required Lenders have accelerated the Loans or are pursing remedies, in which case the Borrower shall pay the reasonable and documented out-of-pocket expenses of one additional advisor to the extent the Borrower has provided its prior written consent (in its sole discretion).

(b)     Without duplication of the expense reimbursement obligations pursuant to paragraph (a) above, the Borrower shall indemnify the Administrative Agent, the Collateral Agent, the other Agents, the Joint Lead Arrangers, Joint Bookrunners, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all reasonable and documented out-of-pocket costs, losses, claims, damages, actual liabilities and related expenses, excluding in any event lost profits, but (x) including the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees (and, to the extent reasonably necessary, one local counsel in each relevant jurisdiction and, in the event a conflict of interest arises, one additional counsel for the conflicted Indemnitees (taken as a whole)) and any third party advisors or consultants, solely to the extent the Borrower has consented to the retention of such third party advisor or consultant and (y) excluding any allocated costs of in-house counsel, incurred by or asserted against any Indemnitee by any third party or by Holdco, the Borrower or any Restricted Subsidiary arising out of, in connection with, or as a result of (i) the execution, enforcement or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby and (ii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any facility currently or formerly owned or operated by any Borrower or any Restricted Subsidiary, or any Environmental Liability related in any way to Holdco, the Borrower or any of its Restricted Subsidiaries, whether or not any such Indemnitee shall be designated as a party or a potential party thereto and whether or not such matter is initiated by Holdco, the Borrower or any of their respective Affiliates or shareholders, and any fees or expenses incurred by Indemnitees in enforcing this indemnity (collectively, the “Indemnified Liabilities”), provided that, no Indemnitee or any of its Related Indemnified Parties will be indemnified (a) for its or any of its Related Indemnified Parties’ willful misconduct, bad faith or gross negligence (to the extent determined in a final non-appealable order of a court of competent jurisdiction), (b) for its or any of its Related Indemnified Parties’ material breach of its obligations under the Loan Documents

(to the extent determined in a final non-appealable order of a court of competent jurisdiction), (c) for any dispute among Indemnitees that does not involve an act or omission by Holdco, the Borrower or any Restricted Subsidiary (other than any claims against an Agent, a Joint Lead Arranger or a Joint Bookrunner in their capacity as such and subject to clause (a) above) or (d) any settlement effected without Borrower’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), but if settled with the Borrower’s prior written consent or if there is a final judgment against an Indemnitee in any such proceedings, the Borrower will indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section; provided further that (1) the Borrower shall not, without the prior written consent of any Indemnitee (such consent not to be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is a party and indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee from all liability on claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnitee and (2) to the extent of any amounts paid to an Indemnitee in respect of this Section 9.03 for Indemnified Liabilities, such Indemnitee, by its acceptance of the benefits hereof, agrees to refund and return any and all amounts paid by the Borrower to it if, pursuant to operation of any of the foregoing clauses (a) through (e), such Indemnitee was not entitled to receipt of such amount.

(c)     To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent under paragraph (a) or (b) of this Section, and without limiting the Borrower’s obligation to do so, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate outstanding Term Loans at the time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d)     To the extent permitted by applicable law, none of Holdco, the Borrower, any Agent, any Lender, any other party hereto or any Indemnitee shall assert, and each such Person hereby waives and releases, any claim against any other such Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any or any agreement or instrument contemplated hereby or referred to herein, the transactions contemplated hereby or thereby, or any act or omission or event occurring in connection therewith, and each such Person further agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that the foregoing shall in no event limit the Borrower’s indemnification obligations under clause (b) above.

(e)     In case any proceeding is instituted involving any Indemnitee for which indemnification is to be sought hereunder by such Indemnitee, then such Indemnitee will promptly notify the Borrower of the commencement of any proceeding; provided, however, that the failure to do so will not relieve the Borrower from any liability that it may have to such Indemnitee hereunder, except to the extent that the Borrower is materially prejudiced by such failure. Notwithstanding the above, following such notification, the Borrower may elect in writing to assume the defense of such proceeding, and, upon such election, the Borrower will not be liable for any legal costs subsequently incurred by such Indemnitee (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) the Borrower has failed to provide counsel reasonably satisfactory to such Indemnitee in a timely manner, (ii) counsel provided by the Borrower reasonably determines its representation of such Indemnitee would present it with a conflict of interest or (iii) the Indemnitee reasonably determines that there are actual conflicts of interest between the Borrower and the Indemnitee, including situations in which there may be legal defenses available to the Indemnitee which are different from or in addition to those available to the Borrower.

(f)     Notwithstanding anything to the contrary in this Agreement, no party hereto or any Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online), in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of this Agreement or the other Loan Documents by, such Indemnitee (or its officers, directors, employees, Related Parties or Affiliates).

(g)     Except to the extent otherwise expressly provided herein, all amounts due under this Section shall be payable within thirty (30) days after receipt of reasonably detailed documentation therefor.

(h)     This Section 9.03 shall not apply to Taxes, except for Taxes which represent costs, losses, claims, etc. with respect to a non-Tax claim.

Section 9.04     Successors and Assigns.

(a)     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective registered successors and assigns permitted hereby, except that (i) except as otherwise permitted herein, the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any such attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by such Lender otherwise shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (solely to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(i)     Subject to the express conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment of all or any portion of a Loan or Commitment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), or, except as otherwise provided in the second proviso of the definition of “Eligible Assignee,” if an Event of Default under Sections 7.01(a), 7.01(b), 7.01(h) or 7.01(i) has occurred and is continuing, any other assignee and provided that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after a Responsible Officer having received written notice thereof, and (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan or Commitment to a Lender, an Affiliate of a Lender, any Affiliated Lender or an Approved Fund or pursuant to Section 2.11(i).

(ii)     In addition to the Register, assignments shall be subject to the following additional express conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or to an Affiliated Lender, or pursuant to Section 2.11(i), an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement) with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (it being understood and agreed that such minimum amount shall be aggregated for two or more simultaneous assignments by or to two or more Approved Funds), unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of Borrower shall be required if an Event of Default under Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement), via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement), together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), provided that assignments made pursuant to Section 2.19 or Section 9.02(c) shall not require the signature of the assigning Lender to become effective and (D) the assignee, if it shall not be a Lender or Affiliated Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and any tax forms required by Section 2.17(e).

For purposes of paragraph (b) of this Section, the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

(iii)     Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement), the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement), have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement), be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement) covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid).

(iv)     The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement) delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and related interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Holdco, the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, with respect to its own interests only, any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 9.04(b)(iv) shall be construed so that the Loans are at all times maintained in

“registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and the right, title and interest of each Lender, in and to such Loans, shall be transferable only upon notation of such transfer in the Register.

(v)     Upon its receipt of a duly completed Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e), as applicable (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section (to the extent required) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement) and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)     The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or Affiliated Lender Assignment and Assumption Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(vii)     Notwithstanding anything to the contrary contained in this Agreement but subject to the Register, in connection with any assignment pursuant to this Section 9.04 by a Lender of its Loans or Commitments to any Affiliated Lender (it being understood that with respect to purchases pursuant to Section 2.11(i), this Section shall not be applicable) shall be subject to the following:

  (A)     the assigning Lender and Affiliated Lender purchasing such Lender’s Loans and/or Commitments shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption Agreement;

  (B)     any Loans or Commitments acquired by Holdco, the Borrower or any other Restricted Subsidiary shall be retired and cancelled immediately upon the acquisition thereof;

  (C)     each Affiliated Lender hereby agrees that notwithstanding anything to the contrary herein, it may not (A) attend (including by telephone) any meeting or discussions (or portion thereof) among any Agent or any Lender to which representatives of the Borrower are not invited or then present, or (B) have access to the Platform or receive any information or material prepared by any Agent or any Lender or any communication by or among any Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or their representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant hereto); and

  (D)     (I) [reserved], (II) no proceeds of Revolving Commitments (as defined in the First Lien Credit Agreement) or First Lien Revolving Loans may be used by any Affiliated Lender or Person who will become an Affiliated Lender upon completion of the relevant assignment to effect any permitted assignments to it or purchase such commitments or loans, (III) the maximum aggregate principal amount of Term Loans and Commitments held by all Affiliated Lenders (other than Holdco, the Borrower and the Restricted Subsidiaries) at the time of the proposed assignment may not exceed 25% of the aggregate principal amount of Term Loans then outstanding, and (IV) without limiting the foregoing, Affiliated Lenders and Persons who will become Affiliated Lenders upon completion of the relevant assignment may (but are not required to) acquire Term Loans through Auctions conducted pursuant to Section 2.11(i) as if it were an Auction Party thereunder (provided that Term Loans acquired by Affiliated Lenders and Persons who will become Affiliated Lenders upon completion of the relevant assignment through an Auction do not need to be canceled in accordance with Section 2.11(i) unless contributed to either Borrower in accordance with subsection (E) below).

  (E)     any Affiliated Lender may, with the consent of the Borrower and with written notice to the Administrative Agent, contribute any of its Term Loans to the Borrower (whether through any of its direct or indirect parent entities or otherwise) and, to the extent agreed with the Borrower, may in return receive (1) loans or Qualified Equity Interests of Holdco or any parent entity of Holdco (to the extent not constituting a Change in Control) or (2) to the extent otherwise permitted to be incurred herein, an unsecured loan from the Borrower that (v) does not have a cash interest rate in excess of the interest rate applicable to the Loans so contributed by such Affiliated Lender plus 3.0%, (w) is subordinated in right of payment to the Obligations of the Borrower on terms reasonably satisfactory to the Administrative Agent, (x) is not subject to any scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is ninety-one (91) days after the Term Loan Maturity Date, (y) does not include any financial covenants, and (z) does not include any covenant, default or other agreement that is more restrictive (taken as a whole) on the Loan Parties in any material respect than any comparable covenant in this Agreement. Any Term Loans so contributed pursuant to this subsection shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by the Borrower), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. In connection with any Term Loans so cancelled pursuant to this subsection, Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation. Any non-cash gains from the cancellation of such Term Loans shall not increase Consolidated EBITDA or Excess Cash Flow for any purpose hereunder. The cancellations contemplated by this subsection shall be deemed to be voluntary prepayments by the Borrower pursuant to Section 2.11, and the principal amount of any such Term Loans so cancelled shall be applied on a pro rata basis to reduce the scheduled remaining installments of principal on such Term Loans (including the installment due on the Term Loan Maturity Date).

Notwithstanding the foregoing, but subject to the Register, (i) in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans held by Affiliated Lenders, and (ii) in no event shall any Affiliated Institutional Lender be required to comply with (or otherwise be subject to) the terms of this clause (vii). Each Affiliated Lender (other than any Affiliated Institutional Lenders) agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender (other than any Affiliated Institutional Lenders). Such notice shall contain the type of information required and be delivered to the same addressee as set forth in an Affiliated Lender Assignment and Assumption Agreement.

(b)     Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, any Defaulting Lender, any Competitor, any Competitor Controller or Disqualified Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) Holdco, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such Person shall not be entitled to exercise any rights of a Lender under the Loan Documents, provided that upon inquiry by any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, Competitors or Competitor Controllers, the Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Lenders, Competitors or Competitor Controllers.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (ii), (iii), (v) or (vi) of the first proviso to Section 9.02(b) that directly or adversely affects such Participant. Subject to the paragraph below, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15 and Section 2.17 (subject to the limitations and requirements of such Sections, including Section 2.17(e) and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this

Section (it being agreed that any documentation required to be provided under Section 2.17(e) shall be provided solely to the participating Lender). Each Lender that sells or grants a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and related interest amounts of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of the Participant or any information relating to a Participant’s interest in any Loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding or to establish that any loans are in registered form for U.S. federal income tax purposes. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. This Section shall be construed so that the Loan Documents are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and the right, title and interest of each Participant, in and to such Loans, shall be transferable only upon notation of such transfer in the Participant Register.

A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except (i) to the extent the right to a greater payment results from a Change in Law after the Participant becomes a Participant or (ii) if the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(c)     Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender and including any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender (including to any trustee for, or any other representative of, such holders), and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(d)     Notwithstanding anything to the contrary contained herein but subject to the Participant Register and the Register, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle organized and administered by such Granting Lender (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such

Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof, provided that each Lender designating any SPV hereby agrees to indemnify and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPV during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) other than Disqualified Lenders, Competitors or Competitor Controllers providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 9.13, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV other than any Disqualified Lender, Competitors or Competitor Controllers. The Borrower agrees that each SPV shall be entitled to the benefits of Section 2.15 and Section 2.17 (subject to the limitations and requirements of such Sections, including Section 2.17(e), and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. An SPV shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Granting Lender would have been entitled to receive with respect to the interest granted to such SPV, except (i) to the extent the right to a greater payment results from a Change in Law after the grant to the SPV or (ii) if the grant to such SPV is made with the Borrower’s prior written consent.

(e)     No such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), or (B) to a natural person.

(f)     In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other express conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(g)     Disqualified Lenders and Competitors. Holdco, on behalf of itself and its Affiliates, the Borrower and the Lenders, expressly acknowledge that the Administrative Agent (in its capacity as such or as an arranger, bookrunner or other agent hereunder) shall not have any obligation to monitor whether assignments or participations are made to Disqualified Lenders, Competitors, Competitor Controllers or Excluded Affiliates.

(h)     Notwithstanding anything to the contrary contained herein, if the Borrower has consented to an assignment or participation of a portion of the Loans or Commitments to a Person that is a Disqualified Lender, such Person shall continue to constitute a Disqualified Lender for purposes of this Section 9.04 notwithstanding such assignment or participation, as the case may be (for the avoidance of doubt, with any future assignments or participations to such Person requiring the prior written consent of the Borrower).

Section 9.05     Survival. All representations and warranties made by the Loan Parties in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder and none of Holdco, the Borrower, the Lenders or any Affiliate will bring any claim to that effect.

Section 9.06     Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Holdco, the Borrower, the Administrative Agent, nor any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission (including Adobe pdf file) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act. “Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

Section 9.07     Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent and the Required Lenders, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but not any tax accounts, trust accounts, withholding or payroll accounts) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, but only to the extent then due and payable; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees promptly to notify the Borrower and the Administrative Agent of such setoff and application made by such Lender, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section.

Section 9.09     Governing Law; Jurisdiction; Consent to Service of Process.

(a)     This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflict of laws principles thereof to the extent such principles would cause the application of the law of another state.

(b)     Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, nothing in any Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdco, the Borrower or their respective properties in the courts of any jurisdiction.

(c)     Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11     Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12     Confidentiality. Each of the Administrative Agent, the other Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, legal counsel and other advisors and any numbering, administration or settlement service providers on a “need to know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, provided that the relevant Lender shall be responsible for such compliance and non-compliance), (b) to the extent requested by any regulatory authority, provided that, other than in connection with routine regulatory examinations, prior notice shall have been given to the Borrower, to the extent permitted by applicable laws or regulations, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that prior notice shall have been given to the Borrower, to the extent permitted by disclosures to central banks in connection with pledges or assignments under Section 9.04(d), applicable laws or regulations, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, in each case, except to any Competitor, Competitor Controller or Disqualified Lender; provided that upon inquiry by any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, Competitors or Competitor Controllers, the Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Lenders, Competitors or Competitor Controllers, or (ii) any actual or prospective Lender Counterparty to any Secured Swap Agreement relating to any Loan Party and its obligations under the Loan Documents, in each case, except to any Competitor, Competitor Controller or Disqualified Lender; provided that upon inquiry by any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the list of Disqualified Lenders, Competitors or Competitor Controllers, the Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Lenders, Competitors or Competitor Controllers, (g) with the written consent of the Borrower, or (h) to the extent such Information (I) becomes publicly available other than as a result of a breach of this Section or (II) becomes available to the Administrative Agent, any other Agent or any Lender on a nonconfidential basis from a source other than Holdco or the Borrower (provided that the source is not actually known (after due inquiry) by such disclosing party or other confidentiality obligations owed to Holdco, the Borrower or their Affiliates, to be bound by an agreement containing provisions substantially the same as those contained in this confidentiality provision). For the purposes of this Section the term “Information” means all information received from or on behalf of Holdco or the Borrower relating to Holdco or the Borrower or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any other Agent or any Lender on a nonconfidential basis prior to disclosure by Holdco or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non-public information concerning the Loan Parties and their respective Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All Information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level Information, which may contain material non-public information about the Loan Parties and their respective Related Parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive Information that may contain material non-public information in accordance with its compliance procedures and applicable law.

Section 9.13     Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan or participation therein under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14     USA Patriot Act. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests that is reasonably required in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

Section 9.15     Direct Website Communication. Each of Holdco and the Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such communications being referred to herein collectively as “Communications”), by (i) posting such documents, or providing a link thereto, on Holdco’s or the Borrower’s website, (ii) such documents being posted on Holdco’s and/or the Borrower’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent has access (whether a commercial third-party website or a website sponsored by the Administrative Agent) or (iii) by transmitting the Communications in an electronic/soft medium to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) promptly following written request by the Administrative Agent, the Borrower shall continue to deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 9.15 shall prejudice the right of Holdco, the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address in Section 9.01 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Each of Holdco, the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

Section 9.16     Intercreditor Agreement Governs. Reference is made to the Intercreditor Agreement. Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as Initial Second Priority Representative (as defined therein) and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under the First Priority Loan Documents (as defined therein) to permit the incurrence of Indebtedness under the Second Priority Loan Documents (as defined therein) and to extend credit to the Borrower and such lenders are intended third party beneficiaries of such provisions. In the event of any conflict or inconsistency between any of the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall control.

Each Lender and Agent (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement entered into pursuant to the terms hereof, (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any other intercreditor agreement entered into pursuant to the terms hereof and to subject the Liens securing the Secured Obligations to the provisions thereof and (c) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any intercreditor agreement that includes, or to amend any then existing intercreditor agreement to provide for, the terms described in the definition of the terms “Permitted Pari Passu Priority Replacement Debt” or “Permitted Junior Priority Replacement Debt” or other “First Lien Senior Secured Note” or the Collateral Agent, as applicable or as otherwise provided for by the terms of this Agreement; provided that in each case, such intercreditor agreement (other than the Intercreditor Agreement) is substantially consistent with the terms set forth on Exhibit K-1 annexed hereto together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than ten (10) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within ten (10) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof, in each case, in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations).

Section 9.17     Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from them to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or the relevant Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or the relevant Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 9.18     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdco acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the other Agents, the Joint Lead Arrangers and the Joint Bookrunners and the making of the Loans and Commitments by the Lenders are arm’s-length commercial transactions between the Borrower, Holdco and their respective Affiliates, on the one hand, and the Administrative Agent, the other Agents, the Joint Lead Arrangers and the Joint Bookrunners, on the other hand, (B) the Borrower and Holdco has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and Holdco is capable of evaluating, and understands and accepts, the terms, risks and express conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each other Agent, each Joint Lead Arranger, each Joint Bookrunner and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdco or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, any other Agent, any Joint Lead Arranger, any Joint Bookrunner or any Lender has any obligation to the Borrower, Holdco or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the other Agents, the Joint Lead Arrangers, the Joint Bookrunners and the Lenders their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdco and their respective Affiliates, and none of the Administrative Agent, any other Agent, any Joint Lead Arrangers, any Joint Bookrunner or any Lender has any obligation to disclose any of such interests to the Borrower, Holdco or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdco hereby waives and releases any claims that it may have against the Administrative Agent, the other Agents, the Joint Lead Arrangers, the Joint Bookrunners and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.19     Acknowledgement and Consent to Bail-In of EEA Financial Institutions.Solely to the extent an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and

(b)     the effects of any Bail-in Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KC HOLDCO, LLC, as Holdco

By:	/s/ Paul D. Thompson
Name:	Paul D. Thompson
Title:	Executive Vice President and Chief
Financial Officer

KC SUB, INC., as a Borrower

By:	/s/ Paul D. Thompson
Name:	Paul D. Thompson
Title:	Executive Vice President and Chief
Financial Officer

KUEHG CORP., as a Borrower

By:	/s/ Paul D. Thompson
Name:	Paul D. Thompson
Title:	Executive Vice President and Chief
Financial Officer

[Signature Page to Second Lien Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and Collateral Agent

By:	/s/ Mikhail Faybusovich
Name: Mikhail Faybusovich
Title: Authorized Signatory

By:	/s/ Warren Van Heyst
Name: Warren Van Heyst
Title: Authorized Signatory

[Signature Page to Second Lien Credit Agreement]

CREDIT SUISSE AG, Cayman Islands Branch, as Lender

By:	/s/ MIKHAIL FAYBUSOVICH
Name: MIKHAIL FAYBUSOVICH
Title: AUTHORIZED SIGNATORY

By:	/s/ Warren Van Heyst
Name: Warren Van Heyst
Title: Authorized Signatory

[Signature Page to Second Lien Credit Agreement]

EXHIBIT A

[FORM OF] BORROWING REQUEST

Pursuant to that certain Second Lien Credit Agreement, dated as of [____], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement), by and among KC Holdco, LLC, a Delaware limited liability company, KC Sub, Inc., a Delaware corporation (“KC Sub”), KUEHG Corp., a Delaware corporation (“KUEHG Corp.” and, together with KC Sub, collectively, the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”) and collateral agent for the Secured Parties, this represents Borrower’s request to borrow as follows:

1.     Business Day of borrowing: _______, 20__ (the “Funding Date”)

2.     Borrower: [KUEHG Corp.] [KC Sub, Inc.]

3.     Account Details: [Account Name], [Account Number]

4.     Amount of borrowing: [•]

5.     Class of Loans: [Initial] [Term Loan]// [Incremental Term Loan]//[Other Term Loan]//[Extended Term Loan]

6.     Interest rate option:

[ ]	a. ABR Borrowing

[ ]	b. Eurocurrency Borrowing with an initial Interest Period of ____________ month(s)[1]

The proceeds of such Loans are to be deposited in accordance with the following instructions: [specify wire instructions].

The undersigned is a duly authorized officer of the Borrower executing this Borrowing Request and hereby certifies, solely in his capacity as an officer of the Borrower and not in any individual capacity, on behalf of the Borrower that as of the Funding Date:

(i)     the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects, in each case on and as of the requested Funding Date (or true and correct in all material respects as of a specified date, if earlier); and

[1]	Such Interest Period may be either a one, two, three or six month period or, if agreed to by all applicable Lenders, a twelve month period or any duration shorter than one month.

(ii)     at the time of and immediately after giving effect to the Borrowing contemplated hereby, no Default or Event of Default has occurred and is continuing.

A-2

DATED:

KUEHG CORP.,
as Borrower Representative

By: Name: Title:

A-3

EXHIBIT B

[FORM OF] INTEREST ELECTION REQUEST

Pursuant to that certain Second Lien Credit Agreement, dated as of [_____], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement), by and among [______], a Delaware limited liability company, KC Sub, Inc., a Delaware corporation (“KC Sub”), KUEHG Corp., a Delaware corporation (“KUEHG Corp.” and, together with KC Sub, collectively, the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”) and collateral agent for the Secured Parties, this represents Borrower’s request to convert or continue Loans as follows:

1.     Borrower: [KUEHG Corp.] [KC Sub, Inc.]

2.     Business Day of conversion/continuation: _______________, _______

3.     Amount of Loans being converted/continued: [______]

4.     Borrowing being converted/continued: [Eurocurrency]/[ABR] [Initial]/ [Incremental]/ [Extended]/[Other] Term Loans

5.     Nature and amount of conversion/continuation1:

[ ]	a. [______] Conversion of ABR Loans to Eurocurrency Loans

[ ]	b. [______] Conversion of Eurocurrency Loans to ABR Loans

[ ]	c. [______] Continuation of Eurocurrency Loans as such

6.     If Loans are being continued as or converted to Eurocurrency Loans, the duration of the new Interest Period that commences on the conversion/continuation date: _______________ month(s)2

[1]	If different options are being elected with respect to different portions of such Borrowing, list the portions thereof to be allocated to each resulting Borrowing.
[2]	Such Interest Period may be either a one, two, three or six month period or, if agreed to by all applicable Lenders, a twelve month period or any duration shorter than one month.

B-1

DATED:

KUEHG CORP.,
as Borrower Representative

By:
Name:
Title:

B-2

EXHIBIT C

[FORM OF] SOLVENCY CERTIFICATE

of

BORROWER

AND ITS SUBSIDIARIES

[DATE]

Pursuant to that certain Second Lien Credit Agreement, dated as of [_____], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among KC Holdco, LLC, a Delaware limited liability company, KC Sub, Inc., a Delaware corporation (“KC Sub”), KUEHG Corp., a Delaware corporation (“KUEHG Corp.” and, together with KC Sub, collectively, the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”) and collateral agent for the Secured Parties, the undersigned hereby certifies to the Administrative Agent and Lenders, solely in such undersigned’s capacity as a Financial Officer of the Borrower, and not individually, as follows:

I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Indebtedness:

(a)

the fair value of the assets (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b)

the present fair saleable value of the property (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)

the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and

(d)

the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business contemplated as of the date hereof for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as a Financial Officer of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

KUEHG CORP.

By:
Name:
Title:

EXHIBIT D

[FORM OF] SECURITY AGREEMENT

[Under Separate Cover]

D-1

EXHIBIT E-1

[FORM OF] HOLDCO GUARANTY

This HOLDCO GUARANTY (this “Guaranty”) is entered into as of [                ], 2017 by the undersigned (the “Guarantor”) in favor of and for the benefit of Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent for and representative of (in such capacities, together with their respective successors and assigns, herein called “Agent”) the financial institutions (the “Lenders”) party to the Credit Agreement referred to below and the other Secured Parties (as defined in the Credit Agreement referred to below).

RECITALS

A.     KC Sub, Inc., a Delaware corporation (“KC Sub”), and KUEHG Corp., a Delaware corporation (“KUEHG Corp.” and, together with KC Sub, collectively, the “Borrower”), have entered into that certain Second Lien Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement) with Guarantor, the Lenders from time to time party thereto, Agent and certain agents and other parties thereto.

B.     The Guarantor, the Borrower, and the Borrower’s Subsidiaries may from time to time enter, or may from time to time have entered, into one or more Secured Swap Agreements with one or more Lender Counterparties or one or more Secured Cash Management Agreements with one or more Lender Counterparties (the “Counterparty Agreements”) in accordance with the terms of the Credit Agreement, and it is desired that the Secured Swap Obligations and Secured Cash Management Obligations, together with all obligations of the Borrowers under the Credit Agreement and the other Loan Documents, be guaranteed hereunder.

C.     The Borrower and each other Loan Party are sometimes referred to herein as “Guarantee Parties” and each, a “Guarantee Party”.

D.     The Borrower is a wholly owned Subsidiary of the Guarantor, and thus the Guaranteed Obligations (as hereinafter defined) are being incurred for and will inure to the benefit of Guarantor (which benefits are hereby acknowledged).

E.     It is a condition precedent to the making of the initial Loans under the Credit Agreement that the Secured Obligations be guaranteed by Guarantor.

F.     Guarantor is willing, irrevocably and unconditionally, to guaranty such Secured Obligations.

NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lenders and Agent to enter into the Credit Agreement and to make Loans and other extensions of credit thereunder and to induce Lender Counterparties to enter into the Counterparty Agreements and each other Secured Party to make certain financial accommodations, Guarantor hereby agrees as follows:

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1.     Guaranty.

(a) Guarantor irrevocably and unconditionally guaranties, as primary obligor and not merely as surety, the due and punctual payment in full of all Guaranteed Obligations (as hereinafter defined) when the same shall become due, whether at stated maturity, by acceleration, demand or otherwise in accordance with any Loan Document (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code). The term “Guaranteed Obligations” is used herein in its most comprehensive sense and includes any and all Secured Obligations of any of the Loan Parties now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising.

Any interest on any portion of the Obligations that accrues after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Guarantee Party (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Obligations if said proceeding had not been commenced) shall be included in the Obligations because it is the intention of Guarantor and Agent that the Obligations should be determined without regard to any rule of law or order that may relieve any Guarantee Party of any portion of such Obligations.

In the event that all or any portion of the Guaranteed Obligations is paid by the Guarantee Parties, the obligations of Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from Agent or any other Secured Party (other than Lender Counterparties) as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guaranteed Obligations.

Subject to the other provisions of this Section 1, upon the failure of any Guarantee Party to pay any of the Guaranteed Obligations when and as the same shall become due, Guarantor will promptly upon written demand by the Agent pay, or cause to be paid, in cash, to Agent for the ratable benefit of Secured Parties, an amount equal to the aggregate of the unpaid Guaranteed Obligations.

(b) Guarantor under this Guaranty, and each guarantor under the Subsidiary Guaranty (the “Related Guaranties”), together desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty and the Related Guaranties. Accordingly, in the event any payment or distribution is made on any date by Guarantor under this Guaranty or a guarantor under a Related Guaranty, Guarantor or such other guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the maximum amount permitted by law.

(c) To the extent that Guarantor is a Qualified ECP Guarantor (as defined below), it absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty and any Related Guaranty in respect of Secured Swap Obligations (provided, however, that Guarantor shall only be liable under this Section 1(c) for

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the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 1(c), or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of Guarantor under this Section 1(c) shall remain in full force and effect until the termination of this Guaranty in accordance with Section 16. Guarantor intends that this Section 1(c) constitute, and this Section 1(c) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. As used herein, “Qualified ECP Guarantor” means, in respect of any Secured Swap Obligation, a guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Secured Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Secured Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

2.     Guaranty Absolute; Continuing Guaranty. The obligations of Guarantor hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations or the occurrence of the Termination Date. In furtherance of the foregoing and without limiting the generality thereof, Guarantor agrees that: (a) this Guaranty is a guaranty of payment when due and not of collectibility; (b) Agent may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default under the Credit Agreement and the consent of the Required Lenders, subject to the terms of Section 7.01 of the Credit Agreement and Section 19(a) of the Security Agreement; (c) the obligations of Guarantor hereunder are independent of the obligations of the other Guarantee Parties under the Loan Documents or the Counterparty Agreements and a separate action or actions may be brought and prosecuted against Guarantor whether or not any action is brought against any Guarantee Party or any of such other guarantors and whether or not any Guarantee Party is joined in any such action or actions; and (d) Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Guarantor’s liability for any portion of the Guaranteed Obligations that has not been paid. This Guaranty is a continuing guaranty and shall be binding upon Guarantor and its successors and assigns, and Guarantor waives, to the extent permitted by applicable law, any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

3.     Actions by Secured Parties. Any Secured Party may from time to time, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any limitation, impairment or discharge of Guarantor’s liability hereunder, (a) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations in accordance with the terms of the relevant Loan Document or Counterparty Agreement, as the case may be, (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (c) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment of this Guaranty or the Guaranteed Obligations, (d) release, exchange, compromise, subordinate or modify, with or without

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consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person with respect to the Guaranteed Obligations and (e) exercise any other rights available to Agent or the other Secured Parties, or any of them, under the Loan Documents or the Counterparty Agreements, as applicable.

4.     No Discharge. This Guaranty and the obligations of Guarantor hereunder shall be valid and enforceable, subject to bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or law), and shall not be subject to any limitation, impairment or discharge for any reason (other than the occurrence of the Termination Date or as otherwise provided in the Loan Documents or, with respect to any Secured Swap Obligations or Secured Cash Management Obligations, the payment in full of such obligations or as otherwise provided in the applicable Counterparty Agreement), including without limitation the occurrence of any of the following, whether or not Guarantor shall have had notice or knowledge of any of them: (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (b) any waiver or modification of, or any consent to departure from, any of the terms or provisions of the Credit Agreement, any of the other Loan Documents, the Counterparty Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations; (c) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (d) the application of payments received from any source to the payment of indebtedness other than the Guaranteed Obligations, even though Agent or the other Secured Parties, or any of them, might have elected to apply such payment to any part or all of the Guaranteed Obligations; (e) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (f) any defenses (other than defenses of payment or performance), set-offs or counterclaims which any Guarantee Party may assert against Agent or any Secured Party in respect of the Guaranteed Obligations, including but not limited to failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury; and (g) any other act or thing or omission, or delay to do any other act or thing (other than the payment in full of the Guaranteed Obligations), which may or might in any manner or to any extent vary the risk of Guarantor as an obligor in respect of the Guaranteed Obligations.

5.     Waivers. Guarantor waives, to the extent permitted by applicable law, for the benefit of Secured Parties: (a) any right to require Agent, as a condition of payment or performance by Guarantor, to (i) proceed against any Guarantee Party, any other guarantor of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held by any Guarantee Party, any other guarantor of the Guaranteed Obligations or any other Person, (iii) except as provided in any Loan Document or Counterparty Agreement, proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of any Guarantee Party or any other Person, or (iv) pursue any other remedy in the power of any Secured Party; (b) any defense (other than the defense of payment or performance) arising by reason of the incapacity, lack of authority or any disability or other defense of any Guarantee Party including, without limitation, any defense based on or arising out of the lack of validity or

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the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Guarantee Party from any cause other than the occurrence of the Termination Date; (c) any defense (other than the defense of payment or performance) based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense (other than the defense of payment or performance) based upon Agent’s errors or omissions in the administration of the Guaranteed Obligations, except for (i) Agent’s willful misconduct, bad faith or gross negligence (to the extent determined in a final non-appealable order of a court of competent jurisdiction) or (ii) Agent’s material breach of its obligations under the Loan Documents (to the extent determined in a final non-appealable order of a court of competent jurisdiction); (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights of set-offs, recoupments and counterclaims and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto; (f) except as required by any other Loan Document or the applicable Counterparty Agreement, notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Loan Party and notices of any of the matters referred to in Sections 3 and 4 and any right to consent to any thereof; and (g) to the fullest extent permitted by law, any defenses (other than the defense of payment or performance) or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

6.     Guarantor’s Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations. Until the Termination Date, Guarantor shall, solely with respect to the Obligations, withhold exercise of (a) any claim, right or remedy, direct or indirect, that Guarantor now has or may hereafter have against any Guarantee Party or any of its assets in connection with this Guaranty or the performance by Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that Guarantor now has or may hereafter have against any Guarantee Party, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against any Guarantee Party, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party and (b) any right of contribution Guarantor now has or may hereafter have against any other guarantor of any of the Obligations. Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification Guarantor may have against any Guarantee Party or against any collateral or security, and any rights of contribution Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Agent may have against any Guarantee Party, to all right, title and interest Agent may have in any such collateral or security.

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7.     Indemnity; Expenses. Guarantor agrees that the Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement. Guarantor agrees to indemnify and hold harmless the Agent from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Guaranty and the transactions contemplated hereby (including, without limitation, enforcement of this Guaranty) in accordance with, and subject to the limitations set forth in, Section 9.03 of the Credit Agreement.

8.     Financial Condition of Guarantee Parties. No Secured Party shall have any obligation, and Guarantor waives any duty on the part of any Secured Party, to disclose or discuss with Guarantor its assessment, or Guarantor’s assessment, of the financial condition of each Guarantee Party or any matter or fact relating to the business, operations or condition of each Guarantee Party. Guarantor has adequate means to obtain information from each Guarantee Party on a continuing basis concerning the financial condition of each Guarantee Party and its ability to perform its obligations under the Loan Documents, the Counterparty Agreements and Guarantor assumes the responsibility for being and keeping informed of the financial condition of each Guarantee Party and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.

9.     Representations and Warranties. Guarantor hereby represents and warrants that this Guaranty (a) has been duly executed and delivered by Guarantor and (b) constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

10.     Set Off. Any rights Lenders may have with respect to set off shall be solely as set forth in Section 9.08 of the Credit Agreement.

11.     Amendments and Waivers. Except as otherwise provided in the Credit Agreement, no amendment, modification, termination or waiver of any provision of this Guaranty (which in any event shall not include execution of counterparts to this Guaranty), and no consent to any departure by Guarantor therefrom, shall in any event be effective without the written concurrence of Agent and, in the case of any such amendment or modification, Guarantor. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

12.     Miscellaneous. It is not necessary for the Agent to inquire into the capacity or powers of Guarantor or any Guarantee Party or the officers, directors or any agents acting or purporting to act on behalf of any of them.

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The rights, powers and remedies given to Agent by this Guaranty are cumulative and shall be in addition to all rights, powers and remedies given to Agent by virtue of any statute or rule of law or in any of the Loan Documents. Any forbearance or failure to exercise, and any delay by the Agent in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Any provision of this Guaranty held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF GUARANTOR, AGENT AND THE OTHER SECURED PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF TO THE EXTENT SUCH PRINCIPLES WOULD CAUSE THE APPLICATION OF THE LAW OF ANOTHER STATE.

This Guaranty shall inure to the benefit of Secured Parties and their respective successors and permitted assigns.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING AGAINST THE GUARANTOR OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT.

Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any

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court referred to in the immediately preceding paragraph of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in this Guaranty will affect the right of any party hereto to serve process in any other manner permitted by law.

GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, EACH SECURED PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.     Counterparts. This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Guaranty by telecopy or electronic transmission (including Adobe pdf file) shall be effective as delivery of a manually executed counterpart of this Guaranty.

14.     Interpretive Provisions. Sections 1.02, 1.03, 1.04, 1.08 and 1.10 of the Credit Agreement are incorporated herein by reference mutatis mutandis.

15.     Credit Suisse AG, Cayman Islands Branch, as Agent.

(a)     Credit Suisse AG, Cayman Islands Branch, has been appointed to act as Agent hereunder by Lenders (and by their acceptance of the benefits hereof, the Lender Counterparties). Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and the Credit Agreement; provided that Agent shall exercise, or refrain from exercising, any remedies under or with respect to this Guaranty in accordance with the instructions of Required Lenders, subject to Section 19(a) of the Security Agreement. In furtherance of the foregoing provisions of this Section 15(a), each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to enforce this Guaranty or to realize upon any of the Collateral, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Agent for the benefit of Secured Parties in accordance with the terms of the Loan Documents.

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(b)     The provisions of the Credit Agreement relating to the Agent including, without limitation, the provisions relating to resignation of the Agent and the powers and duties and immunities of the Agent are incorporated herein by this reference.

16.     Termination. Upon the Termination Date (or the occurrence of any transaction permitted by the Credit Agreement which would require termination of this Guaranty), this Guaranty and the guarantees made herein shall automatically terminate with respect to all Guaranteed Obligations and Guarantor shall be automatically released from its Guaranteed Obligations hereunder upon such termination, all without delivery of any instrument or performance of any act by any Person. In connection with any termination or release pursuant to this Section 16, the Agent shall execute and deliver such documentation and releases at the expense of the Guarantor as may be reasonably requested by the Guarantor to effectuate or evidence such termination or release.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, Guarantor and Agent have caused this Guaranty to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

KC HOLDCO, LLC, as Guarantor

By:
Name:
Title:

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CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Agent

By:
Name:
Title:

By:
Name:
Title:

Notice Address:

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EXHIBIT E-2

[FORM OF] SUBSIDIARY GUARANTY

This SUBSIDIARY GUARANTY (this “Guaranty”) is entered into as of [                ], 2017 by the undersigned (each a “ Guarantor”, and together with any future Subsidiaries executing this Guaranty, being collectively referred to herein as the “Guarantors”) in favor of and for the benefit of Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent for and representative of (in such capacities, together with their respective successors and assigns, herein called “Agent”) the financial institutions (the “Lenders”) party to the Credit Agreement referred to below and the other Secured Parties (as defined in the Credit Agreement referred to below).

RECITALS

A.     KC Sub, Inc., a Delaware corporation (“KC Sub”), and KUEHG Corp., a Delaware corporation (“KUEHG Corp.” and, together with KC Sub, collectively, the “Borrower”), have entered into that certain Second Lien Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement) with KC Holdco, LLC, a Delaware limited liability company (“Holdco”), the Lenders from time to time party thereto, Agent and certain agents and other parties thereto.

B.     Holdco, the Borrower, and the Borrower’s Subsidiaries may from time to time enter, or may from time to time have entered, into one or more Secured Swap Agreements with one or more Lender Counterparties or one or more Secured Cash Management Agreements with one or more Lender Counterparties (the “Counterparty Agreements”) in accordance with the terms of the Credit Agreement, and it is desired that the Secured Swap Obligations and Secured Cash Management Obligations, together with all obligations of the Borrowers under the Credit Agreement and the other Loan Documents, be guaranteed hereunder.

C.     The Borrower and each other Loan Party are sometimes referred to herein as “Guarantee Parties” and each, a “Guarantee Party”.

D.     A portion of the proceeds of the Loans may be advanced to the Guarantors, and thus the Guaranteed Obligations (as hereinafter defined) are being incurred for and will inure to the benefit of the Guarantors (which benefits are hereby acknowledged).

E.     The Guarantors are willing, irrevocably and unconditionally, to guaranty such Secured Obligations.

NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lenders and Agent to enter into the Credit Agreement and to make Loans and other extensions of credit thereunder and to induce Lender Counterparties to enter into the Counterparty Agreements and each other Secured Party to make certain financial accommodations, the Guarantors hereby agree as follows:

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1.     Guaranty.

(a)     The Guarantors jointly and severally irrevocably and unconditionally guaranty, as primary obligors and not merely as sureties, the due and punctual payment in full of all Guaranteed Obligations (as hereinafter defined) when the same shall become due, whether at stated maturity, by acceleration, demand or otherwise in accordance with any Loan Document (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code). The term “Guaranteed Obligations” is used herein in its most comprehensive sense and includes any and all Secured Obligations of any of the Loan Parties now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising.

Each Guarantor acknowledges that a portion of the Loans and other extensions of credit may be advanced to it and that the Guaranteed Obligations are being incurred for and will inure to its benefit.

Any interest on any portion of the Obligations that accrues after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Guarantee Party (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Obligations if said proceeding had not been commenced) shall be included in the Obligations because it is the intention of each Guarantor and Agent that the Obligations should be determined without regard to any rule of law or order that may relieve any Guarantee Party of any portion of such Obligations.

In the event that all or any portion of the Guaranteed Obligations is paid by the Guarantee Parties, the obligations of each Guarantor hereunder that is a Guarantee Party immediately prior to any such payment shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from Agent or any other Secured Party (other than Lender Counterparties) as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guaranteed Obligations.

Subject to the other provisions of this Section 1, upon the failure of any Guarantee Party to pay any of the Guaranteed Obligations when and as the same shall become due, each Guarantor will promptly upon written demand by the Agent pay, or cause to be paid, in cash, to Agent for the ratable benefit of Secured Parties, an amount equal to the aggregate of the unpaid Guaranteed Obligations.

(b)     Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty and the other Loan Documents or any Counterparty Agreement shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or

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otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (x) in respect of intercompany indebtedness to any Borrower or other Affiliates of any Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (y) under any guaranty of Subordinated Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 1(b), pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement.

(c)     Each Guarantor under this Guaranty, and each guarantor under the Holdco Guaranty (the “Related Guaranties”), together desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty and the Related Guaranties. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty or a guarantor under a Related Guaranty, each such Guarantor or such other guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the maximum amount permitted by law.

(d)     Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty and any Related Guaranty in respect of Secured Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 1(d) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 1(d), or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 1(d) shall remain in full force and effect until the termination of this Guaranty in accordance with Section 18. Each Qualified ECP Guarantor intends that this Section 1(d) constitute, and this Section 1(d) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. As used herein, “Qualified ECP Guarantor” means, in respect of any Secured Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Secured Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Secured Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

2.     Guaranty Absolute; Continuing Guaranty. The obligations of each Guarantor hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations or the occurrence of the Termination Date. In furtherance of the foregoing and without limiting the generality thereof,

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each Guarantor agrees that: (a) this Guaranty is a guaranty of payment when due and not of collectibility; (b) Agent may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default under the Credit Agreement and the consent of the Required Lenders, subject to the terms of Section 7.01 of the Credit Agreement and Section 19(a) of the Security Agreement; (c) the obligations of each Guarantor hereunder are independent of the obligations of the other Guarantee Parties under the Loan Documents or the Counterparty Agreements and a separate action or actions may be brought and prosecuted against each Guarantor whether or not any action is brought against any Guarantee Party or any of such other guarantors and whether or not any Guarantee Party is joined in any such action or actions; and (d) a payment of a portion, but not all, of the Guaranteed Obligations by one or more Guarantors shall in no way limit, affect, modify or abridge the liability of such or any other Guarantor for any portion of the Guaranteed Obligations that has not been paid. This Guaranty is a continuing guaranty and shall be binding upon each Guarantor and its successors and assigns, and each Guarantor waives, to the extent permitted by applicable law, any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

3.     Actions by Secured Parties. Any Secured Party may from time to time, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any limitation, impairment or discharge of any Guarantor’s liability hereunder, (a) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations in accordance with the terms of the relevant Loan Document or Counterparty Agreement, as the case may be, (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (c) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment of this Guaranty or the Guaranteed Obligations, (d) release, exchange, compromise, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person with respect to the Guaranteed Obligations and (e) exercise any other rights available to Agent or the other Secured Parties, or any of them, under the Loan Documents or the Counterparty Agreements, as applicable.

4.     No Discharge. This Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable, subject to bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or law), and shall not be subject to any limitation, impairment or discharge for any reason (other than the occurrence of the Termination Date or as otherwise provided in the Loan Documents or, with respect to any Secured Swap Obligations or Secured Cash Management Obligations, the payment in full of such obligations or as otherwise provided in the applicable Counterparty Agreement), including without limitation the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (b) any waiver or modification of, or any consent to departure from, any of the terms or provisions of the Credit

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Agreement, any of the other Loan Documents, the Counterparty Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations; (c) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (d) the application of payments received from any source to the payment of indebtedness other than the Guaranteed Obligations, even though Agent or the other Secured Parties, or any of them, might have elected to apply such payment to any part or all of the Guaranteed Obligations; (e) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (f) any defenses (other than defenses of payment or performance), set-offs or counterclaims which any Guarantee Party may assert against Agent or any Secured Party in respect of the Guaranteed Obligations, including but not limited to failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury; and (g) any other act or thing or omission, or delay to do any other act or thing (other than the payment in full of the Guaranteed Obligations), which may or might in any manner or to any extent vary the risk of a Guarantor as an obligor in respect of the Guaranteed Obligations.

5.     Waivers. Each Guarantor waives, to the extent permitted by applicable law, for the benefit of Secured Parties: (a) any right to require Agent, as a condition of payment or performance by such Guarantor, to (i) proceed against any Guarantee Party, any other guarantor of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held by any Guarantee Party, any other guarantor of the Guaranteed Obligations or any other Person, (iii) except as provided in any Loan Document or Counterparty Agreement, proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of any Guarantee Party or any other Person, or (iv) pursue any other remedy in the power of any Secured Party; (b) any defense (other than the defense of payment or performance) arising by reason of the incapacity, lack of authority or any disability or other defense of any Guarantee Party including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Guarantee Party from any cause other than the occurrence of the Termination Date; (c) any defense (other than the defense of payment or performance) based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense (other than the defense of payment or performance) based upon Agent’s errors or omissions in the administration of the Guaranteed Obligations, except for (i) Agent’s willful misconduct, bad faith or gross negligence (to the extent determined in a final non-appealable order of a court of competent jurisdiction) or (ii) Agent’s material breach of its obligations under the Loan Documents (to the extent determined in a final non-appealable order of a court of competent jurisdiction); (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights of set-offs, recoupments and counterclaims and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto; (f) except as required by any other Loan Document or the applicable Counterparty Agreement, notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of any renewal, extension or modification of the Guaranteed

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Obligations or any agreement related thereto, notices of any extension of credit to any Loan Party and notices of any of the matters referred to in Sections 3 and 4 and any right to consent to any thereof; and (g) to the fullest extent permitted by law, any defenses (other than the defense of payment or performance) or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

6.     Guarantors’ Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations. Until the Termination Date, each Guarantor shall, solely with respect to the Obligations, withhold exercise of (a) any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Guarantee Party or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity under contract, by statute, under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Guarantee Party, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against any Guarantee Party, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party and (b) any right of contribution such Guarantor now has or may hereafter have against any other guarantor of any of the Obligations. Each Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Guarantee Party or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Agent may have against any Guarantee Party, to all right, title and interest Agent may have in any such collateral or security.

7.     Indemnity; Expenses. Each Subsidiary of the Borrower signatory hereto as a Guarantor (a “Subsidiary Guarantor”) agrees that the Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement. Each Subsidiary Guarantor agrees to indemnify and hold harmless the Agent from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Guaranty and the transactions contemplated hereby (including, without limitation, enforcement of this Guaranty) in accordance with, and subject to the limitations set forth in, Section 9.03 of the Credit Agreement.

8.     Financial Condition of Guarantee Parties. No Secured Party shall have any obligation, and each Guarantor waives (to the extent permitted by applicable law) any duty on the part of any Secured Party, to disclose or discuss with such Guarantor its assessment, or such Guarantor’s assessment, of the financial condition of each Guarantee Party or any matter or fact relating to the business, operations or condition of each Guarantee Party. Each Guarantor has adequate means to obtain information from each Guarantee Party on a continuing basis concerning the financial condition of each Guarantee Party and its ability to perform its obligations under the Loan Documents, the Counterparty Agreements and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each Guarantee Party and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.

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9.     Representations and Warranties. Each Guarantor hereby represents and warrants that this Guaranty (a) has been duly executed and delivered by such Guarantor and (b) constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

10.     Set Off. Any rights Lenders may have with respect to set off shall be solely as set forth in Section 9.08 of the Credit Agreement.

11.     Discharge of Guaranty Upon Designation as Unrestricted Subsidiary or Sale of Guarantor. Upon (a) the designation of any Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Credit Agreement, (b) any Subsidiary Guarantor becoming or being otherwise deemed to be an Excluded Subsidiary in accordance with the terms of the Credit Agreement, or (c) the sale or other disposition of a Subsidiary Guarantor to any Person (other than a Loan Party) that is permitted by the Credit Agreement or to which Required Lenders have otherwise consented, as applicable, such Subsidiary Guarantor shall be automatically released from this Guaranty and the Agent shall execute and deliver such releases and other documents of such Subsidiary Guarantor as may be reasonably requested by a Loan Party.

12.     Amendments and Waivers. Except as otherwise provided in the Credit Agreement, no amendment, modification, termination or waiver of any provision of this Guaranty (which in any event shall not include execution of counterparts to this Guaranty), and no consent to any departure by any Guarantor therefrom, shall in any event be effective without the written concurrence of Agent and, in the case of any such amendment or modification, Guarantors. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

13.     Miscellaneous. It is not necessary for the Agent to inquire into the capacity or powers of any Guarantor or any Guarantee Party or the officers, directors or any agents acting or purporting to act on behalf of any of them.

The rights, powers and remedies given to Agent by this Guaranty are cumulative and shall be in addition to all rights, powers and remedies given to Agent by virtue of any statute or rule of law or in any of the Loan Documents. Any forbearance or failure to exercise, and any delay by the Agent in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

E-2-7

Any provision of this Guaranty held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE GUARANTORS, AGENT AND THE OTHER SECURED PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF TO THE EXTENT SUCH PRINCIPLES WOULD CAUSE THE APPLICATION OF THE LAW OF ANOTHER STATE.

This Guaranty shall inure to the benefit of Secured Parties and their respective successors and permitted assigns.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING AGAINST THE GUARANTORS OR THEIR PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT.

Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any court referred to in the immediately preceding paragraph of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in this Guaranty will affect the right of any party hereto to serve process in any other manner permitted by law.

E-2-8

EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, EACH SECURED PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.     Additional Guarantors. The initial Subsidiary Guarantors hereunder shall be such of the Restricted Subsidiaries of the Borrower as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, Restricted Subsidiaries of the Borrower (including any Unrestricted Subsidiary that becomes a Restricted Subsidiary) may become parties hereto, as additional Guarantors (each an “Additional Guarantor”), by executing a counterpart of this Guaranty. A form of such a counterpart is attached as Exhibit A hereto. Upon delivery of any such counterpart to Agent, notice of which is hereby waived by the Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder. This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

15.     Counterparts. This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Guaranty by telecopy or electronic transmission (including Adobe pdf file) shall be effective as delivery of a manually executed counterpart of this Guaranty.

16.     Interpretive Provisions. Sections 1.02, 1.03, 1.04, 1.08 and 1.10 of the Credit Agreement are incorporated herein by reference mutatis mutandis.

17.     Credit Suisse AG, Cayman Islands Branch, as Agent.

(a)     Credit Suisse AG, Cayman Islands Branch, has been appointed to act as Agent hereunder by Lenders (and by their acceptance of the benefits hereof, the Lender Counterparties). Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and the Credit Agreement; provided

E-2-9

that Agent shall exercise, or refrain from exercising, any remedies under or with respect to this Guaranty in accordance with the instructions of Required Lenders, subject to Section 19(a) of the Security Agreement. In furtherance of the foregoing provisions of this Section 17(a), each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to enforce this Guaranty or to realize upon any of the Collateral, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Agent for the benefit of Secured Parties in accordance with the terms of the Loan Documents.

(b)     The provisions of the Credit Agreement relating to the Agent including, without limitation, the provisions relating to resignation of the Agent and the powers and duties and immunities of the Agent are incorporated herein by this reference.

18.     Termination. Upon the Termination Date (or the occurrence of any transaction permitted by the Credit Agreement which would require termination of this Guaranty), this Guaranty and the guarantees made herein shall automatically terminate with respect to all Guaranteed Obligations and each Guarantor shall be automatically released from its Guaranteed Obligations hereunder upon such termination, all without delivery of any instrument or performance of any act by any Person. In connection with any termination or release pursuant to this Section 18, the Agent shall execute and deliver such documentation and releases at the expense of the Guarantors as may be reasonably requested by any Guarantor to effectuate or evidence such termination or release.

[Remainder of page intentionally left blank.]

E-2-10

IN WITNESS WHEREOF, each Guarantor and Agent have caused this Guaranty to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

[SUBSIDIARY GUARANTORS]
as Guarantor

By:
Name:
Title:

E-2-11

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH,
as Agent

By:
Name:
Title:

By:
Name:
Title:

Notice Address:

E-2-12

EXHIBIT A

[FORM OF COUNTERPART FOR ADDITIONAL GUARANTORS]

This COUNTERPART (this “Counterpart”), dated             , 20    , is delivered pursuant to Section 14 of the Guaranty referred to below. The undersigned hereby agrees that this Counterpart may be attached to the Subsidiary Guaranty, dated as of [            ], 2017 (as it may be from time to time amended, restated, amended and restated, supplemented or otherwise modified, the “Guaranty”; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among the Guarantors named therein and Credit Suisse AG, Cayman Islands Branch, as Agent. The undersigned, by executing and delivering this Counterpart, hereby becomes an Additional Guarantor under the Guaranty in accordance with Section 14 thereof and agrees to be bound by all of the terms thereof.

IN WITNESS WHEREOF, the undersigned has caused this Counterpart to be duly executed and delivered by its officer thereunto duly authorized as of                     , 20    .

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:

Address:

E-2-13

EXHIBIT F-1

[FORM OF] TERM NOTE

KC SUB, INC.

AND

KUEHG CORP.

[THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) AS DEFINED BY SECTION 1273(a)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A PAYEE OF THE NOTE MAY CONTACT THE BORROWER, AT TELEPHONE NUMBER:[                ], OR BY FACSIMILE: [                ], FOR INFORMATION CONCERNING THE ISSUE PRICE, AMOUNT OF OID AND YIELD TO MATURITY OF THIS NOTE.]1

[$] [2]	New York, New York
, 20

FOR VALUE RECEIVED, [KUEHG CORP., a Delaware corporation] [KC Sub, Inc., a Delaware corporation] (“Borrower”), promises to pay to                 3 (“Payee”) or its registered assigns the principal amount of                 4 ($[                ]). The principal amount of this Note shall be payable as set forth in Section 2.10 of the Credit Agreement referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, until paid in full (and before as well as after judgment), at the rates and at the times which shall be determined in accordance with the provisions of that certain Second Lien Credit Agreement, dated as of [            ], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement), by and among KC Holdco, LLC, a Delaware limited liability company (“Holdco”), the Borrower, [KUEHG Corp., a Delaware corporation,] [KC Sub, Inc., a Delaware corporation,] the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”) and collateral agent for the Secured Parties.

This Note evidences [Initial][Incremental][Extended][Other] Term Loans and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the [Initial][Incremental][Extended][Other] Term Loan evidenced hereby was made and is to be repaid.

[1]	Include bracketed legend on face of Note if Note issued with OID.
[2]	Insert amount of Lender’s Term Loan in numbers.
[3]	Insert Lender’s name in capital letters.
[4]	Insert amount of Lender’s Term Loan in words.

F-1-1

All payments of principal and interest in respect of this Note shall be made in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Assumption Agreement or an Affiliated Lender Assignment and Assumption Agreement, as applicable, effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, Borrower and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loan evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Borrower as provided in the Credit Agreement.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF TO THE EXTENT SUCH PRINCIPLES WOULD CAUSE THE APPLICATION OF THE LAW OF ANOTHER STATE.

This Note is entitled to the benefits of the Guaranties and is secured by the Collateral.

Upon the occurrence and during the continuation of any Event of Default under the Credit Agreement, the balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

Each Term Loan made by the Payee shall be evidenced by one or more loan accounts or records maintained by the Payee in the ordinary course of business. The Payee may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No provision of this Note shall alter or impair the obligations of Borrower to pay the principal and interest on the obligations evidenced by this Note at the place, at the respective times, and the currency prescribed herein and in the Credit Agreement, pursuant to the terms of the Credit Agreement.

F-1-2

Borrower hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Signature Page Follows]

F-1-3

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

[KUEHG CORP.]
[KC SUB, INC.]

By:
Name:
Title:

F-2-1

EXHIBIT G

[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each]1 Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each]2 Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells, delegates and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate if an [Approved Fund] or [Affiliate] of [identify Lender]]

3.	Borrower:	[KUEHG Corp.] [KC Sub, Inc.]

4.	Administrative Agent:	Credit Suisse AG, Cayman Islands Branch, as administrative agent under the Credit Agreement

5.	Credit Agreement:	The Second Lien Credit Agreement, dated as of [ ], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among KC Holdco, LLC, a Delaware limited liability company, KC Sub, Inc., a Delaware corporation (“KC Sub”), KUEHG Corp., a Delaware corporation (“KUEHG Corp.” and, together with KC Sub, collectively, the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”) and collateral agent for the Secured Parties.

6.	Assigned Interest[s][5] :

Assignor[s][6]	Assignee[s][7]	Class of Loan Assigned[8]	Aggregate Amount of Assignor’s Commitments and Loans[9]	Amount of Commitments and Loans Assigned[8]	Percentage of Commitments and Loans Assigned [10]	CUSIP Number
%

[7.	Trade Date:	][11]

[5]	Complete a separate table for each additional Assignor.
[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Initial Term Commitment/Loan”).
[9]

Amount in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[11]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                        , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Title:
By:
Title:

[Consented to:][1]

[KUEHG CORP.] [KC SUB, INC.] [OTHER PARTIES]

By:
Title:

[1]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

KC SUB, INC.

AND

KUEHG CORP.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.     Representations and Warranties.

1.1     Assignor[s]. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary including to obtain such consents, if any, as are required under the Credit Agreement, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2     Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vii) it is not an Affiliated Lender (other than any Affiliated Institutional Lender), and (viii) attached to the Assignment and Assumption is any

G ANNEX-1-1

documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. [Furthermore, [the] [each] Assignee acknowledges and agrees that (i) the Assignor may possess or come into possession of additional information regarding the Assigned Interests or the Loan Parties at the time of or at any time after the transactions contemplated by this Assignment and Assumption are consummated that was not known to such Assignee or the Assignor as of the Effective Date and that, when taken together with information that was known to the Assignor at the time such assignment was consummated, may be information that would have been material to such Assignee’s decision to enter into the assignment of such Assigned Interests (“Assignor Known Excluded Information”), (ii) such Assignee will independently make its own analysis and determination to enter into an assignment of its Assigned Interests and to consummate the transactions contemplated hereby notwithstanding such Assignee’s lack of knowledge of Assignor Known Excluded Information and (iii) none of the Assignor, the Loan Parties, the Sponsors or any other Person shall have any liability to such Assignee with respect to the nondisclosure of the Assignor Known Excluded Information.]1

[2.] [[The] [Each] Assignor acknowledges and agrees that (i) the Assignee may possess or come into possession of additional information regarding the Assigned Interests or the Loan Parties at any time after the transactions contemplated by this Assignment and Assumption are consummated that was not known to such Assignor or the Assignee as of the Effective Date and that, when taken together with information that was known to the Assignee at the time such assignment was consummated, may be information that would have been material to such Assignor’s decision to enter into the assignment of such Assigned Interests (“Assignee Known Excluded Information”), (ii) such Assignor will independently make its own analysis and determination to enter into an assignment of its Assigned Interests and to consummate the assignment hereby notwithstanding such Assignor’s lack of knowledge of Assignee Known Excluded Information and (iii) none of the Assignee, the Loan Parties, the Sponsors or any other Person shall have any liability to such Assignor with respect to the nondisclosure of the Assignee Known Excluded Information.]2

[2][3]. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

[3][4]. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This

[1]	To be included if Assignor is an Affiliated Institutional Lender.
[2]	To be included if the Assignee is an Affiliated Institutional Lender.

G ANNEX-1-2

Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption may be transmitted and/or signed by telefacsimile or delivered in ‘PDF’ format by electronic mail, and shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

G ANNEX-1-3

EXHIBIT H

[FORM OF] AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

AGREEMENT

This Affiliated Lender Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each]1 Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each]2 Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Affiliated Lender Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells, delegates and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Affiliated Lender Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees

1.	Assignor[s]: [(an [Affiliated Institutional Lender] or [Affiliated Lender])]

[(an [Affiliated Institutional Lender] or [Affiliated Lender])]

2.	Assignee[s]: [(an [Affiliated Institutional Lender] or [Affiliated Lender])]

[(an [Affiliated Institutional Lender] or [Affiliated Lender])]

[for each Assignee, indicate if an [Affiliated Institutional Lender] or [Affiliated Lender]]

3.	Borrower:	[KUEHG Corp.] [KC Mergersub, Inc.]

4.	Administrative Agent:	Credit Suisse AG, Cayman Islands Branch, as administrative agent under the Credit Agreement

5.	Credit Agreement:	The Second Lien Credit Agreement, dated as of [ ], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among KC Holdco, LLC, a Delaware limited liability company (“Holdco”), KC Sub, Inc., a Delaware corporation (“KC Sub”), KUEHG Corp., a Delaware corporation (“KUEHG Corp.” and, together with KC Sub, collectively, the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”) and collateral agent for the Secured Parties.

6.	Assigned Interest[s][5] :

Assignor[s][6]	Assignee[s][7]	Class of Loan Assigned[8]	Aggregate Amount of Assignor’s Commitments and Loans[9]	Amount of Commitments and Loans Assigned[8]	Percentage of Commitments and Loans Assigned [10]	CUSIP Number
%

[5]	Complete a separate table for each additional Assignor.
[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Initial Term Commitment/Loan”).
[9]

Amount in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[7.	Trade Date: ][11]

Effective Date:                                             , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[11]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Affiliated Lender Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

CREDIT SUISSE AG,
CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Title:

By:
Title:

[Consented to:]1

[KUEHG CORP.] [KC SUB, INC.] [OTHER PARTIES]

By:

       Title:

[1]	To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

KC SUB, INC.

AND

KUEHG CORP.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1.     Representations and Warranties.

1.1     Assignor[s]. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary including to obtain such consents, if any, as are required under the Credit Agreement, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2     Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vii) attached to the Affiliated Lender Assignment and Assumption is any

H ANNEX 1-1

documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee, [and] (viii) it is an Affiliated Lender (other than an Affiliated Institutional Lender), as each such term is defined in the Credit Agreement, [and (ix) after giving pro forma effect to the purchase, assumption and assignment of Term Loans pursuant to Section 9.04(b) of the Credit Agreement, the aggregate principal amount of Term Loans and Commitments held by all Affiliated Lenders (other than Holdco, the Borrowers, Restricted Subsidiaries and Affiliated Institutional Lenders) at the time of the proposed assignment do not exceed 25% of the aggregate principal amount of Term Loans then outstanding under the Credit Agreement]1; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. [Furthermore, [the] [each] Assignee acknowledges and agrees that (i) the Assignor may possess or come into possession of additional information regarding the Assigned Interests or the Loan Parties at the time of or at any time after the transactions contemplated by this Affiliated Lender Assignment and Assumption are consummated that was not known to such Assignee or the Assignor as of the Effective Date and that, when taken together with information that was known to the Assignor at the time such assignment was consummated, may be information that would have been material to such Assignee’s decision to enter into the assignment of such Assigned Interests (“Assignor Known Excluded Information”), (ii) such Assignee will independently make its own analysis and determination to enter into an assignment of its Assigned Interests and to consummate the transactions contemplated hereby notwithstanding such Assignee’s lack of knowledge of Assignor Known Excluded Information and (iii) none of the Assignor, the Loan Parties, the Sponsors or any other Person shall have any liability to such Assignee with respect to the nondisclosure of the Assignor Known Excluded Information.]2

[2.     Each Assignee hereby agrees that notwithstanding anything to the contrary in the Credit Agreement, it shall have no right to (x) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrowers are not invited or then present or (y) have access to the Platform or receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2.11 of the Credit Agreement.]3

[2.][3.] [The] [Each] Assignor acknowledges and agrees that (i) the Assignee may possess or come into possession of additional information regarding the Assigned Interests or the Loan Parties at any time after the transactions contemplated by this Affiliated Lender

[1]	Insert for Affiliated Lender (other than Affiliated Institutional Lenders).
[2]	To be included if Assignor is an Affiliated Lender (other than an Affiliated Institutional Lender).
[3]	To be included if the Assignee is an Affiliated Lender (other than an Affiliated Institutional Lender).

H ANNEX - 2

Assignment and Assumption are consummated that was not known to such Assignor or the Assignee as of the Effective Date and that, when taken together with information that was known to the Assignee at the time such assignment was consummated, may be information that would have been material to such Assignor’s decision to enter into the assignment of such Assigned Interests (“Assignee Known Excluded Information”), (ii) such Assignor will independently make its own analysis and determination to enter into an assignment of its Assigned Interests and to consummate the assignment hereby notwithstanding such Assignor’s lack of knowledge of Assignee Known Excluded Information and (iii) none of the Assignee, the Loan Parties, the Sponsors or any other Person shall have any liability to such Assignor with respect to the nondisclosure of the Assignee Known Excluded Information.]4

[3.][4.] Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

[4.][5.] General Provisions. This Affiliated Lender Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Affiliated Lender Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Affiliated Lender Assignment and Assumption may be transmitted and/or signed by telefacsimile or delivered in ‘PDF’ format by electronic mail, and shall be effective as delivery of a manually executed counterpart of this Affiliated Lender Assignment and Assumption. THIS AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[4]	To be included if Assignee is an Affiliated Lender.

H ANNEX - 3

EXHIBIT I-1

[FORM OF] U.S. TAX CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Second Lien Credit Agreement, dated as of [            ], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among KC Holdco, LLC, a Delaware limited liability company, KC Sub, Inc., a Delaware corporation (“KC Sub”), KUEHG Corp., a Delaware corporation (“KUEHG Corp.” and, together with KC Sub, collectively, the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”) and collateral agent for the Secured Parties.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments in connection with any Loan Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its status as not a U.S. Person on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administration Agent in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Title:

Date:             , 20[    ]

I-1-1

EXHIBIT I-2

[FORM OF] U.S. TAX CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Second Lien Credit Agreement, dated as of [            ], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among KC Holdco, LLC, a Delaware limited liability company, KC Sub, Inc., a Delaware corporation (“KC Sub”), KUEHG Corp., a Delaware corporation (“KUEHG Corp.” and, together with KC Sub, collectively, the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”) and collateral agent for the Secured Parties.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Documents are effectively connected with the conduct of a U.S. trade or business by the undersigned or its direct or indirect partners/members.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of its direct or indirect partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

I-2-1

[NAME OF LENDER]

By:

Title:

Date:             , 20[    ]

I-2-2

EXHIBIT I-3

[FORM OF] U.S. TAX CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Second Lien Credit Agreement, dated as of [            ], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among KC Holdco, LLC, a Delaware limited liability company, KC Sub, Inc., a Delaware corporation (“KC Sub”), KUEHG Corp., a Delaware corporation (“KUEHG Corp.” and, together with KC Sub, collectively, the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”) and collateral agent for the Secured Parties.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its status as not a U.S. Person on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Title:

Date:             , 20[    ]

I-3-1

EXHIBIT I-4

[FORM OF] U.S. TAX CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Second Lien Credit Agreement, dated as of [            ], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among KC Holdco, LLC, a Delaware limited liability company (“Holdco”), KC Sub, Inc., a Delaware corporation (“KC Sub”), KUEHG Corp., a Delaware corporation (“KUEHG Corp.” and, together with KC Sub, collectively, the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”) and collateral agent for the Secured Parties.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Documents are effectively connected with conduct of a U.S. trade or business by the undersigned or its direct or indirect partners/members.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of its direct or indirect partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

I-4-1

[NAME OF PARTICIPANT]

By:

Title:

Date:             , 20[    ]

I-4-2

EXHIBIT J

[FORM OF] COMPLIANCE CERTIFICATE

                                             , 20

Pursuant to Section 5.01(c) of that certain Second Lien Credit Agreement, dated as of [            ], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement), by and among KC Holdco, LLC, a Delaware limited liability company, KC Sub, Inc., a Delaware corporation (“KC Sub”), KUEHG Corp., a Delaware corporation (“KUEHG Corp.” and, together with KC Sub, collectively, the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”) and collateral agent for the Secured Parties, and certain agents and other parties thereto, this Certificate[, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, sets forth reasonably detailed calculations of Excess Cash Flow for such fiscal year]1.

The undersigned has reviewed the terms of the Credit Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements noted above. The undersigned hereby certifies that (i) no Default exists and (ii) no material change in GAAP or in the application thereof has occurred since the date of the most recently delivered audited financial statements that would affect the compliance or non-compliance with any financial ratio or requirement in the Credit Agreement[, except as set forth below].

[Set forth [below] [in a separate attachment to this Certificate] are [the details of the existing Default and the action(s) taken or proposed to be taken with respect thereto] [the effect(s) of such change in GAAP or the application thereof on the financial statements accompanying this Certificate].

KUEHG CORP.

By:
Name:
Title:

[1]	Include bracketed language in the case of financial statements delivered under Section 5.01(a) of the Credit Agreement.

J-1

ATTACHMENT NO. 11

TO COMPLIANCE CERTIFICATE

This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of             , 20    2 and pertains to the period from             , 20     to             , 20    . Section references herein relate to Sections of the Credit Agreement.

The descriptions of the calculations set forth in this certificate are qualified in their entirety by reference to the full text of the calculations provided in the Credit Agreement.

EXCESS CASH FLOW:

[Insert reasonably detailed calculation of Excess Cash Flow]

Excess Cash Flow:	$

[1]	Include Attachment No. 1 if the financial statements delivered under Section 5.01(a) of the Credit Agreement.
[2]	The period is the four consecutive fiscal quarters of the Borrower’s most recently ended on or prior to the date of the Compliance Certificate.

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EXHIBIT K-1

TERMS OF INTERCREDITOR AGREEMENT (PARI PASSU)

The following summary of terms and conditions is intended to summarize certain basic terms of an intercreditor agreement (each such definitive intercreditor agreement that is subject to the terms of this term sheet hereinafter referred to as the “Second Lien Parity Intercreditor Agreement” and each such reference herein shall refer only to itself and not any other such agreement subject to the terms of this term sheet). To the extent any terms and conditions of any Second Lien Parity Intercreditor Agreement are not summarized herein, such terms and conditions shall be as negotiated in good faith at the relevant time between the parties thereto and shall otherwise be subject to the terms of the Credit Agreement (as defined below), which, for the avoidance of doubt, permit the terms of the Second Lien Parity Intercreditor Agreement to be materially different in certain circumstances but otherwise in form and substance reasonably satisfactory to the Administrative Agent and/or the Credit Agreement Collateral Agent (as defined below).

FINANCING DOCUMENTS:	The Second Lien Credit Agreement dated as of [ ], 2017 (as amended, restated, amended and restated, supplemented, extended, restructured, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Credit Agreement), by and among KC Holdco, LLC, a Delaware limited liability company, KC Sub, Inc., a Delaware corporation (“KC Sub”), KUEHG Corp., a Delaware corporation (“KUEHG Corp.” and, together with KC Sub, collectively, the “Borrower”), the Lenders party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent (in such capacity, together with its successors and assigns, the “Credit Agreement Collateral Agent,” it being understood and agreed that the Credit Agreement Collateral Agent will include any collateral agent under an agreement that refinances, replaces, restructures, extends or renews the Credit Agreement in full) and definitive documentation in respect of the Additional Second Lien Obligations (as defined below) (the “Additional Second Lien Documents,” and together with the Loan Documents, the “Secured Credit Documents”).

CREDIT AGREEMENT SECURED PARTIES:	The Secured Parties, including the Administrative Agent and the Credit Agreement Collateral Agent (the “Credit Agreement Secured Parties”).

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ADDITIONAL SECOND LIEN SECURED PARTIES:	The holders of any Additional Second Lien Obligations and any Authorized Representative (as defined below) with respect thereto (the “Additional Second Lien Secured Parties” and together with the Credit Agreement Secured Parties, the “Second Lien Secured Parties”). As used herein, “Authorized Representative” means (i) in the case of any Credit Agreement Obligations (as defined below) or the Credit Agreement Secured Parties, the Administrative Agent and (ii) in the case of any Additional Second Lien Secured Parties, the relevant authorized representative named in the Second Lien Parity Intercreditor Agreement or any joinder agreement thereto.

CREDIT AGREEMENT OBLIGATIONS:	The Secured Obligations (referred to herein as the “Credit Agreement Obligations”).

ADDITIONAL SECOND LIEN OBLIGATIONS:	All amounts owing pursuant to any notes, indentures, credit agreements, security documents and other operative documents evidencing or governing “Initial Additional Second Lien Obligations” or any series of “Additional Senior Class Debt” (in each case to be defined in the Second Lien Parity Intercreditor Agreement) permitted to be incurred and perfected under the Credit Agreement (collectively, the “Additional Second Lien Obligations,” and together with the Credit Agreement Obligations, the “Second Lien Obligations”).

SHARED COLLATERAL:	“Shared Collateral” shall mean Collateral over which two or more series of Second Lien Obligations have a perfected lien.

IMPAIRMENTS	It is the intention of the Second Lien Secured Parties of each series of Second Lien Obligations that the holders of the Second Lien Obligations of such series (and not the Second Lien Secured Parties of any other series of Second Lien Obligations (a “Pari Series”)) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Second Lien Obligations of such series are unenforceable under applicable law or are subordinated to any other obligations (other than a Pari Series), (y) the security interest of such series of Second Lien Obligations in any of the Shared Collateral securing any other series of Second Lien Obligations is not enforceable, and/or (z) any intervening security interest exists securing any other obligations (other than a Pari Series of Second Lien Obligations) on a basis ranking prior to the security interest of such series of Second Lien Obligations but junior to the

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security interest of any Pari Series of Second Lien Obligations (the holder of such intervening security interest, an “Intervening Creditor”) or (ii) the existence of any collateral for any other series of Second Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (a) or (b) with respect to any series of Second Lien Obligations, an “Impairment” of such series). In the event of any Impairment with respect to any series of Second Lien Obligations, the results of such Impairment shall be borne solely by the Second Lien Secured Parties of such series, and the rights of the Second Lien Secured Parties of such series (including the right to receive distributions in respect of such series of Second Lien Obligations pursuant to the Second Lien Parity Intercreditor Agreement) set forth in the Second Lien Parity Intercreditor Agreement shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the Second Lien Secured Parties holding the series of Second Lien Obligations subject to such Impairment. Additionally, in the event the Second Lien Obligations of any series are modified pursuant to applicable law (including pursuant to Section 1129 of the Bankruptcy Code), any reference to such Second Lien Obligations or the Debt Documents governing such Second Lien Obligations shall refer to such obligations or documents as so modified.

CREDIT AGREEMENT COLLATERAL AGENT AS BAILEE:	Except as otherwise provided in the Second Lien Parity Intercreditor Agreement, the Credit Agreement Collateral Agent shall act as gratuitous bailee and agent for the benefit of the Additional Second Lien Secured Parties with respect to any Shared Collateral in the possession, control or otherwise requiring notation of the Credit Agreement Collateral Agent solely for the purpose of perfecting (or the equivalent under applicable foreign law) the security interest of such Additional Second Lien Secured Parties in such Shared Collateral. The duties or responsibilities of the Credit Agreement Collateral Agent as such gratuitous bailee and agent for perfection shall be limited solely to holding any Shared Collateral as gratuitous bailee for the benefit of any Additional Second Lien Secured Party for purposes of perfecting the Lien held by such Additional Second Lien Secured Parties therein.

PRIORITY OF CLAIMS:	If an Event of Default (as defined in the Credit Agreement or any Additional Second Lien Document) has occurred and is continuing, and (x) the Controlling Collateral Agent (as defined below) or (subject to the terms of the Second Lien

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Parity Intercreditor Agreement) any Second Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral in accordance with the terms of the applicable Secured Credit Documents, (y) any distribution is made in respect of any Shared Collateral in any bankruptcy case of any grantor or (z) any Second Lien Secured Party receives any payment pursuant to any other intercreditor agreement (other than the Second Lien Parity Intercreditor Agreement) with respect to any Shared Collateral, then, in each case, the proceeds (i) of any sale, collection or other liquidation of any such Shared Collateral by any Second Lien Secured Party, (ii) of any distribution received by the Controlling Collateral Agent or any Second Lien Secured Party in any bankruptcy case of any grantor with respect to such Shared Collateral and (iii) of any such payment to which the Second Lien Obligations are entitled under any intercreditor agreement with respect to the Shared Collateral (other than the Second Lien Parity Intercreditor Agreement) (all proceeds of any sale, collection or other liquidation of any Shared Collateral and all proceeds of any such payment or distribution being collectively referred to as “Proceeds”), will be applied (i) FIRST, to the payment in full of all amounts then due and owing to the Credit Agreement Collateral Agent and each other collateral agent named in the Second Lien Parity Intercreditor Agreement or any joinder agreement thereto (in its capacity as such) in connection with such collection or sale or otherwise in connection with the Second Lien Parity Intercreditor Agreement or any other Secured Credit Document, (ii) SECOND, to the payment in full of the Second Lien Obligations then due and payable of each series secured by a valid and perfected lien on such Shared Collateral on a ratable basis, with such Proceeds to be applied to the Second Lien Obligations then due and payable of a given series in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, to the applicable Loan Parties or to whomever may be lawfully entitled to receive the same as a court of competent jurisdiction may direct.

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CONTROLLING COLLATERAL AGENT:	Until the earlier of (x) the Discharge of Credit Agreement Obligations (to be defined in the Second Lien Parity Intercreditor Agreement) and (y) the Non-Controlling Authorized Representative Enforcement Date (as defined below), the Credit Agreement Collateral Agent will be the Controlling Collateral Agent.

From and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Additional Second Lien Collateral Agent (as defined below) will be the Controlling Collateral Agent.

Pursuant to the terms of the Second Lien Parity Intercreditor Agreement, only the Controlling Collateral Agent (acting upon the instructions of the Applicable Authorized Representative (as defined below)) will act or refrain from acting with respect to any Shared Collateral. For so long as the Credit Agreement Collateral Agent is the Controlling Collateral Agent, no Additional Second Lien Secured Party will or will instruct any collateral agent to, and neither the Additional Second Lien Collateral Agent nor any other collateral agent that is not the Controlling Collateral Agent will, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral. Notwithstanding the equal priority of the Liens securing each series of Second Lien Obligations, the Controlling Collateral Agent may deal with the Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative (as defined below) or Non- Controlling Secured Party (to be defined in the Second Lien Parity Intercreditor Agreement) will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party (to be defined in the Second Lien Parity Intercreditor Agreement) or any other exercise by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Controlling Collateral Agent to do so.

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The “Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative (as defined below), the date which is 180 days after the occurrence of both (i) an Event of Default (under and as defined in the Additional Second Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each collateral agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional Second Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing, (y) the Additional Second Lien Obligations of the series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional Second Lien Document, and (z) such Non-Controlling Authorized Representative intends to exercise its rights and remedies in accordance with the terms of the applicable Additional Second Lien Documents as a result of the series of Additional Second Lien Obligations of such Non-Controlling Authorized Representative being due and payable in full (as a result of acceleration or otherwise); provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral at any time the Controlling Collateral Agent has commenced and is diligently pursuing (or shall have sought or requested relief from or modification of the automatic stay or any other stay in any insolvency proceeding to enable the commencement or pursuit thereof) the enforcement or exercise of any of its rights or remedies with respect to any material portion of the Shared Collateral or at any time any grantor or loan party is then a debtor under or with respect to any insolvency or liquidation proceeding.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date,

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the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Additional Second Lien Collateral Agent” means (x) for so long as the Initial Additional Second Lien Obligations (to be defined in the Second Lien Parity Intercreditor Agreement) are the only series of Additional Second Lien Obligations, the collateral agent for the Initial Additional Second Lien Obligations represented by the Initial Additional Authorized Representative (to be defined in the Second Lien Parity Intercreditor Agreement) and (y) if (x) does not apply, the collateral agent for the series of Second Lien Obligations represented by the Major Non-Controlling Authorized Representative.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the series of Additional Second Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding series of Second Lien Obligations with respect to such Shared Collateral.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

PROHIBITION ON CONTESTING LIENS:	Each of the Second Lien Secured Parties will not contest, or support any other person in contesting, the priority, validity, enforceability, perfection or protection of a lien on Shared Collateral held by or on behalf of any of the Second Lien Secured Parties.

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TURNOVER OF PROCEEDS:	If any Second Lien Secured Party obtains possession of any Shared Collateral or realizes any proceeds or payment in respect of any such Shared Collateral other than pursuant to the terms of the Second Lien Parity Intercreditor Agreement, at any time prior to the discharge of each of the Second Lien Obligations, then it will hold such Shared Collateral, proceeds or payment in trust for the other Second Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the “Priority of Claims” provision above.

LIEN AND GUARANTEE RELEASES:	If, at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral in accordance with the terms of the Second Lien Parity Intercreditor Agreement resulting in a sale or disposition thereof, then the Liens in favor of any other collateral agent for the benefit of each series of Second Lien Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom will be applied in accordance with the “Priority of Claims” provision above. If in connection with any such foreclosure or other exercise of remedies the Controlling Collateral Agent releases any guarantor from its obligations under a guarantee of the Second Lien Obligations for which it serves as agent, then such guarantor will also be released from its guarantee of all other Second Lien Obligations. Each Collateral Agent and Authorized Representative will (at the Borrower’s sole expense) execute and deliver such documents as the Controlling Collateral Agent (or Borrowers) may reasonably request to evidence and confirm any release of Liens on Shared Collateral in connection with the foregoing.

AMENDMENTS OF ANY SECOND LIEN OBLIGATIONS:	The Second Lien Obligations of any series may, subject to the limitations set forth in the Credit Agreement and the other Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth above in “Priority of Claims” or the provisions of the Second Lien Parity Intercreditor Agreement otherwise defining the relative rights of the Second Lien Secured Parties of any series.

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DIP FINANCING AND USE OF CASH COLLATERAL:	If in connection with any insolvency proceeding of any grantor, a grantor, as debtor(s)-in-possession, moves for approval of financing (“DIP Financing”) to be provided by one or more lenders or a third party (the “DIP Lenders”) or the use of cash collateral, no Second Lien Secured Party (other than any Controlling Collateral Agent or the Authorized Representative of any Controlling Collateral Agent) will raise any objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Applicable Authorized Representative will then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties (to be defined in the Second Lien Parity Intercreditor Agreement), each Non- Controlling Secured Party (to be defined in the Second Lien Parity Intercreditor Agreement) will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Second Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Second Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Second Lien Secured Parties of each series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Second Lien Secured Parties (other than any Liens of the Second Lien Secured Parties constituting DIP Financing Liens) and subject to a customary carve-out or other carve- out approved by the Controlling Collateral Agent as existed prior to the commencement of the applicable bankruptcy case, (B) the Second Lien Secured Parties of each series are granted Liens on any additional or replacement collateral pledged to any Second Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the Second Lien Secured Parties (other than any Liens of any Second Lien Secured Parties constituting DIP Financing Liens) as set forth in the Second Lien Parity

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Intercreditor Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Second Lien Obligations, such amount is applied in accordance with “Priority of Claims” above, and (D) if any Second Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied in accordance with “Priority of Claims” above; provided that the Second Lien Secured Parties of each series will have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Second Lien Secured Parties of such series or its Authorized Representative that will not constitute Shared Collateral; and provided, further, that the Second Lien Secured Parties receiving adequate protection will not object to any other Second Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such Second Lien Secured Parties in connection with a DIP Financing or use of cash collateral. If any Second Lien Secured Party is granted adequate protection (A) in the form of Liens on any additional or replacement collateral, then each other Second Lien Secured Party will be entitled to seek, and each Second Lien Secured Party will consent and not object to, adequate protection in the form of Liens on such additional or replacement collateral with the same priority vis-à-vis the Second Lien Secured Parties (other than any Liens of any Second Lien Secured Parties constituting DIP Financing Liens) as set forth in the Second Lien Parity Intercreditor Agreement, (B) in the form of a superpriority or other administrative claim, then each other Second Lien Secured Party will be entitled to seek, and each Second Lien Secured Party will consent and not object to, adequate protection in the form of a pari passu superpriority or administrative claim or (C) in the form of periodic or other cash payments, then the proceeds of such adequate protection must be applied to all Second Lien Obligations in accordance with “Priority of Claims” above.

AMENDMENTS, WAIVERS:	The Second Lien Parity Intercreditor Agreement may not be amended without the written consent of each Authorized Representative and each collateral agent and each Borrower and each other affected Loan Party with respect to which such amendment is to apply.

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GOVERNING LAW:	The State of New York.

Any changes to the terms set forth herein shall be subject to the provisions of Section 9.02 of the Credit Agreement. Any matters with respect to the Second Lien Parity Intercreditor Agreement not described herein or in the Credit Agreement shall be subject to the provisions of Section 9.16 of the Credit Agreement.

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EXHIBIT K-2

[FORM] OF INTERCREDITOR AGREEMENT

See attached.

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INTERCREDITOR AGREEMENT

dated as of August [    ], 2017,

among

KC HOLDCO, LLC,

KC SUB, INC.,

KUEHG CORP.,

THE SUBSIDIARIES OF KUEHG CORP. FROM TIME TO TIME

PARTY HERETO,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Initial First Priority Representative and Initial Second Priority Representative,

and

each additional Representative from time to time party hereto

ii

iii

INTERCREDITOR AGREEMENT dated as of August [    ], 2017 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among KUEHG CORP., a Delaware corporation (the “Existing Borrower”), KC SUB, INC., a Delaware corporation (the “Incremental Borrower” and together with the Existing Borrower, collectively, the “Borrower”), KC Holdco, LLC, a Delaware limited liability company (“Holdco”), the Subsidiaries of the Borrower from time to time party hereto, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as collateral agent under the Initial First Priority Credit Agreement (as defined herein) (in such capacity and, together with its successors in such capacity, the “Initial First Priority Representative”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as collateral agent under the Initial Second Priority Credit Agreement (as defined herein) (in such capacity, and together with its successors in such capacity, the “Initial Second Priority Representative”), and each additional Representative that from time to time becomes a party hereto pursuant to Section 10.07.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Initial First Priority Representative (for itself and on behalf of the other Initial First Priority Credit Agreement Secured Parties), the Initial Second Priority Representative (for itself and on behalf of the other Initial Second Priority Credit Agreement Secured Parties), each additional First Priority Representative (for itself and on behalf of the Additional First Priority Secured Parties under the applicable Additional First Priority Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Additional Second Priority Secured Parties under the applicable Additional Second Priority Debt Facility) agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01     Certain Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings set forth in the Initial First Priority Credit Agreement, the Initial Second Priority Credit Agreement or, if defined in the UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“363 Sale” shall have the meaning assigned to such term in Section 7.01.

“Additional First Priority Debt” shall have the meaning assigned to such term in Section 10.07(a).

“Additional First Priority Debt Documents” shall mean, with respect to any series, issue or class of Additional First Priority Debt, the loan agreements, indentures, Collateral Documents or other operative agreements governing or evidencing such Indebtedness.

“Additional First Priority Debt Facility” shall mean each loan agreement, indenture or other governing agreement with respect to any Additional First Priority Debt.

“Additional First Priority Debt Obligations” shall mean, with respect to any series, issue or class of Additional First Priority Debt, (a) all principal of, and interest, fees, and expenses (including any interest, fees, or expenses which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional First Priority Debt, (b) all other amounts payable to the related Additional First Priority Secured Parties under the related Additional First Priority Debt Documents and (c) any renewals, extensions or refinancings of the foregoing.

“Additional First Priority Secured Parties” shall mean, with respect to any series, issue or class of Additional First Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional First Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by Holdco, the Borrower or any Subsidiary under any related Additional First Priority Debt Documents.

“Additional Second Priority Debt” shall have the meaning assigned to such term in Section 10.07(b).

“Additional Second Priority Debt Documents” shall mean, with respect to any series, issue or class of Additional Second Priority Debt, the loan agreements, indentures, Collateral Documents or other operative agreements governing or evidencing such Indebtedness.

“Additional Second Priority Debt Facility” shall mean each loan agreement, indenture or other governing agreement with respect to any Additional Second Priority Debt.

“Additional Second Priority Debt Obligations” shall mean, with respect to any series, issue or class of Additional Second Priority Debt, (a) all principal of, and interest, fees, and expenses (including any interest, fees, or expenses which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Second Priority Debt, (b) all other amounts payable to the related Additional Second Priority Secured Parties under the related Additional Second Priority Debt Documents and (c) any renewals, extensions or refinancings of the foregoing.

“Additional Second Priority Secured Parties” shall mean, with respect to any series, issue or class of Additional Second Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by Holdco, the Borrower or any Subsidiary under any related Additional Second Priority Debt Documents.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized First Priority Representative” shall mean, with respect to any Shared Collateral, (a) until the Discharge of First Priority Debt Obligations with respect to the Initial First Priority Credit Agreement Obligations, the Initial First Priority Representative, and (b) thereafter, the “Applicable Authorized Representative” under and as defined in the First Priority Parity Intercreditor Agreement.

2

“Applicable Authorized Second Priority Representative” shall mean, with respect to any Shared Collateral, (a) until the Discharge of Second Priority Debt Obligations with respect to the Initial Second Priority Credit Agreement Obligations, the Initial Second Priority Representative, and (b) thereafter, the “Applicable Authorized Representative” under and as defined in the Second Priority Parity Intercreditor Agreement.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” shall mean the First Priority Collateral and the Second Priority Collateral.

“Collateral Documents” shall mean the First Priority Collateral Documents and the Second Priority Collateral Documents.

“Controlling Representative” shall mean, until the Discharge of First Priority Debt Obligations has occurred, the Designated First Priority Representative, and thereafter, the Designated Second Priority Representative.

“Controlling Secured Parties” shall mean the Series of Secured Parties whose Representative is the Controlling Representative.

“Debt Documents” shall mean the First Priority Debt Documents and the Second Priority Debt Documents, including, in each case, the applicable Collateral Documents.

“Debt Facility” shall mean any First Priority Debt Facility and any Second Priority Debt Facility.

“Designated First Priority Representative” shall mean (a) if at any time there is only one First Priority Debt Facility with respect to which the Discharge of First Priority Debt Obligations has not occurred, the Representative with respect to such First Priority Debt Facility, and (b) at any time when clause (a) does not apply, the Applicable Authorized First Priority Representative at such time.

“Designated Second Priority Representative” shall mean (a) if at any time there is only one Second Priority Debt Facility with respect to which the Discharge of Second Priority Debt Obligations has not occurred, the Representative with respect to such Second Priority Debt Facility, and (b) at any time when clause (a) does not apply, the Applicable Authorized Second Priority Representative at such time.

“DIP Cap” shall mean, with respect to any DIP Financing, (a) $[    ]1,000,000 plus (b) an aggregate principal amount equal to the amount of any incremental facilities (or Additional First

[1]	To include 15% cushion.

3

Priority Debt in lieu thereof) and any other secured Indebtedness secured on a pari passu to the First Priority Debt Obligations that would, at the time of incurrence, be permitted to be incurred and secured on a pari passu basis with the First Priority Debt Obligations under the terms of the Initial First Priority Credit Agreement plus (c) any additional principal amount of Indebtedness in connection with any refinancing of the foregoing to the extent permitted under the Initial First Priority Credit Agreement, but only to the extent the amount of such refinancing exceeds the refinanced Indebtedness plus (d) an amount equal to 100% of the aggregate commitments (whether drawn or undrawn) under revolving credit facilities under the Initial First Priority Credit Agreement existing at the time of such DIP Financing.

“DIP Financing” shall have the meaning assigned to such term in Section 7.01.

“DIP Financing Liens” shall have the meaning assigned to such term in Section 7.01.

“Discharge” shall mean, with respect to any Debt Facility and the Secured Debt Obligations thereunder, (i) the payment in full in cash of the Secured Debt Obligations thereunder (including interest, fees, expenses, and other amounts accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) or, with respect to any Secured Cash Management Obligations (as defined in the Initial First Priority Credit Agreement) or Secured Swap Obligations (as defined in the Initial First Priority Credit Agreement) secured pursuant to the Collateral Documents for such Debt Facility, such Secured Cash Management Obligations and Secured Swap Obligations (x) have been paid in full in cash, (y) cash collateralized on terms satisfactory to each applicable counterparty (or other arrangements satisfactory to the applicable counterparty shall have been made) or (z) are no longer secured by the Shared Collateral pursuant to the terms of the relevant Debt Documents, (ii) any letters of credit issued under the relevant Debt Facility have terminated or been cash collateralized or backstopped (in the amount and form required under the applicable Debt Facility) and (iii) the termination of all commitments to lend or otherwise extend credit under such Debt Facility and the relevant Debt Documents. The term “Discharged” shall have a corresponding meaning.

“Discharge of First Priority Debt Obligations” shall mean, with respect to all or any Series of First Priority Debt Obligations, the Discharge of the applicable First Priority Debt Obligations; provided that the Discharge of First Priority Debt Obligations with respect to any Series of First Priority Debt Obligations shall be deemed to not have occurred in connection with a Refinancing of such Series of First Priority Debt Obligations with an Additional First Priority Debt Facility secured by Shared Collateral under one or more Additional First Priority Debt Documents which has been designated in writing by the Borrower and the Representative with respect to the First Priority Debt Facility so Refinanced to the Controlling Representative (if the Controlling Representative is not such Representative) and the Designated Second Priority Representative as the replacement for such First Priority Debt Facility for purposes of this Agreement. Each reference to the Discharge of First Priority Debt Obligations shall include a reference to the particular Series of First Priority Debt Obligations being Discharged, or otherwise shall be deemed to refer to a Discharge of First Priority Debt Obligations with respect to all Series of First Priority Debt Obligations.

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“Discharge of Second Priority Debt Obligations” shall mean, with respect to all or any Series of Second Priority Debt Obligations, the Discharge of the applicable Second Priority Debt Obligations; provided that the Discharge of Second Priority Debt Obligations with respect to any Series of Second Priority Debt Obligations shall be deemed to not have occurred in connection with a Refinancing of such Series of Second Priority Debt Obligations with an Additional Second Priority Debt Facility secured by Shared Collateral under one or more Additional Second Priority Debt Documents which has been designated in writing by the Borrower and the Representative with respect to the Second Priority Debt Facility so Refinanced to the Controlling Representative and the Designated Second Priority Representative (if the Designated Second Priority Representative is not such Representative) as the replacement for such Second Priority Debt Facility for purposes of this Agreement. Each reference to the Discharge of Second Priority Debt Obligations shall include a reference to the particular Series of Second Priority Debt Obligations being Discharged, or otherwise shall be deemed to refer to a Discharge of Second Priority Debt Obligations with respect to all Series of Second Priority Debt Obligations.

“Enforcement Action” shall mean as against the Shared Collateral, in each case, judicially or non-judicially, without the consent, support or acquiescence of any Grantor: (i) foreclose, execute, levy, lease, license, take possession or control of, sell, or otherwise enforce remedial rights (including by way of set-off, recoupment, notification of a public or private sale pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of right under landlord consents, if applicable); or (ii) enforce a security interest or Lien or exercise another right or remedy, as a secured creditor, at law or equity, pursuant to any of the First Priority Debt Documents or the Second Priority Debt Documents (including the commencement of applicable legal proceedings and exercising voting rights in respect of equity interests comprising Shared Collateral).

“Event of Default” shall mean an “Event of Default” as defined in any Debt Document; provided that any notice, lapse of time or other condition precedent to the occurrence of such Event of Default in the relevant Debt Document shall have been satisfied.

“Existing Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“First Priority Collateral” shall mean any “Collateral” as defined in the Initial First Priority Credit Agreement or any other First Priority Debt Document or any other assets of any Grantor with respect to which a Lien is granted or purported to be granted pursuant to a First Priority Collateral Document as security for the First Priority Debt Obligations or deemed to be so subject pursuant to Section 2.04.

“First Priority Collateral Documents” shall mean the Initial First Priority Collateral Agreement and the other Security Documents (as defined in the Initial First Priority Credit Agreement) and each of the security agreements and other instruments and documents executed and delivered by any Grantor for purposes of providing collateral security for the First Priority Debt Obligations.

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“First Priority Debt Documents” shall mean the Initial First Priority Credit Agreement Loan Documents and any Additional First Priority Debt Documents.

“First Priority Debt Facilities” shall mean the Initial First Priority Credit Agreement and any Additional First Priority Debt Facilities.

“First Priority Debt Obligations” shall mean the Initial First Priority Credit Agreement Obligations and any Additional First Priority Debt Obligations.

“First Priority Lien” shall mean all Liens on the First Priority Collateral securing or providing adequate protection for the First Priority Debt Obligations, whether created under the First Priority Collateral Documents or acquired by possession, statute (including any judgment lien), operation of law, subrogation or otherwise.

“First Priority Parity Intercreditor Agreement” shall mean an agreement among each First Priority Representative allocating rights among the various First Priority Secured Parties.

“First Priority Representative” shall mean (a) in the case of any Initial First Priority Credit Agreement Obligations or the Initial First Priority Credit Agreement Secured Parties, the Initial First Priority Representative, and (b) in the case of any Additional First Priority Debt Facility and the Additional First Priority Secured Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional First Priority Debt Facility that is named as the Representative in respect of such Additional First Priority Debt Facility hereunder or in the applicable Joinder Agreement.

“First Priority Secured Parties” shall mean the Initial First Priority Credit Agreement Secured Parties and any Additional First Priority Secured Parties.

“Grantors” shall mean Holdco, the Borrower and each Subsidiary which has granted a security interest pursuant to any Collateral Document to secure any Secured Debt Obligations.

“Guarantee” shall mean any guarantee of the Secured Debt Obligations provided under or pursuant to any First Priority Debt Document or Second Priority Debt Document.

“Impairment” shall have the meaning assigned to such term in Section 1.03.

“Incremental Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Indebtedness” shall have the meaning assigned to such term in the Initial First Priority Credit Agreement.

“Initial First Priority Collateral Agreement” shall mean that certain First Lien Security Agreement dated as of August 13, 2015 (as amended, restated, supplemented or otherwise modified, or replaced from time to time), among the Borrower, Holdco, the Subsidiaries party thereto and the Initial First Priority Representative for the benefit of the Initial First Priority Credit Agreement Secured Parties.

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“Initial First Priority Credit Agreement” shall mean that certain First Lien Credit Agreement dated as of August 13, 2015 (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time), among the Borrower, Holdco, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and any agreement, instrument or document (a “Subsequent Initial First Priority Credit Agreement”) designated by the Borrower in accordance with the definition of “Discharge of First Priority Debt Obligations”.

“Initial First Priority Credit Agreement Loan Documents” shall mean the Initial First Priority Credit Agreement and the other Loan Documents (as defined in the Initial First Priority Credit Agreement) or the applicable definition designated by the Borrower (in connection with the designation in accordance with the definition of “Discharge of First Priority Debt Obligations”) as being its equivalent in any Subsequent Initial First Priority Credit Agreement.

“Initial First Priority Credit Agreement Obligations” shall mean the “Secured Obligations” as defined in the Initial First Priority Credit Agreement or the definition designated by the Borrower (in connection with the designation in accordance with the definition of “Discharge of First Priority Debt Obligations”) as being its equivalent in any Subsequent Initial First Priority Credit Agreement.

“Initial First Priority Credit Agreement Secured Parties” shall mean the “Secured Parties” as defined in the Initial First Priority Credit Agreement or the definition designated by the Borrower (in connection with the designation in accordance with the definition of “Discharge of First Priority Debt Obligations”) as being its equivalent in any Subsequent Initial First Priority Credit Agreement.

“Initial First Priority Representative” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Second Priority Collateral Agreement” shall mean that certain Second Lien Security Agreement dated as of August [    ], 2017 (as amended, restated, supplemented or otherwise modified, or replaced from time to time), among the Borrower, Holdco, the Subsidiaries party thereto and the Initial Second Priority Representative for the benefit of the Initial Second Priority Credit Agreement Secured Parties.

“Initial Second Priority Credit Agreement” shall mean that certain Second Lien Credit Agreement dated as of August [    ], 2017 (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time), among the Borrower, Holdco, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and any agreement, instrument or document (a “Subsequent Initial Second Priority Credit Agreement”) designated by the Borrower in accordance with the definition of “Discharge of Second Priority Debt Obligations”.

“Initial Second Priority Credit Agreement Loan Documents” shall mean the Initial Second Priority Credit Agreement and the other Loan Documents (as defined in the Initial Second Priority Credit Agreement) or the applicable definition designated by the Borrower (in connection with the designation in accordance with the definition of “Discharge of Second Priority Debt Obligations”) as being its equivalent in any Subsequent Initial Second Priority Credit Agreement.

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“Initial Second Priority Credit Agreement Obligations” shall mean the “Secured Obligations” as defined in the Initial Second Priority Credit Agreement or the definition designated by the Borrower (in connection with the designation in accordance with the definition of “Discharge of Second Priority Debt Obligations”) as being its equivalent in any Subsequent Initial Second Priority Credit Agreement.

“Initial Second Priority Credit Agreement Secured Parties” shall mean the “Secured Parties” as defined in the Initial Second Priority Credit Agreement or the definition designated by the Borrower (in connection with the designation in accordance with the definition of “Discharge of Second Priority Debt Obligations”) as being its equivalent in any Subsequent Initial Second Priority Credit Agreement.

“Initial Second Priority Representative” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Insolvency or Liquidation Proceeding” shall mean, unless the same shall not constitute an Event of Default:

(1)     any case or proceeding commenced by or against any Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of any Grantor, any receivership or administration of any Grantor or assignment, compromise or arrangement with or for the benefit of creditors relating to any Grantor or any similar case, action or proceeding relative to any Grantor or its creditors, as such, in each case whether or not voluntary;

(2)     any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to any Grantor (other than in a transaction or series of transactions permitted under the Debt Documents then in effect), in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)     any other proceeding of any type or nature in which substantially all claims of creditors of any Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Joinder Agreement” shall mean a supplement to this Agreement substantially in the form of Annex II hereof, (a) in the case of an Additional First Priority Debt Facility, with such changes as may be reasonably approved by the Controlling Representative, the Designated Second Priority Representative and the Representative under the applicable Additional First Priority Debt Facility, required to be delivered by such Representative to the Controlling Representative and the Designated Second Priority Representative pursuant to Section 10.07 hereof in order to include such Additional First Priority Debt Facility hereunder and to become the Representative hereunder for the First Priority Secured Parties under such Additional First Priority Debt Facility, and (b) in the case of an Additional Second Priority Debt Facility, with

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such changes as may be reasonably approved by the Controlling Representative, the Designated Second Priority Representative and the Representative under such Additional Second Priority Debt Facility, required to be delivered by such Representative to the Controlling Representative and the Designated Second Priority Representative pursuant to Section 10.07 hereof in order to include such Additional Second Priority Debt Facility hereunder and to become the Representative hereunder for the Second Priority Secured Parties under such Additional Second Priority Debt Facility.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Non-Controlling Permitted Actions” shall have the meaning assigned to such term in Section 3.01(a).

“Pari or Senior Series” shall have the meaning assigned to such term in Section 1.03.

“Person” shall mean any natural person, corporation, company, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged or Controlled Collateral” shall have the meaning assigned to such term in Section 5.05(a).

“Proceeds” shall mean the proceeds of any sale, collection or other liquidation of Shared Collateral, any payment or distribution of Shared Collateral or Proceeds of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by the Controlling Representative or any other Controlling Secured Party from any other Secured Party of Shared Collateral or Proceeds of Shared Collateral pursuant to this Agreement.

“Purchase Option” shall have the meaning assigned to such term in Section 3.01(e)(i).

“Purchase Price” shall have the meaning assigned to such term in Section 3.01(e)(ii).

“Purchase Right Trigger Event” shall have the meaning assigned to such term in Section 3.01(e)(i).

“Recovery” shall have the meaning assigned to such term in Section 7.05.

“Refinance” shall mean, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the

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original Debt Document giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Reorganization Securities” shall mean any debt or equity securities of any person distributed to any Second Priority Representative or other Second Priority Secured Party in respect of the Second Priority Debt Obligations in connection with any Insolvency or Liquidation Proceeding.

“Representative” shall mean each First Priority Representative and each Second Priority Representative.

“Second Priority Collateral” shall mean any “Collateral” as defined in any Initial Second Priority Credit Agreement Loan Document or any other Second Priority Debt Document or any other assets of any Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation, or deemed to be so pursuant to Section 2.04.

“Second Priority Collateral Documents” shall mean the Initial Second Priority Collateral Agreement and the other Security Documents (as defined in the Initial Second Priority Credit Agreement) and each of the security agreements and other instruments and documents executed and delivered by any Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt Documents” shall mean the Initial Second Priority Credit Agreement Loan Documents and any Additional Second Priority Debt Documents.

“Second Priority Debt Facilities” shall mean the Initial Second Priority Credit Agreement and any Additional Second Priority Debt Facilities.

“Second Priority Debt Obligations” shall mean the Initial Second Priority Credit Agreement Obligations and any Additional Second Priority Debt Obligations.

“Second Priority Enforcement Date” shall mean, with respect to any Second Priority Representative, the date that is 120 days after the occurrence of both (i) an Event of Default under and as defined in the applicable Second Priority Debt Document and (ii) delivery of written notice from such Second Priority Representative to the Controlling Representative and each other Representative that (x) such Representative is the Designated Second Priority Representative and that an Event of Default (under and as defined in the Second Priority Debt Document for which such Representative has been named as Representative) has occurred and is continuing and (y) the Second Priority Debt Obligations of the series with respect to which such Second Priority Representative is the Second Priority Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Second Priority Debt Document, provided that the Second Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Controlling Representative or another Controlling Secured Party has commenced and is diligently pursuing an Enforcement Action with respect to all or a material portion of any Shared Collateral (or shall have timely sought or

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requested relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof and such relief is pending) (prompt written notice thereof to be given to the Designated Second Lien Representative by the Designated First Priority Representative) or (2) at any time the Grantor that has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding; provided, further, however, the non-occurrence of the Second Priority Enforcement Date shall not limit the rights of the Second Priority Representative or the Second Priority Secured Parties to exercise the Non-Controlling Permitted Actions, or enforce the terms and provisions of this Agreement.

“Second Priority Parity Intercreditor Agreement” shall mean an agreement among each Second Priority Representative allocating rights among the various Second Priority Secured Parties.

“Second Priority Lien” shall mean all Liens on the Second Priority Collateral securing or providing adequate protection for the Second Priority Debt Obligations, whether created under the Second Priority Collateral Documents or acquired by possession, statute (including any judgment lien), operation of law, subrogation or otherwise.

“Second Priority Representative” shall mean (a) in the case of any Initial Second Priority Credit Agreement Obligations or the Initial Second Priority Credit Agreement Secured Parties, the Initial Second Priority Representative, and (b) in the case of any Additional Second Priority Debt Facility and the Additional Second Priority Secured Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Second Priority Debt Facility that is named as the Representative in respect of such Additional Second Priority Debt Facility hereunder or in the applicable Joinder Agreement.

“Second Priority Secured Parties” shall mean the Initial Second Priority Credit Agreement Secured Parties and any Additional Second Priority Secured Parties.

“Secured Debt Obligations” shall mean the First Priority Debt Obligations and the Second Priority Debt Obligations.

“Secured Parties” shall mean the First Priority Secured Parties and the Second Priority Secured Parties.

“Series” shall mean (a) with respect to the Secured Parties, each of (i) the Initial First Priority Credit Agreement Secured Parties (in their capacity as such), (ii) the Initial Second Priority Credit Agreement Secured Parties (in their capacity as such), (iii) the Additional First Priority Secured Parties that become subject to this Agreement after the date hereof and that are represented by a common Representative (in its capacity as such for such Additional First Priority Secured Parties) (in their capacity as such) and (iv) the Additional Second Priority Secured Parties that become subject to this Agreement after the date hereof and that are represented by a common Representative (in its capacity as such for such Additional Second Priority Secured Parties) (in their capacity as such) and (b) with respect to any Secured Debt Obligations, each of (i) the Initial First Priority Credit Agreement Obligations, (ii) the Initial Second Priority Credit Agreement Obligations, (iii) the Additional First Priority Debt

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Obligations incurred with respect to any Additional First Priority Debt Facility pursuant to any Additional First Priority Debt Documents, the holders of which, pursuant to any Joinder Agreement, are to be represented hereunder by a common Representative (in its capacity as such with respect to such Additional First Priority Debt Obligations) and (iv) the Additional Second Priority Debt Obligations incurred with respect to any Additional Second Priority Debt Facility pursuant to any Additional Second Priority Debt Documents, the holders of which, pursuant to any Joinder Agreement, are to be represented hereunder by a common Representative (in its capacity as such with respect to such Additional Second Priority Debt Obligations).

“Shared Collateral” shall mean, at any time, Collateral in which the holders of First Priority Debt Obligations under at least one First Priority Debt Facility (or their Representatives) and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a security interest or Lien at such time or are deemed pursuant to Article II to hold a security interest or Lien. If, at any time, any portion of the First Priority Collateral does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such First Priority Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility that does not have a security interest or Lien in such Collateral at such time. If, at any time, any portion of the Second Priority Collateral does not constitute First Priority Collateral under one or more First Priority Debt Facilities, then such portion of such Second Priority Collateral shall constitute Shared Collateral only with respect to the First Priority Debt Facilities for which it constitutes First Priority Collateral and shall not constitute Shared Collateral for any First Priority Debt Facility that does not have a security interest or Lien in such Collateral at such time.

“Subsequent Initial First Priority Credit Agreement” shall have the meaning assigned to such term in the definition of the term “Initial First Priority Credit Agreement”.

“Subsequent Initial Second Priority Credit Agreement” shall have the meaning assigned to such term in the definition of the term “Initial Second Priority Credit Agreement”.

“Subsidiary” shall have the meaning assigned to such term in the Initial First Priority Credit Agreement.

“Uniform Commercial Code” or “UCC” shall mean, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

Section 1.02     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall

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be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (c) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (e) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) the term “or” is not exclusive.

Section 1.03     [Reserved].

Section 1.04     Bankruptcy Code. Any references herein to provisions of the Bankruptcy Code, and the use of concepts or terms that find meaning in connection therewith (e.g., “debtor-in-possession”) shall be deemed to refer as well to similar provisions, concepts or terms under any other applicable Bankruptcy Law. Any references herein to a security interest being “perfected” shall be deemed to refer to perfection under the Uniform Commercial Code of any U.S. jurisdiction or analogous legislation in any applicable jurisdiction outside of the U.S. (it being understood that in jurisdictions where no such similar provisions, concepts or terms exist, the term “perfected” shall not be given any effect hereunder).

ARTICLE II

PRIORITIES AND AGREEMENTS

WITH RESPECT TO SHARED COLLATERAL

Section 2.01     Priority of Liens. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Representative or any other Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any Bankruptcy Law, any other applicable law, any Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each other Second Priority Secured Party under its Debt Facility, hereby agrees that, so long as the Discharge of First Priority Debt Obligations of all Series has not occurred, (A) any Lien on the Shared Collateral securing or purporting to secure any First Priority Debt Obligations now or hereafter held by or on behalf of the Initial First Priority Representative, any other First Priority Representative or any other First Priority Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in right, priority, operation, effect and all other respects to any and all Liens on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations and (B) any Lien on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations now or hereafter held by or on behalf of the Initial Second Priority Representative, any other Second Priority Representative or any other Second Priority Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in right, priority, operation, effect and all other respects to any and all Liens on the Shared Collateral securing or purporting to secure any First Priority Debt Obligations. All Liens on the Shared

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Collateral securing or purporting to secure any First Priority Debt Obligations shall be and remain senior in right, priority, operation, effect and all other respects to any Liens on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations for all purposes, whether or not such Liens securing or purporting to secure any First Priority Debt Obligations are subordinated in any respect to any other Lien securing any other obligation of any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed. For the avoidance of doubt, the subordination provided for in this Agreement is lien subordination only and the Second Priority Debt Obligations are not subordinated in right of payment to the First Priority Debt Obligations.

Section 2.02     Nature of First Priority Secured Party Claims. Each Second Priority Representative, on behalf of itself and each other Second Priority Secured Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the First Priority Debt Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) subject to Section 6.01, the terms of the First Priority Debt Documents and the First Priority Debt Obligations may be amended, restated, supplemented or otherwise modified, and the First Priority Debt Obligations, or a portion thereof, may be Refinanced from time to time and (c) subject to Section 6.01, the aggregate amount of the First Priority Debt Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or any other Second Priority Secured Party and without affecting the provisions hereof; provided, however, that, in connection with any such Refinancing, the Representative of the holders of such Refinancing Indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing Indebtedness. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, restatement, supplement or other modification, or any Refinancing, of either the First Priority Debt Obligations or the Second Priority Debt Obligations, or any portion thereof, in accordance with this Agreement. As between the Grantors and the Second Priority Secured Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional First Priority Debt Obligations.

Section 2.03     Prohibition on Contesting Liens. Each Representative, for itself and on behalf of each other Secured Party under its Debt Facility, agrees that it shall not (and hereby waives any right to) contest or join or otherwise support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, perfection, priority or enforceability of any Lien securing Secured Debt Obligations held (or purported to be held) by or on behalf of any other Representative or any of the other Secured Parties or other agent or trustee therefor in any Collateral securing any other Secured Debt Obligations. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of the Controlling Representative or the other Controlling Secured Parties to enforce this Agreement (including the priority of the Liens as provided in Section 2.01) or any of the First Priority Debt Documents.

Section 2.04     No Separate Liens; Similar Agreements.

(a)     The parties hereto agree, except as otherwise set forth herein (including in Section 2.06) that no Grantor shall, or shall permit any of its Subsidiaries to, grant or permit any

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additional Liens on any asset or property to secure any Secured Debt Obligation unless it has granted, or concurrently therewith grants, to the extent legally practicable, a Lien on such asset or property to secure the other Secured Debt Obligations (except to the extent that the grant of a Lien to secure a Series of Secured Debt Obligations is declined in writing by the applicable Representative in accordance with the Debt Documents of such Series of Secured Debt Obligations), with each such Lien to be subject to the provisions of this Agreement. If any Second Priority Representative or any Second Priority Secured Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Debt Obligations that are not also subject to the first-priority Liens securing all First Priority Debt Obligations under the First Priority Collateral Documents, such Second Priority Representative or Second Priority Secured Party (x) shall notify the Designated First Priority Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each First Priority Representative as security for the First Priority Debt Obligations, shall assign such Lien to the Designated First Priority Representative as security for all First Priority Debt Obligations for the benefit of the First Priority Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (y) until such assignment or such grant of a similar Lien to each First Priority Representative, shall be deemed to also hold and have held such Lien for the benefit of each First Priority Representative and the other First Priority Secured Parties as security for the First Priority Debt Obligations. To the extent that the provisions of the preceding two sentences are not complied with for any reason, without limiting any other right or remedy available to any Representative or any other Secured Party, each Representative agrees, for itself and on behalf of the other Secured Parties under its Debt Facility, that any amounts received by or distributed to any such Secured Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Section 4.02.

(b)     The parties hereto acknowledge and agree that except as set forth herein in Section 2.06, it is their intention that the Collateral under each Debt Facility be identical (except to the extent that the grant of a Lien to secure a Series of Secured Debt Obligations with respect to an item of Collateral is declined in writing by the applicable Representative in accordance with the Debt Documents of such Series of Secured Debt Obligations). In furtherance of the foregoing, the parties hereto agree: (i) to cooperate in good faith in order to determine, upon any reasonable request by the Controlling Representative or the Designated Second Priority Representative, the specific assets included as Collateral under each Debt Facility, the steps taken to perfect the Liens thereon and the identity of the respective parties obligated under the applicable First Priority Collateral Documents and the Second Priority Collateral Documents, as the case may be; and (ii) that the documents, agreements and instruments creating or evidencing the Liens on the Collateral with respect to each Debt Facility shall be in all material respects in the same form, other than with respect to the first priority and second priority nature of the Liens created or evidenced thereunder, the identity of the Secured Parties that are parties thereto or secured thereby and other matters contemplated by this Agreement.

Section 2.05     Perfection of Liens. Except for the agreements of the Representatives pursuant to Section 5.05 hereof, no Representative or Secured Party of any Series shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Representative or other Secured Parties of any other Series. The provisions of this Agreement are intended solely to govern the respective Lien priorities as among the Secured Parties and shall not impose on any Representative or other Secured Party of

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any Series or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with any prior perfected claims in such Proceeds in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

Section 2.06     Certain Cash Collateral. Notwithstanding anything in this Agreement or any other First Priority Debt Documents or Second Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure First Priority Debt Obligations consisting of reimbursement obligations in respect of Letters of Credit (as defined in the Initial First Priority Credit Agreement) or otherwise held by the Initial First Priority Representative pursuant to Sections 2.05, 2.08, 2.11, 2.22 or 2.23 of the Initial First Priority Credit Agreement (or any equivalent successor provision) shall be applied as specified in the applicable section of the Initial First Priority Credit Agreement and will not constitute Shared Collateral.

ARTICLE III

ENFORCEMENT

Section 3.01     Exercise of Secured Creditor Rights and Remedies.

(a)     So long as the Discharge of First Priority Debt Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the Controlling Representative and the other Controlling Secured Parties shall have the exclusive right to exercise an Enforcement Action and to determine and direct the time, method and place for exercising an Enforcement Action, and may exercise an Enforcement Action without any consultation with, or the consent of, any other Representative or any other Secured Parties; provided, however, that (i) in any Insolvency or Liquidation Proceeding commenced by or against any Grantor, any other Representative may file a proof of claim with respect to the Secured Debt Obligations under its Debt Facility that is not inconsistent with the terms of this Agreement, (ii) any other Representative may take any action in order to preserve or protect (but not enforce) the validity and enforceability of its rights in, and perfection and priority of its Lien on, the Shared Collateral; provided that no such action is adverse to either (x) the validity, priority, perfection or enforceability of the Liens on the Shared Collateral securing the Secured Debt Obligations of any Pari or Senior Series; or (y) the rights of the Controlling Representative or the Controlling Secured Parties to exercise an Enforcement Action prior to the Second Priority Enforcement Date, (iii) any other Representative or other Secured Party may file any affirmative, responsive or defensive pleading in connection with any motion, claim, adversary proceeding or other pleading made by any person regarding the allowance or treatment of the claims of the applicable Secured Parties or the avoidance of any Lien on the Shared Collateral of the applicable Secured Party, (iv) any other Representative or other Secured Party may exercise its rights and remedies, including filing any pleadings, objections, motions or agreements, as an unsecured creditor as provided in Section 5.04, (v) any other Representative may exercise the rights and remedies provided for in Article VII, (vi) subject to Section 3.02(a), from and after the Second Priority Enforcement Date, the Designated Second Priority Representative may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute

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any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (vii) in any Insolvency or Liquidation Proceeding commenced by or against any Grantor, the Second Priority Representative or Second Priority Secured Parties may propose, support, oppose and/or vote on any plan of reorganization or similar dispositive restructuring plan, including filing any pleadings, objections, motions or agreements with respect to any such plan, in each case in a manner that is not inconsistent with the terms of this Agreement (including Section 7.03), and (viii) seeking any equitable relief (including injunctive relief) available to any Second Priority Secured Party (including as an undersecured or unsecured creditor) in accordance with, and not otherwise prohibited by or inconsistent with the terms of the Second Priority Debt Documents, this Agreement and applicable law (the actions described in clauses (i) through (viii) of this proviso being referred to herein as the “Non-Controlling Permitted Actions”).

(b)     In exercising rights and remedies with respect to the Shared Collateral, the Controlling Representative and the other Controlling Secured Parties may enforce the provisions of the First Priority Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion, but subject to, and without waiver of, applicable law or the terms and provisions of this Agreement. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code or any comparable legislation of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction. Each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Secured Party may have as a junior lien creditor to object to the manner in which the Controlling Representatives or the Controlling Secured Parties seek to enforce or collect the First Priority Debt Obligations or the Liens granted on any of the Shared Collateral, regardless of whether any action or failure to act by or on behalf of any Controlling Representative or any other Controlling Secured Party is adverse to the interests of the Second Priority Secured Parties.

(c)     So long as the Discharge of First Priority Debt Obligations has not occurred, except for the Non-Controlling Permitted Actions, the sole right of the Representatives and the other Secured Parties (other than the Controlling Representative and the Controlling Secured Parties) with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of the applicable Series of Secured Debt Obligations pursuant to the Debt Documents applicable to such Series for the period and to the extent granted therein and to receive a share of the Proceeds thereof in accordance with this Agreement, the Debt Documents and applicable law.

(d)     Each Representative, for itself and on behalf of the other Secured Parties under its Debt Facility, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Debt Document of the applicable Series shall be deemed to restrict in any way the rights and remedies of the Controlling Representative or the other Controlling Secured Parties with respect to the First Priority Collateral as set forth in this Agreement and the First Priority Debt Documents of the applicable Series.

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(e)     (i) Without prejudice to the enforcement of any of the First Priority Secured Parties’ remedies under the First Priority Debt Documents, this Agreement, at law or in equity or otherwise, following (A) a payment default under the First Priority Debt Documents that is not cured within the time period provided for in the First Priority Debt Documents, (B) an acceleration of any of the First Priority Debt Obligations in accordance with the terms of the applicable First Priority Debt Documents or (C) the commencement of any Insolvency or Liquidation Proceeding with respect to any Grantor (each such occurrence, a “Purchase Right Trigger Event”), all or any of the Second Priority Secured Parties may, subject to the 30-day time period set forth in Section 3.01(e)(iii), at their sole expense and effort, upon notice to the Borrower and the Controlling Representative, require all the First Priority Secured Parties to transfer and assign to the Second Priority Secured Parties, all (but not less than all) of the First Priority Debt Obligations (including unfunded commitments under any Initial First Priority Credit Agreement Loan Document) (the “Purchase Option”); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other governmental authority having jurisdiction, (y) such Second Priority Secured Parties shall have paid to the Controlling Representative, for the account of the First Priority Secured Parties, in immediately available funds, an amount equal to the Purchase Price (as defined below) and (z) such purchase complies with the provisions of this Section 3.01(e). The Purchase Option may be exercised by less than all of the Second Priority Secured Parties so long as all of the Second Priority Secured Parties that so exercise the Purchase Option, when taken together, purchase such entire aggregate amount set forth above.

(ii)     The term “Purchase Price” means an amount equal to the sum of (A) the full amount of all First Priority Debt Obligations then-outstanding and unpaid at par (including principal, accrued but unpaid interest and fees and expenses and any other unpaid amounts, including breakage costs, and, in the case of any secured Swap Obligations, the amount (not less than zero) that would be payable by the relevant Grantor thereunder if such Grantor were to terminate the hedge agreement in respect thereof on the date of the purchase or, if not terminated, an amount determined by the relevant First Priority Secured Party to be necessary to collateralize its credit risk arising out of such agreement, excluding any prepayment penalties or premiums provided for in the First Priority Debt Documents), (B) the cash collateral to be furnished to the First Priority Secured Parties providing letters of credit under the First Priority Debt Documents in such amounts (not to exceed 103% thereof) as such First Priority Secured Parties determine is reasonably necessary to secure such First Priority Secured Parties in connection with any such outstanding and undrawn letters of credit and (C) all accrued and unpaid fees, expenses and other amounts (including attorneys’ fees and expenses) owed to the First Priority Secured Parties under or pursuant to the First Priority Debt Documents on the date of purchase.

(iii)     Any exercise of the Purchase Option shall be effected pursuant to documentation consistent with the form of Assignment and Assumption Agreement included in the Initial First Priority Credit Agreement. If no Second Priority Secured Party exercises the Purchase Option by providing irrevocable written notice of such exercise to the Controlling Representative within 30 days following written notice to each

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Second Priority Representative from the Controlling Representative of the occurrence of the Purchase Right Trigger Event, the First Priority Secured Parties shall have no further obligations pursuant to this Section 3.01(e) and may take any further actions in their sole discretion in accordance with the First Priority Debt Documents and this Agreement. Each First Priority Secured Party will retain all rights to indemnification provided in the relevant First Priority Debt Documents for all claims and other amounts relating to periods prior to any purchase of the First Priority Debt Obligations pursuant to this Section 3.01(e).

(iv)     The purchase and sale of the First Priority Debt Obligations under this Section 3.01(e) will be without recourse and without representation or warranty of any kind by the First Priority Secured Parties, except that the First Priority Secured Parties shall severally and not jointly represent and warrant to the Second Priority Secured Parties that on the date of such purchase, immediately before giving effect to the purchase:

(a)     the principal of and accrued and unpaid interest on the First Priority Debt Obligations, and the fees and expenses thereof owed to the respective First Priority Secured Parties, are as stated in any assignment agreement prepared in connection with the purchase and sale of the First Priority Debt Obligations; and

(b)     each First Priority Secured Party owns the First Priority Debt Obligations purported to be owned by it free and clear of any Liens (other than participation interests not prohibited by the applicable First Priority Debt Documents, in which case the Purchase Price will be appropriately adjusted so that the Second Priority Secured Parties do not pay amounts represented by participation interests unless the Second Priority Secured Parties expressly assume the obligations under such participation interests).

Section 3.02 No Interference.

(a)     Except for Non-Controlling Permitted Actions, so long as the Discharge of First Priority Debt Obligations has not occurred, each Second Priority Representative (other than, with respect to clauses (i) through (vi) below, the Controlling Representative), for itself and on behalf of the other Secured Parties under its Debt Facility, agrees that, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, such Representative and such Secured Parties:

(i)     will not: (x) enforce or exercise, or seek to enforce or exercise, any Enforcement Action or (y) commence or join with any other Person (other than the Controlling Representative) in commencing, or petition for or vote in favor of, any Enforcement Action (including any foreclosure action or seeking or requesting relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof); provided, however, that, subject to Section 3.02(a), from and after the Second Priority Enforcement

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Date, the Designated Second Priority Representative may enforce or exercise any Enforcement Action, or commence, join with any Person in commencing, or petition for or vote in favor of, any Enforcement Action; provided further, however, that (A) notwithstanding the occurrence of the Second Priority Enforcement Date or anything herein to the contrary, in no event shall any Representative or other Secured Party commence (or join any Person in commencing) any Enforcement Action, if the Designated First Priority Representative or any other First Priority Secured Party shall be then diligently pursuing in a commercially reasonable manner an Enforcement Action with respect to all or a material portion of any Shared Collateral (or shall have timely sought or requested relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof and such relief is pending) (prompt written notice thereof to be given to the Designated Second Priority Representative by the Designated First Priority Representative), and (B) from and after the Second Priority Enforcement Date, so long as none of the Designated First Priority Representative or any other First Priority Secured Party has commenced any action to enforce their Liens on any material portion of the Shared Collateral, in the event that and for so long as the Designated Second Priority Representative or any other Second Priority Secured Party whose Representative is the Designated Second Priority Representative has commenced any actions to enforce or exercise any Enforcement Action and are then diligently pursuing such actions in a commercially reasonable manner, none of the other Representatives or any other Secured Party shall take any action of a similar nature with respect to such Shared Collateral; provided that in all such cases, all other provisions of this Agreement (including the turnover provisions of Article IV) are complied with;

(ii)     will not contest, protest or object to any foreclosure action or proceeding brought by the Controlling Representative or any other Controlling Secured Party, or any other enforcement or exercise by any Controlling Secured Party of any rights or remedies relating to the Shared Collateral under the First Priority Debt Documents or otherwise, so long as Liens with respect to each other Series of Secured Debt Obligations attach to the Proceeds thereof subject to the relative priorities set forth in Section 2.01, and the notice given of, and the conduct of, such foreclosure action or proceeding is in accordance with applicable law;

(iii)     subject to the rights of the Secured Parties under clauses (i) and (ii) above, will not contest, protest or object to the forbearance by the Controlling Representative or any other Controlling Secured Party from commencing or pursuing any foreclosure action or proceeding or any other enforcement or exercise of any rights or remedies with respect to the Shared Collateral or to the terms or conditions applicable to any such forbearance;

(iv)     will not take or receive any Shared Collateral, or any Proceeds thereof, in connection with the exercise of any Enforcement Action, or in connection with any insurance policy award under a policy of insurance relating to any Shared Collateral or any condemnation award (or deed in lieu of condemnation) relating to any Shared Collateral;

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(v)     will not take any action that would, or could reasonably be expected to, hinder, delay, or interfere with in any manner, any Enforcement Action undertaken by the Controlling Representative or any other Controlling Secured Party;

(vi)     will not contest, protest or object to the right of the Controlling Representative or the other Controlling Secured Parties to seek to enforce or collect any First Priority Debt Obligations or the Liens granted on any of the First Priority Collateral, regardless of whether any action or failure to act by or on behalf of the Controlling Representative or any other Controlling Secured Party is, or could be, adverse to the interests of the other Secured Parties, and will not assert, and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling or other similar right that may be available under applicable law with respect to the Shared Collateral or any similar rights a junior secured creditor may have under applicable law; and

(vii)     will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of, subject to Section 10.01, any Secured Debt Obligations or any Debt Document, including this Agreement, or the validity or enforceability of the priorities, rights or obligations established by this Agreement.

Section 3.03     Actions upon Breach. Should any Representative or any other Secured Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, the Controlling Representative or any other Controlling Secured Party may obtain relief against such Representative or such other Secured Party by injunction, specific performance or other appropriate equitable relief. Each Representative, on behalf of itself and each other Secured Party under its Debt Facility, hereby (a) agrees that the Controlling Secured Parties’ damages from the actions of such Representatives or any such Secured Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Controlling Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (b) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the Controlling Representative or any other Controlling Secured Party. Each Second Priority Representative, on behalf of itself and each other Second Priority Secured Party under its Second Priority Debt Facility, hereby (i) agrees that the First Priority Secured Parties’ damages from the actions of the Second Priority Representatives or any other Second Priority Secured Party may at that time be difficult to ascertain and may be irreparable and waives any defense that any of the First Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any First Priority Representative or any other First Priority Secured Party.

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ARTICLE IV

PAYMENTS

Section 4.01     Application of Proceeds. After an Event of Default has occurred and until such Event of Default is cured or waived, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral from the enforcement or exercise of any secured creditor right or remedy in respect of such Shared Collateral (including any right of setoff) or ( except as otherwise provided in Article VII) in any Insolvency or Liquidation Proceeding shall be applied by the Controlling Representative (a) FIRST, for so long as the Discharge of First Priority Debt Obligations has not occurred, to the payment in full of each Series of First Priority Debt Obligations on a ratable basis in accordance with the terms of the applicable First Priority Debt Documents and, if then in effect, the First Priority Parity Intercreditor Agreement, (b) SECOND, subject to Section 1.03, to the payment in full of each Series of Second Priority Debt Obligations on a ratable basis in accordance with the terms of the applicable Second Priority Debt Documents and, if then in effect, the Second Priority Parity Intercreditor Agreement and (c) THIRD, to the relevant Grantors or their successors or assigns, as their interests may appear or otherwise, or as a court of competent jurisdiction may direct.

Section 4.02     Payments Over. Any Shared Collateral or Proceeds thereof (together with the assets or proceeds thereof subject to Liens referred to in the final sentence of Section 2.04(a) or in the parenthetical in Section 7.02(A)), received by any Representative or any other Secured Party in connection with the sale or other disposition of, or collection on, such Shared Collateral from the enforcement or the exercise of any secured creditor right or remedy (including any right of setoff) with respect to such Shared Collateral, or in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), or (except as otherwise provided in Article VII) in any Insolvency or Liquidation Proceeding, shall be segregated and held in trust and forthwith transferred or paid over to the Controlling Representative for the benefit of the Secured Parties in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be distributed in accordance with the provisions of Section 4.01. Each Representative, for itself and on behalf of the other Secured Parties under its Debt Facility, hereby appoints the Controlling Representative, and any officer or agent of the Controlling Representative, with full power of substitution, the attorney-in-fact of each Secured Party for the purpose of carrying out the provisions of this Section 4.02 and taking any action and executing any instrument that the Controlling Representative may deem necessary or advisable to accomplish the purposes of this Section 4.02, which appointment is irrevocable and coupled with an interest.

ARTICLE V

OTHER AGREEMENTS

Section 5.01     Releases.

(a)     Each Representative, for itself and on behalf of each other Secured Party under its Debt Facility, agrees that, other than in connection with the Discharge of First Priority

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Debt Obligations: (x) if then permitted by the First Priority Debt Documents and the Second Priority Debt Documents or (y) at any time, following the occurrence of an Event of Default under the First Priority Debt Documents and in connection with the Controlling Representative exercising any Enforcement Action, (i) the Controlling Representative releases any First Priority Liens over such Shared Collateral, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Second Priority Liens granted to each Second Priority Representative and the other Second Priority Secured Parties shall terminate and be released, automatically, unconditionally and without any further action; provided, that any Proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 4.01 (with any Proceeds of any Shared Collateral remaining after payment of the First Priority Debt Obligations to remain subject to the Liens in favor of the Second Priority Representative and the Second Priority Secured Parties), or (ii) the Controlling Representative in connection with substantially all of the Equity Interests of any Grantor being sold or transferred releases the Guarantee of such Grantor, then (whether or not any Insolvency or Liquidation Proceeding is pending at that time) the Guarantee of such Grantor shall be released, discharged and terminated without any further action by any Secured Party required; provided, that the proceeds of such Equity Interests realized therefrom shall be applied pursuant to Section 4.01 (with any proceeds remaining after payment of the First Priority Debt Obligations to remain subject to the Liens in favor of the Second Priority Representative and he Second Priority Secured Parties). Each Representative agrees to promptly execute, deliver or acknowledge, at the applicable Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens or the guarantees, as the case may be. The Controlling Representative is authorized and shall release the relevant Collateral in the circumstances described above and is authorized to and shall, at the cost of the Borrower, sign all documentation and take all other steps as are reasonably requested by the relevant Grantor to give effect to such release, all without recourse to or warranty by the Controlling Representative and such other Representative and at the sole cost and expense of the Borrower and the relevant Grantor.

(b)     [Reserved].

(c)     Each Representative, for itself and on behalf of each other Secured Party under its Debt Facility, hereby irrevocably constitutes and appoints the Controlling Representative, and any officer or agent of the Controlling Representative, with full power of substitution, the attorney-in-fact of each Secured Party for the purpose of carrying out the provisions of Section 5.01(a) and taking any action and executing any instrument that the Controlling Representative may deem necessary or advisable to accomplish the purposes of Section 5.01(a) (including any termination statements, endorsements or other instruments of transfer or release), which appointment is irrevocable and coupled with an interest.

(d)     Unless and until the Discharge of First Priority Debt Obligations of all Series of First Priority Debt Obligations has occurred, each Second Priority Representative, for itself and on behalf of each other Second Priority Secured Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an Event of Default under any First Priority Debt Document, of Proceeds of Shared Collateral to the repayment of the First Priority Debt Obligations pursuant to the First Priority Debt Documents, provided that nothing in this Section 5.01(d) shall be construed to prevent or impair the rights of the Second Priority Representatives or the other Second Priority Secured Parties under the Second Priority Debt Documents or this Agreement, or to receive Proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

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(e)     Notwithstanding anything to the contrary in any Collateral Document, in the event that the terms of a First Priority Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with (to the extent multiple parties cannot have control of such item of Shared Collateral under applicable law), (ii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to (to the extent multiple parties cannot be registered ownership or assigned ownership, as applicable of such item of Shared Collateral under applicable law), (iii) to hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), and (iv) to obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of, such Grantor may comply with such requirement under the applicable Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Controlling Representative, and the Controlling Representative shall do so for the respective benefit of, and with notice to, all of the Representatives and Secured Parties pursuant to Section 5.05.

Section 5.02     Insurance and Condemnation Awards. The Controlling Representative and each other Controlling Secured Party shall have the exclusive right, as among the Representatives and the Secured Parties, after the occurrence of an Event of Default that has not been cured or waived and subject to the rights of the Grantors under the First Priority Debt Documents, to reasonably settle and adjust claims in respect of Collateral under policies of insurance covering Collateral and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Collateral. All the proceeds of any such policy and any such award, or any payments with respect to a deed in lieu of condemnation, shall (a) first, prior to the Discharge of First Priority Debt Obligations and subject to the provisions of, and the rights of the Grantors under, the First Priority Debt Documents, be paid to the Designated First Priority Representative for the ratable benefit of the First Priority Secured Parties pursuant to the terms of the First Priority Debt Documents and, if then in effect, the First Priority Parity Intercreditor Agreement, (b) second, after the Discharge of First Priority Debt Obligations and subject to the provisions of, and the rights of the Grantors under, the Second Priority Debt Documents, be paid to the Designated Second Priority Representative for the ratable benefit of the Second Priority Secured Parties pursuant to the terms of the Second Priority Debt Documents and, if then in effect, the Second Priority Parity Intercreditor Agreement and (c) third, if no First Priority Obligations or Second Priority Debt Obligations are outstanding, be paid to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any other Representative or any other Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment, it shall transfer and pay over such proceeds to the Controlling Representative in accordance with Section 4.02.

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Section 5.03     Amendments to Second Priority Collateral Documents.

(a)     Each of the Borrower and each Second Priority Representative, for itself and on behalf of each other Second Priority Secured Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt Facility (other than any account control or similar agreement with third parties) shall contain the applicable provisions set forth on Annex I hereto, or similar provisions approved by the Designated First Priority Representative, which approval shall not be unreasonably withheld or delayed.

(b)     In the event that the First Priority Representatives and/or the other First Priority Secured Parties and the relevant Grantor enter into any amendment, modification, waiver or consent in respect of any of the First Priority Collateral Documents (other than this Agreement) or in connection with a Refinancing enter into new or additional First Priority Collateral Documents, then such amendment, modification, waiver, consent or change shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document, in each case, without the consent of any Second Priority Representative or any other Second Priority Secured Party, the Borrower or any other Grantor, and in connection with any such Refinancing, the Second Priority Representative and any other Second Priority Secured Party shall enter into corresponding agreements; provided, that (i) no such amendment, modification, waiver or consent shall (x) remove assets subject to the Second Priority Liens or release any such Liens, except to the extent that such release is permitted or required by Section 5.01 and provided that there is a concurrent release of the corresponding First Priority Liens, (y) amend, modify or otherwise affect the duties of any Second Priority Representative in its capacity as such without its prior written consent or (z) permit Liens on the Collateral which are not permitted under the terms of the Second Priority Debt Documents and (ii) written notice of such amendment, modification, waiver or consent shall have been given to each Second Priority Representative within 10 Business Days after the effectiveness of such amendment, modification, waiver or consent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, modification, waiver or consent with respect to the provisions of any Second Priority Collateral Documents as set forth in this Section 5.03(c) and shall not result in the occurrence or continuance of an event of default or default under any Debt Document.

Section 5.04     Rights as Unsecured Creditors. Any Representative and any Secured Party may enforce rights and exercise remedies as unsecured creditors against any Grantor in accordance with the terms of the applicable Debt Documents and applicable law (other than initiating or joining in an involuntary bankruptcy proceeding prior to the Second Priority Enforcement Date) so long as such rights and remedies are not inconsistent with this Agreement. For the avoidance of doubt the exercise of the Non-Controlling Permitted Actions and the enforcement of this Agreement do not violate any express provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Representative or any other Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Debt Documents so long as such receipt is not the direct or indirect result of the enforcement or exercise by such Representative or such Secured Party of rights or remedies as a secured creditor (including any right of setoff) or enforcement of its rights against Shared Collateral in contravention of this Agreement (including any judgment lien resulting from the exercise of remedies available to an unsecured creditor, to the extent such judgment lien applies to Shared Collateral, subject to the following sentence). In the event any Representative or any other

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Secured Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of applicable Secured Debt Obligations, such judgment lien shall have the same priority and ranking vis-à-vis the other Secured Parties hereunder as set forth in this Agreement. As between the First Priority Secured Parties and the Second Priority Secured Parties, nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies any First Priority Representative or any other First Priority Secured Party may have with respect to the First Priority Collateral.

Section 5.05     Gratuitous Bailee for Perfection.

(a)     The Controlling Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Secured Debt Obligations with respect to the Controlling Secured Parties or otherwise on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held or credited, and if such Shared Collateral or any such account is in fact in the possession or under the control of the Controlling Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), the Controlling Representative shall also hold such Pledged or Controlled Collateral as sub-agent and gratuitous bailee for the other Representatives and Secured Parties, in each case solely for the purpose of perfecting the Liens granted under the applicable Collateral Documents and subject to the terms and conditions of this Section 5.05. Pending delivery to the Controlling Representative, each other Representative agrees to hold any Pledged or Controlled Collateral from time to time in its possession, as a sub-agent and gratuitous bailee for the benefit of each other Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Pledged or Controlled Collateral, if any, pursuant to the applicable Collateral Documents, in each case subject to the terms and conditions of this Section 5.05.

(b)     So long as the Discharge of First Priority Debt Obligations has not occurred, except as otherwise specifically provided herein, the Controlling Representative and the other Controlling Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of this Agreement and their Debt Documents as Shared Collateral. The rights of the other Representatives and the other Secured Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(c)     The Controlling Representative and the other Controlling Secured Parties shall have no obligation whatsoever to any other Representatives or any other Secured Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Controlling Representative and the other Controlling Secured Parties under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant other Representatives for purposes of perfecting the Lien held by such other Representatives.

(d)     The Controlling Representative and the other Controlling Secured Parties shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any

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other document, a fiduciary relationship in respect of any other Representative or any other Secured Party, and each such other Representative, for itself and on behalf of each other Secured Party under its Debt Facility, hereby waives and releases the Controlling Representatives from all claims and liabilities arising pursuant to their roles under this Section 5.05 as sub-agents for perfection and gratuitous bailees with respect to the Shared Collateral.

(e)     Each Representative shall, at the Grantors’ sole cost and expense, (i) deliver or cause to be delivered to the Controlling Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all Proceeds thereof, held or controlled by such Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to securities intermediaries and commodities intermediaries or (ii) direct and deliver or cause to be delivered such Shared Collateral as a court of competent jurisdiction may otherwise direct.

(f)     None of the Controlling Representative and the other Controlling Secured Parties shall be required to marshal any present or future collateral security for any obligations of Holdco, the Borrower or any Subsidiary to any other Representative or any other Secured Party or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

(g)     Upon the Discharge of First Priority Debt Obligations, each applicable First Priority Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all Proceeds thereof, held or controlled by such First Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier; (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Priority Representative is entitled to approve any awards granted in such proceeding; and (iv) take such other action as may be reasonably requested by the Borrower or the other Grantors to effect the delivery to the Designated Second Priority Representative of the Shared Collateral and the Proceeds thereof. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each First Priority Representative for loss or damage suffered by such First Priority Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence or bad faith. The First Priority Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Secured Party in contravention of this Agreement.

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ARTICLE VI

MATTERS RELATING TO FIRST PRIORITY DEBT DOCUMENTS

AND SECOND PRIORITY DEBT DOCUMENTS

Section 6.01     Matters Relating to First Priority Debt Documents. The Borrower and each other Grantor, each First Priority Representative (for itself and on behalf of each other First Priority Secured Party represented by such Representative) and each Second Priority Representative (for itself and on behalf of each other Second Priority Secured Party represented by such Representative) hereby agrees that the First Priority Debt Documents may be amended, restated, supplemented or otherwise modified in accordance with their terms, and the Indebtedness under the First Priority Debt Facilities may be Refinanced, in each case, without the consent of any Second Priority Secured Party; provided, however, that, without the consent of the “Required Lenders” (as defined in the Initial Second Priority Credit Agreement (or any equivalent successor definition)), no such amendment, restatement, supplement, modification or Refinancing (or successive amendments, restatements, supplements, modifications or Refinancings) shall contravene the provisions of this Agreement; provided further, that the holders of the Indebtedness resulting from any such Refinancing, or a duly authorized agent on their behalf, agree in writing to be bound by the terms of this Agreement.

Section 6.02     Matters Relating to Second Priority Debt Documents. The Borrower and each other Grantor, each First Priority Representative (for itself and on behalf of each other First Priority Secured Party represented by such Representative) and each Second Priority Representative (for itself and on behalf of each other Second Priority Secured Party represented by such Representative) hereby agrees that, subject to the final sentence of this Section 6.02, the Second Priority Debt Documents may be amended, restated, supplemented or otherwise modified in accordance with their terms, and the Indebtedness under the Second Priority Debt Facilities may be Refinanced, in each case, without the consent of any First Priority Secured Party; provided, however, that, without the prior written consent of the “Required Lenders” (as defined in the Initial First Priority Credit Agreement (or any equivalent successor definition)), no such amendment, restatement, supplement, modification or Refinancing (or successive amendments, restatements, supplements, modifications or Refinancings) shall contravene any provisions of this Agreement. As an intercreditor agreement only and without prejudice to any rights of the lenders under the Initial First Priority Credit Agreement (including any covenants therein that may restrict such Refinancings), Indebtedness under the Initial Second Priority Credit Agreement Loan Documents may be Refinanced and such Refinancing Indebtedness provided may be secured; provided, however, that the holders of such Refinancing Indebtedness, or a duly authorized trustee, administrative agent, collateral agent, security agent or other agent on their behalf, agree in writing to be bound by the terms of this Agreement.

ARTICLE VII

INSOLVENCY OR LIQUIDATION PROCEEDINGS.

Section 7.01     Financing and Sale Issues. Each Representative, for itself and on behalf of each other Secured Party under its Debt Facility, agrees that, in the event of any Insolvency or Liquidation Proceeding, such Secured Parties (i) will not oppose or object to the use of any

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Shared Collateral constituting cash collateral under Section 363 of the Bankruptcy Code or any comparable provision of any other Bankruptcy Law, unless the Controlling Secured Parties or the Controlling Representative shall oppose or object to such use of cash collateral (in which case, no other Representative or other Secured Party shall seek any relief in connection therewith that is inconsistent with the relief being sought by the Controlling Secured Parties), (ii) will not oppose or object to any post-petition financing, whether provided by any Controlling Secured Party or any other Person, under Section 364 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law (a “DIP Financing”), or the Liens securing any DIP Financing (“DIP Financing Liens”), unless the Controlling Secured Parties, or a representative authorized by the Controlling Secured Parties, shall then oppose or object to such DIP Financing and DIP Financing Liens (provided that the foregoing shall not prevent such other Secured Parties or their Affiliates from proposing any other DIP Financing to any Grantors or to a court of competent jurisdiction), and shall subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing Liens (and all obligations relating thereto) on the same basis as the Second Priority Liens are so subordinated to the First Priority Liens under this Agreement, (y) any adequate protection Liens provided to the First Priority Secured Parties, and (z) to any “carve-out” for professional and United States Trustee fees agreed to by the Controlling Representative, and (iii) except to the extent permitted by Section 7.02, in connection with the use of cash collateral as described in clause (i) above or a DIP Financing as described in clause (ii), will not request adequate protection or any other relief in connection with such use of cash collateral, DIP Financing or DIP Financing Liens; provided that: (a) such DIP Financing shall not result in the voiding of the Lien of any Second Priority Representative on the Shared Collateral securing the Second Priority Debt Obligations, which Lien shall remain subject to the priority requirements described herein vis-à-vis the Liens securing the First Priority Debt Obligations (it being understood that any reduction in the value of any Second Priority Lien by virtue of the mere existence of the DIP Financing and the DIP Financing Liens shall not be deemed to void the Lien of any Second Priority Representative for purposes of this clause (a)); (b) all DIP Financing Liens shall be senior to or on parity with the Liens of each First Priority Representative on the Shared Collateral securing the First Priority Debt Obligations and by operation of clause (ii) above, senior to the Liens of each Second Priority Representative on the Shared Collateral securing the Second Priority Debt Obligations; and (c) in the event that any First Priority Representative receives a Lien on post-petition assets of any Grantor as adequate protection for the First Priority Debt Obligations, each Second Priority Representative has the right to seek a Lien on such post-petition assets of the Grantors as adequate protection for the Second Lien Debt Obligations, which adequate protection Lien shall be subordinated to Liens securing and providing adequate protection for the First Priority Debt Obligations to the same extent set forth in this Agreement. In addition, each Representative, for itself and on behalf of each other Secured Party under its Debt Facility, agrees that, in the event of any Insolvency or Liquidation Proceeding, such Secured Parties will not oppose or object to (1) any sale, transfer or other disposition of any Shared Collateral free and clear of the Liens applicable to the relevant Series of Secured Debt Obligations or other claims under Section 363 of the Bankruptcy Code or any comparable provision of any other Bankruptcy Law (including, for the avoidance of doubt, the approval of bidding procedures in connection therewith or any other related or ancillary matters) (a “363 Sale”), if the Controlling Secured Parties or the Controlling Representative shall consent, or not oppose or object, to such sale or other disposition; provided that pursuant to a court order the Liens of the Second Priority Secured

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Parties attach to the net proceeds of such sale or disposition with the same priority and validity as the Liens held by the Second Priority Secured Parties in such Shared Collateral; provided further that the Second Priority Secured Parties shall retain the right to credit bid their claims (and their rights under Section 363(k) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, shall not be impaired), to the extent the credit bid is authorized or accepted by the applicable bankruptcy court, in connection with any such sale in a transaction that provides for the payment in full in cash on the closing date of such sale of the First Priority Debt Obligations, or (2) the right of any First Priority Secured Party to credit bid First Priority Debt Obligations at any sale in foreclosure of Shared Collateral under Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

Notwithstanding the foregoing, the applicable provisions of this Section 7.01 shall only be binding on the Second Priority Secured Parties with respect to any DIP Financing to the extent the principal amount of such DIP Financing (together with the principal amount of any remaining pre-petition First Priority Debt Obligations) does not exceed the DIP Cap.

Section 7.02     Adequate Protection. Each Representative, for itself and on behalf of each other Secured Party under its Debt Facility, agrees that none of them shall contest, join or otherwise support any other Person in contesting (a) any request by the Controlling Representative or any other Controlling Secured Parties for adequate protection in any form or (b) any objection, based on a claim of a lack of adequate protection, by the Controlling Representative or any other Controlling Secured Parties to any motion, relief, action or proceeding. Notwithstanding anything contained in this Section 7.02 or in Section 7.01, if, in connection with any DIP Financing or use of cash collateral, (i) any Secured Party is granted adequate protection in the form of a Lien on additional or replacement collateral, then each other Representative may, for itself and on behalf of the other Secured Parties under its Debt Facility, seek or request adequate protection in the form of a Lien on such additional or replacement collateral, which Lien will rank pari passu with, in the case of other First Priority Secured Parties, or be subordinated to, in the case of Second Priority Secured Parties, the First Priority Liens on the same basis as set forth in this Agreement, (ii) any Second Priority Secured Party is granted adequate protection in the form of a Lien on additional or replacement collateral, then (A) each First Priority Representative shall, for itself and on behalf of the other First Priority Secured Parties under its Debt Facility, be granted adequate protection in the form of a Lien on such additional or replacement collateral that is senior to such Second Priority Lien as adequate protection for the First Priority Debt Obligations (and, to the extent such First Priority Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Second Priority Secured Party pursuant to or as a result of any Lien on such additional collateral so granted to such Second Priority Secured Party shall be subject to Section 4.02) and (B) each other Second Priority Representative may, for itself and on behalf of the other Secured Parties under its Debt Facility, seek or request adequate protection in the form of a Lien on such additional or replacement collateral, which Lien will rank pari passu with such Second Priority Lien and subordinate to all First Priority Liens or (iii) any First Priority Secured Party is granted adequate protection in the form of a super-priority claim under Section 507(b) of the Bankruptcy Code or any comparable provision of any other Bankruptcy Law, then each other Representative, for itself and on behalf of the other Secured Parties under its Debt Facility, shall be granted adequate protection in the form of super-priority claims granted under Section 507(b) of the Bankruptcy Code or any comparable provision of any other Bankruptcy Law ranking pari

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passu with, in the case of other First Priority Secured Parties, or subordinated to, in the case of Second Priority Secured Parties, such First Priority Secured Party. Without limiting the generality of the foregoing, to the extent that the First Priority Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition fees and expenses, and/or other cash payments, or any other form of adequate protection, then each Second Priority Representative, for itself and on behalf of each Second Priority Secured Party under its Second Priority Debt Facility, shall not be prohibited from seeking adequate protection in the form of payments in the amount of current post-petition incurred fees and expenses, and/or other cash payments (as applicable), or such other form of adequate protection as granted to the First Priority Secured Parties, subject to the right of the First Priority Secured Parties to object to the amounts of fees and expenses or other cash payments or other adequate protection so sought by the Second Priority Secured Parties.

Section 7.03     Plan Voting. Without the written consent of the Designated Second Priority Representative, no First Priority Representative or First Priority Secured Party may seek to vote with the claims of any Second Priority Secured Party as a single class in connection with any plan of reorganization or similar dispositive restructuring plan in any Insolvency or Liquidation Proceeding. Without the written consent of the Designated First Priority Representative, no Second Priority Representative or Second Priority Secured Party may (1) seek to vote with the claims of any First Priority Secured Party as a single class in connection with any plan of reorganization or similar dispositive restructuring plan in any Insolvency or Liquidation Proceeding or (2) propose, vote to accept, or otherwise support any proposed plan that is inconsistent with the terms of this Agreement.

Section 7.04     Relief from the Automatic Stay. Each Representative, for itself and on behalf of each other Secured Party under its Debt Facility, agrees that none of them shall seek, or support any other Person in seeking, relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral or any Proceeds thereof, without the prior written consent of the Controlling Representative.

Section 7.05     Preference Issues. If any Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of any Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be or avoided as fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as Proceeds of security, enforcement of any right of setoff or otherwise, then the applicable Series of Secured Debt Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and such Series of Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of First Priority Debt Obligations or a Discharge of Second Priority Debt Obligations, as the case may be, with respect to such Series with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each other Second Priority Secured Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or

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allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement. As between each Series of First Priority Debt Obligations, each First Priority Representative, for itself and on behalf of each other First Priority Secured Party under its First Priority Debt Facility, hereby agrees that none of them shall be entitled, vis-à-vis any other First Priority Secured Party to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

Section 7.06     Separate Grants of Security and Separate Classifications. Each Second Priority Representative, for itself and on behalf of each other Second Priority Secured Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the First Priority Collateral Documents and the Second Priority Collateral Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the First Priority Debt Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the First Priority Secured Parties and the Second Priority Secured Parties in respect of the Shared Collateral constitute only a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each other Second Priority Secured Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors with Liens in the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Secured Parties), the First Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable) before any distribution is made in respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each other Second Priority Secured Party under its Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Controlling Representative amounts otherwise received or receivable by them from the Shared Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Secured Parties.

Section 7.07     Post-Petition Interest.

(a)     Each Second Priority Representative, for itself and on behalf of the other Second Priority Secured Parties under its Second Priority Debt Facility, agrees that no such Second Priority Secured Party shall oppose or seek to challenge any claim by any First Priority Representative, any Initial First Priority Representative, or any other First Priority Secured Party for allowance in any Insolvency or Liquidation Proceeding of First Priority Debt Obligations

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consisting of post-petition interest, fees or expenses to the extent of the value of the applicable First Priority Liens (it being understood and agreed by each Second Priority Representative, for itself and on behalf of the other Second Priority Secured Parties, that such value shall be determined without regard to the existence of the Second Priority Liens on the Shared Collateral).

(b)     Each First Priority Representative, for itself and on behalf of the other First Priority Secured Parties, agrees that no such First Priority Secured Party shall oppose or seek to challenge any claim by any Second Priority Representative or any other Second Priority Secured Party for allowance in any Insolvency or Liquidation Proceeding of Second Priority Debt Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Second Priority Liens (it being understood and agreed by each First Priority Representative, for itself and on behalf of the other First Priority Secured Parties, that such value shall be determined after taking into account the First Priority Liens on the Shared Collateral).

Section 7.08     No Waivers of Rights of Controlling Secured Parties. Other than as otherwise expressly set forth herein, nothing contained herein shall prohibit or in any way limit any Controlling Representative or any Controlling Secured Party from opposing, challenging or objecting to, in any Insolvency or Liquidation Proceeding or otherwise, any action taken, or any claim made, by any other Representative or any other Secured Party, including any request by any such other Representative or any such other Secured Party for adequate protection or any exercise by any such other Representative or any such other Secured Party of any of its rights and remedies under their applicable Debt Documents or otherwise.

Section 7.09     Certain Waivers by the Second Priority Secured Parties. Each Second Priority Representative, for itself and on behalf of the other Second Priority Secured Parties under its Second Priority Debt Facility, waives any claim any such Second Priority Secured Party may hereafter have against any First Priority Secured Party arising out of (a) the election by any First Priority Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, or (b) any use of cash collateral or financing arrangement, or any grant of a security interest in the Shared Collateral, in any Insolvency or Liquidation Proceeding, in each case in compliance with, and subject to, Sections 7.01 and 7.02.

Section 7.10     Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights of the Secured Parties as to the Shared Collateral and Proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

Section 7.11     Other Matters. To the extent that any Second Priority Representative or any other Second Priority Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law as adequate

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protection with respect to any of the Shared Collateral (and not in connection with any DIP Financing that may be provided by such Second Priority Representative or other Second Priority Secured Party), such Second Priority Representative, on behalf of itself and each other Second Priority Secured Party under its Second Priority Debt Facility, agrees to assert any such rights subject to the terms and provisions of this Agreement.

Section 7.12     506(c) Claims. Until the Discharge of First Priority Debt Obligations has occurred, each Second Priority Representative, on behalf of itself and each other Second Priority Secured Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law to or on a parity with the Liens securing the First Priority Debt Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

Section 7.13     Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, Reorganization Securities that are debt obligations secured by Liens upon any property are distributed pursuant to a confirmed plan of reorganization or similar dispositive restructuring plan, on account of both First Priority Debt Obligations and Second Priority Debt Obligations, then, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

Section 8.01     Representations and Warranties of Each Party. Each party hereto represents and warrants to the other parties hereto as follows:

(a)     Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(b)     This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c)     The execution, delivery and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with, or any other action by, any governmental authority except for such as either have been made or obtained and are in full force and effect or the failure to make or obtain the same could not reasonably be expected to have a Material Adverse Effect and (ii) will not violate any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of such party or any order of any governmental authority or any provision of any material indenture, agreement or other instrument binding upon such party except to the extent that such violation would not reasonably be expected to have a Material Adverse Effect.

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Section 8.02     Representations and Warranties of Each Representative. Each Representative represents and warrants to the other parties hereto that it has been authorized by the Secured Parties under its Debt Facility to enter into this Agreement.

ARTICLE IX

RELIANCE; ETC.

Section 9.01     Reliance; Information. The consent by the First Priority Secured Parties to the execution and delivery of the Initial Second Priority Credit Agreement Loan Documents and each other Additional Second Priority Debt Document to which the First Priority Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the Closing Date by the First Priority Secured Parties to Holdco, the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each other Second Priority Secured Party under its Second Priority Debt Facility, acknowledges that it and such other Second Priority Secured Parties have, independently and without reliance on any First Priority Representative, any Initial First Priority Representative, or any other First Priority Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

The consent by the Second Priority Secured Parties to the execution and delivery of the Initial First Priority Credit Agreement Loan Documents and each other Additional First Priority Debt Document to which the Second Priority Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the Closing Date by the Second Priority Secured Parties to Holdco, the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each First Priority Representative, on behalf of itself and each other First Priority Secured Party under its First Priority Debt Facility, acknowledges that it and such other First Priority Secured Parties have, independently and without reliance on any Second Priority Representative, any Initial Second Priority Representative, or any other Second Priority Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the First Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the First Priority Debt Documents or this Agreement.

Section 9.02     No Warranties or Liability.

(a)     Each Representative, on behalf of itself and each other Secured Party under its Debt Facility, acknowledges and agrees that, except for the representations and

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warranties set forth in Article VIII, no other Representative nor any other Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Debt Documents applicable to such Series, the ownership of any Shared Collateral or the perfection or priority of any Lien thereon. The Secured Parties of each Series will be entitled to manage and supervise their respective loans and extensions of credit under their applicable Debt Documents in accordance with such Debt Documents and applicable law and as they may otherwise, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any other Representative or Secured Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement.

(b)     The Controlling Secured Parties shall have no express or implied duty to any other Representative or any other Secured Party, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any Debt Document, regardless of any knowledge thereof that they may have or be charged with; and no other Representative or the Secured Parties under its Debt Documents shall have any express or implied duty to any other Representative or the other Secured Parties, and the Controlling Representative.

(c)     Each Second Priority Representative, for itself and on behalf of the other Second Priority Secured Parties under its Second Priority Debt Facility, agrees that no First Priority Secured Party shall have any liability to such Second Priority Representative or other Second Priority Secured Parties, and hereby waives any claim against any First Priority Secured Party arising out of any and all actions which any First Priority Representative or any other First Priority Secured Parties may take or permit or omit to take with respect to (i) the First Priority Debt Documents (other than this Agreement), (ii) the collection of the First Priority Debt Obligations or (iii) the maintenance of, the preservation of, the foreclosure upon or the sale or other disposition of any First Priority Collateral, except, in each case, a claim for breach of this Agreement or a claim for gross negligence, willful misconduct, bad faith or fraud. Each First Priority Representative, for itself and on behalf of the other First Priority Secured Parties under its First Priority Debt Facility, agrees that no Second Priority Secured Party shall have any liability to such First Priority Representative or other First Priority Secured Parties, and hereby waives any claim against any Second Priority Secured Party arising out of any and all actions which any Second Priority Representative or any other Second Priority Secured Parties may take or permit or omit to take with respect to (i) the Second Priority Debt Documents (other than this Agreement), (ii) the collection of the Second Priority Debt Obligations or (iii) the maintenance of, the preservation of, the foreclosure upon or the sale or other disposition of any Second Priority Collateral, except, in each case, a claim for breach of this Agreement or a claim for gross negligence, willful misconduct, bad faith or fraud.

Section 9.03     Obligations Absolute. The Lien priorities provided for herein and the respective rights, interests, agreements and obligations hereunder of the Representatives and the other Secured Parties shall remain in full force and effect irrespective of:

(a)     any lack of validity or enforceability of any Debt Document;

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(b)     any change in accordance with this Agreement in the time, manner or place of payment of, or in any other terms of (including the Refinancing of), all or any portion of any Secured Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, in accordance with this Agreement, whether by course of conduct or otherwise, of the terms of the Initial First Priority Credit Agreement or any other First Priority Debt Document or of the terms of the Initial Second Priority Credit Agreement or any other Second Priority Debt Document;

(c)     the securing in accordance with this Agreement of any Secured Debt Obligations with any additional collateral or guarantees, or any exchange, release, voiding, avoidance or non-perfection of any security interest in any Shared Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Priority Debt Obligations (or the applicable First Priority Debt Documents) or Second Priority Debt Obligations (or the applicable Second Priority Debt Documents) or any guarantee thereof;

(d)     the commencement of any Insolvency or Liquidation Proceeding in respect of any Grantor; or

(e)     any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) any Grantor in respect of any First Priority Debt Obligations or (ii) any Representative or other Secured Party in respect of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.01     Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any First Priority Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. However, as among the First Priority Secured Parties, their rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the First Lien Parity Intercreditor Agreement and as among the Second Priority Secured Parties, their rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the Second Lien Parity Intercreditor Agreement.

Section 10.02     Continuing Nature of this Agreement; Severability. Subject to Section 7.05, this Agreement shall continue to be effective until the date on which the Discharge of First Priority Debt Obligations in respect of each Series of First Priority Debt Obligations has occurred and the Discharge of Second Priority Debt Obligations in respect of each Series of Second Priority Debt Obligations has occurred. This is a continuing agreement of Lien subordination, and the First Priority Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any other Second Priority Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of Holdco, the Borrower or any Subsidiary constituting First Priority Debt Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Each Representative, for itself and on behalf of the other

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Secured Parties under its Debt Facility, hereby waives any and all rights that such Secured Parties may now or hereafter have under applicable law to revoke this Agreement or any provisions of this Agreement. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. All references to any Grantor shall include such Grantor as debtor and debtor-in-possession and any receiver, liquidator, sequestrator, trustee, custodian, administrator or other officer in any applicable jurisdiction having similar powers over any Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

Section 10.03     Amendments; Waivers.

(a)     No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.03, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)     Subject to paragraph (c) of this Section 10.03 and Section 10.07, this Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility) and each Grantor. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the First Priority Secured Parties and the Second Priority Secured Parties and their respective successors and assigns.

(c)     The Grantors, the Designated First Priority Representative and the Designated Second Priority Representative may amend or supplement this Agreement or the applicable Debt Documents without the consent of any other Representative or Secured Party (i) to make any change that would provide any additional rights or benefits to a Secured Party, (ii) to make, complete or confirm any grant permitted or required by this Agreement or any of the Debt Documents or any release of any Collateral that is otherwise permitted (if addressed therein, or if not addressed, not prohibited) under the terms of this Agreement and the other Debt Documents, (iii) to correct any typographical errors, drafting mistakes or other similar mistakes that do not modify the intended rights and obligations of the parties hereto and to correct administrative or manifest errors or omissions, or to effect administrative changes that are not adverse to any Secured Party and (iv) to incorporate any Additional First Priority Debt Obligations, Additional Second Priority Debt Obligations or any Refinancing, in each case to the extent permitted (if addressed therein, or if not addressed, not prohibited) by the terms of the

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Debt Documents then in effect (including with respect to providing for a third priority of Liens and Liens on only a portion of the Collateral), including to reflect such obligations and Liens in the definitions, the relative priority of Liens and payments and the provisions herein regarding voting, consents, amendments and waivers.

Section 10.04 Information Concerning Financial Condition of Holdco, the Borrower and the other Subsidiaries. The Designated First Priority Representative, the other First Priority Secured Parties, the Designated Second Priority Representative and the other Second Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of Holdco, the Borrower and the Subsidiaries and all endorsers or guarantors of the First Priority Debt Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Priority Debt Obligations or the Second Priority Debt Obligations. The Designated First Priority Representative, the other First Priority Secured Parties, the Designated Second Priority Representative and the other Second Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the Designated First Priority Representative, any other First Priority Secured Party, the Designated Second Priority Representative or any other Second Priority Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Designated First Priority Representative, the other First Priority Secured Parties, the Designated Second Priority Representative and the other Second Priority Secured Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

Section 10.05 Subrogation. Each Second Priority Representative, on behalf of itself and each other Second Priority Secured Party under its Second Priority Debt Facility, hereby agrees not to enforce any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Priority Debt Obligations has occurred; provided, however, that, as between the Borrower and the other Grantors, on the one hand, and the Second Priority Secured Parties, on the other hand, any such payment that is paid over to the Designated First Priority Representative or Initial First Priority Representative pursuant to this Agreement shall be deemed not to reduce any of the Second Priority Debt Obligations unless and until the Discharge of First Priority Debt Obligations shall have occurred and the Designated First Priority Representative or Initial First Priority Representative delivers any such payment to the Designated Second Priority Representative.

Section 10.06 Additional Grantors. Each of Holdco and the Borrower agree that, if any Subsidiary shall become a Grantor after the date hereof, each of them will as promptly thereafter as reasonably practicable cause such Subsidiary to become party hereto by executing and delivering a supplement hereto in form and substance reasonably approved by the Designated First Priority Representative (it being understood that any instrument pursuant to which a Subsidiary becomes a party hereto may include limitations, qualifications and other provisions

39

specific to the jurisdiction of organization of such Subsidiary, which limitations, qualifications and other such provisions shall automatically be incorporated herein). Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Designated First Priority Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Section 10.07     Additional Debt Facilities.

(a)     So long as permitted by each of the Second Priority Debt Documents and the First Priority Debt Documents then in effect and this Agreement, the Borrower may from time to time designate Indebtedness and other obligations at the time of incurrence to be secured by the First Priority Collateral (or a portion thereof) on a pari passu basis with the then outstanding First Priority Debt Obligations and/or secured on a senior basis to the then outstanding Second Priority Debt Obligations (any Indebtedness so designated, the “Additional First Priority Debt”) by delivering to the Controlling Representative and the Designated Second Priority Representative (i) a certificate signed by a Responsible Officer of the Borrower (w) identifying the Indebtedness so designated and the aggregate principal amount or face amount thereof, (x) stating that such Indebtedness is designated as Additional First Priority Debt for purposes hereof, (y) representing that such designation of such Indebtedness as Additional First Priority Debt complies with the terms of this Agreement and with the Second Priority Debt Documents and the First Priority Debt Documents then outstanding and (z) specifying the name and address of the Representative for such Indebtedness and other obligations and (ii) a fully executed Joinder Agreement.

(b)     So long as permitted by each of the First Priority Debt Documents and the Second Priority Debt Documents then in effect and this Agreement, the Borrower may from time to time designate Indebtedness and other obligations at the time of incurrence to be secured by the Second Priority Collateral (or a portion thereof) on a pari passu basis with the then outstanding Second Priority Debt Obligations and secured on a subordinated basis with the then outstanding First Priority Debt Obligations (any Indebtedness so designated, the “Additional Second Priority Debt”) by delivering to the Controlling Representative and the Designated Second Priority Representative (i) a certificate signed by a Responsible Officer of the Borrower (w) identifying the Indebtedness so designated and the aggregate principal amount or face amount thereof, (x) stating that such Indebtedness is designated as Additional Second Priority Debt for purposes hereof, (y) representing that such designation of such Indebtedness as Additional Second Priority Debt complies with the terms of this Agreement and with the First Priority Debt Documents and the Second Priority Debt Documents then outstanding and (z) specifying the name and address of the Representative for such Indebtedness and other obligations and (ii) a fully executed Joinder Agreement.

Section 10.08     Consent to Jurisdiction; Waivers.

(a)     Each party hereto (in the case of any Representative, on behalf of itself and the Secured Parties under the Debt Facility for which it is acting), irrevocably and

40

unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, and any court presiding over any Insolvency or Liquidation Proceeding for any of the Grantors, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Collateral Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto (in the case of any Representative, on behalf of itself and the Secured Parties under the Debt Facility for which it is acting), hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)     Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Collateral Documents in any New York state court or in any Federal Court referred to in (a) above. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)     Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.09. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d)     Each party hereto waives, to the fullest extent permitted by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.08 any special, exemplary, punitive or consequential damages.

Section 10.09     Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i)     if to the Borrower or any other Grantor, to it at the address or facsimile number set forth in Section 9.01 of the Initial First Priority Credit Agreement;

(ii)     if to the Initial First Priority Representative, to it at

Credit Suisse AG, Cayman Islands Branch

TSAJ 41

7033 Louis Stephens Drive

P.O. Box 110047

Research Triangle Park, North Carolina 27709

United States

Attention: Mr. Sean L Portrait;

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(iii)     if to the Initial Second Priority Representative, to it at

Credit Suisse AG, Cayman Islands Branch

TSAJ 41

7033 Louis Stephens Drive

P.O. Box 110047

Research Triangle Park, North Carolina 27709

United States

Attention: Mr. Sean L Portrait; and

(iv)     if to any other First Priority Representative or Second Priority Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 10.07.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

Section 10.10     Further Assurances. Each Representative, on behalf of itself and each other Secured Party under its Debt Facility, and each Grantor party hereto, for itself and on behalf of its subsidiaries, agrees that it will execute, or will cause to be executed, any and all further documents, agreements and instruments, and take all such further actions, as may be reasonably required under any applicable law, or which the other parties hereto may reasonably request to effectuate the terms of, and the relative Lien priorities contemplated by, this Agreement.

Section 10.11     GOVERNING LAW; WAIVER OF JURY TRIAL. (A) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF TO THE EXTENT SUCH PRINCIPLES WOULD CAUSE THE APPLICATION OF THE LAW OF ANOTHER STATE.

(B)     EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND

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THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.12     Binding on Successors and Assigns. This Agreement shall be binding upon the Initial First Priority Representative, the Initial Second Priority Representative, the Designated First Priority Representative, the other First Priority Secured Parties, the Designated Second Priority Representative, the other Second Priority Secured Parties, the Grantors party hereto and their respective successors and permitted assigns.

Section 10.13     Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

Section 10.14     Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic transmission, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 10.15     Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Initial First Priority Representative represents and warrants that this Agreement is binding upon the Initial First Priority Credit Agreement Secured Parties. The Initial Second Priority Representative represents and warrants that this Agreement is binding upon the Initial Second Priority Credit Agreement Secured Parties.

Section 10.16     No Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such Lien priorities shall inure solely to the benefit of the First Priority Representatives, the other First Priority Secured Parties, the Second Priority Representatives and the other Second Priority Secured Parties, and their respective permitted successors and assigns, and except as expressly set forth herein, no other Person (including the Grantors, or any trustee, receiver, debtor in possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights. Nothing in this Agreement is intended to or shall impair the obligations of the Borrower or any other Grantor, which are absolute and unconditional, to pay the First Priority Debt Obligations and the Second Priority Debt Obligations as and when the same shall become due and payable in accordance with their terms.

Section 10.17     Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding. All references to the Grantors shall include each Grantor as debtor and debtor-in-possession and any receiver or trustee for such Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

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Section 10.18     Initial First Priority Representative and Initial Second Priority Representative. It is understood and agreed that the Initial First Priority Representative is entering into this Agreement in its capacity as First Priority Representative under the Initial First Priority Collateral Agreement and the other Security Documents (as defined in the Initial First Priority Credit Agreement) and the provisions of Article VIII of the Initial First Priority Credit Agreement and Article VI of the Initial First Priority Collateral Agreement applicable to it as collateral agent thereunder shall also apply to it as First Priority Representative hereunder. It is understood and agreed that the Initial Second Priority Representative is entering into this Agreement in its capacity as Second Priority Representative under the Initial Second Priority Collateral Agreement and the other Security Documents (as defined in the Initial Second Priority Credit Agreement) and the provisions of Article VIII of the Initial Second Priority Credit Agreement and Article VI of the Initial Second Priority Collateral Agreement applicable to it as collateral agent thereunder shall also apply to it as Second Priority Representative hereunder.

Section 10.19     Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Priority Secured Parties on the one hand and the Second Priority Secured Parties on the other hand and does not subordinate the payment of any Second Priority Debt Obligations to the payment of any First Priority Debt Obligations. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Priority Debt Obligations and the Second Priority Debt Obligations as and when the same shall become due and payable in accordance with their terms.

Section 10.20     Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Initial First Priority Representative

By:
Name:
Title:

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Initial Second Priority Representative

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Intercreditor Agreement]

ACKNOWLEDGED BY:

KC HOLDCO, LLC

By:
	Name:	Paul D. Thompson
	Title:	Executive Vice President and Chief Financial Officer

KC SUB, INC.

By:
	Name:	Paul D. Thompson
	Title:	Executive Vice President and Chief Financial Officer

KUEHG CORP.

By:
	Name:	Paul D. Thompson
	Title:	Executive Vice President and Chief Financial Officer

KINDERCARE EDUCATION HOLDINGS LLC

By:
	Name:	Paul D. Thompson
	Title:	Executive Vice President and Chief Financial Officer

KNOWLEDGE SCHOOLS LLC

By:
	Name:	Paul D. Thompson
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Intercreditor Agreement]

KINDERCARE EDUCATION LLC

By:
	Name:	Paul D. Thompson
	Title:	Executive Vice President and Chief Financial Officer

KINDERCARE EDUCATION AT WORK LLC

By:
	Name:	Paul D. Thompson
	Title:	Executive Vice President and Chief Financial Officer

KU EDUCATION LLC

By:
	Name:	Paul D. Thompson
	Title:	Executive Vice President and Chief Financial Officer

KCE CHAMPIONS LLC

By:
	Name:	Paul D. Thompson
	Title:	Executive Vice President and Chief Financial Officer

KINDERCARE LEARNING CENTERS LLC

By:
	Name:	Paul D. Thompson
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Intercreditor Agreement]

ANNEX I

Provision for the Initial Second Priority Credit Agreement and any other Second Priority Debt Document that is a loan agreement or indenture.

“Reference is made to the Intercreditor Agreement dated as of August [    ], 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Borrower, Holdco, the subsidiaries of the Borrower from time to time party thereto, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Initial First Priority Representative (as defined therein), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Initial Second Priority Representative (as defined therein), and each additional Representative (as defined therein) from time to time party thereto. Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as Initial Second Priority Representative (as defined therein) and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under the First Priority Loan Documents (as defined therein) to permit the incurrence of Indebtedness under the Second Priority Loan Documents (as defined therein) and to extend credit to the Borrower and such lenders are intended third party beneficiaries of such provisions. In the event of any conflict or inconsistency between any of the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall control.”

Provision for all Second Priority Collateral Documents

“Reference is made to the Intercreditor Agreement dated as of August [    ], 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Borrower, Holdco, the subsidiaries of the Borrower from time to time party thereto, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Initial First Priority Representative (as defined therein), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Initial Second Priority Representative (as defined therein), and each additional Representative (as defined therein) from time to time party thereto. Notwithstanding anything herein to the contrary, the priority of the lien and security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between any of the provisions of the Intercreditor Agreement, this Agreement and the credit agreement to which this Agreement relates (the “Credit Agreement”) regarding the priority of the lien and security interest granted to the Collateral Agent and the exercise of any right or remedy by the Collateral Agent, the provisions of the Intercreditor Agreement shall govern.”

ANNEX II

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [●] dated as of [●], 20[●] (this “Joinder Agreement”) to the INTERCREDITOR AGREEMENT dated as of August [    ], 2017 (the “Intercreditor Agreement”), among [                ], a Delaware limited liability company (“Holdco”), KUEHG CORP., a Delaware corporation (the “Existing Borrower”), KC SUB, INC., a Delaware corporation (the “Incremental Borrower” and together with the Existing Borrower, collectively, the “Borrower”), certain subsidiaries of the Borrower (together with Holdco and the Borrower, each a “Grantor”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as collateral agent under the Initial First Priority Credit Agreement (as defined therein) (in such capacity, and together with its successors in such capacity, the “Initial First Priority Representative”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as collateral agent under the Initial Second Priority Credit Agreement (as defined herein) (in such capacity, and together with its successors in such capacity, the “Initial Second Priority Representative”) and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B. As a condition to the ability of Holdco, the Borrower or any other Subsidiary to incur new Additional [First] [Second] Priority Debt Obligations (the “New Obligations”) and to secure such New Obligations with the [First Priority Lien] [Second Priority Lien] pursuant to the [First] [Second] Priority Collateral Documents, the Representative in respect of such New Obligations is required to become a Representative under, and such New Obligations and the holders thereof are required to become subject to and bound by, the Intercreditor Agreement. In connection with the foregoing and pursuant to the requirements of Section 10.07 of the Intercreditor Agreement, the undersigned (the “New Representative”) is executing this Joinder Agreement.

Accordingly, the undersigned agree as follows:

SECTION 1. In accordance with the Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related New Obligations and the holders thereof become subject to and bound by, the Intercreditor Agreement as the [First] [Second] Priority Debt Obligations and [First] [Second] Priority Secured Parties, respectively, thereunder, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a [First] [Second] Priority Representative. Each reference to a “Representative” or “[First] [Second] Priority Representative” in the Intercreditor Agreement shall be deemed to include the New Representative. The Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the other parties hereto and the other Secured Parties that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee] [specify other], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms thereof and (iii) the

[First] [Second] Priority Debt Documents relating to such [First] [Second] Priority Debt Obligations provide that, upon the New Representative’s entry into this Joinder Agreement, the [First] [Second] Priority Secured Parties in respect of such [First] [Second] Priority Debt Obligations will be subject to and bound by the provisions of the Intercreditor Agreement as [First] [Second] Priority Secured Parties.

SECTION 3. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when the other parties hereto shall have received a counterpart of this Joinder Agreement that bears the signature of the New Representative. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4. Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AGREEMENT AND ALL CLAIMS AND CONTROVERSIES IN CONNECTION HEREWITH SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 10.10 of the Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the New Representative and the Controlling Representative for their reasonable out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable fees, other charges and disbursements of one counsel per each such party.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the New Representative and the other parties hereto have duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

[CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH], as Controlling Representative,

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Supplement No. [●] to Intercreditor Agreement]

ACKNOWLEDGED BY:

KC SUB, INC., as Incremental Borrower

By:
Name:
Title:

KUEHG CORP., as Existing Borrower

By:
Name:
Title:

[ ], as Holdco

By:
Name:
Title:

[Signature Page to Supplement No. [●] to Intercreditor Agreement]